     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1998


                                                      REGISTRATION NO. 333-47633
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                             THE TITAN CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                          8711                  95-2588754
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                             THE TITAN CORPORATION
                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                           TELEPHONE: (619) 552-9500
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                  GENE W. RAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             THE TITAN CORPORATION
                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                           TELEPHONE: (619) 552-9500
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

 M. WAINWRIGHT FISHBURN, ESQ                 DONALD M. BARNES, ESQ.
    JEREMY D. GLASER, ESQ.                    ANDREW C. LYNCH, ESQ.
      COOLEY GODWARD LLP                       JENKENS & GILCHRIST
 4365 Executive Drive, Suite               A Professional Corporation
             1100
 San Diego, California 92121        1919 Pennsylvania Avenue, N.W., Suite 600
  Telephone: (619) 550-6000                Washington, D.C. 20006-3404
                                            Telephone: (202) 326-1500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
     AND AFTER THE EFFECTIVE TIME OF THE PROPOSED MERGER DESCRIBED IN THIS
                            REGISTRATION STATEMENT.

                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   June 10, 1998


                           HORIZONS TECHNOLOGY, INC.
                                3990 RUFFIN ROAD
                              SAN DIEGO, CA 92123

Dear Stockholder:


    You are invited to attend a Special Meeting of the stockholders (the "Special Meeting") of Horizons Technology, Inc. ("Horizons") to be held on June 30, 1998, at 9:00 a.m. at the offices of Jenkens & Gilchrist, P.C., 1919 Pennsylvania Avenue N.W., Suite 600, Washington, D.C. 20006 (in the Cabinet
Room). This Special Meeting will be held to consider and vote upon a proposal to adopt an Agreement and Plan of Merger and Reorganization which, if approved, will result in Horizon becoming a wholly-owned subsidiary of Titan Corporation ("Titan"). The proposed merger transaction is described in detail in the enclosed Prospectus/Proxy Statement. You are encouraged to carefully review and consider the important information set out in the Prospectus/Proxy Statement.


    If the proposed merger transaction is approved, you will be able to exchange your stock for stock in Titan, a public company whose stock is listed on the New York Stock Exchange under the symbol "TTN." As more fully described in the enclosed Prospectus/Proxy Statement, each share of Horizons Common Stock will be converted into the right to receive approximately $2.26 of Titan Common Stock and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock. The dollar value of the Titan Common Stock to be received in the merger transaction may be adjusted, however, in the event the average price of the Titan Common Stock over the twenty trading days prior to the close of the transaction is less than $6.00 or greater than $8.00. Recorded information with respect to day-to-day trading prices of Titan Common Stock may be obtained until the Horizons Meeting by calling 1 (800) 382-8492. I urge you to review the Prospectus/Proxy Statement in its entirety, particularly the section entitled "Terms of the Merger--Manner and Basis for Converting Shares," for further information regarding this potential adjustment.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER TRANSACTION IS IN THE BEST INTEREST OF STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE PROPOSAL.

    Please complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope. You are, of course, welcome to attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

    PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE WITH YOUR PROXY. CERTIFICATES SHOULD NOT BE SURRENDERED UNLESS THE MERGER IS APPROVED. IF THE MERGER PROPOSAL IS APPROVED, SHAREHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WHICH WILL CONTAIN DIRECTIONS FOR EXCHANGE OF YOUR CERTIFICATES.

                                          Thank you,

                                          Dr. James T. Palmer

                                                                   June 10, 1998


                           HORIZONS TECHNOLOGY, INC.
                                3990 RUFFIN ROAD
                              SAN DIEGO, CA 92123

Dear Participant in the Employee Stock Ownership Plan ("ESOP" or "Plan"):


    A Special Meeting of the stockholders (the "Special Meeting") of Horizons Technology, Inc. ("Horizons") will be held on June 30, 1998, at 9:00 a.m. at the offices of Jenkens & Gilchrist, P.C., 1919 Pennsylvania Avenue N.W., Suite 600, Washington, D.C. 20006 (in the Cabinet Room). This Special Meeting will be held to consider and vote upon a proposal to adopt an Agreement and Plan of Merger and Reorganization which, if approved, will result in Horizon becoming a wholly-owned subsidiary of Titan Corporation ("Titan"). The proposed merger transaction is described in detail in the enclosed Prospectus/ Proxy Statement. You are encouraged to carefully review and consider the important information set out in the Prospectus/Proxy Statement.


    If the proposed merger transaction is approved, the Trustees under the Plan ("Trustees") will be able to exchange stock held in the Plan for stock in Titan, a public company whose stock is listed on the New York Stock Exchange under the symbol "TTN." As more fully described in the enclosed Prospectus/Proxy Statement, each share of Horizons Common Stock will be converted into the right to receive approximately $2.26 of Titan Common Stock and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock. The dollar value of the Titan Common Stock to be received in the merger transaction may be adjusted, however, in the event the average price of the Titan Common Stock over the twenty trading days prior to the close of the transaction is less than $6.00 or greater than $8.00. Recorded information with respect to day-to-day trading prices of Titan Common Stock may be obtained until the Horizons Meeting by calling 1 (800) 382-8492. I urge you to review the Prospectus/Proxy Statement in its entirety, particularly the section entitled "Terms of the Merger--Manner and Basis for Converting Shares" for further information regarding this potential adjustment.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER TRANSACTION IS IN THE BEST INTEREST OF STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE PROPOSAL.

    Under the Plan, each Participant is entitled to direct the Trustees as to the manner in which shares of Horizons common stock allocated to each Participant's account shall be voted in connection with the proposed merger. Please complete, sign, date and return the enclosed proxy card promptly to the Plan Trustee in the accompanying envelope. If instructions are not received by the Trustees with respect to any allocated shares of Horizon within three (3) business days of the stockholders meeting, the Trustees will vote such shares in the same proportions as the Trustees are instructed to vote with respect to the allocated shares of Horizons stock for which instructions are received. At the stockholders meeting, the Trustees will vote all unallocated shares of stock in the manner which they determine to be in the best interests of Plan Participants taking into account all facts and circumstances. Please refer to the ESOP Plan documents for a more detailed description of the voting procedure.

                                          Thank you,

                                          Dr. James T. Palmer

                           HORIZONS TECHNOLOGY, INC.
                                3990 RUFFIN ROAD
                              SAN DIEGO, CA 92123
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1998

                            ------------------------


    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Horizons Technology, Inc., a Delaware corporation ("Horizons"), will be held on June 30, 1998, at 9 o'clock a.m., local time, at the offices of Jenkens & Gilchrist, P.C., located at 1919 Pennsylvania Avenue, N.W., Suite 600, Washington, D.C.


    The Special Meeting is for the following purposes:

    1. To consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger and Reorganization dated February 26, 1998, (the "Merger Agreement"), among Horizons, The Titan Corporation, a Delaware corporation ("Titan"), Sunrise Acquisition Sub, Inc. ("Titan Sub"), a newly formed, wholly-owned Delaware subsidiary of Titan, and certain stockholders of Horizons; and (ii) approve and consent to the merger of Titan Sub with and into Horizons (the "Merger"), pursuant to which, among other things, Titan Sub will cease to exist and Horizons will survive as a wholly-owned subsidiary of Titan (collectively the "Merger Proposal"). As a result of the Merger, each outstanding share of Horizons Common Stock will be converted into the right to receive approximately $2.26 of Titan Common Stock, and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock. The dollar value of the Titan Common Stock to be received in the Merger by stockholders of Horizons will adjust in the event the average closing price (the "Titan Designated Closing Price") of Titan Common Stock on the New York Stock Exchange over the twenty trading days prior to the date of the Merger is less than $6.00 (in which case the dollar value will go down) or more than $8.00 (in which case the dollar value will go up). See the section of the Prospectus/Proxy Statement accompanying this Notice entitled "Terms of the Merger--Manner and Basis for Converting Shares." Recorded information with respect to day-to-day trading prices of Titan Common Stock may be obtained until the Horizons Meeting by calling 1 (800) 382-8492. In addition, options and warrants to acquire Horizons Common Stock will be converted as a result of the Merger into equivalent options and warrants to acquire Titan Common Stock, based upon the fraction representing the ratio pursuant to which shares of Horizons Common Stock convert in the Merger into shares of Titan Common Stock.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Prospectus/Proxy Statement accompanying this Notice.

    The Board of Directors of Horizons recommends that you vote FOR all of the proposals described above.

    Only the holders of record of Horizons Common Stock and Horizons Series A Preferred Stock at the close of business on June 8, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James T. Palmer
                                          CHIEF EXECUTIVE OFFICER


San Diego, California
June 10, 1998

PROSPECTUS

                             THE TITAN CORPORATION
                                   PROSPECTUS
                                ----------------

                           HORIZONS TECHNOLOGY, INC.
                                PROXY STATEMENT


    This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") is being furnished to the stockholders of Horizons Technology, Inc., a Delaware corporation ("Horizons"), on behalf of the Horizons Board of Directors (the "Horizons Board") for use at the Special Meeting of stockholders of Horizons to be held on June 30, 1998 at 9 o'clock a.m., local time, at The offices of Jenkens & Gilchrist, P.C., located at 1919 Pennsylvania Avenue, N.W., Suite 600, Washington, D.C. and at any adjournments or postponements thereof (the "Horizons Meeting").


    The Horizons Meeting is being called in connection with the proposed merger of Sunrise Acquisition Sub, Inc. ("Titan Sub"), a newly formed, wholly-owned Delaware subsidiary of Titan, with and into Horizons (the "Merger"), pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated February 26, 1998, among Titan, Titan Sub, Horizons and certain stockholders of Horizons (the "Designated Stockholders"). The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Merger, Titan Sub will cease to exist and Horizons will survive as a wholly-owned subsidiary of Titan. Further, each outstanding share of Horizons common stock, $.01 par value ("Horizons Common Stock"), will be converted into the right to receive approximately $2.26 of Titan common stock, $.01 par value ("Titan Common Stock"), and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock. The dollar value of the Titan Common Stock to be received in the Merger by Horizons stockholders will adjust in the event the average closing price of Titan Common Stock (the "Titan Designated Closing Price") on the New York Stock Exchange ("NYSE") over the twenty trading days prior to the date of the Merger is less than $6.00 (in which case the dollar value will go down) or more than $8.00 (in which case the dollar value will go
up). The dollar value of the Titan Common Stock to be received by Horizons stockholders adjusts in such event because if the Titan Designated Closing Price is less than $6.00 it will be treated as if it was $6.00 exactly, and if the Titan Designated Closing Price is greater than $8.00 it will be treated as if it was $8.00 exactly for purposes of determining the number of shares of Titan Common Stock Horizons stockholders are entitled to receive in the Merger. See "Terms of the Merger--Manner and Basis for Converting Shares" for a detailed discussion regarding the formula utilized to determine the number of shares of Titan Common Stock issuable to Horizons stockholders in the Merger. In addition, options and warrants to acquire Horizons Common Stock will be converted as a result of the Merger into equivalent options and warrants for Titan Common Stock, based upon the fraction representing the ratio pursuant to which shares of Horizon Common Stock convert in the Merger into shares of Titan Common Stock (the "Applicable Fraction").

                           --------------------------

    NO PERSON HAS BEEN AUTHORIZED BY TITAN OR HORIZONS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TITAN, HORIZONS OR ANY OTHER PERSON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

    NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

    Titan Common Stock and Titan's $1.00 Cumulative Convertible Preferred Stock, $1.00 par value ("Titan Public Preferred"), are listed on the NYSE under the symbols "TTN" and "TTNP," respectively. It is a condition of the obligations of Titan and Horizons to consummation of the Merger that the shares of Titan Common Stock to be issued in the Merger be approved for listing on the NYSE.

                           --------------------------


         THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS JUNE 10, 1998.

    Because the exact value of the shares of Titan Common Stock to be received by Horizons' stockholders in the Merger will not be known at the time of the Horizons Meeting, stockholders of Horizons are encouraged to obtain current market quotations for Titan Common Stock prior to the Horizons' Meeting to understand whether the dollar value may be adjusted due to a Titan Designated Closing Price that is less than $6.00 or greater than $8.00. Recorded information with respect to day-to-day trading prices of Titan Common Stock may be obtained until the Horizons Meeting by calling 1 (800) 382-8492.

    In part because of the potential adjustments to the dollar value of Titan Common Stock to be issued to Horizons' stockholders under the Merger Agreement,
(i) Titan may terminate the Merger Agreement prior to the consummation of the Merger if the Titan Designated Closing Price is greater than $8.75, and (ii) Horizons may terminate the Merger Agreement prior to the consummation of the Merger if the Titan Designated Closing Price is less than $5.25. If Horizons' termination right is triggered and the Horizons Board of Directors (the "Horizons Board") determines to proceed with a re-negotiated transaction, if any, with Titan, Horizons may conduct a resolicitation consistent with the exercise of the fiduciary duties under Delaware law of the Horizons Board to stockholders. In considering whether to at that time recommend approving the Merger to the Horizons stockholders, the Horizons Board would consider essentially the same factors it originally considered in determining whether to enter into the Merger Agreement with Titan. These factors would include the then current financial condition of Horizons and Titan, the trading history and share value of Titan Common Stock, economic conditions and the Risk Factors enumerated in this Prospectus/Proxy Statement.

    Based upon the capitalization of Horizons as of the close of business on the Record Date, if the Merger is consummated, the aggregate number of shares of Titan Common Stock to be issued to Horizons stockholders (including shares not issued at the time of the Merger but subject to outstanding options and warrants) will range between approximately 2,452,174 and approximately 3,269,567 shares, with the actual number depending upon the Titan Designated Closing Price. On a per share basis, the holders of Horizons Common Stock would receive between .280997 and .374663 shares of Titan Common Stock, and the holders of Horizons Series A Preferred Stock would receive between .625000 and .833333 shares of Titan Common Stock, with the actual number depending in each case as upon the Titan Designated Closing Price.

    This Prospectus/Proxy Statement also constitutes the Prospectus of Titan with respect to the shares of Titan Common Stock to be issued in the Merger in exchange for outstanding shares of Horizons Common Stock and Horizons Series A Preferred Stock. Based upon the capitalization of Horizons as of the close of business on June 4, 1998, and based on the $6.4375 closing price of Titan Common Stock on the NYSE on June 4, 1998 (and assuming no potential adjustments, explained herein, are made to the conversion ratio of the Horizons Common Stock), an aggregate of approximately 3,022,244 shares of Titan Common Stock (the "Merger Consideration") will be issued in the Merger, and Titan will assume all outstanding Horizons options and warrants which will be converted into options and warrants to acquire approximately 15,953 additional shares of Titan Common Stock. Based upon the number of shares of Titan Common Stock issued and outstanding as of June 4, 1998, and after giving effect to such issuance of Titan Common Stock and the exercise of all such options and warrants to purchase Horizons Common Stock assumed by Titan, the former holders of Horizons Common Stock and Horizons Series A Preferred Stock and options and warrants to purchase Horizons Common Stock would hold, and have voting power with respect to, approximately 9.74% of the total issued and outstanding Titan Common Stock, which would constitute approximately 11.02% of the total voting power of Titan capital stock.

    For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

    If the requisite approval and consent of the stockholders of Horizons is received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or promptly following the date of the Horizons Meeting (the "Closing"). In any event, it is anticipated that the Closing will occur not later than two business days following the date of the Horizons Meeting.

    All information contained in this Prospectus/Proxy Statement relating to Titan or Titan Sub has been supplied by Titan, and all information contained in this Prospectus/Proxy Statement relating to Horizons has been supplied by Horizons.


    This Prospectus/Proxy Statement is first being mailed to stockholders of Horizons on or about June 10, 1998.


    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS/PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF HORIZONS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS/ PROXY STATEMENT IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS," BEGINNING ON PAGE 16.
                            ------------------------

    THE SHARES OF TITAN COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................          vi
SUMMARY....................................................................................................           1
General....................................................................................................           1
The Parties................................................................................................           1
Meeting of Horizons Stockholders...........................................................................           2
Risk Factors...............................................................................................           3
Opinions of Horizons' Financial Advisor....................................................................           3
Interests of Certain Persons in the Merger.................................................................           4
Regulatory Matters.........................................................................................           4
Federal Income Tax Matters.................................................................................           4
Accounting Treatment.......................................................................................           4
Appraisal Rights of Horizons Stockholders..................................................................           4
The Merger.................................................................................................           5
Market Price Data..........................................................................................           9
SELECTED HISTORICAL FINANCIAL DATA.........................................................................          10
SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.......................................................          14
COMPARATIVE PER SHARE DATA.................................................................................          15
RISK FACTORS...............................................................................................          16
Risks Related to the Merger................................................................................          16
Integration of Operations..................................................................................          16
Additional Shares to be Issued by Titan; Shares Eligible for Future Sale...................................          16
Potential Adjustment to Consideration to be Received by Holders of Horizons Common Stock...................          17
Risks Related to Titan's and Horizons' Businesses..........................................................          17
Ability to Implement Spin-Out Strategy.....................................................................          17
Recent Acquisitions; Risks Associated with Acquisition Strategy............................................          18
Dependence on Government Contracts.........................................................................          18
Fluctuations in Results of Operations......................................................................          19
Rapid Industry Change; Technological Obsolescence..........................................................          20
Ability to Commercialize New Technologies..................................................................          20
Market Acceptance of New Technologies......................................................................          20
Risks of International Operations; Risks of Doing Business in Developing Countries.........................          21
Competition................................................................................................          21
Reliance on Strategic Relationships........................................................................          22
Customer Concentration within Business Segments............................................................          22
Government Regulations.....................................................................................          22
Dependence Upon Suppliers; Sole and Limited Sources of Supply..............................................          23
Limited Intellectual Property Protection; Dependence on Proprietary Technology.............................          23
Risk of Budget Overruns in Fixed Price Contracts...........................................................          24
Reliance on Key Personnel..................................................................................          24
Volatility of Stock Price..................................................................................          25
Impact of the Year 2000 Issue..............................................................................          25
Anti-Takeover Effects of Certain Charter Provisions; Rights Plan...........................................          26
THE HORIZONS MEETING.......................................................................................          27
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................................................          29
Background of the Merger...................................................................................          29
Titan Reasons for the Merger...............................................................................          30
Horizons Reasons for the Merger............................................................................          31
Opinion of Slavitt Ellington...............................................................................          32
Interests of Certain Persons in the Merger.................................................................          36
Regulatory Matters.........................................................................................          37

                                                                                                                PAGE
                                                                                                                -----
Federal Income Tax Matters.................................................................................          37
Accounting Treatment.......................................................................................          40
Appraisal Rights of Horizons Stockholders..................................................................          40
TERMS OF THE MERGER........................................................................................          41
Effective Time.............................................................................................          41
Manner and Basis for Converting Shares.....................................................................          41
Effect of the Merger.......................................................................................          43
Treatment of Employee Equity Benefit Plans.................................................................          44
Stock Ownership Following the Merger.......................................................................          44
Representations and Warranties.............................................................................          44
Covenants..................................................................................................          45
No Solicitation............................................................................................          46
Conditions to the Merger...................................................................................          47
Termination of the Merger Agreement........................................................................          48
Effect of Termination......................................................................................          48
Break-Up Fees..............................................................................................          49
Merger Expenses and Fees and Other Costs...................................................................          49
Related Agreements.........................................................................................          49
Affiliates' Restrictions on Sale of Titan Common Stock.....................................................          50
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...............................................          51
TITAN BUSINESS.............................................................................................          59
TITAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION................          68
Operating Results..........................................................................................          70
Liquidity and Capital Resources............................................................................          76
Forward Looking Information; Certain Cautionary Statements.................................................          76
OWNERSHIP OF TITAN'S SECURITIES............................................................................          77
TITAN MANAGEMENT AND EXECUTIVE COMPENSATION................................................................          78
Executive Officers and Directors...........................................................................          78
Compensation Committee Interlocks and Insider Participation................................................          79
Summary Of Cash And Certain Other Compensation.............................................................          80
Stock Options..............................................................................................          81
Option Exercises And Holdings..............................................................................          82
Agreements With Executive Officers.........................................................................          82
HORIZONS BUSINESS..........................................................................................          83
HORIZONS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............          87
Results of Operations......................................................................................          87
Liquidity and Capital Resources............................................................................          88
OWNERSHIP OF HORIZONS' SECURITIES..........................................................................          89
COMPARISON OF RIGHTS OF TITAN STOCKHOLDERS AND HORIZONS STOCKHOLDERS.......................................          90
EXPERTS....................................................................................................          93
LEGAL MATTERS..............................................................................................          93
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1


                            ------------------------

    The following appendices also constitute part of this Prospectus/Proxy
Statement:

        A--Agreement and Plan of Merger and Reorganization

        B--Fairness Opinion of The Slavitt Ellington Group

        C--Fair Market Value Opinion of The Slavitt Ellington Group

        D--Section 262 of the General Corporation law of the State of Delaware

                             AVAILABLE INFORMATION

    Titan is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

    Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of Horizons to approve the Merger Proposal (defined below) constitutes an offering of the Titan Common Stock to be issued in connection with the Merger. Accordingly, Titan has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (as amended from time to time, the "Registration Statement"). This Prospectus/Proxy Statement constitutes the prospectus of Titan that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus/Proxy Statement in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

    Statements made in this Prospectus/Proxy Statement concerning the contents of any contract, agreement or other document accurately describe the material provisions of such contract, agreement or other document but are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement or attached as an appendix to the Prospectus/Proxy Statement or otherwise filed with the Commission, reference is hereby made to that exhibit or appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                            ------------------------

    This Prospectus/Proxy Statement contains trademarks and registered trademarks of Titan, Horizons and other companies.

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                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT. THE SUMMARY DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THIS PROSPECTUS/PROXY STATEMENT AND THE APPENDICES HERETO. STOCKHOLDERS OF HORIZONS ARE URGED TO READ THIS PROSPECTUS/PROXY STATEMENT AND THE APPENDICES IN THEIR ENTIRETY.

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS/PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. TITAN'S, HORIZONS' AND THE COMBINED ENTITY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT.

GENERAL

    This Prospectus/Proxy Statement is being provided to stockholders of Horizons in connection with the proposed Merger of Titan Sub with and into Horizons, pursuant to which Titan Sub will cease to exist and Horizons will survive the Merger as a wholly-owned subsidiary of Titan. The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A.

THE PARTIES

TITAN

    Titan provides state-of-the-art information technology and electronic systems and services to commercial and government customers. Titan groups its businesses into four core business segments--Communications Systems; Software Systems; Information Technologies; Medical Sterilization and Food Pasteurization--and a fifth business segment, Emerging Technologies and Businesses. The Communications Systems segment, through Titan's wholly owned subsidiary Linkabit Wireless Inc. ("Linkabit Wireless"), develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products used to provide bandwidth-efficient communications. Linkabit Wireless currently has a registration statement on file with the Commission for a proposed public offering of approximately 26% of its common stock. The Software Systems segment is a systems integrator that provides a broad range of information technology services and solutions. The Information Technologies segment provides information systems solutions to defense-related government customers with large data management, information manipulation, information fusion, knowledge-based systems, and communications requirements. The Information Technologies segment has recently grown significantly as a result of Titan's acquisition of DBA Systems, Inc. ("DBA") in February 1998 and Validity Corporation ("Validity") in March 1998. The Medical Sterilization and Food Pasteurization segment utilizes its linear accelerator technology to provide sterilization systems and services for medical device manufacturers. The Emerging Technologies and Businesses segment consists of new technologies and early-stage businesses, including minority-owned businesses, utilizing technologies originally developed by Titan. Titan was incorporated in Delaware in 1969. Unless otherwise indicated, "Titan" refers to The Titan Corporation, a Delaware corporation, and its subsidiaries. Titan's executive offices are located at 3033 Science Park Road, San Diego, California 92121. Its telephone number is (619) 552-9500.

    See "Risk Factors" for a discussion of the risks associated with the ownership of Titan Common Stock, including risks related to the Merger.

TITAN SUB

    Titan Sub was incorporated in Delaware in January 1998 for the sole purpose of effecting the Merger. It is a wholly-owned subsidiary of Titan and has no material assets or liabilities and has not engaged in any activities except in connection with the proposed Merger. Titan Sub's executive offices are located at 3033 Science Park Road, San Diego, California 92121. Its telephone number is (619) 552-9500.

HORIZONS


    Horizons was founded in 1977 initially to conduct systems analysis and software development for the Defense Nuclear Agency ("DNA"). Horizons' first contract was to shrink supercomputer programs for calculating nuclear weapons effect into applications hosted on first-generation hand-held computers. From this beginning, Horizons has been predominantly involved in providing software, computer systems integration and technical consulting services, primarily to the United States' defense establishment.


    The initial range of technical capabilities provided by Horizons encompassed systems for aviation and operational mission planning, database design, modeling and simulation, multimedia implementations and other computer-based applications. In the technical consulting services area, Horizons has developed a wide array of systems management experience and now provides essential day-to-day technical and program management support to many government offices. The technical consulting focus is on the development of defense command and control ("C2") systems.

    Unless otherwise indicated, "Horizons" refers to Horizons Technology, Inc., a Delaware corporation, and its subsidiaries. Horizons' executive offices are located at 3990 Ruffin Road, San Diego, California, 92123. Its telephone number is (619) 292-8331.

MEETING OF HORIZONS STOCKHOLDERS

DATE, TIME AND PLACE


    The Horizons Meeting will be held on June 30, 1998 at 9 o'clock a.m., local time, at the offices of Jenkins & Gilchrist located at 1919 Pennsylvania Avenue, N.W., Ste. 600, Washington, D.C.


PURPOSE OF THE MEETING

    At the Horizons Meeting, stockholders of Horizons will be asked to consider and vote upon a proposal to: (i) approve and adopt an Agreement and Plan of Merger and Reorganization dated February 26, 1998, (the "Merger Agreement"), among Horizons, The Titan Corporation, a Delaware corporation ("Titan"), Sunrise Acquisition Sub, Inc. ("Titan Sub"), a newly formed, wholly-owned Delaware subsidiary of Titan, and certain stockholders of Horizons; and (ii) approve and consent to the merger of Titan Sub with and into Horizons (the "Merger"), pursuant to which, among other things, Titan Sub will cease to exist and Horizons will survive as a wholly-owned subsidiary of Titan (collectively, the "Merger Proposal"). As a result of the Merger, each outstanding share of Horizons Common Stock will be converted into the right to receive approximately $2.26 of Titan Common Stock, and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock. The dollar value of the Titan Common Stock to be received in the Merger by Horizons stockholders will adjust in the event the average closing price (the "Titan Designated Closing Price") of Titan Common Stock on the New York Stock Exchange over the twenty trading days prior to the date of the Merger is less than $6.00 (in which case the dollar value will go down) or more than $8.00 (in which case the dollar value will go up). The dollar value of the Titan Common Stock to be received by Horizons stockholders adjust in such event because if the Titan Designated Closing Price is less than $6.00 it will be treated as if it was $6.00 exactly, and if the Titan Designated Closing Price is more than $8.00 it will be treated as if it was $8.00, exactly for purposes of determining the number of shares of Titan Common Stock Horizons stockholders are entitled to receive in the Merger. See "Terms of the Merger--Manner and Basis for Converting Shares" for a detailed discussion regarding the formula utilized to determine the number of shares of Titan Common Stock issued to Horizons stockholders in the Merger. In addition, options and warrants to acquire Horizons Common Stock will be converted as a result of the Merger into equivalent options and warrants to acquire Titan Common Stock, based upon the Applicable Fraction.

RECORD DATE; SHARES ENTITLED TO VOTE

    Only stockholders of record of Horizons at the close of business on June 8, 1998 (the "Record Date") are entitled to notice of and to vote at the Horizons Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 7,496,953 shares of Horizons Common Stock and 500,000 shares of Series A Preferred Stock ("Horizons Series A Preferred Stock"), each of which will be entitled to one vote on each matter to be acted upon at the Horizons Meeting.

VOTE REQUIRED

    Approval of the Merger Proposal requires the affirmative vote of the holders, entitled to vote on the Merger Proposal as of the Record Date, of a majority of the Horizons Common Stock and the Horizons Series A Preferred Stock, voting together as one class. As a group, all executive officers and directors of Horizons and their respective affiliates beneficially owned approximately 65% of the Horizons Common Stock as of the Record Date. The Designated Stockholders, who are executive officers and directors of Horizons, have each agreed to vote all shares of Horizons over which they have voting power or control in favor of the Merger Agreement and the Merger.

    Further, pursuant to the Certificate of Designations for the Horizons Series A Preferred Stock, the consent of the holders of two-thirds ( 2/3) of the outstanding shares of Horizons Series A Preferred Stock is required to consummate the Merger.

RECOMMENDATION OF HORIZONS BOARD OF DIRECTORS

    The Horizons Board has approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of Horizons and its stockholders. THE HORIZONS BOARD HAS UNANIMOUSLY RECOMMENDED APPROVAL OF THE MERGER PROPOSAL BY THE HORIZONS STOCKHOLDERS. The primary factors considered and relied upon by the Horizons Board in reaching its recommendation are described below under "Approval of the Merger and Related Transactions--Horizons' Reasons for the Merger."

RISK FACTORS

    See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of Titan and Horizons.

OPINIONS OF HORIZONS' FINANCIAL ADVISOR

    The Slavitt Ellington Group ("Slavitt Ellington"), Horizons' financial advisor, has delivered to Horizons its written opinion, dated February 26, 1998, to the effect that, as of such date, the consideration to be received in the Merger was fair, from a financial point of view, to Horizons stockholders. The full text of such opinion of Slavitt Ellington, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Slavitt Ellington, is attached as Appendix B to this Prospectus/ Proxy Statement. Slavitt Ellington has also provided to Horizons its written opinion, dated February 26, 1998, that the fair value of the Series A Preferred Stock is $5.00 per share. The full text of such opinion of Slavitt Ellington, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Slavitt Ellington, is attached as Appendix C to this Prospectus/Proxy Statement. Slavitt Ellington has consented to the use of its opinions in this Prospectus/Proxy Statement. Horizons stockholders are urged to read these opinions in their entirety. See "Approval of the Merger and Related Transactions--Opinion of Slavitt Ellington."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Horizons Board with respect to the Merger Proposal, holders of Horizons Common Stock and Horizons Series A Preferred Stock should be aware that certain members of the Horizons Board and certain Horizons executive officers may have certain interests in the Merger that are in addition to the interests of the holders of Horizons Common Stock and Horizons Series A Preferred generally. The members of the Horizons Board were aware of these interests and took such interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger," and "--Background of the Merger."

REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been observed. The review of the Merger pursuant to the HSR Act may substantially delay or proscribe consummation of the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that Titan would prevail or would not be required to terminate the Merger Agreement, to divest certain assets, to license certain proprietary technology to third parties or to accept certain conditions in order to consummate the Merger. Titan and Horizons filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 3, 1998. Early termination of the 30-day waiting period under the HSR Act was granted. See "Approval of the Merger and Related Transactions--Regulatory Matters."

FEDERAL INCOME TAX MATTERS

    It is the opinion of Cooley Godward LLP, counsel to Titan, and Jenkens & Gilchrist, counsel to Horizons, that the Merger will be a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss will be recognized by the Horizons stockholders on the exchange of Horizons Common Stock and Horizons Series A Preferred for Titan Common Stock, except to the extent that Horizons stockholders receive cash in lieu of fractional shares or in payment for shares as to which appraisal rights have been perfected. Neither Horizons nor Titan will obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to each of Titan's and Horizons' obligations to consummate the Merger, Titan and Horizons must receive an opinion at the Effective Time from their respective legal counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes; provided, however, that if counsel to Horizons does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Horizons if counsel to Titan renders such opinion to Horizons. See "Approval of the Merger and Related Transactions--Federal Income Tax Matters."

ACCOUNTING TREATMENT

    The Merger is intended to be treated as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Titan management has concluded that no conditions exist relating to Horizons that would preclude Titan from accounting for the Merger as a pooling of interests. See "Approval of the Merger and Related Transactions--Accounting Treatment."

APPRAISAL RIGHTS OF HORIZONS STOCKHOLDERS

    Stockholders of record of Horizons capital stock may, by following certain procedures prescribed by the Delaware General Corporation law (the "DGCL"), demand appraisal rights and receive cash for their respective shares of Horizons Common Stock and Horizons Series A Preferred Stock. The failure of any dissenting stockholder of Horizons to follow the appropriate procedures may result in the termination or waiver of such rights. To perfect any right of appraisal a holder of shares must, prior to any stockholder vote on the Merger, deliver a written demand for appraisal of such shares to Horizons. In addition, any stockholder demanding an appraisal must not vote in favor of the Merger. If a stockholder demands appraisal rights, such stockholder's shares shall not be converted as described in the Merger Agreement, but shall only be entitled to such rights and consideration as may be allowed by the DGCL. A copy of Section 262 of the DGCL is attached as Appendix D to this Prospectus. See "The Merger--Appraisal Rights of Horizons Stockholders."

THE MERGER

    TERMS OF THE MERGER; EXCHANGE OF STOCK. As a result of the Merger, Horizons will become a wholly-owned subsidiary of Titan. Except as provided below, each outstanding share of Horizons Common Stock will be converted into the right to receive approximately $2.26 of Titan Common Stock, and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock. Cash will be paid in lieu of issuing fractional shares. The value of Titan Common Stock to be issued in connection with the Merger for each share of Horizons Common Stock will be adjusted at the time of the Merger if the Titan Designated Closing Price is determined to be less than $6.00 (in which case the dollar value will go down) or greater than $8.00 (in which case the dollar value will go up). See "Terms of the Merger--Manner and Basis for Converting Shares." Neither Titan nor Horizons expect any such adjustment in value will be necessary in connection with the Merger. Assuming no such adjustments are made, based upon the capitalization of Horizons as of the close of business on the Record Date, and based on the $6.4375 closing price of Titan Common Stock on the New York Stock Exchange on June 4, 1998, an aggregate of approximately 3,022,244 shares of Titan Common Stock (the "Merger Consideration") will be issued in the Merger. Further, Titan will assume all outstanding Horizons options, which will be converted into options to acquire approximately 9,673 additional shares of Titan Common Stock. Finally, all outstanding Horizons warrants that do not terminate as of the Merger will be substituted for warrants to acquire approximately 6,280 additional shares of Titan Common Stock See "Terms of the Merger--Manner and Basis for Converting Shares."

    OTHER EFFECTS OF THE MERGER. The Merger will be consummated on a date to be designated by the parties to the Merger Agreement which date shall be no later than the second business day after the date of the approval by the stockholders of Horizons of the Merger Proposal and the satisfaction or waiver of the other conditions to consummation of the Merger (the "Closing Date"). The Merger will become effective at the time that a properly executed Certificate of Merger compliant with applicable law is duly filed with the Delaware Secretary of State (the "Effective Time"). At the Effective Time, Titan Sub will merge with and into Horizons, with the result that Horizons will be the surviving corporation in the Merger and a wholly-owned subsidiary of Titan (the "Surviving Subsidiary"). The stockholders of Horizons will become stockholders of Titan (as described below), and their rights will be governed by Titan's Certificate of Incorporation (the "Titan Certificate") and the Bylaws (the "Titan Bylaws"). See "Terms of the Merger--Effect of the Merger" and "Comparison of Rights of Stockholders of Titan and Horizons."

    EXCHANGE OF HORIZONS STOCK CERTIFICATES. Promptly after the Effective Time, Titan, acting through American Stock Transfer & Trust Company as its exchange agent (the "Exchange Agent"), will deliver to each holder of record, as of the Effective Time, of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Horizons Common Stock or Horizons Series A Preferred Stock, a letter of transmittal with instructions to be used by such holder in surrendering such certificate(s) in exchange for certificate(s) representing shares of Titan Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF HORIZONS COMMON STOCK OR HORIZONS SERIES A PREFERRED STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH

THE TERMS OF SUCH LETTER OF TRANSMITTAL. See "Terms of the Merger--Manner and Basis for Converting Shares."

    HORIZONS OPTIONS AND WARRANTS. At the Effective Time, each unexpired and unexercised option to purchase Horizons Common Stock in effect on the date of the Merger Agreement that has been granted by Horizons to current or former directors, officers or employees of Horizons (each, a "Horizons Option"), and each warrant to purchase shares of Horizons Common Stock that does not by its terms terminate in connection with the Merger (each a "Horizons Warrant"), will be assumed by Titan (or substituted in the case of Horizons Warrants) and will be automatically converted into an option (a "Titan Exchange Option") or a warrant (a "Titan Exchange Warrant"), as applicable, to purchase that number of shares of Titan Common Stock equal to the number of shares of Horizons Common Stock issuable immediately prior to the Effective Time upon exercise of the Horizons Option or Horizons Warrant, as applicable (without regard to actual restrictions on exercisability), multiplied by the Applicable Fraction, with an exercise price per share equal to the exercise price per share that existed under the corresponding Horizons Option or Horizons Warrant, as applicable, divided by the Applicable Fraction, and with other terms and conditions (such as vesting) that are the same as the terms and conditions of such Horizons Option or Horizons Warrant, as applicable, immediately before the Effective Time. As of the Record Date, 27,700 shares of Horizons Common Stock were issuable upon the exercise of outstanding Horizons Options, which options will be assumed by Titan and will be converted into Titan Exchange Options to acquire approximately 9,673 shares of Titan Common Stock at the Effective Time. The weighted average exercise price per share of all Horizons Options outstanding as of the Record Date is approximately $2.355 per share. Following the Merger the weighted average exercise price per share of all Titan Exchange Options will be approximately $6.74 per share (based on the capitalization of Horizons, and the closing price of Titan Common Stock, on June 4, 1998). The unvested portion of each Horizons Option will continue to vest as a Titan Exchange Option upon the same schedule as the corresponding Horizons Option. As of the Record Date 17,985 shares of Horizons Common Stock were issuable upon the exercise of outstanding Horizons Warrants that do not terminate as of the Merger, which warrants will be substituted by Titan and will be converted into Titan Exchange Warrants to acquire approximately 6,280 shares of Titan Common Stock at the Effective Time (based on the capitalization of Horizons as of the Record Date, and the closing price of Titan Common Stock, on June 4, 1998). To the extent any Horizons Options or Horizons Warrants are exercised from the date of the Merger Agreement to the Effective Time, the issued Horizons Common Stock will be converted at the Applicable Fraction. All outstanding warrants of Horizons expire by their terms as a result of the Merger.

    Following the Effective Time, Titan may file with the Commission a registration statement on Form S-8 to register shares of Titan Common Stock issuable as a result of the exercise of Titan Exchange Options. See "Terms of the Merger--Treatment of Employee Equity Plans."

    STOCK OWNERSHIP FOLLOWING THE MERGER. Based upon the capitalization of Horizons as of the close of business on the Record Date, and the closing price per share of Titan Common Stock on June 4, 1998 ($6.4375), an aggregate of approximately 3,022,244 shares of Titan Common Stock will be issued to Horizons stockholders in the Merger and Titan will assume all outstanding Horizons Options and substitute all Horizons Warrants which will be converted into options or warrants, as applicable, to acquire up to approximately 15,953 additional shares of Titan Common Stock. Based upon the number of shares of Titan Common Stock, Titan Public Preferred and Series B Preferred Stock issued and outstanding as of June 4, 1998, and after giving effect to the issuance of Titan Common Stock as described in the previous sentence and the exercise of all Titan Exchange Options and Titan Exchange Warrants, the former holders of Horizons Common Stock and Horizons Series A Preferred Stock and options and warrants to purchase Horizons Common Stock would have approximately 11.02% of the voting power of Titan's total issued and outstanding shares on a fully diluted basis. The foregoing percentage is subject to change to reflect any changes in the capitalization of either Titan or Horizons subsequent to the dates indicated and prior to the Effective Time and there can be no assurance as to the actual capitalization of Titan or Horizons as of the

Effective Time or of Titan at any time following the Effective Time. See "Terms of the Merger--Stock Ownership Following the Merger."

    BOARD OF DIRECTORS; MANAGEMENT FOLLOWING THE MERGER. There will be no change in the current Titan Board or officers of Titan as a result of the Merger. At the Effective Time, the officers of Horizons (as the Surviving Subsidiary) will be the same persons, holding the same offices, as immediately prior to the Effective Time, except that James T. Palmer will resign as Horizons' Chief Executive Officer, and Patrick J. Boyce will resign as Horizons' Chief Financial Officer, and the directors of Horizons will be Gene W. Ray, Earl
A. Pontius, John L. Slack and J.S. Webb. See "Terms of the Merger--Effect of the Merger."

    COVENANTS. Pursuant to the Merger Agreement, Horizons has agreed (on behalf of itself and its subsidiaries) that, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, subject to certain exceptions, and except to the extent that Titan consents in writing, Horizons will conduct its business and operations in the ordinary course and in accordance with past practices; use reasonable efforts to preserve intact its current business organization; keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and others with which it has business relationships; and use all reasonable efforts to keep in full force all of its existing insurance policies. In addition, subject to certain exceptions, Horizons has agreed that, without the prior written consent of Titan, it will not perform or engage in certain activities in the conduct of its business and the businesses of its subsidiaries. Horizons has further agreed to take actions necessary to give notice of, convene and hold a meeting of stockholders, and solicit proxies with respect to the meeting. Each of Horizons and Titan has agreed in the Merger Agreement, until the earlier of the Merger or termination of the Merger Agreement, to notify the other of certain material events prior to closing; and to provide certain documents to the other and keep the other's information confidential. The Designated Stockholders have also made certain covenants pursuant to the Merger Agreement. See "Terms of the Merger--Covenants."

    NO SOLICITATION. Pursuant to the Merger Agreement, except under certain limited circumstances, Horizons has agreed (on behalf of itself and each of its subsidiaries) that it will not, and each of the Designated Stockholders has agreed that he will not, directly or indirectly (i) solicit any alternate acquisition, (ii) furnish any non-public information concerning Horizons in connection with or in response to an alternative acquisition proposal, and (iii) participate in any discussions or negotiations with any other parties with respect to an alternate acquisition proposal.

    CONDITIONS TO THE MERGER. Consummation of the Merger is subject to certain conditions, including (i) declaration by the Commission of the effectiveness of the Registration Statement, (ii) approval of the Merger Proposal by the stockholders of Horizons, (iii) absence of any material legal proceeding relating to the Merger, (iv) receipt by Titan and Horizons of legal opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (v) subject to certain materiality thresholds, the accuracy of the representations and warranties made by each party in the Merger Agreement and (vi) subject to certain materiality thresholds, performance of all covenants required by the Merger Agreement.

    TERMINATION; BREAK-UP FEES. The Merger Agreement may be terminated by either party under certain circumstances. Titan and Horizons have agreed that, if the Merger is not consummated under certain circumstances, including the failure of Horizons' stockholders to approve the Merger Proposal, Titan or Horizons, as the case may be, will pay to the other a sum of $250,000. See "Terms of the Merger-- Termination of the Merger Agreement," "--Effect of Termination" and "--Break-Up Fees."

    STOCK VOTING AGREEMENT. In connection with the execution of the Merger Agreement, all of the Designated Stockholders, owning in the aggregate approximately 69% of the Horizons Common Stock, executed a Stock Voting Agreement with Titan. Pursuant to such agreements, each of such persons agreed to vote all shares of Horizons over which such person has voting power or control in favor of the Merger Agreement and the Merger. See "Terms of the Merger--Related Agreements--Stock Voting Agreement."

    AFFILIATE AGREEMENTS. As a condition to Titan's obligations to consummate the Merger, each of the Designated Stockholders shall have, prior to the Effective Time, entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Titan Common Stock to be received by them in the Merger so as to help ensure compliance with the requirements of applicable federal securities laws. See "Terms of the Merger--Related Agreements-- Affiliate Agreements.

    MERGER EXPENSES AND FEES AND OTHER COSTS. Except for certain limited exceptions, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Titan shall pay all fees and expenses incurred in connection with the printing and filing of the S-4 Registration Statement and this Prospectus/Proxy Statement and any amendments or supplements thereto, and in connection with forms and notifications required to be filed by Horizons and Titan under the HSR Act (except that fees associated with any filing by a Horizons stockholder shall be borne exclusively by Horizons). See "Terms of the Merger--Merger Expenses and Fees and Other Costs."

    Titan estimates that Titan and Horizons will incur direct transaction costs of approximately $1 million associated with the Merger. These nonrecurring transaction costs are expected to be charged to operations during the quarter ending March 31, 1998. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors--Integration of Operations."

MARKET PRICE DATA

    The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices per share of Titan Common Stock and Titan Public Preferred, as reported on the NYSE under the symbol "TTN" and "TTNP," respectively.

QUARTERLY PERIOD                                                                                   HIGH        LOW
-----------------------------------------------------------------------------------------------  ---------  ---------
Titan Common Stock:
Fiscal year ended December 31, 1995:
  1st Quarter..................................................................................  $    7.13  $    5.63
  2nd Quarter..................................................................................       9.38       6.25
  3rd Quarter..................................................................................      10.38       8.50
  4th Quarter..................................................................................       9.63       6.63

Fiscal year ended December 31, 1996:
  1st Quarter..................................................................................  $    7.38  $    6.00
  2nd Quarter..................................................................................       7.13       5.50
  3rd Quarter..................................................................................       5.63       3.63
  4th Quarter..................................................................................       4.38       2.50

Fiscal year ended December 31, 1997:
  1st Quarter..................................................................................  $    3.75  $    2.88
  2nd Quarter..................................................................................       4.38       2.88
  3rd Quarter..................................................................................       7.31       4.44
  4th Quarter..................................................................................       8.19       5.38

Fiscal year ending December 31, 1998:
  1st Quarter..................................................................................  $    6.81  $    5.75
  2nd Quarter (through June 4, 1998)...........................................................  $    8.13  $    6.00


QUARTERLY PERIOD                                                                                   HIGH        LOW
-----------------------------------------------------------------------------------------------  ---------  ---------

Titan Public Preferred:
Fiscal year ended December 31, 1995:
  1st Quarter..................................................................................  $   11.88  $   10.88
  2nd Quarter..................................................................................      12.25      11.63
  3rd Quarter..................................................................................      13.25      11.75
  4th Quarter..................................................................................      12.88      11.88

Fiscal year ended December 31, 1996:
  1st Quarter..................................................................................  $   12.63  $   12.00
  2nd Quarter..................................................................................      12.13      11.38
  3rd Quarter..................................................................................      11.50      10.88
  4th Quarter..................................................................................      10.88      10.00

Fiscal year ended December 31, 1997:
  1st Quarter..................................................................................  $   11.88  $   10.25
  2nd Quarter..................................................................................      12.75      10.13
  3rd Quarter..................................................................................      13.44      12.25
  4th Quarter..................................................................................      13.94      12.25

Fiscal year ending December 31, 1998:
  1st Quarter..................................................................................  $   13.38  $   11.81
  2nd Quarter (through June 4, 1998)...........................................................  $   14.38  $   13.19

    There is no public trading market for Horizons' capital stock.

    As of June 4, 1998, there were approximately 3,783 stockholders of record of Titan Common Stock and approximately 684 stockholders of record of Titan Public Preferred, as shown on the stock records of Titan.

    As of the Record Date, there were approximately 85 stockholders of record of Horizons Common Stock and approximately 11 stockholders of record of Horizons Series A Preferred, as shown on the stock records of Horizons.

    Titan has never paid any cash dividends on its common stock. Since January 1973, Titan has paid a quarterly dividend of $0.25 to holders of Titan Public Preferred. Other than earnings distributed as quarterly dividends to holders of Titan Public Preferred, Titan anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business.

    As of the Record Date, there were 500,000 shares of Horizons Series A Preferred Stock issued and outstanding. As of January 31, 1998 there were accrued and unpaid dividends of, in aggregate, approximately $750,000 on the Horizons Series A Preferred Stock, payable only as declared by the Horizons Board. No dividends are expected to be declared by the Horizons Board prior to the Merger; and in connection with the Merger, each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock.

    On February 25, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the NYSE closing prices for Titan Common Stock and Titan Public Preferred were $5.75 per share and $11.81 per share, respectively. As of June 4, 1998, the closing prices on the NYSE for Titan Common Stock and Titan Public Preferred respectively, were $6.4375 per share, and $14.0313 per share respectively. There can be no assurance as to the actual prices of Titan Common Stock or Titan Public Preferred prior to or at the Effective Time of the Merger or of Titan Common Stock or Titan Public Preferred at any time following the Effective Time of the Merger. See "--Comparative Per Share Data" and "Risk Factors."

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial data set forth below with respect to Titan's consolidated statements of operations for each of the three years in the period ended December 31, 1997, and with respect to Titan's consolidated balance sheets at December 31, 1996 and 1997 are derived from the audited consolidated financial statements of Titan included elsewhere in this Prospectus/Proxy Statement. The selected historical financial data set forth below with respect to Titan's consolidated statements of operations for each of the two years ended December 31, 1994 and with respect to Titan's consolidated balance sheets at December 31, 1993, 1994 and 1995, are derived from the audited consolidated financial statements of Titan not included elsewhere in this Prospectus/Proxy Statement. The selected historical financial data set forth below with respect to the consolidated statements of operations of Horizons for each of the three years in the period ended January 31, 1998 and with respect to Horizons' consolidated balance sheets at January 31, 1997 and 1998 are derived from the audited consolidated financial statements of Horizons included elsewhere in this Prospectus/Proxy Statement. The selected historical financial data set forth below with respect to the consolidated statements of operations of Horizons for each of the two years in the period ended January 31, 1996 and with respect to Horizons' consolidated balance sheets at January 31, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of Horizons not included in this Prospectus/Proxy Statement.

    The data set forth below are qualified by reference to, and should be read in conjunction with, the related consolidated financial statements and the notes related thereto.

                    TITAN SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                        FY93(1)       FY94        FY95        FY96        FY97
                                                       ----------  ----------  ----------  ----------  ----------
Revenues.............................................  $  182,712  $  160,522  $  161,231  $  155,954  $  195,884
                                                       ----------  ----------  ----------  ----------  ----------
Cost of revenues.....................................     164,825     122,793     123,914     124,477     153,269
Selling, general and administrative expense..........      27,682      21,978      25,867      23,693      23,574
Research and development expense.....................       2,257       4,420       5,113       3,576       6,140
Write-down of assets, investments and enivronmental
  accrual (Note 3)...................................      --          --          --          --           6,600
Restructuring and other (income) expense.............      --          (1,200)      6,249      --          --
                                                       ----------  ----------  ----------  ----------  ----------
Total costs and expenses.............................     194,764     147,991     161,143     151,746     189,583
                                                       ----------  ----------  ----------  ----------  ----------
Operating profit (loss)..............................     (12,052)     12,531          88       4,208       6,301
Interest expense.....................................      (2,039)     (1,278)     (1,353)     (3,201)     (5,101)
Interest income......................................         197         389         392         639         869
                                                       ----------  ----------  ----------  ----------  ----------
Income (loss) from continuing operations before
  income taxes and cumulative effect of change in
  accounting principle...............................     (13,894)     11,642        (873)      1,646       2,069
Income tax provision (benefit).......................      (6,497)      3,674        (540)        221       3,292
                                                       ----------  ----------  ----------  ----------  ----------
Income (loss) from continuing operations before
  cumulative effective of change in accounting.......      (7,397)      7,968        (333)      1,425      (1,223)
Cumulative effect of change in accounting
  principle..........................................       1,700      --          --          --          --
Loss from discontinued operation, net of tax.........      --          (1,178)     (1,972)     (3,642)       (343)
                                                       ----------  ----------  ----------  ----------  ----------
Net income (loss)....................................      (5,697)      6,790      (2,305)     (2,217)     (1,566)
Dividend requirements on preferred stock.............        (695)       (695)       (695)       (803)       (875)
                                                       ----------  ----------  ----------  ----------  ----------
Net income (loss) applicable to common stock.........      (6,392)      6,095      (3,000)     (3,020)     (2,441)
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Basic earnings per share:
Income (loss) from continuing operations.............       (0.37)       0.38       (0.05)       0.03       (0.09)
Loss from discontinued operation.....................      --           (0.06)      (0.10)      (0.17)      (0.02)
                                                       ----------  ----------  ----------  ----------  ----------
Net income (loss) per common share...................       (0.37)       0.32       (0.15)      (0.14)      (0.11)
Weighted average shares outstanding..................      17,050      19,042      19,438      21,418      22,230
Diluted earnings per share:
Income (loss) from continuing operations.............       (0.37)       0.38       (0.05)       0.03       (0.09)
Loss from discontinued operation.....................      --           (0.06)      (0.10)      (0.17)      (0.02)
                                                       ----------  ----------  ----------  ----------  ----------
Net income (loss) per common share...................       (0.37)       0.32       (0.15)      (0.14)      (0.11)
Weighted average shares outstanding..................      17,050      19,042      19,438      21,418      22,230
                                                       ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges(2)................      --            3.64        0.74        1.32        1.30

                                                                               DECEMBER 31,
                                                         --------------------------------------------------------
                                                           1993       1994         1995        1996       1997
                                                         ---------  ---------  ------------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................      9,465      8,780        9,035       4,751     10,612
Investments............................................     --         --            5,000       9,888      4,499
Working capital........................................     33,341     35,638       35,873      59,330     70,381
Property and equipment, net............................     21,421     24,862       29,411      26,445     24,432
Total assets...........................................    123,901    110,889      126,672     158,749    166,227
Total debt.............................................     23,575      4,052       16,426      42,081     50,764
Redeemable preferred stock.............................     --         --           --           3,000      3,000
Stockholders' equity...................................     51,392     63,400       65,063      74,460     74,900


------------------------

(1) During 1993, Titan was involved in a contractual dispute with the U.S. Navy over its Mini-DAMA fixed-price development contract. That dispute had a material adverse impact on Titan's revenues and gross margins and was a principal cause of Titan's $7.9 million net loss for the year.

(2) The ratio of earnings to fixed charges had been computed by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of an interest factor. For the year ended December 31, 1993 earnings were insufficient to cover fixed charges by $8,722.

                  HORIZONS SELECTED HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                               YEARS ENDED JANUARY 31,
                                                                -----------------------------------------------------
                                                                  1998       1997       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------
Revenues......................................................  $  26,281  $  29,551  $  26,491  $  22,401  $  25,183
                                                                ---------  ---------  ---------  ---------  ---------
Cost of revenues..............................................     18,335     20,008     17,931     15,512     16,940
                                                                ---------  ---------  ---------  ---------  ---------
Gross Profit..................................................      7,946      9,543      8,560      6,889      8,243
Selling, general and administrative...........................      4,699      4,114      3,921      3,845      5,061
Research and development expense..............................         81        105         49         73         27
                                                                ---------  ---------  ---------  ---------  ---------
Total costs and expenses......................................     23,115     24,227     21,901     19,430     22,028
                                                                ---------  ---------  ---------  ---------  ---------
Operating Profit..............................................      3,166      5,324      4,590      2,971      3,155
Interest Expense..............................................       (519)      (592)      (546)      (361)      (234)
                                                                ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes.........      2,647      4,732      4,044      2,610      2,921
Income tax provision..........................................      1,006      1,798      1,537        992      1,110
                                                                ---------  ---------  ---------  ---------  ---------
Income from continuing operations.............................      1,641      2,934      2,507      1,618      1,811
Loss from discontinued operations net of taxes................     (5,862)    (1,990)    (7,676)    (2,731)    (6,072)
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss).............................................  $  (4,221) $     944  $  (5,169) $  (1,113) $  (4,261)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Basic earnings per share
  Income from continuing operations...........................  $    0.22  $    0.40  $    0.33  $    0.22  $    0.25
  Loss from discontinued operation............................  $   (0.78) $   (0.27) $   (1.03) $   (0.37) $   (0.84)
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss).............................................  $   (0.56) $    0.13  $   (0.70) $   (0.15) $   (0.59)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
  Weighted average shares.....................................      7,497      7,496      7,424      7,300      7,239
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Diluted earnings per share
  Income from continuing operations...........................  $    0.22  $    0.39  $    0.33  $    0.22  $    0.24
  Loss from discontinued operation............................  $   (0.78) $   (0.26) $   (1.02) $   (0.37) $   (0.81)
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss).............................................  $   (0.56) $    0.13  $   (0.69) $   (0.15) $   (0.57)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
  Weighted average shares.....................................      7,510      7,542      7,542      7,487      7,504
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges(1).........................       4.84      10.49       7.99       6.71       9.42



                                                                                         JANUARY 31,
                                                                    -----------------------------------------------------
                                                                      1998       1997       1996       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................        523        416        179        400        805
Working capital (deficit).........................................     (5,862)    (3,265)    (4,803)       623        954
Property and equipment, net.......................................        305        700        889        592        660
Total assets......................................................      7,130     10,096     12,178     10,300     13,682
Total debt........................................................      5,511      6,001      8,965      2,935      4,499
Stockholders' equity (deficit)....................................     (6,007)    (1,786)    (2,730)     2,278        645


--------------------------
(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before taxes plus fixed charges) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of an interest factor.

                  SELECTED PRO FORMA CONDENSED FINANCIAL DATA

    The selected pro forma combined financial data are derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling of interests transaction, and should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in this Prospectus/Proxy Statement.

    The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of future financial position or results of operations.

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
PRO FORMA COMBINED STATEMENT OF INCOME DATA:
  Revenues...................................................................  $  222,165  $  185,505  $  187,722
                                                                               ----------  ----------  ----------
  Costs and expenses:
    Cost of revenues.........................................................     171,604     144,485     141,845
    Selling, general and administrative expense..............................      28,273      27,807      29,788
    Research and development expense.........................................       6,221       3,681       5,162
    Write-off of assets, investments and environmental accrual...............       6,600      --          --
    Restructuring and other income...........................................      --          --           6,249
                                                                               ----------  ----------  ----------
      Total costs and expenses...............................................     212,698     175,973     183,044
                                                                               ----------  ----------  ----------
  Operating Profit...........................................................       9,467       9,532       4,678
  Interest expense...........................................................      (5,620)     (3,793)     (1,899)
  Interest income............................................................         869         639         392
  Income from continuing operations before income taxes......................       4,716       6,378       3,171
  Income tax provision.......................................................       4,298       2,019         997
                                                                               ----------  ----------  ----------
  Income from continuing operations..........................................  $      418  $    4,359  $    2,174
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Basic earnings per share
    Income (loss) from continuing operations.................................  $     (.02) $     0.14  $     0.07
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
    Weighted average shares..................................................      25,455      24,643      22,663
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Diluted earnings per share
    Income (loss) from continuing operations.................................  $     (.02) $     0.14  $     0.07
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
    Weighted average shares..................................................      25,455      24,643      22,663
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Ratio of earnings to fixed charges                                                 1.52        2.06        1.77



                                                                                                         AS OF
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
PRO FORMA COMBINED BALANCE SHEET DATA:
  Cash and cash equivalents.........................................................................       11,135
  Investments.......................................................................................        4,499
  Working capital...................................................................................       63,919
  Property and equipment, net.......................................................................       24,737
  Total assets......................................................................................      170,480
  Total debt........................................................................................       56,275
  Redeemable preferred stock........................................................................        3,000
  Stockholders' equity..............................................................................       68,293

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Titan Common Stock and Horizons Common Stock and combined per share data on an unaudited pro forma basis after giving effect to the Merger accounted for as a "pooling of interests." This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial data and the separate historical consolidated financial statements of Titan and Horizons, and notes thereto. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated nor is such data necessarily indicative of future financial condition or results of operations. For purposes of the comparative per share data, Titan financial data at December 31, 1995, 1996 and 1997 have been combined with Horizons' financial data at January 31, 1996, 1997 and 1998.


                                                                                                  YEARS ENDED
                                                                                                DECEMBER 31,(1)
                                                                                        -------------------------------
                                                                                          1995       1996       1997
                                                                                        ---------  ---------  ---------
Historical-Titan:
  Net income (loss) per share.........................................................  $    (.15) $    (.14) $    (.11)
  Book value per share(2).............................................................                             3.37

Historical-Horizons:
  Net income (loss) per share.........................................................       (.70)       .13       (.56)
  Book value per share(2).............................................................                             (.80)

Pro Forma Combined Per Titan Share(3):
  Net income (loss) per share.........................................................       (.36)      (.08)      (.26)
  Book value per share(2).............................................................                             2.68

Equivalent Pro Forma Combined Per Horizons Share(3):
  Net income (loss) per share.........................................................       (.30)      (.07)      (.22)
  Book value per share(2).............................................................                             2.19


------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and equivalents outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock and equivalents at the end of each period.

(2) Titan estimates that Titan and Horizons will incur transaction-related costs of approximately $1 million associated with the Merger, including estimated costs associated with integrating the two companies, which will be charged to operations as the costs are incurred. The Pro Forma Combined Book Value Per Share data give effect to estimated costs of $1 million, net of tax, as if such costs had been incurred and charged to operations as of December 31, 1997. These costs and charge are not included in the pro forma income per share data. See "Unaudited Pro Forma Condensed Combined Financial Information" and accompanying notes thereto.

(3) The equivalent Horizons pro forma per share amounts are calculated by dividing the Titan combined pro forma per share amounts by the Applicable Fraction.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY HOLDERS OF HORIZONS CAPITAL STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER PROPOSAL. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS/PROXY STATEMENT.

    THE DISCUSSION IN THIS PROSPECTUS/PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. TITAN'S, HORIZONS' AND THE COMBINED ENTITY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT.

RISKS RELATED TO THE MERGER

INTEGRATION OF OPERATIONS

    If the combined company, and the stockholders of Titan and Horizons, are to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing product lines, management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. Similarly, there can be no assurance that stockholders of the combined company will achieve value through share ownership greater that they would have achieved as stockholders of either of Titan or Horizons as a separate entity. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Such integration may also be more difficult due to Titan's integration challenges as a result of its recent acquisitions of DBA and Validity or other acquisitions. See "--Recent Acquisitions; Risks Associated with Acquisition Strategy." There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or a decrease in the value of Titan capital stock, or that there will not be other material adverse effects of these integration efforts. Further, there can be no assurance that, upon learning of the proposed Merger, customers will not defer purchasing decisions until the closing of the Merger or thereafter. Such effects could materially reduce the short-term or long-term earnings and earnings per share of the combined company. Titan estimates that it will incur $1 million in transaction and integration costs associated with the Merger, which will be charged to operations as incurred. This amount is a preliminary estimate only. There can be no assurance that Titan will not incur additional charges in subsequent quarters.

ADDITIONAL SHARES TO BE ISSUED BY TITAN; SHARES ELIGIBLE FOR FUTURE SALE

    Based upon the capitalization of Horizons as of the close of business on the Record Date, and the closing price on the NYSE of Titan Common Stock on June 4, 1998, $6.4375, an aggregate of approximately 3,022,244 shares of Titan Common Stock (the "Merger Consideration") will be issued in the Merger, and Titan will assume all outstanding Horizons options and substitute all Horizons Warrants which will be converted into options and warrants, as applicable, to acquire approximately 15,953 additional shares of Titan Common Stock. In general, the shares will be eligible for sale in the public market following the Merger, subject to certain volume and other resale limitations for affiliates of Horizons and Titan, pursuant to Rules 144 and/or 145 under the Securities Act. See "Terms of the Merger--Affiliate Agreements." An aggregate of approximately 60% of the shares issued in the Merger will be beneficially owned by persons who may be deemed to be affiliates of Horizons and, therefore, subject to such limitations. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the market price of Titan Common Stock, and may adversely effect remaining stockholders of Titan. Upon completion of the Merger, Titan will have outstanding an aggregate of 27,417,244 shares of Titan Common Stock, assuming no exercise of outstanding options; 694,872 shares of Titan Public Preferred; and 500,000 shares of Series B Preferred Stock; based upon the number of shares outstanding as of the Record Date. Assuming 3,022,244 shares of Titan Common Stock are issued as a result of the Merger, the current Titan stockholders' ownership of Titan Common Stock will be reduced to 90.3% of the outstanding Titan Common Stock. In addition, promptly following the Effective Time, Titan may file a Form S-8 registering a total of approximately 15,953 shares of Titan Common Stock issuable as a result of the exercise of Titan Exchange Options and Titan Exchange Warrants. Shares registered on such Form S-8 will, subject to vesting restrictions and to Rule 144 and/or Rule 145 volume limitations applicable to affiliates, be available for sale in the open market.

POTENTIAL ADJUSTMENT TO CONSIDERATION TO BE RECEIVED BY HOLDERS OF HORIZONS
  COMMON STOCK

    The dollar value of Titan Common Stock to be issued in connection with the Merger to the Horizons stockholders will be adjusted at the time of the Merger if the Titan Designated Closing Price is determined to be less than $6.00 (in which case the dollar value will go down) or greater than $8.00 (in which case the dollar value will go up). The dollar value of the Titan Common Stock to be received by Horizons stockholders adjust in such event because if the Titan Designated Closing Price is less than $6.00 it will be treated as if it was $6.00 exactly, and if the Titan Designated Closing Price is greater than $8.00 it will be treated as if it was $8.00 exactly, for purposes of determining the number of shares of Titan Common Stock Horizons stockholders are entitled to receive in the Merger. Neither Titan nor Horizons expects any such adjustment in value to be received will be necessary in connection with the Merger. There can be no assurance that such an adjustment will not be required, which could reduce (or increase) the amount of consideration to be received in the Merger. On June 4, 1998, the Closing Price for Titan Common Stock on the NYSE was $6.4375. The market price of Titan Common Stock has fluctuated significantly in the past, and often has been near or below $6.00 over the past few months. Although the parties expect holders of Horizons Common Stock will be entitled in the Merger to approximately $2.26 of Titan Common Stock per share of Horizons Common Stock, there can be no assurance that there will not be an adjustment to such consideration required under the terms of the Merger Agreement at the time of the Merger. Holders of Horizons Common Stock are therefore strongly urged, in particular, to obtain current market quotations for Titan Common Stock prior to the Horizons Meeting.

RISKS RELATED TO TITAN'S AND HORIZONS' BUSINESSES


RESTATEMENT OF DBA'S FINANCIAL STATEMENTS; INTERNAL CONTROL ISSUES OF DBA



    Following the acquisition of DBA by Titan, Titan caused DBA to restate DBA's financial statements for the quarters ended September 30, 1997 and December 31, 1997. The DBA financial statements for those quarters have been restated in the following amounts: An aggregate of $9.8 million of charges were incurred consisting of a $2.0 million write down of certain real property held for sale, $3.0 million related to the accrual of certain environmental liabilities, $1.3 million related to the write down of inventory, $.6 million related to the write down of certain machinery and equipment, $1.6 million related to the write-down of an investment in a start-up company, $.7 million related to the writeoff of certain capitalized rate variances and $.6 million related to the writeoff of certain unbilled overrun costs. See "Titan Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 3 to Titan's financial statements.



    Titan management believes that certain adjustments resulted from a breakdown in DBA's internal controls. Titan is in the process of critically reviewing all of DBA's internal control procedures, particularly those regarding physical assets, and will take further actions in order to align DBA's internal control policies and procedures with those of Titan. There can be no assurance, however, that the improvement sought with respect to the internal controls of DBA have been or will be adequately attained.

ABILITY TO IMPLEMENT SPIN-OUT STRATEGY

    In an effort to leverage its core technologies to build and expand its commercial businesses, Titan has adopted a strategy of dividing its businesses into focused subsidiaries and, when possible, seeking to fund the continued operations and potential expansion of each subsidiary by selling a minority equity interest to public investors. Titan refers to these transactions as "spin-outs" of its subsidiaries. There are numerous risks inherent in this strategy. Moreover, Titan has not demonstrated an ability to spin-out its subsidiaries, nor has Titan demonstrated an ability to successfully manage a public subsidiary. There can be no assurance that Titan can complete a spin-out of any subsidiary or that any future spin-out will result in the public market attributing any incremental value to Titan Common Stock.

    There are many factors that could limit Titan's ability to successfully complete spin-outs in the future. The inability of Titan to attract and retain the entrepreneurial management and technical personnel necessary to successfully develop commercial applications for Titan's technology would have a material adverse effect on Titan's ability to manage and grow its commercial businesses from start-up ventures to initial public offerings. Additionally, in recent years, the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. Broad market fluctuations may adversely affect or make impossible Titan's ability to complete an initial public offering of a minority interest of any of its present or future subsidiaries. If Titan fails in a planned spin-out, such failure could make potential investors less receptive of future spin-outs by Titan. Furthermore, there can be no assurance that Titan can develop or acquire the additional technologies, or can successfully overcome the numerous other challenges inherent in the operations of a start-up venture, necessary to complete a spin-out of any of its subsidiaries. See "--Ability to Commercialize New Technologies."

    If Titan is unable to implement its spin-out strategy, Titan may need to complete additional equity or debt financings to fund the continued operations and expansion of its subsidiaries and potential acquisitions of new technologies. There can be no assurance that any such financing will be available on acceptable terms or at all, or that such financings will be adequate to meet Titan's capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to Titan's stockholders. Successful spin-outs will initially result in dilution, and will also result in a wider stockholder base at the subsidiary level, which could adversely impact the ability of Titan's stockholders to influence events at the subsidiary level.

    If adequate funds are not available, Titan's ability to operate and expand the businesses of its subsidiaries and to acquire additional technologies may be materially adversely affected. Titan may also have difficulty attracting and retaining key management and technical personnel because of an inability to offer competitive equity opportunities for these individuals. Any failure by Titan to spin-out its subsidiaries would have a material adverse effect on Titan's business, financial condition, results of operations and market price.

RECENT ACQUISITIONS; RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    In February 1998, Titan acquired DBA in a stock for stock merger and in March 1998 Titan acquired Validity in a cash purchase. As part of Titan's strategy, Titan intends to continue to acquire complementary businesses or technologies that could expand its existing core businesses or constitute new business. Titan's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, corporate culture, contingent or other liabilities and potential profitability of acquisition candidates. Titan's recent acquisitions of DBA and Validity and the proposed acquisition of Horizons are examples of Titan's acquisition strategy. There can be no assurance that acquisition opportunities will continue to be available, that Titan will correctly assess all of these aspects of potential acquisition candidates, that Titan will have access to the capital required to finance potential acquisitions or that Titan will continue to acquire businesses or technologies. In particular, there can be no assurance that Titan correctly assessed the businesses of DBA or Validity, or that the acquisitions by Titan of DBA and Validity will prove beneficial to Titan and its stockholders.

    Titan's acquisition strategy also involves the potential risks inherent in integrating the operations of acquired businesses and technologies, certain of which as they relate to the Merger are described above. See "--Integration of Operations." The integration of multiple acquisitions is likely to be significantly more challenging than the integration of a single business. Specifically, the integration of DBA, Validity and any other acquired businesses may require substantial management resources and divert management attention from the day-to-day business of the remainder of Titan. Although Titan intends to seek to reduce the expenses of the combined business operations through consolidation of facilities and other expense reductions, there can be no assurance that Titan will be able to reduce expenses. There can be no assurance that Titan will be successful in integrating the operations of DBA, Validity or any other acquired businesses into Titan or that any business acquired will ultimately prove to be profitable for Titan or for its stockholders.

DEPENDENCE ON GOVERNMENT CONTRACTS

    A substantial portion of the revenues of both Titan and Horizons are dependent upon continued funding of U.S. and allied government agencies as well as continued funding of programs targeted by Titan's businesses. For the years ended December 31, 1996 and 1997, U.S. government business represented approximately 78% and 75% of Titan's revenues, respectively; and for the fiscal years ended January 31, 1997 and 1998, U.S. government business represented substantially all of Horizons' revenues. U.S. defense budgets and the budgets of other government agencies have been declining in real terms since the mid-1980's, and may continue to do so in the future. Further significant reductions in the funding of U.S. government agencies or in the funding areas targeted by Titan's or Horizons' business could materially and adversely affect Titan's and Horizons' business, results of operations and financial condition.

    Titan's and Horizons' contracts with the U.S. government and its subcontracts with government prime contractors are subject to termination for the convenience of the government, and termination, reduction or modification in the event of change in the government's requirements or budgetary constraints. When Titan or Horizons subcontracts with prime contractors, such subcontracts are also subject to the ability of the prime contractor to perform its obligations under its prime contract. Titan and Horizons often have little or no control over the resources allocated by the prime contractor to the prime contract, and any failure by the prime contractor to perform its obligations under the prime contract could result in the loss of its subcontract. In addition, government contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between the contracting party and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. There can be no assurance that any audits of contract-related costs and fees will not result in material adjustments to Titan's revenues. In addition, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on the business, results of operations and financial condition of Titan and Horizons. Such failures could adversely affect the value of the shares of each of Titan and Horizons, and in the case of Horizons' stockholders in the event the Merger did not occur, could delay or prevent stockholder liquidity through the public market or another potential acquisition transaction.

FLUCTUATIONS IN RESULTS OF OPERATIONS

    Titan has experienced and expects to continue to experience significant fluctuations in quarterly and annual revenues, gross margins and operating results. Factors that have contributed or may contribute to these fluctuations include, among others: (i) varying demand for Titan's products due to revisions in budgets or schedules for customer projects, or changes in demand for customers' products that incorporate or utilize Titan's products, (ii) announcements by Titan or its competitors of the development of new products or technologies, or the pricing or availability thereof, that cause customers to defer or cancel purchases of Titan's products, (iii) the timing and amount of revenues resulting from the complex and lengthy procurement process of Titan's customers or sales cycles for Titan's products, (iv) the delay, rescheduling or cancellation of purchase orders from a significant customer of any of Titan's core businesses, (v) the failure by Titan to operate within budgeted contract costs for purchase orders and/or production contracts received and accepted substantially in advance of delivery, (vi) fluctuations in average selling prices for Titan's products due to a number of factors, including product mix, competition, customer demand for products and unit volumes, (vii) inability to reduce fixed expenses in a timely manner should revenues not meet Titan's expectations, (viii) expenses relating to acquisitions, (ix) usage of different distribution and sales channels, (x) warranty and customer support expenses,
(xi) stage of completion of projects subject to milestone payments and (xii) general economic and political conditions. All of the above factors are difficult for Titan to forecast or control, and any of these or other factors could materially adversely affect Titan's business, financial condition and results of operations from period to period. As a result, Titan believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. The above factors could also adversely effect the value of Titan capital stock through the public market, including the Titan Common Stock that will be issued to Horizons' stockholders in the Merger.

RAPID INDUSTRY CHANGE; TECHNOLOGICAL OBSOLESCENCE


    The industries in which Titan competes are characterized by rapid and continuous technological change. Future technological changes in these industries or the availability of new products could render Titan's products noncompetitive or obsolete. Titan's success will depend in part upon the success of new product introductions by Titan, which will be dependent upon several factors, including timely completion and introduction of new product designs, achievement of competitive product costs, establishment of close working relationships with major customers and market acceptance of new products. There can be no assurance that Titan will be successful in developing and introducing new products that meet changing customer needs or respond to technological changes or evolving industry standards in a timely manner, or at all, or that products or technologies developed by others will not render Titan's products noncompetitive or obsolete. Titan may experience delays from time to time in completing the development and introduction of new products. There can be no assurance that defects will not be found in Titan's products after commencement of deliveries, which could result in the loss of or delay in market acceptance. Any failure by Titan to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that render Titan's products noncompetitive or obsolete could have a material adverse effect on Titan's business, financial condition and results of operations, and could adversely affect the market value of Titan's capital stock.


ABILITY TO COMMERCIALIZE NEW TECHNOLOGIES

    Since 1991, Titan has sought to leverage the technologies developed as part of its defense business into new business opportunities. Accordingly, many of Titan's existing businesses, such as medical product sterilization and food pasteurization, are at an early stage and Titan is continuing to develop new businesses. As such, Titan is subject to all the risks inherent in the operation of a start-up venture, including the need to secure funding, to develop and maintain marketing, sales and support capabilities, to secure appropriate third-party manufacturing arrangements, to respond to the rapid technological advances inherent in the markets for these new technologies and, ultimately, to design and manufacture products or provide services acceptable to buyers in its target markets. Certain of Titan's new products, including products for which Titan has contracts for delivery, are still in the testing stage. There can be no assurance that such tests will be completed satisfactorily or that Titan will be able to satisfy all of the requirements for delivery of and payment for these products. In addition, many of the opportunities in the communications and sterilization businesses involve projects with lengthy sales cycles. Titan's efforts to address these risks have required, and will continue to require, significant expenditures and dedicated management time and other resources. There can be no assurance that Titan will be successful in addressing these risks or in commercializing these new technologies. An inability to commercialize new technologies could adversely affect the market value of Titan's capital stock.

MARKET ACCEPTANCE OF NEW TECHNOLOGIES

    Some of Titan's businesses are attempting to commercialize new products or are attempting to develop new markets for existing products, such as food pasteurization with Titan's E-Beam sterilization process. Because these markets are relatively new, it is difficult to predict whether these markets will develop or, if they develop, the rate at which these markets will grow, if at all. If the markets for Titan's new products or new markets for Titan's existing products fail to develop, or develop more slowly than anticipated, this may cast doubt on Titan's ability to implement its overall business strategy and materially adversely affect Titan's business, financial condition, results of operations and share value.

RISKS OF INTERNATIONAL OPERATIONS; RISKS OF DOING BUSINESS IN DEVELOPING
  COUNTRIES

    Titan, through its Communications Systems segment, conducts substantial business in foreign countries, particularly in the Pacific Rim. No other segment of Titan's business engages in a significant amount of business in the Pacific Rim. Titan generally denominates its foreign contracts in U.S. dollars. As a result, the recent decline in the value of certain foreign currencies relative to the U.S. dollar may result in consumers in those countries having less buying power in general and could make certain of Titan's communications products less affordable and thus reduce the demand for such products. This risk is particularly sensitive, given the recent currency devaluations in Indonesia, Malaysia, Taiwan and the Philippines, countries in which Titan currently sells or intends to sell its communications products. Furthermore, a precipitous decline in such foreign currency values could result in certain of Titan's customers and local subcontractors and partners refusing to perform their obligations under contracts with Titan, the cancellation of projects from which Titan expects to receive significant revenues, defaults on accounts receivable and the loss of any investments by Titan to build infrastructure or develop business in these countries. Accordingly, there can be no assurance that a decline in the value of any one foreign currency relative to the U.S. dollar will not have a material adverse effect on Titan's business, financial condition and results of operations. Additional risks inherent in Titan's international business activities include various and changing regulatory requirements, costs and risks of relying upon local subcontractors, increased sales and marketing and research and development expenses, export restrictions and availability of export licenses, tariffs and other trade barriers, political and economic instability, difficulties in staffing and managing foreign operations, longer payment cycles, seasonal reduction in business activities, potentially adverse tax laws, complex foreign laws and treaties and the potential for difficulty in accounts receivable collection. Moreover, the risks of engaging in business in Pacific Rim countries, and in particular Indonesia, have recently increased due to instability in their governments. Certain of Titan's customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, Titan may be limited in its ability to enforce its rights under such agreements and to collect amounts owing to Titan should any customer refuse to pay such amounts. In addition, Titan is subject to the Foreign Corrupt Practices Act (the "FCPA"), which may place Titan at a competitive disadvantage to foreign companies, which are not subject to the FCPA. There can be no assurance that any of these factors will not have a material adverse effect on Titan's business, financial condition and results of operations.

Further, public awareness of the risks associated with international operations may increase the volatility of the market price of Titan captial stock. This potential of volatility has been evidenced recently by stock market fluctuations attributed to recent developments in Asia.

COMPETITION

    The industries and markets in which Titan and Horizons operate are highly competitive, and Titan and Horizons expect that competition will increase in these markets. Titan's and Horizons' ability to compete in their markets depends to a large extent on their ability to provide technologically advanced products and services with shorter lead times and at lower prices than competitors. All of Titan's core businesses, and Horizons, compete with numerous other companies, including large domestic and international companies. Many of these companies have far greater financial, engineering, technological, marketing, sales and distribution and customer service resources than Titan and Horizons. In addition, many of these competitors have more experience in certain of Titan's targeted markets. As a result, these competitors may be able to develop and expand their product lines more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than Titan or Horizons. In addition, current and potential competitors in Titan's targeted markets have established or may establish cooperative relationships among themselves or with third parties to improve the performance, quality or functionality or to reduce the price of their products and services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced profit margins and loss of market share, any of which could have a material adverse effect on Titan's or Horizons' business, results of operations and financial condition. There can be no assurance that Titan or Horizons will be able to compete successfully against current or future competitors that competitive pressures will not have a material adverse effect on Titan's or Horizons' business, financial condition and results of operations. Competition pressures could also suppress the market price of Titan captial stock, and, in the case of Horizons' stockholders in the event the Merger does not occur, could delay or prevent stockholder liquidity through the public market or another potential acquisition transaction.

RELIANCE ON STRATEGIC RELATIONSHIPS

    Titan is and will continue to be dependent on certain strategic relationships for the development and expansion of its core businesses. For instance, Titan's subsidiary Linkabit Wireless has a strategic arrangement with its customer PT. Pasifik Satelit Nusantra ("PSN"). Pursuant to this relationship, Linkabit Wireless and PSN market certain Linkabit Wireless products in countries already covered by PSN's satellites, which efforts are geared toward increasing use of both companies' products. See "Titan Business--Communications Systems Segment."

    There can be no assurance that Titan will be able to maintain its existing strategic relationships or negotiate any future strategic relationships important to Titan's business, that its strategic partners will continue to assist Titan by developing and expanding their businesses or that such strategic partners in the future will not actually compete with or enter into alliances with companies that are competitive with Titan. Titan's failure to maintain its existing alliances or to form additional alliances with partners in other markets, or the preemption or disruption of such alliances by the actions of Titan's competitors or otherwise, could adversely affect Titan's ability to penetrate and compete successfully in emerging and other markets.

CUSTOMER CONCENTRATION WITHIN BUSINESS SEGMENTS

    Certain of Titan's business segments rely on a small number of customers for a large portion of their revenues. For example the U.S. Navy, with respect to Titan's Mini-DAMA product, and the Federal Aviation Administration (the "FAA") represent significant customers of Titan's Communications Systems and Software Systems segments, respectively. Any one such customer's product or services scheduled for delivery can represent a significant portion of the potential revenues in a quarter for a particular subsidiary. As a result, the operating results for certain business segments for particular periods have in the past been and may in the future be materially adversely affected by a delay, rescheduling or cancellation of even one purchase order. There can be no assurance that a reduction, delay or cancellation of any order from a single customer would not have a material adverse effect on the business, financial condition and results of operations of a particular subsidiary of Titan.

GOVERNMENT REGULATIONS

    Several of Titan's products and the systems with which they operate are subject to various government regulations. Regulatory changes could significantly impact Titan's operations by restricting development efforts by Titan's strategic partners or customers, making current products obsolete or increasing the opportunity for additional competition. For example, certain countries in which Titan's Communications Systems segment intends to operate have telecommunications laws and regulations that do not currently contemplate technical advances in communications technology such as multi-function transmissions via satellite. There can be no assurance that regulatory bodies will not impose new regulations that could have a material adverse effect on Titan's and Horizons' business, financial condition and results of operations. In addition, in certain circumstances strategic partners or customers must obtain various local approvals, licenses and permits prior to the installation or use of Titan's products. The regulatory schemes in each country are different and there may be instances of noncompliance by strategic partners or customers. Changes in, or the failure by Titan or Horizons, or their strategic partners or customers, to comply with, applicable domestic and international regulations could have a material adverse effect on Titan's and Horizons' business, financial condition and results of operations.

    Titan's sterilization facilities are subject to regulation at the federal, state and local levels. In particular, Titan's sterilization facilities are subject to the requirements of the FDA when sterilizing medical devices or drug packaging materials. In addition, if Titan were to begin pasteurizing meat or poultry products, in addition to being subject to the FDA, it would become subject to the requirements of the Food Safety and Inspection Service of the United States Department of Agriculture, which would require preapproval of the pasteurization process for meat and poultry. Any failure by Titan to obtain required permits or approvals or comply with the regulations imposed by such agencies could limit Titan's ability to operate in these markets.

    The sale of Titan's products outside the United States is subject to compliance with the United States Export Administration Regulations. The absence of comparable restrictions on competitors in other countries may adversely affect Titan's competitive position.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

    Titan's internal manufacturing capacity is limited. Therefore, Titan utilizes contract manufacturers to produce several of its products or components thereof. Certain components and services necessary for the manufacture of certain of Titan's products are obtained from a sole supplier or a limited group of suppliers in connection with specific contracts and Titan does not carry significant inventories or have long-term or exclusive supply contracts with its vendors for such supply. Titan's reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components or products, and reduced control over the price, delivery, reliability and quality of finished products. If Titan were to change certain of its vendors or qualify additional vendors for such components or products, Titan could be required to negotiate acceptable arrangements with the new vendors, complete any required technology transfers or perform additional testing procedures upon the components or products supplied by such new vendors, which could prevent or delay product shipments. Additionally, prices could increase significantly in connection with changes of vendors or if Titan is required to manufacture such components or products internally. Any inability to obtain timely deliveries of components or products or deliveries of acceptable quality or any other circumstance that would require Titan to seek alternative sources of supply, could delay timely delivery of such products or raise issues regarding quality, which could damage relationships with current or prospective customers and have a material adverse effect on Titan's business, financial condition and results of operations and, consequently, on the market value of Titan's capital stock.

LIMITED INTELLECTUAL PROPERTY PROTECTION; DEPENDENCE ON PROPRIETARY TECHNOLOGY

    Titan's and Horizons' ability to compete may depend, in part, on their ability to obtain and enforce intellectual property protection for their technologies in the United States and internationally. Each of Titan and Horizons relies heavily on the technological and creative skills of its personnel, new product developments, software programs and designs, frequent product enhancements, reliable product support and proprietary technological expertise in maintaining its competitive position, but does not have significant patent protection for all of its products. Titan and Horizons rely on a combination of trade secrets, copyrights, patents, trademarks, service marks and contractual rights to protect intellectual property. There can be no assurance that the steps taken by Titan or Horizons to protect its intellectual property will be adequate to deter misappropriation of Titan's or Horizons' technology or to prevent others from independently developing or acquiring substantially equivalent technologies or otherwise gaining access to Titan's or Horizons' proprietary and confidential technological expertise or disclosing such technologies or that Titan or Horizons can ultimately enforce all of its rights to its proprietary technological expertise. Further, the laws of certain foreign countries in which Titan's products are or may be sold may not protect Titan's intellectual property rights to the same extent as do the laws of the United States. Any failure of Titan or Horizons to protect its proprietary information could have a material adverse effect on Titan's or Horizons' business, financial condition and results of operations.

    Litigation may be necessary to enforce Titan's or Horizons' intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or misappropriation. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Titan's or Horizons' business, financial condition and results of operations. There can be no assurance that Titan's or Horizons' products do not infringe the intellectual property rights of others or that one or more parties will not make claims that Titan's or Horizons' products infringe upon their proprietary rights or the proprietary rights of third parties. Such claims might include infringement, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims. If any claims or actions are asserted against Titan or Horizons, Titan or Horizons may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should Titan or Horizons decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect Titan's or Horizons' business, financial condition and results of operations, regardless of the outcome of the litigation. There can be no assurance that the intellectual property rights of Titan or Horizons would withstand claims brought by others in such litigation. If Titan's or Horizons' products are found to infringe upon the rights of third parties, Titan or Horizons may be prohibited from making and selling the infringing products, ordered to pay monetary damages for past infringement or forced to incur substantial costs to develop alternative products. There can be no assurance that Titan or Horizons would be able to develop such alternative products or that if such alternative products were developed, they would perform as required or be accepted in the applicable markets.

RISK OF BUDGET OVERRUNS IN FIXED PRICE CONTRACTS

    Much of Titan's revenue was derived from fixed-price contracts in 1997. Titan assumes greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursement contracts. Profitability of such contracts is subject to inherent uncertainties due to fluctuations in the cost of performance. Cost overruns may be incurred as a result of unforeseen obstacles, including unexpected problems encountered in engineering, design and/or testing. Since Titan's businesses in certain of its subsidiaries may at times be concentrated in a limited number of large contracts, a significant cost overrun on any one contract could have a material adverse effect on such subsidiary's business, financial condition and results of operations. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce Titan's overall or consolidated profit or cause a loss. Although Titan management believes that it adequately estimates costs for fixed-price contracts, no assurance can be given that such estimates are adequate or that losses on fixed-price contracts will not occur in the future. In the event significant unexpected losses are recognized, the market price of Titan captial stock may be adversely affected.

RELIANCE ON KEY PERSONNEL

    Each of Titan's and Horizons' success depends in large part upon its ability to attract and retain highly qualified technical and management personnel, including without limitation engineers and management personnel with security clearances required for Titan's and Horizons' classified work and computer programmers proficient in the C++ JAVA and other specialized languages. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on Titan's or Horizons' business, financial condition and results of operations. Although Titan's key personnel are generally not subject to employment or noncompetition agreements, Horizons' key personnel are generally covered by some form of employment or limited non-competition agreement. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. In addition, if Titan is unable to successfully implement its strategy to spin-out its subsidiaries into publicly-owned companies, or if Titan is otherwise unable to preserve the entrepreneurial atmosphere it believes is essential to continuing growth and development, Titan will likely face difficulty in recruiting and retaining the personnel necessary to successfully commercialize its products and to further implement its strategy. See "--Ability to Implement Spin-Out Strategy." There can be no assurance that Titan or Horizons will be successful in hiring or retaining such key personnel.

VOLATILITY OF STOCK PRICE

    Titan believes that factors such as developments related to Titan's business, technological innovations or new products or enhancements by Titan or its competitors, developments in Titan's relationships with its customers, partners, distributors and suppliers, changes in analysts' estimates, regulatory developments, fluctuations in results of operations, general conditions in Titan's market or the markets served by Titan's customers or the economy, and other factors described in these Risk Factors, could cause the price of Titan Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market prices of technology companies in particular, have been subject to significant fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of Titan Common Stock. Horizons stockholders would be subject to adverse consequences resulting from such fluctuations as they will hold Titan Common Stock following the Merger. Furthermore, since Titan intends to pursue its strategy of completing public offerings of certain subsidiaries, the market price of Titan Common Stock may be significantly affected by trading of the shares of Titan's subsidiaries in the public markets. There can be no assurance that the market price of Titan Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to Titan's performance.

IMPACT OF THE YEAR 2000 ISSUE

    The Year 2000 issue is a problem created by the fact that most computer software programs have been written using two digits rather than four to represent a specific year. Any of Titan' s computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year

2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    Based on a recent assessment, Titan has determined that it will be required to modify or replace significant portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. Titan presently believes that with modifications to existing software and conversions to its new software, the Year 2000 issue can be mitigated, primarily by utilizing Titan's internal resources to reprogram, replace and test the software for Year 2000 modifications. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material adverse impact on the operations of Titan. Titan plans to implement the Year 2000 project during 1998, and the total cost of the Year 2000 project cannot be reasonably estimated at this time. Estimates with respect to the costs of the project and the date on which Titan plans to complete the Year 2000 modifications will be derived utilizing numerous assumptions of future events, including the continued availability of certain internal resources. There can be no assurance that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

    Titan plans to maintain communications with all of its significant suppliers and large customers to determine the extent to which Titan is vulnerable to those third parties' failure to remediate their own Year 2000 issue. There can be no assurance that the systems of other companies will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Titan's systems, would not have a material adverse effect on Titan.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS; RIGHTS PLAN

    Titan currently has Preferred Stock issued and outstanding, which entitles the holders thereof to rights not available to holders of Titan Common Stock. Furthermore, the Board of Directors of Titan may issue additional shares of Preferred Stock without stockholder approval on such terms as such Board of Directors may determine. The rights of the holders of Titan Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, Titan's Restated Certificate of Incorporation and Bylaws contain certain provisions designed to require significant corporate action prior to taking certain steps toward a merger, tender offer or proxy contest involving Titan. Further, pursuant to the terms of its preferred share purchase rights plan, Titan has distributed a dividend of one right for each outstanding share of Titan Common Stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire Titan on terms not approved by the Titan Board and may have the effect of deterring hostile takeover attempts. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of Titan and could limit the price that certain investors might be willing to pay in the future for shares of Titan Common Stock.

                              THE HORIZONS MEETING

DATE, TIME AND PLACE OF MEETING


    The Horizons Meeting will be held on June 30, 1998 at 9 o'clock a.m., local time, at the offices of Jenkens & Gilchrist, P.C., located at 1919 Pennsylvania Avenue, N.W., Suite 600, Washington, D.C. Horizons intends to mail this Prospectus/Proxy Statement on or about June 10, 1998, to all Horizons stockholders entitled to vote at the Horizons Meeting.


RECORD DATE AND OUTSTANDING SHARES

    Only stockholders of record at the close of business on June 8, 1998 (the "Record Date") are entitled to notice of and to vote at the Horizons Meeting. As of the Record Date, there were 7,996,953 shares of Horizons capital stock outstanding and entitled to vote, held of record by 96 stockholders. Each Horizons stockholder is entitled to one vote for each share held of Horizons Common Stock and one vote for each share held of Horizons Series A Preferred Stock.

VOTING OF PROXIES

    The Horizons proxy accompanying this Prospectus/Proxy Statement is solicited on behalf of the Horizons Board for use at the Horizons Meeting and at any adjournment or postponement thereof. Horizons stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Horizons Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Proposal and the other proposals submitted to the Horizons stockholders, as recommended by the Horizons Board, as indicated herein. The Horizons Board is not currently aware of any business to be brought before the Horizons Meeting other than the specific proposal referred to in this Prospectus/Proxy Statement and specified in the accompanying notice of the Horizons Meeting. As to any other business that may properly come before the Horizons Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

    Beneficial owners of shares of Horizons Common Stock held by the Horizons Employee Stock Ownership Plan ("ESOP") will be asked to submit executed and completed proxies to the ESOP's trustees (the "Trustees") in order to direct the Trustees as to the manner in which the shares of Horizon Common Stock that they beneficially own shall be voted. If instructions are not received by the Trustees with respect to any allocated shares of Horizons Common Stock prior to three (3) business days before the Horizons Meeting, the Trustees shall vote such shares in the same proportions as the Trustees are instructed to vote with respect to the allocated shares of Horizons Common Stock for which instructions are received.

REVOCABILITY OF PROXIES

    A Horizons stockholder who has given a proxy may revoke it at any time before it is exercised at the Horizons Meeting by (i) delivering to the Secretary of Horizons (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Horizons Meeting or (iii) attending the Horizons Meeting and voting in person (although attendance at the Horizons Meeting will not, by itself, revoke a proxy).

STOCKHOLDER VOTE REQUIRED; QUORUM; VOTING AGREEMENTS

    The affirmative vote of the holders, as of the Record Date, of a majority of the outstanding shares of Horizons Common Stock and Horizons Series A Preferred Stock, voting together as one class, is required to approve the Merger Proposal. Further, pursuant to the Certificate of Designations for the Horizons Series A Preferred Stock, the consent of the holders of two-thirds (2/3) of the outstanding shares of Horizons Series A Preferred Stock is required to consummate the Merger. As a group, the directors and executive officers of Horizons and their respective affiliates beneficially owned 5,172,500 shares of Common Stock, or approximately 65% of the voting power of Horizons capital stock as of the Record Date. Of the 500,000 shares of Horizons Series A Preferred Stock outstanding, 300,000 shares (or 60% of the outstanding shares) are owned by the Horizons Retirement Plan (the "Retirement Plan"). The trustee of the Retirement Plan is North American Trust Company, 225 Broadway, 4th Floor, San Diego, CA 92101.

    The presence, in person or by proxy, of at least a majority of the outstanding shares of each of the Horizons Common Stock and at least a majority of the outstanding shares of Horizons Series A Preferred Stock, in each case as of the Record Date, is necessary to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining whether a quorum is present. For purposes of obtaining the required votes for approval of the Merger Proposal, the effect of an abstention will have the same effect as a vote against the proposal.

    Certain executive officers and directors of Horizons owning in the aggregate approximately 69% of the outstanding shares of Horizons Common Stock have each agreed to vote or direct the vote of all Horizons capital stock over which they have voting power or control in favor of the Merger Agreement and the Merger. See "Terms of the Merger-Related Agreements--Stock Voting Agreement."

SOLICITATION OF PROXIES; EXPENSES

    Titan will bear the cost of the solicitation of votes of Horizons stockholders, including printing, assembly and mailing of this Prospectus/Proxy Statement, the proxy and any additional information furnished to its stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other employees of Horizons.

BOARD RECOMMENDATION

    THE HORIZONS BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF HORIZONS AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

    OTHER THAN STATEMENTS OF HISTORICAL FACT, THE STATEMENTS MADE IN THIS SECTION, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY TITAN'S AND HORIZONS' RESPECTIVE FINANCIAL ADVISORS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT.

BACKGROUND OF THE MERGER

    Titan has a firmly established strategy of acquiring complementary businesses that can be integrated into its existing core businesses in order to strengthen and expand its overall business and leverage its business and technologies into new markets. In particular, Titan developed an interest in acquiring one or more businesses with expertise in the areas of intelligence and digitizing and packaging information. Titan's management also recognized potential value in acquiring management personnel in connection with an acquisition with strengths relating to operations.

    On November 18, 1997, Dr. Gene Ray, Titan's President and Chief Executive Officer, contacted by telephone Mr. J.P. (Pat) Boyce of Horizons to discuss the possibility of Titan's acquisition of Horizons. On that day, Titan and Horizons entered into a confidentiality agreement, and Horizons provided certain financial information to Titan.

    On November 21, 1997, Dr. Ray and Mr. Boyce met and discussed the operations of Horizons and Titan and the possibility of a business combination between Horizons and Titan.

    On December 4, 1997, at an informal meeting of the Horizons Board at which all directors of Horizons were in attendance, Dr. Ray and Eric DeMarco, Senior Vice President and Chief Financial Officer of Titan, met with the Horizons Board to discuss a proposed business combination of Titan and Horizons. Titan's management made a presentation to the Horizons Board concerning Titan, including Titan's background, products, financial performance over the past five years and current financial condition, and the terms of its proposed combination and certain advantages and disadvantages of the proposed combination. The Horizons Board discussed the presentation and although no vote was taken at the time, it was the consensus of the Horizons Board members that Horizons should continue discussions with Titan.

    In late 1997, in regular and special meetings, the Titan Board discussed the general terms of the proposed acquisition of Horizons, including various financial aspects of the proposed acquisition. The Titan Board authorized the officers of Titan to proceed with discussions with Horizons.

    On December 18, 1997, the Horizons Board held a special meeting and authorized the execution of a term sheet between Titan and Horizons.

    During early 1998, representatives of Titan conducted a due diligence of Horizons and Titan's legal counsel prepared a draft merger agreement. Horizons' and Titan's legal counsel engaged in negotiations with respect to the terms of the merger agreement. Horizons also conducted a due diligence review of Titan.

    On January 20, 1998, Horizons engaged Slavitt Ellington to render an opinion as to the fairness, from a financial point of view, of the proposed merger consideration to be received by Horizons' stockholders.

    On February 17, 1998, a meeting of the members of the Horizons Board was held. All of the members of the Horizons Board attended the meeting in person or by conference telephone. Prior to the meeting, drafts of the merger agreement and related agreements had been provided to each of the directors. The terms of the proposed merger, including the proposed ratios by which shares of Titan Common Stock would be exchanged for each share of Horizons Common Stock and Horizons Series A Preferred Stock were discussed. Prior to the meeting, Horizons' officers and employees made presentations to the Horizons Board members on their due diligence investigation with respect to Titan, and Horizons' legal counsel made a presentation to the Horizons Board with respect to certain responsibilities of the directors in connection with considering and acting upon a merger proposal. In addition, Slavitt Ellington made a financial presentation to the Horizons Board and delivered to the Horizons Board its oral opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of Horizons in the Merger. See "--Opinion of Slavitt Ellington."

    On February 19, 1998 at a regular meeting of the Titan Board, the Titan Board considered the agreed upon terms of the draft merger agreement and the Merger and related arrangements. All directors were in attendance in person, as were representatives of Titan's legal counsel. Prior to the meeting, near-final versions of the draft merger agreement and related agreements had been made available. Following discussion among the directors concerning the proposed terms of the Merger and the Merger Agreement, and the business and management of Horizons, the Titan Board unanimously (i) determined that the terms of the proposed Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Titan and its stockholders and (ii) approved the proposed Merger Agreement and the Merger and all related arrangements contemplated thereby, including the issuance by Titan of shares of Titan Common Stock in connection therewith. The Titan Board also instructed Titan's management to negotiate and finalize the terms of the draft merger agreement. See "--Titan Reasons for the Merger."

    On February 26, 1998, a final draft Merger Agreement was considered and the Horizons Board (i) approved Horizons' execution and delivery of the Merger Agreement as a condition to the Merger, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Horizons' stockholders, (iii) approved the transactions contemplated thereby and (iv) resolved to recommend that the holders of the Horizons Common Stock and Horizons Series A Preferred Stock adopt the Merger Agreement and the transactions contemplated therein, including the Merger. See "--Horizons Reasons for the Merger." Prior to such approval, the Horizons Board received the written fairness opinion of Slavitt Ellington. See "--Opinion of Slavitt Ellington."

    On February 26, 1998, the Merger Agreement was executed, and the parties issued a press release announcing the execution thereof on February 27, 1998, prior to the opening of the NYSE trading session.

TITAN REASONS FOR THE MERGER

    In the course of reaching its decision to approve the Merger, the Merger Agreement, the issuance by Titan of shares of Titan Common Stock in connection therewith, and each of the transactions and arrangements contemplated thereby, the Titan Board consulted with Titan legal and financial advisors as well as with Titan management, and considered a number of factors, including the following:

    - The combined company may possess increased opportunities and greater government contract sales and product line coverage, thereby enhancing its growth potential;

    - The Merger represents a strategic opportunity to further diversify Titan's product and services offerings with complementary information technology services;

    - The combined company may be able to achieve certain operating efficiencies as a result of the Merger enabling the combined company to maintain competitive rates;

    - The Merger will provide Titan with additional skilled and experienced management personnel; and

    - The Merger may result in increased earnings per share for the combined company.

    In the course of its deliberations, the Titan Board reviewed with management a number of other factors relevant to the Merger, including, among other things:
(i) information concerning Titan's and Horizons' respective businesses, prospects, financial performances, financial conditions and operations; (ii) an analysis of the respective contributions to revenues, operating profits and net profits of the combined company; (iii) the compatibility of the managements of Titan and Horizons; (iv) potential synergies and alternatives for growth within the combined company; and (v) reports from management and legal advisors on the results of Titan's due diligence investigation of Horizons.

    The Titan Board also considered a variety of potentially negative factors concerning the Merger, including (i) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (ii) the risk that the combined company might not achieve sufficient operating efficiencies to ensure that the Merger would not have a negative effect on Titan's earnings per share; (iii) the charges expected to be incurred in connection with the Merger, including transaction costs and costs of integrating the businesses of the companies, to be reflected in a charge estimated to be approximately $1 million, to be expensed in the periods in which the costs will be incurred (see "Unaudited Pro Forma Combined Condensed Financial Information"); (iv) the risk that the combined company's ability to increase or maintain revenue might be diminished by intensified competition among providers of similar or related information technology services; (v) the risk that other benefits sought to be obtained by the Merger would not be obtained; and (vi) other risks related to the Merger and the business of Horizons, including Horizons' negative working capital balance, Horizons' significant losses in its commercial division, risks associated with Horizons' government contracts subject to rebid, Horizons' compliance and noncompliance with its lender covenants, Horizons' ability to commercialize certain technologies such as its global positioning technology, customer contration issues, Horizons' ability to sustain its operating margins, Horizons' ability to retain key personnel such as Earl Pontius, and the Year 2000 issue. See "Risk Factors."

    Based on the factors described above, the Titan Board determined that the Merger is fair to and in the best interests of Titan and its stockholders, and approved the Merger, the Merger Agreement, the issuance by Titan of shares of Titan Common Stock in connection therewith, and the transactions contemplated thereby.

    The foregoing discussion of the information and factors considered is not intended to be exhaustive but is believed to include the material factors considered by the Titan Board. In reaching a determination whether to approve the Merger Agreement and the Merger, and the issuance by Titan of shares of Titan Common Stock in connection therewith in view of the wide variety of factors considered, the Titan Board did not find it practical to quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

HORIZONS REASONS FOR THE MERGER

    As part of its review, the Horizons Board considered, among other things,
(i) information concerning the financial performance, condition, business operations and prospects of each of Horizons and Titan, (ii) the proposed terms and structure of the Merger, (iii) the marketability and value of Horizons Common and Preferred Stock and Titan Common Stock, (iv) the terms of the Merger Agreement, including the parties' mutual representations, warranties and covenants and the conditions to their respective obligations, (v) the alternatives to the Merger (including discussions held with other companies),
(vi) the Slavitt Ellington opinion relating to the fairness, from a financial point of view, to the Horizons stockholders of the consideration to be received in the Merger by the Horizons stockholders and (vii) the business advantages expected to result from the combination of Horizons and Titan.

    The Horizons board believes that the Merger is fair to, and in the best interests of, Horizons stockholders for the following reasons:

    GROWTH POTENTIAL. The Horizons Board believes that the Merger will constitute a strategic combination, accelerating the ability of Horizons to achieve its strategic objectives, albeit as part of a combined entity. This belief is based upon the opportunities arising from the combination of the two companies, including (i) complementary product lines and government market segments, (ii) complementary management and technical teams, as well as little redundancy and greater overall management depth and (iii) the potential to pursue larger business opportunities through the combination of the two companies. The Horizons Board considered the risks associated with Titan's business and its recent financial results and concluded that the prospective benefits of the combination of Titan and Horizons outweighed the risks.

    STOCKHOLDER VALUE AND LIQUIDITY. The Horizons Board believes that the consideration to be received in the Merger by the Horizons stockholders is fair to the Horizons stockholders and that the Titan Common Stock has prospects for positive long-term performance. The Titan Common Stock, which is listed on the NYSE, will also provide liquidity to the Horizons stockholders not currently available to them to realize the value of their shareholdings.

    ALTERNATIVE TRANSACTIONS. The Horizons Board considered that the Merger Agreement provides that Horizons may not solicit any alternate transaction. The Horizons Board reviewed the status of other acquisition discussions and expressed the view that other acquisition proposals were speculative at this time. Additionally, the Horizons Board noted that such alternatives could be more disruptive to Horizons' established operations and, thus, less likely to achieve the strategic values desired. The Horizons Board noted that the Merger Agreement provides that Horizons may furnish information to and enter into discussions or negotiations with, any party that makes an unsolicited bona fide written proposal to acquire Horizons or substantially all of its assets on terms which, in an exercise of the Horizons Board's fiduciary duty after the consideration of advice from Horizons' legal advisors, a majority of Horizons' directors determines is likely to be more beneficial to Horizons stockholders than the Merger. The Horizons Board also noted that the Merger Agreement provides for the payment of a termination fee of $250,000 if Horizons enters into an alternate transaction with another party and was aware that Titan would not have entered into the Merger Agreement without this provision. The Horizons Board concluded that, while the existence of the termination fee provision might reduce the likelihood that a third party would propose an alternative transaction, the increased cost to a third party would not be material and the benefits of the Merger to Horizons outweighed the risks.

    In considering the Merger, the Horizons Board acknowledged that there are certain risks associated with the Merger, including (i) the risk that the combined company might not achieve revenues equal to the sum of the separate companies' anticipated revenues, (ii) the risk that the combined company might not achieve sufficient operating efficiencies to prevent the Merger from having a negative effect on Titan's earnings per share, (iii) the risk that the other benefits sough to be obtained by the Merger would not be obtained, (iv) each of the other risks described above under "Risk Factors" and (v) the possibility that the Merger might not be consummated, resulting in a potential adverse effect upon the operations and financial position of Horizons. Notwithstanding these risks, the Horizons Board concluded that the positive factors described above outweighed the negative consideration.

    In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Horizons Board did not find it practical to, and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its decision.

    For the reasons discussed above, the Horizons Board has determined that the Merger is advisable and in the best interests of Horizons and its stockholders and has recommended a vote for approval of the Merger Proposal.

OPINION OF SLAVITT ELLINGTON

    (CAPITALIZED TERMS DEFINED IN THIS SECTION RELATING TO THE OPINION OF THE SLAVITT ELLINGTON GROUP ARE INTENDED TO APPLY TO THIS SECTION ONLY.)

    On February 17, 1998, THE SLAVITT ELLINGTON GROUP, Inc. ("SEG") delivered its oral opinion to the Horizons Technology, Inc. Board of Directors ("Horizons Board") that as of that date the amount of Titan common stock to be received by the shareholders of the common shares and the Series A Preferred Shares (collectively the "Shareholders") of Horizons Technology, Inc. ("Horizons" or the "Company"), in connection with a merger between Horizons and The Titan Corporation ("Titan") ("Proposed Transaction") is fair to the Shareholders from a financial point of view. On February 26, 1998, SEG updated its opinion and confirmed it in written form (the "SEG Fairness Opinion"). There were no material differences between the February 17, 1998 oral opinion and the February 26, 1998 written opinion. All of the financial data delivered to SEG by Horizons in connection with its opinions, however, did not include adjustments relating to Horizon's discontinued operations, and the following information should be considered accordingly. However, SEG reviewed the reported financial statements of Horizons as of January 31, 1998 (which include the effect of the discontinuance of the Information Systems Group) subsequent to the issuance of its opinions, and determined that its opinions would not have been materially different had the information been available prior to their issuance.

    The full text of the SEG Fairness Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B. Slavitt Ellington has consented to the use of its opinions in this Prospectus/Proxy Statement Shareholders are urged to read the SEG Fairness Opinion in its entirety. No limitations were imposed by Horizons or the Horizons Board with respect to the investigations made or procedures followed by SEG in rendering its opinion. The summary of the opinion of SEG set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the SEG Fairness Opinion.

    In connection with its opinion, SEG has, among other things, (a) reviewed the Merger Agreement dated February 26, 1998, by and among Horizons and Titan (the "Merger Agreement") and related documents; (b) reviewed certain publicly available information concerning Titan which SEG believes to be relevant to its analysis; (c) reviewed certain internal financial statements and other financial and operating data concerning Horizons prepared by the management of Horizons;
(d) analyzed certain financial assumptions prepared by Horizons; (e) conducted discussions with members of management of Horizons and Titan concerning current and future business operations; (f) reviewed the reported prices and trading activity for the common stock of Titan; (g) reviewed the historical market prices and trading activity for Titan's shares and compared them with those of certain publicly traded companies which SEG deemed to be reasonably similar to Horizons and Titan; (h) compared the results of operations and present financial condition of Horizons and Titan with those of certain publicly traded companies which SEG deemed to be reasonably similar to Horizons and Titan, respectively;
(i) performed certain financial analyses with respect to Horizons' projected future operating performance, including discounted cash flow analyses; and (j) reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as SEG deemed necessary.

    In preparing its opinion, SEG has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or that was supplied or otherwise made available to SEG by Horizons and/or Titan. SEG has not been engaged to, and therefore has not, verified the accuracy or completeness of any such information.

    With respect to the financial forecasts for the years 1998 through 2002, SEG assumed that the assumptions provided by Horizons' management were reasonably prepared and reflect the best currently available estimates and judgment of Horizons' management. In arriving at its opinion, SEG did not conduct an extensive physical inspection of the properties or facilities of Horizons or Titan. SEG did not make or obtain any evaluations or appraisals of the assets or liabilities of Horizons or Titan. SEG's opinion is necessarily based upon market, economic and other conditions as they exist and can only be evaluated as of the date of its opinion. In addition, SEG was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of all or any portion of the outstanding common shares and the Series A Preferred Shares of Horizons or its constituent businesses.

    The following is a summary of the analysis performed by SEG in connection with its February 26, 1998 fairness opinion. The analyses performed were based upon an implied merger consideration (the "Implied Merger Consideration") for the common shares and the Series A Preferred Shares of Horizons of approximately $19.4 million, as outlined in the Merger Agreement.

    VALUATION OF THE PREFERRED STOCK. In order to issue its fairness opinion, SEG was required to determine the value of the Series A Preferred Shares of Horizons. The full text of the SEG Fair Market Value Opinion of the Series A Preferred Shares of Horizons, which sets forth matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix C. This analysis entailed a review of the financial condition and performance of Horizons, the terms and conditions of the Series A Preferred Shares of Horizons, the historical payment (or lack thereof) of dividends on the Series A Preferred Shares of Horizons, and Horizons' ability to pay dividends on the Series A Preferred Shares of Horizons in the future, among other things. SEG made certain assumptions regarding the timing of the payment of dividends in the future, as well as the payment of the dividends in arrears. SEG also made certain assumption regarding the value of the conversion option of the Series A Preferred Shares of Horizons. In its analysis, SEG discounted the expected future dividend payments using various discount rates, and valued the conversion option, where each share of the Series A Preferred Shares of Horizons is converted into one share of Horizons Common Stock, using various options pricing models including the Black-Scholes Model. SEG's analysis resulted in an opinion of the fair market value of the Series A Preferred Shares of Horizons of $5.00 per share, or a total value of consideration of $2.5 million based on 500,000 shares outstanding.

    CALCULATION OF CONSIDERATION FOR SHAREHOLDERS. The applicable fraction pertaining to each preferred share is defined as the fraction having the numerator equal to $5.00 per share and the denominator equal to the "Designated Parent Stock Price," as defined in the Merger Agreement. The Applicable Fraction pertaining to Horizons common stock is defined as the fraction (A) having the numerator equal to the amount by which (x) $23,850,000 minus the "Balance Sheet Deduction" plus $65,240 exceeds (y) the Average Preferred Stock Valuation and
(B) having a denominator equal to the amount determined by multiplying (1) the "Adjusted Company Share Amount" by (2) the "Designated Parent Stock Price."

    The "Balance Sheet Deduction" is defined as (A) $4,500,000 plus or minus, as described below, (B) the amount by which Horizons' Working Capital (determined prior to the Closing as set forth in the Merger Agreement) is less than (in which case such amount shall be added to the amount determined in (A) above) or greater than (in which case such amount shall be subtracted from the amount determined in (A) above) negative $2,150,000; provided, however, no such adjustment shall be made unless Horizons' Working Capital is at least $200,000 less than or greater than, as the case may be, negative $2,150,000 (and in such case such adjustment shall be made with respect to the entire amount less than or greater than, as appropriate, negative $2,150,000).

ANALYSIS OF HORIZONS TECHNOLOGY, INC.

    SUMMARY OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. SEG reviewed and compared certain fundamental financial information of Horizons to the following publicly traded companies, among others, in the defense contractor/information technology industry: Advanced Communication Systems, Inc., Analysis & Technology, Inc., CACI International, Inc., Dynamics Research Corp., GRC International, Inc., Nichols Research Corp. and VSE Corp. (the "Comparable Companies"). The group consisted of companies who derive a significant portion of their revenues from government (Department of Defense) contracts, and/or are engaged in providing information technology-related services. SEG calculated, among other things, the recent market price of those companies as a multiple of their earnings before interest and taxes ("EBIT"), net income, and book value. SEG reviewed those multiples, excluding the outlying observations, in order to apply those multiples to the historical and projected financial results of Horizons. SEG excluded outlying observations because it believes that the outlying values for certain companies reflect temporary market aberrations and can skew the analysis.

    With respect to the EBIT multiples, SEG considered the market price of the invested capital (total market capitalization plus book value of long-term debt) as a multiple of EBIT estimated for the last fiscal year. For the Comparable Companies reviewed, these multiples ranged from 9.6x to 18.1x (eliminating the high and low), and had a mean less extremes of 16.9x. Based upon the estimated last fiscal year (January 31, 1998) and projected fiscal 1999 EBIT provided by Horizons, the Implied Merger Consideration (plus the long-term debt) is equal to 21.8x 1998 estimated EBIT and 8.9x projected 1999 EBIT. Based upon reported EBIT for fiscal 1998 (provided to SEG subsequent to the date of its opinion), the Implied

Merger Consideration (plus the long-term debt) is equal to 7.6 x 1998 reported EBIT. With consideration given to the differences between private company multiples and public company multiples, and the fundamentals of Horizons versus the Comparable Companies, SEG believes that the implied multiples are equal or in excess of those that one would normally expect in the valuation of a private company such as Horizons.

    With respect to the net income multiples, SEG considered the market price of the common stock as a multiple of net income reported by the Comparable Companies for the last fiscal year. For the Comparable Companies reviewed, those multiples ranged from 11.6x to 34.8x (eliminating the high and low), and had a mean less extremes of 27.8x. Based upon the estimated last fiscal year and projected fiscal 1999 net income provided by Horizons, based upon reported net income for fiscal 1998 (provided to SEG subsequent to the date of its opinion), the Implied Merger Consideration is equal to 11.8 x 1998 reported net income from continuing operations, the Implied Merger Consideration is equal to 36.0x 1998 estimated net income, and 9.5x projected 1999 net income. With consideration given to the differences between private company multiples and public company multiples, and the fundamentals of Horizons versus the Comparable Companies, SEG believes that the implied multiples are equal or in excess of those that one would normally expect in the valuation of a private company such as Horizons.

    With respect to the book value multiples, SEG considered the market price of the common stock as a multiple of book value reported by the Comparable Companies for the last fiscal year. For the Comparable Companies reviewed, those multiples ranged from 1.4x to 4.4x (eliminating the high and low), and had a mean less extremes of 2.1x. Based upon the estimated last fiscal year and projected fiscal 1999 book value provided by Horizons, the Implied Merger Consideration is equal to 61.4x 1998 estimated book value, and 7.9x projected 1999 book value. Based upon the reported book value for fiscal 1998 (provided to SEG subsequent to the date of its opinion), the Implied Merger Consideration is not meaningful as a multiple of book value due to the negative book value reported by Horizons for fiscal 1998. With consideration given to the differences between private company multiples and public company multiples, and the fundamentals of Horizons versus the Comparable Companies, SEG believes that the implied multiples are equal or in excess of those that one would normally expect in the valuation of a private company such as Horizons.

    DISCOUNTED CASH FLOW ANALYSIS. SEG performed a discounted cash flow analysis using financial forecasts provided by Horizons management. SEG estimated the present value of the future cash flows set forth in these forecasts and estimated the terminal value as forth in these forecasts. The estimated present value of the future cash flows and the estimated terminal value added together yield an estimate of the market value of Horizons. SEG derived the net present value of free cash flow (defined as net income plus depreciation and amortization less any increases in required working capital and less capital expenditures) for the fiscal years 1999 through 2002, using various discount rates ranging from 18.0% to 23.0%. SEG estimated Horizons' terminal values in the year 2002 based on capitalization rates derived by subtracting long-term sustainable growth from the estimated discount rates. These assumptions resulted in value conclusions ranging from 14.3 million to 12.1 million for the total equity of Horizons (common shares and the Series A Preferred Shares of Horizons), all equal to or less than the Implied Merger Consideration.

SUMMARY

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying SEG's opinion. In arriving at its fairness determination, SEG considered the results of all such analyses. SEG did not separately consider the extent to which any one of the analyses supported or did not support SEG's Fairness Opinion. No company or transaction used in the above analyses as a comparison is identical to Horizons or Titan. The analyses were prepared solely for purposes of SEG in providing its opinion to the Horizons Board as to the fairness of the Implied Merger Consideration to be received by the Shareholders in the Proposed Transaction, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors none of SEG or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, SEG's opinion to the Horizons Board was one of the many factors taken into consideration by the Horizons Board in making its determination to approve the Proposed Transaction. The foregoing summary does not purport to be a complete description of the analysis performed by SEG and is qualified by reference to the written SEG Fairness Opinion set forth in Appendix B hereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Horizons Board with respect to the Merger Proposal, holders of shares of Horizons Common Stock and Horizons Series A Preferred Stock should be aware that certain directors and executive officers of Horizons have certain interests in the Merger that are in addition to the interests of holders of Horizons Common Stock and Series A Horizons Preferred Stock generally. The Horizons Board has considered these interests, among other matters, in approving the Merger Agreement and the Merger.

    EMPLOYMENT ARRANGEMENTS. Except as described in the following sentence, Titan expects to employ certain of Horizons' current officers upon consummation of the Merger and such persons have been informed of that potential employment. The Merger Agreement provides that Titan expects that Horizons' officers following the Merger will be the same persons, holding the same offices, as the officers of Horizons immediately prior to the Merger, except to the extent otherwise agreed in writing by Titan and Horizons, and except for the resignations of Horizons' Chief Executive Officer, Dr. James T. Palmer, and Chief Financial Officer, J. Patrick Boyce.

    Titan and Earl A. Pontius have agreed to an employment arrangement, pursuant to which Titan will continue to employ Mr. Pontius following the Merger as President of Horizons and Senior Vice President of the Titan Technologies and Information Systems Corporation, a wholly-owned subsidiary of Titan. Mr. Pontius' annual salary will be $16,666.66 per month. Subject to the approval of the Titan Board of Directors, Mr. Pontius will be granted 20,000 shares of Titan Common Stock under Titan's Stock Option Plan and will be issued at least 50,000 shares of Common Stock in Titan Technologies and Information Systems Corporation. Mr. Pontius will participate in Titan's Executive Bonus Plan and will have an opportunity to earn up to 45% of his salary by meeting certain performance based objectives. In addition, Mr. Pontius may earn up to an additional 15% of his salary by exceeding such objectives. If Mr. Pontius' employment is terminated during the first two years of employment for any reason other than cause, Titan will pay Mr. Pontius as severance an amount equal to 24 months minus the number of months employed multiplied by his monthly base salary.

    Titan and Dr. James T. Palmer have entered into a two year consulting agreement, pursuant to which Dr. Palmer will perform certain consulting services for Titan following the Merger. Pursuant to the consulting agreement, Dr. Palmer will receive $10,000 per month for up to eight days of consulting services per month, at Titans' discretion. Dr. Palmer will receive $1,250.00 per day for consulting services provided in excess of eight days per month. In addition, Dr. Palmer will be reimbursed for all reasonable out-of-pocket expenses. Titan and Mr. Boyce have entered into a consulting agreement to become effective upon the termination of Mr. Boyce's employment, which consulting agreement will have an initial term of six months, following which Titan may obtain Mr. Boyce's services as requested from time to time by Titan in its discretion. Mr. Boyce will receive $8,000 per month for up to eight days of consulting services per month, at Titan's discretion. Pursuant to the consulting agreement, Mr. Boyce will receive $1,000 per day for consulting services provided in excess of eight days per month. During the second six months of the consulting agreement, Mr. Boyce will provide consulting services on an as needed basis at Titan's discretion. Mr. Boyce will receive $900.00 per day for consulting services provided. In addition, Mr. Boyce will be reimbursed for all reasonable out-of-pocket expenses.


REGULATORY MATTERS

    Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Titan and Horizons filed notification and report forms under the HSR Act with the FTC and Antitrust Division on March 3, 1998. These filings commenced a 30-day waiting period under the HSR Act, with respect to which Titan and Horizons requested and were granted early termination.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the FTC, the Antitrust Division, state attorneys general or others could take action under antitrust laws with respect to the Merger, including seeking to enjoin consummation of the Merger, seeking to cause the divestiture of significant assets of Titan or Horizons or their subsidiaries or seeking to impose conditions on Titan with respect to the business operations of the combined companies. In addition, the review of the Merger pursuant to the HSR Act may substantially delay or proscribe consummation of the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such challenge is made, that Titan would prevail or would not be required to terminate the Merger Agreement, to divest certain assets, to license certain proprietary technology to third parties or to accept certain conditions in order to consummate the Merger. Titan does not have any obligation under the Merger Agreement to (i) dispose or cause any of its subsidiaries to dispose of any assets, (ii) discontinue or make any changes to its operations or proposed operations or to the operations or proposed operations of any of its otherwise) regarding its future operations, or the future operations of its subsidiaries, or the future operations of Horizons or its subsidiaries, even though the disposition of such asset or the making of such change or commitment might facilitate the obtaining of a required governmental authorization or might otherwise facilitate the consummation of the Merger.

FEDERAL INCOME TAX MATTERS

    The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Horizons Common Stock and Horizons Series A Preferred Stock. This discussion assumes that holders of shares of Horizons Common Stock and Horizons Series A Preferred Stock hold such shares as capital assets. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Horizons' stockholders.

    Horizons stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Horizons stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Code, who are non-United States persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger).

    It is the opinion of Cooley Godward LLP ("Cooley Godward"), counsel to Titan, and Jenkens & Gilchrist P.C. ("Jenkens & Gilchrist"), counsel to Horizons, that the Merger will constitute a reorganization (a "Reorganization") pursuant to Section 368(a) of the Code (collectively, the "Tax Opinions"). The respective obligations of the parties to consummate the Merger are conditioned on the receipt by Titan of an opinion from Cooley Godward, and on the receipt by Horizons of an opinion from Jenkens & Gilchrist, confirming that the Merger will constitute a Reorganization (collectively, the "Closing Opinions"); provided, however, that if Jenkens & Gilchrist does not render such opinion to Horizons, the condition to Horizons' obligations shall nonetheless be deemed to be satisfied with respect to Horizons if Cooley Godward renders such opinion to Horizons. Moreover, if Horizons' counsel does not render a Closing Opinion to Horizons, the requirement that Titan's counsel render the Closing Opinion to Horizons will not be waived without the resolicitation of the Horizons' stockholders' consent. See "Terms of the Merger-- Conditions to the Merger." The Tax Opinions and the Closing Opinions of counsel as to such federal income tax consequences (i) will not be binding on the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position, (ii) will be based on certain assumptions, as well as representations received from Titan, Titan Sub and Horizons, (iii) will be based on the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement and (iv) will be subject to the limitations discussed below. Neither Titan nor Horizons has requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the Merger.

    Subject to the limitations and qualifications referred to herein and in the Tax Opinions and Closing Opinions, it is the opinion of Cooley Godward, counsel to Titan, and Jenkens & Gilchrist, counsel to Horizons, that as a result of the Merger's qualifying as a Reorganization, the following U.S. federal income tax consequences will result:

    - No gain or loss will be recognized for federal income tax purposes by the holders of Horizons Common Stock and Horizons Series A Preferred Stock upon the receipt of Titan Common Stock solely in exchange for such Horizons Common Stock and Horizons Series A Preferred Stock in the Merger (except to the extent, if any, that (i) cash is received in lieu of fractional shares, or (ii) Titan Common Stock received by a Horizons Series A Preferred Stock holder is attributable to any dividends in arrears (see below)).

    - The aggregate tax basis of the Titan Common Stock so received by Horizons stockholders in the Merger (including any fractional shares of Titan Common Stock and Horizons Series A Preferred Stock not actually received) will be the same as the aggregate tax basis of the Horizons Common Stock and Horizons Series A Preferred Stock surrendered in exchange therefor.

    - The holding period of the Titan Common Stock so received by each Horizons stockholder in the Merger will include the holding period of the shares of Horizons Common Stock and Horizons Series A Preferred Stock surrendered in exchange therefor.

    - Cash payments received by holders of Horizons Common Stock and Horizons Series A Preferred Stock in lieu of fractional shares of Titan Common Stock will be treated as if such fractional shares had been issued in the Merger and then redeemed by Titan. A Horizons stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of Titan Common Stock was held as a capital asset at the Effective Time of the Merger.

    - A holder of Horizons Common Stock and Horizons Series A Preferred Stock who exercises appraisal rights with respect to a share of Horizons Common Stock or Horizons Series A Preferred Stock and receives a cash payment for such shares generally should recognize capital gain or loss (if such share was held as a capital asset at the Effective Time of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not "essentially equivalent to a dividend" within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code after giving effect to the constructive ownership rules of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the appraisal rights owns no shares of capital stock of Titan (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. For non-corporate holders, any such capital gain will be taxed at a maximum federal income tax rate of 39.6% if the holder's holding period in the shares is 1 year or less, at a maximum federal tax rate of 28% if the holder's holding period in the shares is more than 1 year but not more than 18 months and at a maximum federal income tax rate of 20% if the holder's holding period in the shares is more than 18 months. For corporate holders, capital gain will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

    A successful IRS challenge to the Reorganization status of the Merger could result in significant adverse tax consequences to Horizons stockholders. A Horizons stockholder would recognize gain or loss with respect to each share of Horizons Common Stock and Horizons Series A Preferred Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Titan Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Titan Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger is consummated.

    Even if the Merger qualifies as a Reorganization, a recipient of Titan Common Stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Horizons Common Stock or Horizons Series A Preferred Stock surrendered. In addition, to the extent that a Horizons stockholder were treated as receiving (directly or indirectly) consideration other than Titan Common Stock in exchange for such stockholder's Horizons Common Stock or Horizons Series A Preferred Stock, gain, if any, would have to be recognized. Moreover, to the extent, if any, Titan Common Stock received by a Horizons Series A Preferred Stock holder is deemed to be attributable to any Horizons Series A Preferred Stock dividends in arrears ("Preferred Stock Dividend"), such a holder would recognize dividend income to the extent of Horizons' current or accumulated earnings and profits ("E & P"). For noncorporate taxpayers, the dividend income would be taxable as ordinary income at a maximum federal tax rate of 39.6%. For corporate holders, the dividend income would be eligible for the dividends received deduction and would be taxable at ordinary income tax rates applicable to corporations. To the extent that the deemed value of a Preferred Stock Dividend exceeds E & P, a holders' basis in his, her or its stock will be reduced and any excess value will be treated as capital gain.

    Certain noncorporate Horizons stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Titan Common Stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

    Each Horizons stockholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Merger.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, HOLDERS OF HORIZONS COMMON STOCK AND HORIZONS SERIES A PREFERRED STOCK

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
ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

    Titan expects to account for the acquisition of Horizons as a "pooling of interests" pursuant to generally accepted accounting principles. Titan management and Horizons management have concluded that no conditions exist relating to Horizons that would preclude Titan from accounting for the Merger as a pooling of interests.

APPRAISAL RIGHTS OF HORIZONS STOCKHOLDERS

    THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER THE DGCL IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX C.

    FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. A HORIZONS STOCKHOLDER WHO FAILS TO ABSTAIN FROM VOTING OR WHO VOTES HIS OR HER SHARES IN FAVOR OF THE MERGER WILL NOT HAVE A RIGHT TO EXERCISE HIS OR HER APPRAISAL RIGHTS. A HORIZONS STOCKHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES PRIOR TO THE DATE OF THE HORIZONS MEETING.

    Under Section 262 of the DGCL, each Horizons stockholder as of the Record Date who has not voted in favor of the Merger and who submits a written demand for appraisal of his or her shares prior to the date of the Horizons Meeting is entitled to receive payment of the fair value of all shares of Horizons Common Stock and Horizons Series A Preferred Stock owned by such holder if the Merger is consummated. Such notice must be sufficient for Horizons to identify the stockholder. A proxy or vote by a holder of Horizons Common Stock or Horizons Series A Preferred Stock abstaining or against the Merger shall not constitute a sufficient notice or demand. Thereafter, the stockholder who has demanded appraisal rights must continuously hold the shares of Horizons Common Stock through the Effective Time and must not vote for the Merger at the Horizons Meeting to perfect their appraisal right. Notwithstanding the foregoing, at any time within 60 days after the Effective Time any holder of Horizons Common Stock and Horizons Series A Preferred Stock who has demanded and perfected appraisal rights may withdraw such demand and accept the conversion terms offered in the Merger Agreement (without interest). Within 120 days after the Effective Time a holder of Horizons Common Stock and Horizons Series A Preferred Stock who has perfected appraisal rights or Horizons may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of all Horizons Common Stock and Horizons Series A Preferred Stock for all holders who have perfected appraisal rights. From and after the Effective Time no stockholder who has demanded and perfected their appraisal rights shall be entitled to vote, or receive any payments or dividends with respect to, the Horizons Common Stock and Horizons Series A Preferred Stock or the Titan Common Stock.

                              TERMS OF THE MERGER

    This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger. The Merger Agreement provides for the merger of Titan Sub, a newly formed, wholly-owned Delaware subsidiary of Titan, with and into Horizons. The discussion in this Prospectus/Proxy Statement of the Merger and the description of the principal terms of the Merger Agreement are accurate in all material respects but do not purport to be complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Proxy Statement as Appendix A and incorporated herein by reference. All stockholders of Horizons are urged to read the Merger Agreement in its entirety.

EFFECTIVE TIME

    It is anticipated that the Merger will be consummated on or promptly following the date of the Horizons Meeting, or such other date as the parties may otherwise agree, but in no event later than the second business day following the date of the Horizons Meeting. The Merger will become effective on the date the Certificate of Merger is duly filed with the Delaware Secretary of State (the "Effective Time"). At the Effective Time, Titan Sub will merge with and into Horizons, with the result that Horizons will be the Surviving Subsidiary in the Merger and will be wholly-owned by Titan. As described below, the stockholders of Horizons will become stockholders of Titan, and their rights will be governed by the Titan Certificate and the Titan Bylaws. See "Comparison of Rights of Titan Stockholders and Horizons Stockholders."

MANNER AND BASIS FOR CONVERTING SHARES

    EXCHANGE OF STOCK. Except as provided below, at the Effective Time, each outstanding share of Horizons Common Stock will be converted into the right to receive approximately $2.26 of Titan Common Stock and each outstanding share of Horizons Series A Preferred Stock will be converted into the right to receive $5.00 of Titan Common Stock, based on the Designated Titan Closing Price.

    The following is a description of the calculation that will be made to determine the fractional share of Titan Common Stock to be issued in the Merger to holders of Horizon Series A Preferred Stock and Horizons Common Stock, respectively, for each such share held by them (and additional detail concerning the determination of the following fractions is set forth in the following paragraphs): (i) in the case of the Horizons Series A Preferred Stock, the fraction to determine the fractional share shall have a numerator equal to $5.00 and a denominator equal to the Designated Titan Closing Price; and (ii) in the case of the Horizons Common Stock, the fraction to determine the fractional share shall have a numerator equal to $16,915,240 and a denominator equal to the product of (a) the aggregate number of outstanding shares of Horizons Common Stock plus the number of shares of Horizons Common Stock subject to outstanding options (but not outstanding warrants), and (b) the Designated Titan Closing Price. With regard to the Horizons Series A Preferred Stock, the numerator of $5.00 represents the value of the Horizons Series A Preferred Stock as determined by Slavitt Ellington, Horizon's financial advisor. See "Approval of the Merger--Opinion of Slavitt Ellington." The $5.00 figure is used in the numerator in order to determine the dollar value per share of Titan Common Stock each Horizons Preferred stockholder is entitled to receive. With regard to the Horizons Common Stock, the numerator of $16,915,240 represents the negotiated purchase price for all shares of Horizons' Common Stock minus a balance sheet deduction which was determined by Horizons working capital with certain adjustments, plus Horizons' estimate of the aggregate exercise price of Horizons' options less the aggregate valuation of Horizons' Series A Preferred Stock. The $16,915,240 figure is used in the numerator in order to determine the exchange ratio.

    Under the terms of the Merger Agreement, the amount of consideration payable in the Merger to holders of Horizons Common Stock and Horizons Series A Preferred Stock is set forth in a complex series of formulas and fractions. The reason for the complexity is that certain components of the formulas were indeterminable or variable at the time the Merger Agreement was signed. For instance, the per share amount of consideration payable to holders of Horizons Common Stock (defined in the Merger Agreement as the "Applicable Fraction") was subject to possible adjustment in the event Horizons' Working Capital (as defined in the Merger Agreement) as of January 31, 1998, fell outside certain parameters. As of January 31, 1998 Horizons had a working capital deficit of approximately $5.9 million. Also, provision had to be made for an adjustment to the per share consideration payable in the event the total number of Horizons' outstanding shares (including shares subject to options and warrants) changed from the time of signing to consummation of the Merger (in order to ensure that the aggregate consideration to be paid for all shares would not be unintentionally increased or decreased as a result). Moreover, the parties determined that the Designated Titan Closing Price would be determined based upon the average closing price of Titan Common Stock over the twenty trading days prior to consummation of the Merger but subject to a minimum amount of $6.00 and a maximum amount of $8.00. The concept of such a minimum and maximum price is commonly known as a "collar."


    After the Merger Agreement was entered into and prior to the date hereof, the parties determined pursuant to the Merger Agreement that no adjustment to Working Capital would be required. Thus, one contingency to the determination of the consideration to be paid in the Merger to Horizons stockholders was removed. With respect to the potential adjustments due to changes in the number of outstanding shares of Horizons, Horizons stockholders should be aware that any such per share price adjustment will not change the aggregate consideration to be paid by Titan to Horizons stockholders. Further, Horizons does not expect, nor does the Merger Agreement permit, a material change in the number of outstanding Horizons shares; and therefore it is highly unlikely that any material adjustment to the per share consideration would be made due to the number of outstanding shares. (For purposes of this Prospectus/ Proxy Statement, all calculations of such consideration are based on Horizon's outstanding shares as of the Record Date.) Based upon the capitalization of Horizons as of the close of business on June 4, 1998 and based upon the $6.4375 closing price of Titan Common Stock on the NYSE for June 4, 1998 (and assuming no price adjustments as described below), the aggregate consideration that Titan will pay to Horizons stockholders is $19,455,695.

    Because of the collar described above, however, the potential adjustment to the consideration to be paid to Horizons stockholders could be material to the parties and to the Horizons stockholders, because an adjustment would result in an increase or decrease, as appropriate, in both the per share consideration and the aggregate consideration to be received by the Horizons stockholders. This is because (i) if the Designated Titan Closing Price is below $6.00 it will be treated as if it was $6.00 exactly, which will result in Horizons stockholders receiving stock in the Merger with an actual value less than its attributed value, and (ii) if the Designated Titan Closing Price is above $8.00 it will be treated as if it was $8.00 exactly, which will result in Horizons stockholders receiving stock in the Merger with an actual value greater than its attributed value. Notwithstanding the foregoing, neither Titan nor Horizons expects the Designated Titan Closing Price to be less than $6.00 or greater than $8.00. Stockholders of Horizons should consider, however, that due to the collar each share of Horizons Common Stock may be converted in the Merger into a number of shares of Titan Common Stock ranging from .280997 to .374663, and each share of Horizons Series A Preferred Stock may be converted in the Merger into a number of shares of Titan Common Stock ranging from .625000 to .833333 (assuming Horizon's capitalization as of the Record Date). Horizons stockholders are urged to review Section 1.5 of the Merger Agreement for further information as to how the consideration to be received by Horizons stockholders will be determined at the time of the Merger.

    Based upon the capitalization of Horizons as of the close of business on the Record Date, and based upon the $6.4375 closing price of Titan Common Stock on the NYSE for June 4, 1998 (and assuming no price adjustments as described above), an aggregate of approximately 3,022,244 shares of Titan Common Stock (the "Merger Consideration") will be issued in the Merger, and Titan will assume all outstanding Horizons options and substitute all outstanding Horizons warrants (except for warrants that expire by their terms in connection with the Merger), which will be converted into options and warrants, as applicable, to acquire approximately 15,953 additional shares of Titan Common Stock.

    At the Effective Time, all options to purchase Horizons Common Stock then outstanding under Horizons' 1988 Amended Stock Option Plan (the "Horizons Option Plan") (each a "Horizons Option" and, collectively, the "Horizons Options") will be assumed by Titan and all warrants to purchase Horizons Common Stock then outstanding (except for warrants that expire by their terms in connection with the Merger) (each a "Horizons Warrant" and, collectively, the "Horizons Warrants") will be substituted by Titan. See "--Treatment of Employee Equity Benefit Plans."

    Each share of Common Stock, $.01 par value per share, of Titan Sub issued and outstanding as of the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Subsidiary. Each certificate evidencing ownership of shares of Titan Sub Common Stock will evidence ownership of such shares of capital stock of the Surviving Subsidiary.

    Promptly after the Effective Time, Titan, acting through the Exchange Agent, will deliver to each holder of record as of the Effective Time of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Horizons Common Stock and Horizons Series A Preferred Stock, a letter of transmittal with instructions to be used by such holder in surrendering such certificates in exchange for certificates representing shares of Titan Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF HORIZONS COMMON STOCK AND HORIZONS SERIES A PREFERRED STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

    FRACTIONAL SHARES. No fractional shares of Titan Common Stock will be issued in the Merger. Instead, each Horizons stockholder who would otherwise be entitled to receive a fraction of a share of Titan Common Stock will receive an amount in cash (without interest) determined by multiplying such fraction by the closing price of Titan Common Stock as reported on the NYSE on the last trading date immediately preceding the Effective Time. Titan intends to use its current cash resources to fund the payments for fractional shares.

EFFECT OF THE MERGER

    Once the Merger is consummated, Titan Sub will cease to exist as a corporation, and Horizons will remain as the Surviving Subsidiary.

    Pursuant to the Merger Agreement, the Certificate of Incorporation and the Bylaws of Titan Sub immediately prior to the Effective Time will be the Certificate of Incorporation and the Bylaws of the Surviving Subsidiary. The officers of the Surviving Subsidiary will be the respective individuals who are serving as officers of Horizons immediately prior to the Effective Time, except Dr. James T. Palmer will resign as Chief Executive Officer and J. P. (Pat) Boyce will resign as Chief Financial Officer at the Effective Time. The directors of the Surviving Subsidiary will be Gene W. Ray, Earl A. Pontius, John L. Slack and J.S. Webb. There will be no change in the current Titan Board and officers of Titan as a result of the Merger.

    If the combined company is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, Titan expects to incur transaction and integration costs currently estimated to be $1 million, to reflect the combination. This amount is a preliminary estimate only. There can be no assurance that Titan will not incur additional charges to reflect costs associated with the Merger.

TREATMENT OF EMPLOYEE EQUITY BENEFIT PLANS

    STOCK OPTIONS AND WARRANTS. As of the Effective Time, each Horizons Option and Horizons Warrant, whether or not exercisable, will be assumed or substituted by Titan, as applicable, and will continue to have, and be subject to, the same terms and conditions set forth in the stock option plan under which it was issued (if applicable) and the stock option agreement or Horizons Warrant, as applicable, by which it is evidenced. From and after the Effective Time, (i) each Horizons Option and Horizons Warrant will be or become exercisable for Titan Common Stock rather than Horizons Common Stock, (ii) the number of shares of Titan Common Stock subject to each Horizons Option and Horizons Warrant shall be equal to the number of shares of Horizons Common Stock subject to such option or warrant, as applicable immediately prior to the Effective Time multiplied by the Applicable Fraction, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share),
(iii) the per share exercise price under each Horizons Option and Horizons Warrant shall be adjusted by dividing the per share exercise price under such option and warrant, as applicable, by the Applicable Fraction and rounding up to the nearest cent and (iv) any restriction on the exercise of any such option or warrant, as applicable, shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of each such option or warrant, as applicable, shall otherwise remain unchanged.

    FORM S-8 FILING. Titan may file with the Commission a registration statement on Form S-8, following the Effective Time to register shares of Titan Common Stock issuable as the result of the assumption of the Horizons Options.

STOCK OWNERSHIP FOLLOWING THE MERGER

    Based upon the capitalization of Horizons as of the close of business on June 4, 1998, and based on the $6.4375 closing price of Titan Common Stock on the NYSE on June 4, 1998, an aggregate of approximately 3,022,244 shares of Titan Common Stock will be issued in the Merger and Titan will assume options and warrants and substitute warrants to acquire approximately 15,953 additional shares of Horizons Common Stock. Based upon the number of shares of Titan Common Stock issued and outstanding as of June 4, 1998, and after giving effect to such issuance of Titan Common Stock and the exercise of all such options and warrants to purchase Horizons Common Stock assumed by Titan, the former holders of Horizons Common Stock and Horizons Series A Preferred Stock and options and warrants to purchase Horizons Common Stock would hold, and have voting power with respect to, approximately 9.74% of the total issued and outstanding Titan Common Stock, which would constitute approximately 11.02% of the total voting power of Titan Capital Stock. The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of either Titan or Horizons subsequent to the dates indicated and prior to the Effective Time, and there can be no assurance as to the actual capitalization of Titan or Horizons as of the Effective Time or of Titan at any time following the Effective Time.

REPRESENTATIONS AND WARRANTIES

    Pursuant to the Merger Agreement, each of Titan, Horizons, Titan Sub and the Designated Stockholders made certain representations and warranties relating to its respective business and various other matters. None of the representations and warranties made by Titan, Horizons and Titan Sub will survive the Merger. The representations and warranties made by the Designated Stockholders shall survive the Merger and shall expire on the first anniversary of the Effective Time.

COVENANTS

    Pursuant to the Merger Agreement, Horizons has agreed (on behalf of itself and each of its direct and indirect majority-owned subsidiaries) that, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time (the "Pre-Closing Period"), subject to certain exceptions, and except to the extent that Titan consents in writing, it will conduct its business and operations in the ordinary course and in accordance with past practices use reasonable efforts preserve intact its current business organization, keep available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, employees and others with which it has business relationships, and use all reasonable efforts to keep in full force all of its existing insurance policies.

    In addition, except as permitted by the terms of the Merger Agreement, and subject to certain exceptions, during the Pre-Closing Period, Horizons has agreed not to do any of the following or to permit its subsidiaries to do any of the following without the prior written consent of Titan:

        (a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

        (b) sell, issue, authorize the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security; provided, however, that Horizons may issue Horizons Common Stock upon the valid exercise of Horizons Options (and make certain other limited grants and issuances);

        (c) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (d) form any subsidiary or acquire any equity interest or other interest in any other entity;

        (e) make any capital expenditure that exceeds (when aggregated with other capital expenditures during the Pre-Closing Period) in the aggregate $150,000;

        (f) enter into or become bound by or permit any of the assets owned or used by it to become bound by, any material contract or (ii) amend or prematurely terminate or waive any material right or remedy under, any material contract, except in the ordinary course of business and consistent with prior practices;

        (g) acquire, lease or license any material right or other material asset from any other person or entity or sell or otherwise dispose of, or lease or license, any material right or other material asset to any other person or entity (except that Titan may make routine borrowings) or waive or relinquish any material right except in compliance with clause (e) above;

        (h) lend money to any person or entity, or incur or guarantee any indebtedness (except that Titan may make routine borrowings in the ordinary course of business under its line of credit);

        (i) change any of its methods of accounting or accounting practices in any respect (except as required under generally accepted accounting principles, consistently applied ("GAAP");

        (j) make any tax election;

        (k) commence or settle any legal proceeding; or

        (l) agree or commit to take any of the actions described in clauses (a) through (l) above.

    Horizons has agreed that during the Pre-Closing Period it will not (a) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Horizons' stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, or (b) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or hire any indirect employee whose aggregate annual compensation is expected to exceed $40,000. Horizons has further agreed to take actions necessary to give notice of, convene and hold a meeting of stockholders and solicit proxies with respect to the meeting. Finally, Horizons has made certain covenants with respect to its Employee Stock Ownership Plan.

    Each of Horizons and Titan has agreed in the Merger Agreement, until the earlier of the Merger or termination of the Merger Agreement, to notify the other of certain material events prior to closing; and to provide certain documents to the other and keep the other's information confidential.

NO SOLICITATION

    Under the terms of the Merger Agreement, each of Horizons and the Designated Stockholders has agreed that, during the Pre-Closing Period, neither Horizons nor the Designated Stockholders will directly or indirectly, (i) solicit or encourage the initiation of any inquiry proposal or offer from and person other than Titan) relating to an Acquisition Transaction (as defined below), (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or afford access to the properties, books or records of Horizons to any person, entity or group; or (iii) consider, entertain or accept any proposal or offer from any person, entity or group. An "Acquisition Transaction" means any transaction not contemplated by this Merger Agreement involving: (a) any sale, license, disposition or acquisition of all or a material portion of Horizons' business assets; or (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of Horizons (other than common stock issued to employees of Horizons, upon exercise of Horizons Options or otherwise, in routine transactions in accordance with Horizons' past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Horizons (other than stock options granted to employees of Horizons in routine transactions in accordance with Horizons' past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Horizons; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving Horizons. Pursuant to the Merger Agreement, Horizons further agreed that it will promptly advise Titan in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction received by Horizons or any of the Designated Stockholders.

    Notwithstanding the foregoing, but subject to the restrictions on the conduct of Horizons' business described above, prior to the Effective Time, to the extent the Horizons Board determines, in good faith, based upon written advice of its outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, Horizons may participate in discussions or negotiations with, and furnish nonpublic information and afford access to the properties, books or records of Horizons to, any person, entity or group after such person, entity or group has delivered to Horizons in writing an unsolicited bona fide proposed Acquisition Transaction which the Horizons Board in its good faith reasonable judgment determines, could reasonably be expected to result in a transaction more favorable than the Merger to the stockholders of Horizons (a "Superior Proposal").

CONDITIONS TO THE MERGER

    The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions (subject to certain materiality qualifications): (i) the Merger Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the stockholders of Horizons; (ii) the Commission shall have declared the Registration Statement of which this Prospectus/Proxy Statement is a part effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the Commission;
(iii) there shall have been no material legal proceedings relating to the Merger or prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; (iv) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby will have expired or terminated early;
(v) Titan and Horizons shall have received a legal opinion from Jenkens & Gilchrist and Cooley Godward, respectively, dated as of the Closing Date, reasonably satisfactory in form and substance to the receiving party; (vi) Titan and Horizons shall each have received written opinions from their respective tax counsel (Cooley Godward and Jenkens & Gilchrist, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that, if the counsel to Horizons does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Horizons if counsel to Titan renders such opinion to Horizons; (vii) the shares of Titan Common Stock issuable to stockholders of Horizons in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (iv) Titan shall have received a certificate from Horizons' Chief Executive Officer and Horizons shall have received a certificate from Titan's Chief Executive Officer confirming that certain conditions have been duly satisfied; or (v) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    In addition, the obligation of Horizons to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Horizons: (i) subject to certain materiality thresholds, the representations and warranties of Titan and Titan Sub contained in the Merger Agreement shall have been true and correct on and as of the date of the Merger Agreement and such representations and warranties shall be true and correct on and as of the Effective Time except for changes contemplated by the Merger Agreement and except in such cases where the failure to be so true and correct would not have a material adverse effect on Titan; and (ii) Titan and Titan Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time.

    Further, the obligations of Titan and Titan Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Titan: (i) subject to certain materiality thresholds, the representations and warranties of Horizons contained in the Merger Agreement shall have been true and correct on and as of the date of the Merger Agreement and such representations and warranties shall be true and correct on and as of the Effective Time except for changes contemplated by the Merger Agreement and except in such cases where the failure to be so true and correct would not have a material adverse effect on Horizons; and (ii) Horizons shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time.

    Finally, the obligation of Titan to consummate and effect the Merger are subject to Titan's receipt of the following agreements and documents (i) written resignations of certain officers and directors of Horizons and its majority-owned subsidiaries as requested by Titan; (ii) a letter from Arthur Andersen LLP, Titan's independent accountants, relating to the applicability of pooling of interests treatment to the Merger; and (iii) Affiliate Agreements in the form attached to the Merger Agreement, executed by each person who is reasonably determined to be an "affiliate" of Horizons (as that term is used in Rule 145 promulgated under the Act). See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Matters."

    Finally, each of Titan and Horizons has a condition to its obligation to consummate the Merger concerning the Titan Designated Closing Price. In the event the Titan Designated Closing Price is less than $5.25, Horizons has no obligation to consummate the Merger. Further, in the event the Titan Designated Closing Price is greater than $8.75 per share, Titan has no obligation to consummate the Merger.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement provides that it may be terminated at any time prior to the Effective Time without either party incurring any termination fee as follows:

        (a) by Titan if Titan reasonably determines that the timely satisfaction of any condition to Titan's performance under the Merger Agreement has become impossible (other than as related to Horizons' Stockholders' Meeting covered by Section 7.2 of the Merger Agreement or as a result of any failure on the part of Titan or Titan Sub to comply with or perform any covenant or obligation of Titan or Titan Sub set forth in the Merger Agreement);

        (b) by Horizons if Horizons reasonably determines that the timely satisfaction of any condition to Horizons' performance under the Merger Agreement has become impossible other than as a result of any failure on the part of Horizons or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in the Merger Agreement or in any other agreement or instrument delivered to Titan;

        (c) by either Titan or Horizons, if the Merger is not consummated by June 30, 1998 for any reason, provided that the right to terminate the Merger Agreement as provided in this clause (c) is not available to any party whose failure to comply with or perform any covenant or obligation set forth in the Merger Agreement resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; and

        (d) by mutual written consent of Titan and Horizons.

    In addition, Horizons may terminate the Merger Agreement if Horizons and its Board of Directors conclude in good faith that Horizons must accept a Superior Proposal; PROVIDED, HOWEVER, that Horizons shall pay Titan a nonrefundable fee of $250,000 in cash upon Titan's election to accept such Superior Proposal.

    Titan may terminate the Merger Agreement and Horizons shall pay to Titan a termination fee of $250,000 payable upon termination of the Merger Agreement if at any time prior to the Merger Horizons accepts a Superior Proposal or Horizons fails to hold the Horizons Meeting or the Horizons stockholders fail to approve the Merger.

EFFECT OF TERMINATION

    If the Merger Agreement is terminated by Titan or Horizons as described above, the Merger Agreement will be of no further force or effect, except that certain provisions contained therein, including those discussed below relating to "break-up" fees payable by Titan to Horizons or by Horizons to Titan under certain circumstances, will survive such termination, and Titan, Horizons and Titan Sub will remain liable for certain breaches of the Merger Agreement occurring prior to such termination.

BREAK-UP FEES

    The Merger Agreement provides that Horizons shall be obligated to pay to Titan a termination fee of $250,000 if the Merger Agreement is terminated under certain circumstances described above. Further, the Merger Agreement provides that a termination fee of $250,000 will be incurred by Titan or Horizons, as applicable, if the Merger Agreement is terminated by either party other than as permitted in the Merger Agreement.

MERGER EXPENSES AND FEES AND OTHER COSTS

    Except as described above, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Titan shall pay all fees and expenses incurred in connection with the printing and filing of the Registration Statement and this Prospectus/Proxy Statement and any amendments or supplements thereto. See "--Termination of the Merger Agreement."

    Pursuant to the Slavitt Ellington engagement letter, Horizons has agreed to pay Slavitt Ellington for its services a fee of $25,000 in connection with the delivery of the opinion of Slavitt Ellington. In addition, Horizons may pay Slavitt Ellington for additional services beyond the scope of the original engagement letter up to an additional $25,000. Horizons also has agreed to indemnify Slavitt Ellington against certain liabilities, including liabilities under the federal securities laws arising in connection with its engagement by Horizons.

    Titan estimates that Titan and Horizons will incur direct transaction costs of approximately $1 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger, expected in the quarter ending March 31, 1998. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors--Integration of Operations."

RELATED AGREEMENTS

    STOCK VOTING AGREEMENT

    In connection with the execution of the Merger Agreement, the Designated Stockholders entered into a Stock Voting Agreement with Titan pursuant to which each Designated Stockholder agreed that he will vote all shares of Horizons held by him in favor of the Merger Proposal and each of the other actions contemplated by the Merger Agreement.

    AFFILIATE AGREEMENTS

    To help ensure that its stockholders comply with applicable securities laws, each of the Designated Stockholders has entered into an agreement pursuant to which he has agreed not to sell, pledge or otherwise transfer such shares except to the extent covered by and in compliance with Rule 145. Such agreements also restrict such persons rights to transfer shares of Horizons Common Stock and Horizons Series A Preferred Stock prior to the Merger and Titan Common Stock (or any other securities of Titan) following the Merger until such time as Titan has published financial results showing at least 30 days of combined operations of Titan and Horizons. See "--Affiliates' Restrictions on Sale of Titan Common Stock."

AFFILIATES' RESTRICTIONS ON SALE OF TITAN COMMON STOCK

    The shares of Titan Common Stock to be issued pursuant to the Merger and the Merger Agreement will have been registered under the Securities Act pursuant to the Registration Statement, thereby allowing such shares to be traded without restriction by all former holders of Horizons Common Stock and Horizons Series A Preferred Stock who (i) are not deemed to be affiliates of Horizons at the time of the Horizons Meeting (as "affiliates" is defined for purposes of Rule 145) and (ii) who do not become affiliates of Titan after the Merger. The directors of Horizons, certain officers and certain significant stockholders of Horizons may be deemed to be affiliates of Horizons at the time of the Horizons Meeting.

    The Designated Stockholders have entered into agreements not to make any public sale of any Titan Common Stock received upon conversion of Horizons Common Stock in the Merger except in compliance with Rule 145 or under certain other limited circumstances. Such agreements also restrict such persons' rights to transfer shares of Horizons Common Stock prior to the Merger and Titan Common Stock (or any other securities of Titan) following the Merger until such time as Titan has published financial results showing at least 30 days of combined operations of Titan and Horizons. See "Terms of the Merger-- Related Agreements--Affiliate Agreements" above. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Titan Common Stock and also on the number of shares of Titan Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three-month period. Rule 145 will not generally preclude sales by affiliates. These Rule 145 restrictions will generally apply for a period of at least one year after the Effective Time (or longer if the person remains or becomes an affiliate of Titan).

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements give effect to the Merger of Titan and Horizons under the pooling of interests method of accounting. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.

    A pro forma combined condensed balance sheet is provided as of December 31, 1997, giving effect to the Merger as though it had been consummated on that date. Pro forma combined condensed statements of operations are provided for fiscal years ended December 31, 1995, 1996 and 1997, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented. For purposes of the pro forma operating data, Titan's consolidated financial statements for the three fiscal years ended December 31, 1997 and the three months ended March 31, 1998 have been combined with Horizons' consolidated financial statements for the three fiscal years ended January 31, 1996, 1997 and 1998 and the three months ended January 31, 1998.

    The pro forma combined condensed statements of operations for each of the three years in the period ended December 31, 1997 are derived from the audited historical consolidated financial statements of Titan and the audited historical consolidated financial statements of Horizons, and should be read in conjunction with historical financial statements and accompanying notes for Titan and Horizons included elsewhere in this Prospectus/Proxy Statement. The pro-forma combined condensed financial statements as of and for the three month periods ended March 31, 1998 for Titan and January 31, 1998 for Horizons have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the respective opinions of Titan's management and Horizons' management, include all adjustments necessary for a fair presentation of financial information for such interim periods.

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS   PRO FORMA
                                                                    TITAN     HORIZONS    (NOTE 2)     COMBINED
                                                                  ----------  ---------  -----------  -----------
Revenues........................................................  $  161,231  $  26,491   $  --        $ 187,722
Costs and expenses:
  Cost of revenues..............................................     123,914     17,931      --          141,845
  Selling, general and administrative expense...................      25,867      3,921      --           29,788
  Research and development expense..............................       5,113         49      --            5,162
  Restructuring and other (income) expense......................       6,249     --          --            6,249
                                                                  ----------  ---------  -----------  -----------
    Total costs and expenses....................................     161,143     21,901      --          183,044
Operating profit................................................          88      4,590      --            4,678
Interest expense................................................      (1,353)      (546)     --           (1,899)
Interest income.................................................         392     --          --              392
                                                                  ----------  ---------  -----------  -----------
Income from continuing operations before income taxes...........        (873)     4,044      --            3,171
Income tax provision (benefit)..................................        (540)     1,537      --              997
                                                                  ----------  ---------  -----------  -----------
Income from continuing operations...............................  $     (333) $   2,507      --        $   2,174
                                                                  ----------  ---------  -----------  -----------
                                                                  ----------  ---------  -----------  -----------
Basic earnings per share
  Income from continuing operations.............................  $    (0.05) $    0.33   $  --        $    0.07
  Weighted average shares.......................................      19,438      7,424      (4,075)      22,787
                                                                  ----------  ---------  -----------  -----------
                                                                  ----------  ---------  -----------  -----------
Diluted earnings per share
  Income from continuing operations.............................  $    (0.05) $    0.33   $  --        $    0.07
  Weighted average shares.......................................      19,438      7,542      (4,317)      22,663
                                                                  ----------  ---------  -----------  -----------
                                                                  ----------  ---------  -----------  -----------

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           PRO FORMA
                                                                                          ADJUSTMENTS   PRO FORMA
                                                                     TITAN     HORIZONS    (NOTE 2)     COMBINED
                                                                   ----------  ---------  -----------  -----------
Revenues.........................................................  $  155,954  $  29,551   $  --        $ 185,505
Costs and expenses:
  Cost of revenues...............................................     124,477     20,008      --          144,485
  Selling, general and administrative expense....................      23,693      4,114      --           27,807
  Research and development expense...............................       3,576        105      --            3,681
                                                                   ----------  ---------  -----------  -----------
    Total costs and expenses.....................................     151,746     24,227      --          175,973
Operating profit.................................................       4,208      5,324      --            9,532
Interest expense.................................................      (3,201)      (592)     --           (3,793)
Interest income..................................................         639     --          --              639
                                                                   ----------  ---------  -----------  -----------
Income from continuing operations before income taxes............       1,646      4,732      --            6,378
Income tax provision.............................................         221      1,798      --            2,019
                                                                   ----------  ---------  -----------  -----------
Income from continuing operations................................  $    1,425  $   2,934      --        $   4,359
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
Basic earnings per share
  Income from continuing operations..............................  $     0.03  $    0.39   $  --        $    0.14
  Weighted average shares........................................      21,418      7,497      (4,272)      24,643
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
Diluted earnings per share
  Income from continuing operations..............................  $     0.03  $    0.39   $  --        $    0.14
  Weighted average shares........................................      21,418      7,542      (4,317)      24,643
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           PRO FORMA
                                                                                          ADJUSTMENTS   PRO FORMA
                                                                     TITAN     HORIZONS    (NOTE 2)     COMBINED
                                                                   ----------  ---------  -----------  -----------
Revenues.........................................................  $  195,884  $  26,281   $  --        $ 222,165
Costs and expenses:
  Cost of revenues...............................................     153,269     18,335      --          171,604
  Selling, general and administrative expense....................      23,574      4,699      --           28,273
  Research and development expense...............................       6,140         81      --            6,221
  Write-down of assets, investments and environmental accrual....       6,600     --          --            6,600
                                                                   ----------  ---------  -----------  -----------
    Total costs and expenses.....................................     189,583     23,115      --          212,698
Operating profit.................................................       6,301      3,166      --            9,467
Interest expense.................................................      (5,101)      (519)     --           (5,620)
Interest income..................................................         869     --          --              869
                                                                   ----------  ---------  -----------  -----------
Income from continuing operations before income taxes............       2,069      2,647      --            4,716
Income tax provision.............................................       3,292      1,006      --            4,298
                                                                   ----------  ---------  -----------  -----------
Income (loss) from continuing operations.........................  $   (1,223) $   1,641      --        $     418
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
Basic earnings per share
  Income (loss) from continuing operations.......................  $    (0.09) $    0.22   $  --        $   (0.02)
  Weighted average shares........................................      22,230      7,497      (4,272)      25,455
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
Diluted earnings per share
  Income (loss) from continuing operations.......................  $    (0.09) $    0.22   $  --        $   (0.02)
  Weighted average shares........................................      22,230      7,510      (4,285)      25,455
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE QUARTER ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS   PRO FORMA
                                                                      TITAN     HORIZONS     (NOTE 2)     COMBINED
                                                                    ---------  -----------  -----------  -----------
Revenues..........................................................  $  43,979   $   6,620    $  --        $  50,599
Costs and expenses:
  Cost of revenues................................................     33,836       4,700       --           38,536
  Selling, general and administrative expense.....................      5,044       1,038       --            6,082
  Research and development expense................................      1,518           8       --            1,526
  Special charges.................................................      1,460      --           --            1,460
                                                                    ---------  -----------  -----------  -----------
    Total costs and expenses......................................     41,858       5,746       --           47,604
Operating profit..................................................      2,121         874       --            2,995
Interest expense..................................................     (1,353)       (130)      --           (1,483)
Interest income...................................................        135      --           --              135
                                                                    ---------  -----------  -----------  -----------
Income from continuing operations before income taxes.............        903         744       --            1,647
Income tax provision..............................................        316         283       --              599
                                                                    ---------  -----------  -----------  -----------
Income from continuing operations.................................  $     587   $     461       --        $   1,048
                                                                    ---------  -----------  -----------  -----------
                                                                    ---------  -----------  -----------  -----------
Basic earnings per share
  Income from continuing operations...............................  $    0.03   $    0.06    $  --        $    0.03
  Weighted average shares.........................................     22,864       7,497       (4,272)      26,089
                                                                    ---------  -----------  -----------  -----------
                                                                    ---------  -----------  -----------  -----------
Diluted earnings per share
  Income from continuing operations...............................  $    0.02   $    0.06    $  --        $    0.03
  Weighted average shares.........................................     23,533       7,497       (4,272)      26,758
                                                                    ---------  -----------  -----------  -----------
                                                                    ---------  -----------  -----------  -----------

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS    PRO FORMA
                                                                     TITAN      HORIZONS      (NOTE 2)      COMBINED
                                                                   ----------  -----------  -------------  -----------
ASSETS
Current assets:
  Cash...........................................................  $   10,612   $     523     $  --         $  11,135
  Investments....................................................       4,499      --            --             4,499
  Accounts receivable--net.......................................      58,612       6,064        --            64,676
  Inventories....................................................      15,480      --            --            15,480
  Net assets of discontinued operation...........................      11,512      (3,277)       --             8,235
  Prepaid expenses and other.....................................       2,160         238        --             2,398
  Deferred income taxes..........................................       7,950      --               400         8,350
                                                                   ----------  -----------       ------    -----------
    Total Current Assets.........................................     110,825       3,548           400       114,773
Property and equipment--net......................................      24,432         305        --            24,737
Goodwill--net....................................................      20,587      --            --            20,587
Other assets.....................................................       8,097      --            --             8,097
Net assets of discontinued operation.............................       2,286      --            --             2,286
                                                                   ----------  -----------       ------    -----------
    Total assets.................................................  $  166,227   $   3,853     $     400     $ 170,480
                                                                   ----------  -----------       ------    -----------
                                                                   ----------  -----------       ------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.................................................  $   12,350   $   5,327     $  --         $  17,677
  Accounts payable...............................................      11,258       1,403        --            12,661
  Current portion of long-term debt..............................       1,104      --            --             1,104
  Accrued compensation and benefits..............................       8,899       2,561        --            11,460
  Other accrued liabilities......................................       6,833         119         1,000         7,952
                                                                   ----------  -----------       ------    -----------
    Total current liabilities....................................      40,444       9,410         1,000        50,854
                                                                   ----------  -----------       ------    -----------
Long-term debt...................................................      37,310         184        --            37,494
Other non-current liabilities....................................      10,573         266        --            10,839
Series B Cumulative convertible redeemable Preferred stock,
  $3,000 liquidation preference, 6% cumulative annual dividend,
  500,000 shares issued and
  outstanding....................................................       3,000      --            --             3,000
Stockholders' equity:
  Preferred stock; $1 par value; authorized 2,500,000 shares:....                       5            (5)       --
  Cumulative convertible, $13,897 liquidation preference: 694,872
    shares issued and outstanding................................         695      --            --               695
  Series A junior participating: authorized 250,000 shares: none
    issued.......................................................      --          --            --            --
  Common stock; ($.01 par value, authorized 45,000,000 shares;
    issued and outstanding: 23,804,809 shares)...................         238          75           (45)          268
Capital in excess of par value...................................      50,936       3,762            50        54,748
Retained earnings................................................      25,622      (9,849)         (600)       15,173
Treasury stock: (971,894 shares, at cost)........................      (2,591)     --            --            (2,591)
                                                                   ----------  -----------       ------    -----------
    Total stockholders' equity...................................      74,900      (6,007)         (600)       68,293
                                                                   ----------  -----------       ------    -----------
Total liabilities and stockholders' equity.......................  $  166,227   $   3,853     $     400     $ 170,480
                                                                   ----------  -----------       ------    -----------
                                                                   ----------  -----------       ------    -----------

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1998
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS    PRO FORMA
                                                                     TITAN      HORIZONS      (NOTE 2)      COMBINED
                                                                   ----------  -----------  -------------  -----------
ASSETS
Current assets:
  Cash...........................................................  $    1,153   $     523     $  --         $   1,676
  Investments....................................................      --          --            --            --
  Accounts receivable--net.......................................      71,532       6,064        --            77,596
  Inventories....................................................      18,586      --            --            18,586
  Net assets of discontinued operation...........................      12,394      (3,277)       --             9,117
  Prepaid expenses and other.....................................       2,408         238        --             2,646
  Deferred income taxes..........................................       8,834      --               400         9,234
                                                                   ----------  -----------       ------    -----------
    Total Current Assets.........................................     114,907       3,548           400       118,885
Property and equipment--net......................................      23,788         305        --            24,093
Goodwill--net....................................................      39,059      --            --            39,059
Other assets.....................................................       8,317      --            --             8,317
Net assets of discontinued operation.............................         393      --            --               393
                                                                   ----------  -----------       ------    -----------
    Total assets.................................................  $  186,464   $   3,853     $     400     $ 190,717
                                                                   ----------  -----------       ------    -----------
                                                                   ----------  -----------       ------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.................................................  $   19,900   $   5,327     $  --         $  25,227
  Accounts payable...............................................      14,025       1,403        --            15,428
  Acquisition debt...............................................       3,000      --            --             3,000
  Current portion of long-term debt..............................       1,130      --            --             1,130
  Accrued compensation and benefits..............................       7,616       2,561        --            10,177
  Other accrued liabilities......................................      10,925         119         1,000        12,044
                                                                   ----------  -----------       ------    -----------
    Total current liabilities....................................      56,596       9,410         1,000        67,006
                                                                   ----------  -----------       ------    -----------
Long-term debt...................................................      36,996         184        --            37,180
Other non-current liabilities....................................      14,497         266        --            14,763
Series B Cumulative convertible redeemable Preferred stock,
  $3,000 liquidation preference, 6% cumulative annual dividend,
  500,000 shares issued and
  outstanding....................................................       3,000      --            --             3,000
Stockholders' equity:
  Preferred stock; $1 par value; authorized 2,500,000 shares:....                       5            (5)       --
  Cumulative convertible, $13,897 liquidation preference: 694,872
    shares issued and outstanding................................         695      --            --               695
  Series A junior participating: authorized 250,000 shares: none
    issued.......................................................      --          --            --            --
  Common stock; ($.01 par value, authorized 45,000,000 shares;
    issued and outstanding: 23,804,809 shares)...................         238          75           (45)          268
Capital in excess of par value...................................      50,998       3,762            50        54,810
Retained earnings................................................      25,990      (9,849)         (600)       15,541
Treasury stock: (971,894 shares, at cost)........................      (2,546)     --            --            (2,546)
                                                                   ----------  -----------       ------    -----------
    Total stockholders' equity...................................      75,375      (6,007)         (600)       68,768
                                                                   ----------  -----------       ------    -----------
Total liabilities and stockholders' equity.......................  $  186,464   $   3,853     $     400     $ 190,717
                                                                   ----------  -----------       ------    -----------
                                                                   ----------  -----------       ------    -----------

              THE TITAN CORPORATION AND HORIZONS TECHNOLOGY, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The unaudited pro forma combined statements of operations combine the historical statements of operations for The Titan Corporation ("Titan") for the years ended December 31, 1997, 1996 and 1995 with the historical statements of operations of Horizons Technology, Inc. ("Horizons") for the years ended January 31, 1998, 1997 and 1996.

NOTE 2. MERGER COSTS

    Titan estimates that Titan and Horizons will incur direct transaction costs of approximately $1 million associated with the Merger, consisting primarily of investment banking, filings with regulatory agencies, accounting, legal, financial printing and other related costs.

    These estimates are preliminary and are therefore subject to change. These costs will be charged to operations as incurred. The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of December 31, 1997, but the effect has not been reflected in the unaudited pro forma combined statements of operations as they are nonrecurring in nature.

    The income tax effect of these charges has also been reflected as a pro forma adjustment.

NOTE 3. PRO FORMA NET INCOME (LOSS) PER SHARE

    The unaudited pro forma combined net income (loss) per common share is based upon the weighted average number of common and equivalent shares of Titan and Horizons outstanding for each period at the exchange ratio of approximately $2.25 of Titan Common Stock for each share of Horizons Common Stock. The effect of the assumed conversion of Titan's convertible subordinated debentures was antidilutive with the exception of the year ended December 31, 1997, for the periods presented.

                                 TITAN BUSINESS

GENERAL DEVELOPMENT AND DESCRIPTION OF BUSINESS

    Titan provides state-of-the-art information technology and electronic systems and services to commercial and government customers. Titan groups its businesses into four core business segments-Communications Systems, Software Systems, Information Technologies, and Medical Sterilization and Food Pasteurization-and a fifth business segment, Emerging Technologies and Businesses. The Communications Systems segment, through Titan's wholly owned subsidiary Linkabit Wireless, Inc. ("Linkabit Wireless"), develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products used to provide bandwidth-efficient communications. Linkabit Wireless currently has a registration statement on file with the Commission for a proposed public offering of approximately 26% of its common stock. There can be no assurance that the proposed public offering will be consummated. The Software Systems segment is a systems integrator that provides a broad range of information technology services and solutions. The Information Technologies segment provides information systems solutions to defense-related government customers with large data management, information manipulation, information fusion, knowledge-based systems and communications requirements, and develops and manufacturers digital imaging products, electro-optical systems and threat simulation/training systems primarily used by the defense and intelligence communities. The Medical Sterilization and Food Pasteurization segment utilizes its linear accelerator technology to provide sterilization systems and services for medical device manufacturers and for the reduction of contamination from E. coli, salmonella and other microorganisms in food. The Emerging Technologies and Businesses segment consists of new technologies and early-stage businesses, including minority-owned businesses, utilizing technologies originally developed by Titan.

    In February 1998, Titan merged with DBA, in a stock for stock transaction. Titan issued approximately 6,100,000 shares of common stock in exchange for all the outstanding common shares of DBA. The merger has been accounted for as a pooling of interests. Accordingly, all information and/or other disclosures included in this registration statement, including the consolidated financial statements of The Titan Corporation and its subsidiaries, have been restated to include DBA for all periods presented.

COMMUNICATIONS SYSTEMS SEGMENT

    The Communications Systems segment, through Linkabit Wireless, develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products used to provide bandwidth-efficient communications for commercial and government customers. Linkabit Wireless' market-driven product development efforts have resulted in products which are particularly well suited for two significant market opportunities, rural telephony and secure defense communications.

    Linkabit Wireless has developed substantial expertise in Demand Assigned Multiple Access ("DAMA") technology and critical engineering disciplines such as satellite ground system design, RF and digital engineering, digital and communications signal processing software, network management and modem technology. Linkabit Wireless' commercial products leverage the advanced technologies and broad technical competencies developed from the substantial investment in its government business. Similarly, the government business has benefited from Linkabit Wireless' investment in the design and production of cost-effective commercial products which can satisfy the government's demand for more commercial off-the-shelf products.

    RURAL TELEPHONY. Linkabit Wireless' leading commercial product, Xpress Connection, uses existing geosynchronous satellites to provide low-cost voice, facsimile and data services using satellites to connect villages to a national Public Switched Telephone Network ("PSTN"), making it possible to provide low-cost telephone service to vast unserved areas.

    Linkabit Wireless develops and markets its rural telephony products through strategic alliances. In September 1995, Linkabit Wireless received an approximately $10 million contract from PT. Pasifik Satelit

Nusantra ("PSN") to develop the Xpress Connection system for use in a rural telephony network in Indonesia. In December 1997, Linkabit Wireless received a follow-on order from PSN for 10,000 additional terminals at a contract value of approximately $27 million, with delivery to begin immediately and be completed by May 1999. This contract also contains a priced option to purchase up to 10,000 additional terminals, which may be exercised at any time during the contract term. Linkabit Wireless and PSN are marketing Xpress Connection to other countries covered by PSN's satellites. In addition, Linkabit Wireless is working with Alcatel Telspace ("Alcatel") to market Xpress Connection to other developing regions, including Africa and Latin America.

    Linkabit Wireless is leveraging its experience in rural telephony to selectively pursue private networking opportunities in developing countries. In Thailand, Linkabit Wireless is providing elements of a private voice, data and facsimile communications network for use by The Bank for Agriculture and Agricultural Cooperatives.

    SECURE DEFENSE COMMUNICATIONS PRODUCTS. Linkabit Wireless' leading defense product, the Mini-DAMA terminal, is a full UHF satellite communications terminal that is designed to provide dual channel, multi-mode communications for up to 16 simultaneous users. This terminal condenses the communications capabilities formerly housed in two six-foot high racks into a single 25-inch high terminal and provides a weight savings of over 500 pounds and a power savings of approximately 60% to 70% over prior systems. In October 1997, Linkabit Wireless was awarded an $8.2 million production option to its ongoing U.S. Navy contract for Mini-DAMA UHF satellite communications terminals for delivery through February 1999.

    The industries and markets in which Linkabit Wireless competes are highly competitive, and Titan expects that competition will increase in such markets. Linkabit Wireless encounters intense competition from numerous other companies, including large and emerging domestic and international companies, many of which have far greater financial, engineering, technological, marketing, sales and distribution and customer service resources than Linkabit Wireless. Some of Linkabit Wireless' competitors in the secure defense communications market include GEC (UK), Raytheon Corporation, Rockwell International and ViaSat, Inc. Some of Linkabit Wireless' commercial competitors include Gilat Satellite Networks Ltd., Hughes Network Systems, Scientific Atlanta Inc., STM Wireless Inc. and ViaSat, Inc. Furthermore, the satellite communications industry itself competes with other technologies such as terrestrial wireless, copper wire and fiber optic communications systems.

    As of December 31, 1997, Linkabit Wireless had a total of 195 employees.

SOFTWARE SYSTEMS SEGMENT

    Titan's Software Systems segment ("Titan Software") is a systems integrator that provides a broad range of information technology ("IT") services and solutions to commercial and non-defense government clients.

    Titan Software provides integration services and solutions for companies with distributed computing environments. Titan Software's services include systems integration and package software implementation services, business process re-engineering, data warehousing and database administration, client/server application development, Year 2000 solutions, intranet/internet infrastructure and development, and electronic commerce solutions.

    To enhance its service offerings and expand its customer base, Titan Software is actively developing relationships with software companies offering products that require integration. For example, Titan Software and PointCast are approaching large PointCast users and offering Titan Software's services to install, integrate and develop custom features, including executive systems interfaced with PointCast, to add value to PointCast's push technology.

    The IT services industry is highly competitive. Titan Software competes against a large number of multinational, national, regional and local firms, including system integrators, custom software developers and service groups of software vendors. Many of Titan Software's competitors have substantially greater financial, technical and marketing resources and greater name recognition than Titan Software. In addition, many of Titan Software's clients have internal IT resources and may elect to do work in-house instead of using Titan Software's services. Titan Software believes that the primary competitive factors for its IT services include technical skills, knowledge of specific industry operations for which software is integrated or developed, customer relationships and quality and cost of service.

    As of December 31, 1997, Titan Software had a total of 74 employees.

INFORMATION TECHNOLOGIES SEGMENT

    Titan's Information Technologies segment ("Titan Information Technologies") provides information systems solutions to defense-related government customers with large data management, information manipulation, information fusion, knowledge-based systems and communications requirements. Additionally, Information Technologies develops and manufactures digital imaging products, electro-optical systems and threat simulation/training systems primarily used by the defense and intelligence communities.

    Titan Information Technologies focuses on marketing its services to U.S. government agencies, in particular the intelligence community, NATO and other U.S. defense partners around the world where Titan Information Technologies has extensive knowledge of the enterprise's operations, relationships and information systems needs. In addition, Titan Information Technologies has expanded its defense systems business capabilities to provide a full range of systems engineering procurement and technical support for the Command, Control, Communication, Computing and Intelligence (C4I) initiatives of the Department of Defense. This expertise assists Titan Information Technologies in providing a comprehensive solution to a customer's problem which is compatible with the customer's overall information systems architecture and strategy, as opposed to developing merely a technical solution to a specific problem. Titan plans to further support this segment's growth through active participation in the on-going defense industry consolidation, taking advantage of synergistic acquisition opportunities. As discussed previously, in February 1998, Titan acquired DBA, a defense contractor specializing in imaging and electro-optical systems and in March 1998, Titan acquired Validity, an information technologies company.

    Titan Information Technologies' services include systems analysis and design, object-oriented software development services and systems integration. Titan Information Technologies' initial work generally involves a joint analysis of the customer's enterprise structure and processes and information system needs. Once this analysis is completed, Titan Information Technologies provides process re-engineering and designs the technology solution to meet the customer's needs. This process typically involves software development by Titan Information Technologies, coupled with integration of off-the-shelf software and hardware as available. Titan Information Technologies also provides a variety of professional and technical support services, including electronics and mechanical design and fabrication, computer-aided drafting and manufacturing services, technical documentation and prototyping.

    During 1997, Titan Information Technologies was awarded four contracts with an aggregate potential value exceeding $145 million. These contracts provide for communications systems integration, engineering and technical support services for the U.S. Government over a five-year period.

    Titan's newly acquired subsidiary, DBA, provides specialized products and services in two areas of concentration: imaging systems and electro-optical systems. The imaging systems area includes the acquisition of image data, the processing, manipulation and exploitation of that data, its dissemination in either electronic or hard copy form, and the development of derivative products from imagery. Applications include development and support of precise mapping and targeting systems, development and support of imagery intelligence systems, development of geographic information systems and their data bases, and development of products to convert images from the hard copy to digital form and output digital images in hard copy form. The electro-optical systems area encompasses the design, development and manufacture of electronic products and systems. This equipment is primarily used in the test and evaluation of weapons systems and is employed in both test and training environments. Specific products include automatic video trackers for use in precision test range applications and tactical fire control systems and infrared sources used in the calibration of infrared images and heat seeking missiles. Systems include range systems for crew and system training against high fidelity replications of air defense threats in simulations as well as test range command and control systems for evaluation of crew and system effectiveness.

    Titan's most recent acquisition, Validity, is an operating company of Titan Information Technologies. Validity is an information technologies company providing systems engineering and integration, software engineering, network technologies, and test and evaluation services to the military and a variety of governmental customers.

    Titan Information Technologies is one of many companies involved in providing information systems solutions for a variety of programs for agencies of the U.S. government and prime contractors for these agencies. Most activities in which Titan Information Technologies engages are very competitive and require highly skilled and experienced technical personnel. Many of Titan Information Technologies' competitors have significantly greater financial and personnel resources than does Titan Information Technologies. Competitors in this industry include Booz-Allen Hamilton Inc., Science Applications International Corporation, Computer Science Corporation, BDM Corporation, Anteon Corp., Raytheon/E-Systems, General Dynamics, Intergraph, Lockheed-Martin, TRW, Contraves, Morpho, Autometrics and Metric. Titan Information Technologies believes that the primary competitive factors for its information systems services include technical skills, experience in the industry and customer relationships.

    As of December 31, 1997, Titan Information Technologies had a total of 984 employees.

MEDICAL STERILIZATION AND FOOD PASTEURIZATION SEGMENT

    Titan's Medical Sterilization and Food Pasteurization Segment ("Titan Purification") utilizes its linear accelerator technology to provide sterilization systems and services for medical device manufacturers.

    Titan Purification has developed a proprietary electronic beam sterilization process that utilizes linear accelerator technology. Titan believes its E-Beam sterilization system offers a reliable, environmentally acceptable and efficient alternative to both Gamma sterilization and EtO sterilization. Titan Purification E-Beam sterilization process disrupts the DNA structure of microorganisms on or within the product rendering them sterile.

    Titan Purification provides an on-site system which is a compact, low-cost, turnkey system currently available for customers' in-house manufacturing use. In February 1997, Titan Purification agreed to install its first turnkey on-site sterilization system at Guidant Corporation, one of the leading medical device manufacturers in the United States. Titan Purification also provides contract sterilization services through its facilities in Denver and San Diego. Titan Purification has been providing such contract services since 1993.

    POTENTIAL MARKETS. Although contaminated food is one of the most widespread health problems in the world, lack of regulatory approval and consumer acceptance historically has limited the development of the market for food pasteurization. Estimates from the Centers for Disease Control and Prevention in Washington, D.C. suggest that up to 33 million people in the United States are stricken with food-borne diseases each year. In addition, nearly 200 people in the United States die each week from illnesses they contract from food. Although the recent outbreaks of E. coli and salmonella have increased public interest in food pasteurization, the potential market for food pasteurization remains largely undeveloped. Titan believes the absence of a market for food pasteurization has been due in part to the lack of FDA approval for the pasteurization of most foods, including red meat. On December 3, 1997, however, the FDA approved irradiation of red meat. The FDA also found that irradiation of meat, at its recommended doses, affects neither the food's taste nor its nutritional value in any detectable way. The meat pasteurization process is still subject to final approval by the USDA, which approval the USDA expects to provide sometime in 1998. Despite the FDA's approval, however, the development of this potential market is still dependent on broad consumer acceptance of pasteurized foods, which may not occur. Although Titan Purification, until recently, has focused its efforts in the area of medical device products, Titan Purification believes it is well-positioned to take advantage of the food pasteurization market if it develops.

    Although Titan Purification believes that it is the only provider of small, low-cost, turnkey systems for in-house manufacturers, Titan Purification currently faces competition from several providers of contract Gamma sterilization services, several providers of contract E-Beam sterilization services and a significantly larger number of providers of contract sterilization services. Certain of Titan Purification's competitors and potential competitors have substantially greater financial, marketing, distribution, technical and other resources than Titan Purification, or offer multiple sterilization technologies or operate multiple sterilization facilities at geographically advantageous sites, which may enable them to address a broader range of the sterilization requirements of individual customers.

    As of December 31, 1997, Titan Purification had a total of 28 employees.

EMERGING TECHNOLOGIES AND BUSINESSES SEGMENT

    The Emerging Technologies and Businesses segment consists of new technologies and early-stage businesses, including minority-owned businesses, utilizing technologies originally developed by Titan. In addition to its minority-owned businesses, the Emerging Technologies and Businesses segment owns patents relating to technologies derived from research and development activities of Titan. Titan intends to utilize both public and private investments as the primary funding source for the continued development of its technologies. Examples of such technologies and businesses of Titan are as follows:

    IPIVOT, INC. IPivot, Inc. ("IPivot") is a minority-owned company of Titan that develops software to enable internet and intranet providers to reduce server blockage and scale to high-end complex environments in a cost-effective manner. IPivot products are still in the development stage.

    TOMOTHERAPEUTICS, INC. TomoTherapeutics, Inc. is a majority-owned company of Titan that is developing an x-ray needle system designed to rapidly generate x-rays at a local level in the treatment of tumors and other abnormal tissues. This system is still in the development stage. Tomo Therapeutics Inc. recently licensed its technology to Influence, Inc. in exchange for a potential equity interest in Influence, Inc., and royalty payments.

    The Emerging Technologies and Businesses segment is attempting to commercialize new technologies and products in relatively new markets. The success of these technologies and businesses will depend on many factors, including the ability of Titan or its partners to raise the capital necessary to fund development, to attract, retain and motivate key personnel and to develop markets for new products.

GOVERNMENT CONTRACTS

    A substantial portion of Titan's revenues are dependent upon continued funding of U.S. and allied government agencies as well as continued funding of the programs targeted by Titan's businesses. For the years ended December 31, 1997, 1996 and 1995, U.S. government business represented approximately 75%, 78% and 67% of Titan's revenues, respectively. U.S. defense budgets and the budgets of other government agencies have been declining in real terms since the mid-1980's, and may continue to do so in the future. Any significant reductions in the funding of U.S. government agencies or in the funding areas targeted by Titan's businesses could materially and adversely affect Titan's business, results of operations and financial condition.

    Titan's direct contracts with the U.S. government and its subcontracts with prime contractors that have direct contracts with the U.S. government are subject to termination for the convenience of the government, and termination, reduction or modification in the event of any change in the government's requirements or budgetary constraints. When Titan subcontracts with prime contractors, such subcontracts are also subject to the ability of the prime contractor to perform its obligations under its prime contract. Titan often has little or no control over the resources allocated by the prime contractor to the prime contract, and any failure by the prime contractor to perform its obligations under the prime contract could result in Titan's loss of its subcontract. In addition, Titan's contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between Titan and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. Any audits of Titan's contract-related costs and fees could result in material adjustments to Titan's revenues. In addition, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on Titan's business, results of operations and financial condition.

    The following table gives the percentage of revenues realized by Titan from the three primary types of Government contracts during the years indicated.

CONTRACT TYPE                                                            1997       1996       1995
---------------------------------------------------------------------  ---------  ---------  ---------
Cost Reimbursement...................................................       56.4%      55.7%      49.7%
Fixed Price..........................................................       36.8       39.0       46.3
Time and Materials...................................................        6.8        5.3        4.0
                                                                       ---------  ---------  ---------
                                                                           100.0%     100.0%     100.0%
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

INDUSTRY SEGMENTS, SIGNIFICANT CUSTOMERS AND EXPORT REVENUES

    Reference is made to Note 6 to the accompanying consolidated financial statements.

RAW MATERIALS

    Titan operates both fabrication and assembly facilities and also purchases certain components and assemblies from other suppliers. No one supplier accounts for a significant portion of total purchases.

    In connection with the sale of various products, Linkabit Wireless enters into supplier agreements with various contract manufacturers to purchase certain components incorporated into certain of the segment's products. As of December 31, 1997 Linkabit Wireless has non-cancelable commitments of $4,354,000, primarily with two vendors, for purchases through 1998. Titan believes that the loss of one or more of these agreements would not have a material adverse impact on Titan's operations.

PATENTS, TRADEMARKS AND TRADE SECRETS

    The policy of Titan is to apply for patents and other appropriate statutory protection when it develops new or improved technology. Titan presently holds over 45 U.S. patents, as well as a number of trademarks and copyrights. However, it does not rely solely on such statutory protection to protect its technology and intellectual property. In addition to seeking patent protection for its inventions, Titan relies on the laws of unfair competition and trade secrets to protect its unpatented proprietary rights. Titan attempts to protect its trade secrets and other unpatented proprietary information through agreements with customers, vendors, employees and consultants. In addition, various names used by Titan for its products and services have been registered with the U.S. Patent and Trademark Office.

BACKLOG

    Contracts undertaken by Titan may extend beyond one year, and accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in Titan's backlog. Although backlog represents only business which is considered to be firm, there can be no assurance that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle Titan to all or a portion of its costs incurred and potential fees.

    Titan's commercial backlog, by segment, is approximately $28.0 million, $11.5 million, $4.3 million, $2.5 million and $1.2 million for Communications Systems, Medical Sterilization and Food Pasteurization, Information Technologies, Emerging Technologies and Businesses, and Software Systems, respectively.

    Many of Titan's contracts with the U.S. Government are funded by the procuring agency from year to year, primarily based on its fiscal requirements. This results in two different categories of U.S. Government backlog: funded and unfunded backlog. "Funded backlog" consists of the aggregate contract revenues remaining to be earned by Titan at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring Government agency. "Unfunded backlog" consists of (i) the aggregate contract revenues which are expected to be earned as Titan's customers incrementally allot funding to existing contracts, whether Titan is acting as a prime contractor or subcontractor, and (ii) the aggregate contract revenues which remain to be funded on contracts which have been newly awarded to Titan. "Backlog" is the total of the commercial and government funded and unfunded backlog.

    Titan's backlog consists of the following approximate amounts as of December 31:

BACKLOG                                                             1997            1996
-------------------------------------------------------------  --------------  --------------
Commercial backlog...........................................  $   48,512,000  $   33,193,000
U.S. Government funded backlog...............................      95,448,000      60,368,000
U.S. Government unfunded backlog.............................     206,001,000     115,722,000
                                                               --------------  --------------
                                                               $  349,961,000  $  209,283,000
                                                               --------------  --------------
                                                               --------------  --------------

    In addition to the backlog described above, at December 31, 1997, Titan had remaining priced options of over $56 million from the U.S. Navy for full-scale production of its Mini-DAMA satellite communications terminal. Titan expects that a substantial number of these options will be exercised in the future, although there is no assurance that any options will be exercised.

    Management believes that year-to-year comparisons of backlog are difficult and not necessarily indicative of future revenues. Titan's backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. Government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. Government.

    Titan expects to realize approximately 35% of its 1997 backlog by the end of 1998.

RESEARCH AND DEVELOPMENT


    Titan maintains a staff of engineers, other scientific professionals and support personnel engaged in development of new applications of technology and improvement of existing products. These programs' costs are expensed as incurred. Total expenditures for research and development were $11,281,000, $8,082,000 and $15,876,000 in 1997, 1996 and 1995, respectively. These expenditures included company funded research and development of $6,140,000, $3,576,000 and $5,113,000, and customer sponsored research and development of $5,141,000, $4,506,000 and $10,763,000, in 1997, 1996 and 1995, respectively.

The majority of Titan's customer sponsored research and development activity is funded under contract to the U.S. Government.

EMPLOYEES

    At the end of fiscal 1997, Titan employed approximately 1,400 employees, predominantly located in the United States.

PROPERTIES

    Titan's operations occupy approximately 786,100 square feet of space located throughout the United States. The large majority of the space is office space. Substantially all of Titan's facilities are leased. For lease commitment information, reference is made to Note 9 to the accompanying financial statements.

    It is management's policy to maintain Titan's facilities and equipment in good condition and at a high level of efficiency. Existing facilities are considered to be generally suitable and adequate for Titan's present needs. Substantially all of the machinery and equipment employed by Titan in its business is owned by Titan.

    The locations of the principal operating facilities of Titan and its consolidated subsidiaries at the end of 1997 were as follows:

COMMUNICATIONS SYSTEMS
San Diego, California

INFORMATION TECHNOLOGIES
Reston, Virginia
Norfolk, Virginia
Hanover, Maryland
San Leandro, California
Vallejo, California
San Diego, California
Heathrow, Florida
Denver, Colorado
Westborough, Massachusetts
Akron, Ohio
Huntsville, Alabama
Niantic, Connecticut
Chatsworth, California
Albuquerque, New Mexico
Middleton, Rhode Island
National City, California
Port Huenome, California
Gates Ferry, Connecticut
Melbourne, Florida
Fairfax, Virginia

SOFTWARE SYSTEMS
San Diego, California
Reston, Virginia
Washington, D.C.
Colorado Springs, Colorado
Tampa, Florida
Dallas, Texas
Dublin, California

MEDICAL STERILIZATION AND
FOOD PASTEURIZATION
San Diego, California
Denver, Colorado
Dublin, California

EMERGING TECHNOLOGIES AND BUSINESSES
Tempe, Arizona
Phoenix, Arizona
San Diego, California
Dublin, California
Richmond, Virginia
Albuquerque, New Mexico

LEGAL PROCEEDINGS

    In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, Titan and its subsidiaries are subject to claims and from time-to-time are named as defendants in legal proceedings. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of Titan.

    On April 19, 1995 Titan was served in a lawsuit entitled DONALD P. SHAW V. TITAN CORPORATION (the "Lawsuit"). The Lawsuit was pending in the United States District Court for the Eastern District of Virginia, Alexandria Division, and sought compensatory damages in an aggregate amount of $3,000,000 and punitive damages in the amount of $1,050,000 on account of alleged wrongful termination and intentional infliction of emotional distress. The Lawsuit resulted in a verdict for the plaintiff awarding $65,000 in compensatory damages and $350,000 in punitive damages which was affirmed on appeal in February 1998. Titan believes that the outcome of the Lawsuit will not have a material adverse effect on the financial position or results of operations of Titan.

            TITAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION
                  (DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS.)

COMPANY OVERVIEW

    Titan provides state-of-the-art information technology, electronic systems, digital imaging products and services to commercial and government customers. These systems and services enable Titan's customers to cost-effectively generate, digitize, process, compress, transmit, store or distribute information in a timely manner. Titan operates its business primarily through subsidiaries that are focused on targeted markets and/or technologies. In 1991, Titan implemented a market-driven strategy to leverage the technologies and expertise developed through its defense businesses into targeted commercial markets. Initially, Titan made the investments necessary to commercialize its core technologies.

    A substantial portion of Titan's revenues is dependent upon continued funding of U.S. and allied government agencies as well as continued funding of the programs targeted by Titan's businesses. For the years ended December 31, 1997, 1996 and 1995, U.S. government business represented approximately 75%, 78% and 67% of Titan's revenues, respectively. U.S. defense budgets and the budgets of other government agencies have been declining in real terms since the mid-1980's, and may continue to do so in the future. Any significant reductions in the funding of U.S. government agencies or in the funding areas targeted by Titan's businesses could materially and adversely affect Titan's business, results of operations and financial condition.

    Several of Titan's businesses conduct substantial business in foreign countries, primarily within Asia. Titan generally denominates its foreign contracts in U.S. dollars, and Titan believes that its global competitors follow similar business practices. Accordingly, Titan does not believe that foreign currency fluctuations will have a material adverse impact on its ability to compete with these competitors in these markets. Foreign currency fluctuations could, however, make Titan's products less affordable and thus reduce the demand for such products. Titan attempts to mitigate credit risk relative to sales to foreign customers through its policy of generally requiring payment in the form of stand-by letters of credit, advance deposits or wire transfers prior to shipment.

    In the fourth quarter of 1997, Titan realigned certain operations within its segments and added a fifth segment to better position these operations for strategic transactions pursuant to Titan's corporate strategy. Titan now groups its businesses into four core business segments--Communications Systems, Software Systems, Information Technologies, and Medical Sterilization and Food Pasteurization--and a fifth business segment, Emerging Technologies and Businesses. This realignment conforms to the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." All segment data for prior years have been restated to conform to the 1997 presentation.

    Throughout 1997, Titan closely followed its well-defined strategy designed to create value for Titan's stockholders, and positioned itself to continue successfully executing this strategy in the future. Titan expanded and improved upon its existing products and services in each of its five business segments and continued to successfully leverage its technologies and expertise into additional targeted markets.

    In December 1997, Titan filed a registration statement with the Commission in connection with a proposed public offering of approximately 26% of its Linkabit Wireless common stock. Linkabit Wireless, which constitutes Titan's Communications Systems segment, develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products used to provide bandwidth-efficient communications for commercial and government customers. Its market-driven product development efforts have resulted in products which are particularly well-suited for rural telephony and secure defense communications. There can be no assurance that the proposed public offering will be consummated.

    In 1997, Linkabit Wireless successfully completed its initial contract with PSN to deliver 2,000 rural telephony terminals, was awarded a $27 million purchase agreement for delivery of an additional 10,000 Xpress Connection terminals to PSN, and was awarded a subcontract from Alcatel to participate in a consortium formed to supply the ground segment for the Multi Media Asia Satellite Telecommunications System. The Company is continually assessing the impact of the recent events in Asia, including the currency devaluations in Indonesia, Malaysia, Taiwan and the Philippines, on its Communications Systems segment. See Risk Factors--Risks of International Operations; Risks of Doing Business in Developing Countries. The Company believes that recent events in Asia will not have a material impact on other segments of Titan's business because Titan does not engage in a significant amount of business in the Pacific Rim in any segment other than its Communications Systems segment. Linkabit Wireless also received an $8.2 million production option to its ongoing Navy contract for Mini-DAMA UHF satellite communications terminals and, in December 1997, achieved U.S. Navy certification for its Mini-DAMA products. Through Linkabit Wireless, Titan's Communications Systems segment also expanded the number of its strategic relationships, and the breadth of such relationships, which now include Motorola, Alcatel and PSN.

    Titan's Software Systems segment continued to diversify its customer base and significantly improved its operating performance in 1997. Software Systems is a systems integrator that provides system integration services and solutions for commercial and non-defense government clients with distributed computing environments. The services provided in this business include systems integration, business process re-engineering, data warehousing and database administration, client/server application development, Year 2000 solutions, and intranet/internet infrastructure design and development.

    During 1997, an operating entity in the Software Systems segment was awarded master service agreements to provide a complete menu of Year 2000 services for four domestic telecommunications companies. A contract for the design and installation of a fully integrated back-up system for the FAA is nearing successful completion, and efforts to increase activities with the FAA have shown positive results.

    This segment's customer base expanded throughout the year. Its revenues, however, continue to be dependent on a limited number of customers, and the recruitment of specially qualified software engineers and software code writers continues to be a challenge.


    Record revenues were achieved by Titan's Information Technologies segment in 1997. This segment provides information systems solutions primarily to government customers with large data management, information manipulation, information fusion, knowledge-based systems, and communications requirements. This segment also supports high priority government programs by providing system integration, information systems engineering services, development of systems and specialized products, as well as systems research, development and prototyping. Other services provided include research and development under government funded contracts for the DoD and other customers.


    During 1997, operating entities in the Information Technologies segment were awarded four contracts with an aggregate potential value exceeding $145 million. These contracts provide for communications systems integration, engineering and technical support services for the U.S. government over a five-year period. Titan plans to further support this segment's growth through active participation in the on-going defense industry consolidation, taking advantage of synergistic acquisition opportunities. In February 1998, Titan merged with DBA, a defense contractor specializing in imaging products, electro-optical systems and threat simulation/training systems. On February 26, 1998, Titan entered into a definitive merger agreement with Horizons Technology, Inc. ("Horizons"), a Delaware Corporation, whereby, if approved by the stockholders of Horizons, Horizons will become a wholly-owned subsidiary of Titan, in a stock-for-stock transaction. The merger will be accounted for as a pooling of interests.

    Titan's Medical Sterilization and Food Pasteurization segment achieved record revenues and significantly improved its operating performance during 1997. This segment currently provides medical product sterilization services at two Titan facilities and manufactures and sells turnkey electron beam sterilization and food pasteurization systems to customers for use in their own facilities.

    1997 operating results for this segment include the sale of an in-house sterilization system to Baxter Healthcare as well as the design and near-complete installation of a compact turnkey sterilization system to Guidant Corporation. More than a dozen new customers for medical product sterilization services were added to this segment's customer base during 1997, and, at December 31, 1997, each of its two facilities achieved record utilization levels.

    The Emerging Technologies and Businesses segment experienced a decline in revenues and approximately break even operating results in 1997. Revenues and profitability can vary widely in this segment as a result of both the number of business ventures within this segment and their start-up nature. This segment applies Titan's proprietary knowledge and core competencies to industrial and commercial opportunities. Titan views this segment as an incubator for potential new businesses which can be developed with minimal Titan investment by leveraging off of market resources and capital to develop products and bring them to market. Titan's strategy is to ultimately maintain less than a majority interest in these businesses, thereby reducing financial risk while maintaining the potential to achieve a significant return on these investments. During 1997, Titan spun-off a majority interest in an emerging technologies business which has developed an internet software product which significantly reduces server bottlenecks. One Emerging Technologies operating entity was awarded several contracts to provide specialized system integration. Titan believes that it will continue to generate valuable technology in this segment and plans to pursue development and licensing of these technologies, joint ventures, spin-offs, and other transactions which may ultimately add value to Titan stockholders.

OPERATING RESULTS

    In February 1998, Titan acquired DBA, in a stock for stock transaction. The merger has been accounted for as a pooling of interests. Accordingly, the operating results and related discussion that follow reflect the restatement of the consolidated operating results of The Titan Corporation and its subsidiaries to include DBA for all periods presented.


    Prior to the merger, DBA used a fiscal year ending June 30. Accordingly, the combined results reflect the results for the Titan fiscal years ended December 31, 1997, 1996 and 1995 combined with DBA's results for the twelve months ended December 31, 1997, and for the fiscal years ended June 30, 1996 and 1995, respectively.



    The combining periods are as follows:



                                                             FISCAL YEAR 1996
                                              ----------------------------------------------
Titan.......................................  Fiscal year ended December 1996
DBA.........................................  Fiscal year ended June 1996



                                                      FISCAL 1997 QUARTERLY PERIODS
                                              ----------------------------------------------
                                                Q1 '97       Q2 '97      Q3 '97     Q4 '97
                                              -----------  -----------  ---------  ---------
Titan.......................................     March 97      June 97   Sept. 97    Dec. 97
DBA.........................................     March 97      June 97   Sept. 97    Dec. 97



    For the six months ended December 31, 1996, revenue of $11,724, costs and expenses of $10,693, operating income of $1,031 income before taxes of $1,104 and net income of $695 was reported by DBA. Such amounts are not reflected in the accompanying statements of operations as DBA's fiscal year ended June 30, 1997 was conformed to Titan's fiscal year ended December 31, 1997, which resulted in such amounts being incurred in the omitted period from July 1, 1996 through December 31, 1996.



    For the six months ended December 31, 1997, revenue of $10,914, costs and expenses of $19,530, operating loss of $8,616, loss before tax benefit of $8,663 and net loss of $7,821 was reported by DBA, and such amounts are included in the results of operations in the accompanying financial statements for the year ended December 31, 1997. The decrease in revenue of $810 in the six month period ended December 31, 1997 from the same period in 1996 primarily resulted from high pass through of material costs and higher direct labor utilization during the six month period ended December 31, 1996. The costs and expenses during the six month period ended December 31, 1997 include certain non-recurring charges related to the write down of land and a building as well as certain inventory and other assets to net realizable value in addition to a charge for estimated environmental liabilities related to the land and buildings. These costs aggregated approximately $9,800 and are disclosed elsewhere in Management's Discussion and Analysis. Excluding the non-recurring charges discussed above, operating income increased $199 in the six months ended December 31, 1997 from the same period in 1996 due to more favorable results following completion of certain contracts.


    The table below sets forth Titan's operating results for each of the three years in the period ended December 31, 1997:


                                                              1997      1996(1)     1995(1)
                                                           ----------  ----------  ----------
Revenues.................................................  $  195,884  $  155,954  $  161,231
Operating profit.........................................       6,301       4,208          88
Interest expense, net....................................       4,232       2,562         961
Income (loss) from continuing operations, before income
  taxes..................................................       2,069       1,646        (873)
Income tax provision (benefit)...........................       3,292         221        (540)
Loss from discontinued operation, net....................        (343)     (3,642)     (1,972)
Net income (loss)........................................        (566)     (2,217)     (2,305)


    The following table sets forth, as a percentage of total revenues, certain operations data for the periods indicated.


                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Revenues.............................................................      100.0%     100.0%     100.0%
Operating profit.....................................................        3.2        2.7        0.1
Interest expense, net................................................        2.2        1.7        0.6
Income (loss) from continuing operations, before income taxes........        1.1        1.0       (0.5)
Income tax provision (benefit).......................................        1.7        0.1       (0.3)
Loss from discontinued operation, net................................       (0.2)      (2.3)      (1.2)
Net income (loss)....................................................       (0.3)      (1.4)      (1.4)



    As noted above, Titan's consolidated revenues were $195,884, $155,954 and $161,231 in 1997, 1996 and 1995, respectively. Increased revenues were reported in the Communications Systems, Information Technologies, and Medical Sterilization and Food Pasteurization segments in 1997. Revenue growth in 1997 was primarily attributable to increased deliveries of rural telephony units and Mini-DAMA units in the Communications Systems segment, and from the revenues generated by Eldyne and Unidyne, which were acquired in May 1996 in the Information Technologies segment.



    Titan's consolidated operating profit has been significantly impacted by a number of factors in each of the three years shown above. The primary factor in the lower performance in operations for 1996 and 1995 compared to 1997 was Titan's continuing investment in and funding of its commercial ventures. Selling, general and administrative ("SG&A") expenses were $23,574, $23,693 and $25,867 in 1997, 1996 and 1995, respectively. The 1997 and 1996 decreases in both absolute dollars and as a percentage of revenues reflect cost cutting efforts, economies of scale and efficiencies that have been achieved. Since 1996, Titan has taken actions to reduce administrative costs commensurate with changes in revenue volumes. Most notably, reductions were made in the Software Systems segment in 1996 when revenues were significantly impacted by reduced demand from a major telecommunications customer. In addition, Titan eliminated many duplicate functions and costs as part of its process of integrating the Eldyne and Unidyne businesses.

In early 1997, Titan implemented a reengineering process of its administrative functions. This reengineering focused on the elimination of redundancies, resulting in increased efficiencies and reduced infrastructures, and ultimately resulted in reduced costs. Titan intends to continue this process through 1998. As such, general and administrative expenses are not expected to increase as a percentage of revenues in 1998.


    Special charges of $9,846 were recorded during the fiscal year ended December 31, 1997 primarily related to the write down of various DBA assets to estimated net realizable value and the recognition of an estimated environmental liability. For further discussion regarding these special charges, refer to the Titan Information Technologies segments discussion of results of operations set forth below and Note 3 to the accompanying financial statements.



    Research and development ("R&D") expenses were $6,140, $3,576 and $5,113, in 1997, 1996 and 1995, respectively, primarily reflecting the significant development of satellite communications products in Titan's Communications Systems segment. An increased level of R&D spending in 1997 was planned, though not at the magnitude incurred, as certain development and certification efforts in Linkabit Wireless took longer than expected to complete. The level of R&D expense incurred, though anticipated to remain significant, is expected to decrease as a percentage of revenues in 1998 as demand increases for existing developed products.


    Net interest expense has increased over the three-year period ended December 31, 1997, primarily as a direct result of the level of Titan's borrowings. In 1997, the principal component of interest expense is related to the convertible subordinated debentures issued by Titan in November 1996. In 1996 and 1995, the principal component of interest expense is related to Titan's borrowings under its bank lines of credit. Borrowings from Titan's bank lines of credit averaged $10,803, $12,315 and $6,400 at weighted average interest rates of 8.1%, 8.2% and 8.8% during 1997, 1996 and 1995, respectively. Also included in interest expense is interest on Titan's deferred compensation and retiree medical obligations. Interest expense related to these items was $767, $801 and $726 for 1997, 1996 and 1995, respectively. Increased interest income from 1995 to 1996 resulted from increasing levels of cash available for investment.


    Income taxes reflect effective rates of 159%, 13% and 62% in 1997, 1996 and 1995, respectively. The difference between the actual provision and the effective rate (based on the United States statutory tax rate) in 1997 was due primarily to state income taxes. The 1996 and 1995 tax rates reflect variation in timing of utilization of net operating losses by Titan and DBA, due to the inability to file a consolidated tax return in prior periods. Titan expects its effective income tax rate to remain stable in the foreseeable future. The effective rate in 1997 is primarily due to significant non-deductible expenses which were recorded for financial reporting purposes.


    Early in 1997, Titan announced its decision to divest its broadband communications business in order to focus on businesses that are better aligned with Titan's available resources and offer a greater opportunity to add stockholder value. At that time Titan took actions to significantly reduce the broadband communications business operating costs. Revenues for the broadband communications business were $551, $2,238 and $2,432 in 1997, 1996 and 1995, respectively. Included in the loss from discontinued operation is a tax benefit of $177, $1,876 and $625 for 1997, 1996 and 1995, respectively. Titan deferred losses from the discontinued operation of $9,271 in 1997, which primarily represented amortization costs of intangible assets, and to a lesser degree, wind-down costs of the business. Titan continues to identify potential strategic investors for the broadband communications business. To date, Titan has identified several potential strategic investors and is presently involved in negotiations while it continues to search for others. Management does not anticipate that the ultimate disposition of the broadband communications business will have a material impact on Titan's financial statements.

COMMUNICATIONS SYSTEMS

    Revenues in this segment were $48,980, $27,850 and $25,506 in 1997, 1996 and 1995, respectively. Revenues increased over 75% in 1997 from 1996, primarily reflecting the fulfillment of Titan's initial contract for Xpress Connection units with PSN, increased market acceptance for certain of Titan's modem and networking products, and an increase in deliveries of Mini-DAMA, LSM-1000 and the LST-5D products. Revenues increased slightly from 1995 to 1996, primarily as a result of growth in defense related production contracts, mostly associated with Titan's Mini-DAMA and other defense communications products.

    Segment operating income was $1,074 in 1997 compared to operating losses of $4,187 and $578 in 1996 and 1995, respectively. Operating income was achieved in 1997 primarily due to increased revenue volume. Despite an increase in SG&A and R&D expenses on an absolute dollar basis, these costs decreased as a percentage of revenues. The operating losses in 1996 compared to 1995 reflect the ramp up of operations in this segment, including the addition of sales, marketing and customer service personnel required to support the revenue growth. R&D efforts increased in 1997 as the business completed development and certification of certain products. In addition, R&D expenses increased from 1995 to 1996, reflecting the increased labor and related costs associated with the ongoing development of the Mini-DAMA, Xpress Connection and other products during the period. Revenues and operating profit for 1995 included approximately $1,400 received in settlement of a termination for convenience claim with the U.S. Government for work performed in prior years.

SOFTWARE SYSTEMS

    Revenues in this segment were $17,374, $18,505 and $33,175 in 1997, 1996 and 1995, respectively. One federal agency accounted for approximately $8,900 of this segment's revenue in 1997, $6,800 in 1996, and $4,600 in 1995, and one telecommunications customer accounted for approximately $4,500 of this segment's revenue in 1997, $8,300 in 1996 and $24,500 in 1995. In the second half of 1995, this segment experienced reduced demand from the aforementioned telecommunications customer. This trend continued in 1996 and 1997, resulting in an overall revenue decline. Reduced revenues from this customer in 1997 were substantially offset by revenues from several new and existing customers. During 1997, significant efforts were made to diversify this segment's customer base so that operating performance will become less dependent on a few customers.

    Segment operating income was $4,580 in 1997 compared to an operating loss of $137 in 1996, and operating income of $3,803 in 1995. The 1997 results reflect the impact of cost reductions achieved, offset somewhat by additional costs associated with a negotiated conclusion of certain contracts. The 1996 operating loss was due primarily to reduced sales from the previously mentioned telecommunications customer, the timing of corresponding decreases in SG&A, and additional costs associated with the aforementioned contract conclusion.

TITAN INFORMATION TECHNOLOGIES


    Revenues in this segment were $112,923, $94,874, and $90,487 for 1997, 1996 and 1995, respectively. The increase in 1997 reflects a full year's results from Eldyne and Unidyne, which were acquired in May 1996, and increased revenues generated by DBA resulting from a contract awarded in 1996, offset partially by the loss of revenue from a division sold in mid 1996 and the wind-down of work subcontracted to the buyer of a business unit sold in April 1994. These subcontracted revenues amounted to $300, $6,100 and $18,300, in 1997, 1996 and 1995, respectively. The increase in revenues from 1995 to 1996 reflects the revenues of $31,700 generated from the acquired companies Eldyne and Unidyne, offset by the decline in subcontract revenue and loss of revenue from the division sold in mid 1996 as noted above.



    Segment operating income in 1997 was $2,127, compared to $9,191 in 1996, and $4,402 in 1995. The net decrease in 1997 is related to restatements from previously filed results of $9.8 million recorded by DBA primarily to recognize certain asset impairments and an estimated environmental liability as described below. The increase in 1996 is primarily attributable to the revenue growth discussed previously. No operating income was recognized on the above mentioned subcontract revenue for any period presented. Furthermore, 1997 and 1996 revenues and operating income include certain non-recurring credits resulting from the reevaluation of estimates of contract costs based upon favorable developments with certain government audit agencies, as well as changes in the carrying value of assets being disposed of. The Information Technologies Segment's operating income for the year ended December 31, 1997 include restatements of previously filed DBA financial statements as follows:



    DBA has a 141,000 square foot manufacturing facility in Kissimmee, Florida which has been held for sale since June 1996, at which time the recorded book value was approximately $4.4 million. An independent appraisal of the building and land was performed in August 1996, which indicated that the property had a market value of approximately $5.0 million. Several potential buyers expressed interest in acquiring the property throughout fiscal 1997. A written offer was received in July 1997, at which time negotiations with the prospective buyer commenced for the sale of the property at an amount which management believed supported the recorded book value at that time. These negotiations eventually terminated and did not result in the sale of the property. DBA received no further offers until October 1997, at which time a written offer was received at an amount substantially below the recorded book value. Negotiations with this potential buyer took place but, again, did not result in a sale of the property. During this extended time period for which the property had been held for sale, DBA reduced ongoing maintenance and general upkeep of the property. As a result of these factors, management concluded that there has been an impairment in the carrying value of the asset. A special charge of $2.0 million was recorded in the Titan's financial statements for the year ended December 31, 1997 which reflects management's estimate of the impairment, including estimated disposal costs. Management has currently reinstated a program of ongoing maintenance (and environmental remediation--see below) and is actively marketing the property for sale through various channels. Management regularly reviews the adjusted value of this asset for further impairment, and believes that the current book value reflects an amount which approximates fair market value.



    As a part of the Titan's due diligence performed in connection with its acquisition of DBA a preliminary environmental site assessment of all DBA's land and property was performed in October 1997. This study revealed certain environmental matters at DBA's Kissimmee, Florida property discussed above. These environmental matters included, but were not limited to, soil contamination and potential asbestos and lead based paint contamination. Titan engaged these environmental consultants to perform a limited initial assessment of the potential range of costs to remediate such contamination as well as to determine whether any additional environmental exposures exist with DBA's property. An initial assessment considering pre-cleanup activities, and operation and maintenance of the remediation plan, indicates that these costs could range from approximately $3.0 million to $5.5 million (undiscounted). Such amounts represent an initial estimate, which could change significantly as more extensive studies are performed. In accordance with SFAS No. 5, "Accounting for Contingencies" and SOP 96-1, "Environmental Remediation Liabilities," DBA recorded a $3.0 million special charge, representing the low end of the estimate as no amount within the range was deemed to be a better estimate at that time. These environmental remediation actions are being undertaken at the sole discretion of management and have not been induced by threat, by government agencies, or by litigation. In the accompanying balance sheet as of December 31, 1997, approximately $.2 million is included in other current liabilities and the remaining $2.8 million is included in non-current liabilities, based upon the estimated timing of remediation work to be performed. DBA commenced its pre-clean up activities which are expected to continue through at least fiscal year 1998.



    In December 1997, DBA received verbal indication from a systems integrator for whom it had been developing special purpose mammography scanners that the integrator would likely terminate further discussions regarding its pending contract with DBA. Subsequent to December 31, 1997, DBA received written notification that the integrator would likely terminate further discussions regarding its pending contract with DBA. Prior to December 31, 1997, DBA had identified several customers for fingerprint scanners, which are based on similar technology to the mammography scanners, and had entered into contracts to sell fingerprint scanners. Since the scanners could not be utilized in their intended form, management identified an impairment in the value of this inventory and recorded an adjustment of

$1.3 million in the accompanying results from operations for the year ended December 31, 1997 in order to reflect these scanners at their net realizable value.



    In December 1997, DBA determined that certain test machinery and equipment which it needed to perform on a recently awarded contract was missing parts essential to its operation. Management believes that the parts may have been removed for use in other equipment, however, management is unable to determine the exact disposition and/or timing of the use of such equipment. Without these essential parts, the test machinery and equipment was of little or no value and DBA determined that replacing this test machinery and equipment appeared to be more economically advantageous than repairing it. The net book value of this equipment was approximately $.6 million at December 31, 1997. Accordingly, DBA is recording a charge of $.6 million to write off the book value of these assets in the accompanying results of operations for the year ended December 31, 1997. Management believes that this resulted from a breakdown in DBA's internal controls over physical assets. Titan is in the process of critically reviewing all of DBA's internal control procedures, particularly those regarding physical assets, and will take further actions in order to align DBA's internal control policies and procedures with those of Titan.



    In September 1997, DBA invested $1.6 million by purchasing convertible preferred Series B stock in Flash Comm, Inc. ("FCI"), a start-up venture. At the time of making this investment, DBA management was led to believe that FCI would be raising significant additional debt or equity financing by December 31, 1997, which amounts would enable FCI to perform under its $10.6 million contract to purchase products from DBA. FCI to date has not raised the additional capital, has not yet generated any significant business, and to date, no products have been purchased by FCI under its contract with DBA. To management's knowledge, FCI has generated no significant revenue to date. In light of these circumstances, and the current financial condition of FCI, management presently believes that there is doubt about FCI's ability to achieve commercial success, and thus recognizes that there has been an impairment in the value of the $1.6 million investment recorded by DBA. An adjustment to write-down the investment by $1.6 million is reflected in the results of operations for the year ended December 31, 1997.



    DBA recorded approximately $.6 million in unbilled receivables in fiscal years 1991, 1992 and 1994 related to an overrun claim which is being litigated. The Company had entered into settlement discussions with the U.S. government. In 1992 the settlement offer of the U.S. government was rejected. Management believes that this amount should have been written off in prior reporting periods. However, the amounts were not written off until December 1997, due to a breakdown in internal controls. The $.6 million is reflected as a charge to SG&A for the year ended December 31, 1997. Management believes that the continuing recognition of this receivable by DBA represents a breakdown in DBA's internal controls. As stated above, Titan is reviewing DBA's internal control procedures.



    At December 31, 1997, DBA had inappropriately capitalized rate variances of $.7 million on its Cost Plus Fixed Fee (CPFF) contracts representing costs incurred in excess of provisional billing rates. Such variances occurred primarily in the quarter ended December 31, 1997. A charge of $.7 million was recorded against revenue at December 31, 1997 to write off these variances.

    A summary of the restatement charges noted above and the impact on DBA's originally reported net income (loss) is as follows (in thousands):



                                                                          3 MOS ENDED   3 MOS ENDED   6 MOS ENDED
                                                                          SEP 30, 1997  DEC 31, 1997  DEC 31, 1997
                                                                          ------------  ------------  ------------
Net income (loss) as originally reported................................   $      534    $      386    $      920
                                                                          ------------  ------------  ------------
Restatement Charges:
Write-down of Asset Held For Sale.......................................        2,000        --             2,000
Environmental costs.....................................................        3,000        --             3,000
Inventory write-down....................................................       --             1,300         1,300
Machinery & equipment write-down........................................       --               600           600
Investment write-down...................................................       --             1,600         1,600
Rate variances..........................................................       --               746           746
Unbilled overrun claims.................................................       --               600           600
                                                                          ------------  ------------  ------------
Total charges...........................................................   $    5,000    $    4,846    $    9,846
Tax impact of charges...................................................         (650)         (455)       (1,105)
                                                                          ------------  ------------  ------------
Net income (loss) as restated...........................................   $   (3,816)   $   (4,005)   $   (7,821)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


MEDICAL STERILIZATION AND FOOD PASTEURIZATION

    Revenues in this segment were $5,983, $2,818 and $3,459 in 1997, 1996 and 1995, respectively. The increase in 1997 was directly related to increased processing of medical products at Titan's two facilities, and to sales of Titan's turnkey sterilization systems to Guidant Corporation and Baxter Medical.

    Segment operating income increased to $189, compared to operating losses of $1,080 in 1996 and $1,340 in 1995. The achievement of operating income is directly related to the increase in revenues mentioned above.

EMERGING TECHNOLOGIES AND BUSINESSES

    Revenues in this segment were $10,624, $11,907 and $8,604 in 1997, 1996 and 1995, respectively. The decrease in 1997 was primarily due to the completion of certain contracts in Titan's linear electron accelerator and environmental consulting businesses, offset partially by the inclusion of a full year's revenues generated from a division acquired in May 1996. The revenue growth in 1996 compared to 1995 primarily reflects the impact of the division acquired in 1996.

    Segment operating loss was $25 in 1997, compared to operating income of $964 in 1996 and $151 in 1995. The change in operating results reflects the fluctuation in revenue volume, combined with reduced margins in this segment's various businesses.

LIQUIDITY AND CAPITAL RESOURCES


    During 1997, Titan generated $1,667 cash from its continuing operations. In addition, Titan's loss from continuing operations, of $1,223, and other uses of cash from operations included increases in receivables and inventories of $8,227 and $1,901, respectively, principally related to commercial rural telephony products and to government satellite communications products. Significant funding requirements included liabilities of continuing operations of $6,196, which included approximately $1,500 in payments of certain accrued costs related to Titan's acquisition of Eldyne and Unidyne in 1996. Additionally, $5,573 of cash was used by discontinued operations.


    Cash was also provided by Titan's line of credit ($12,350). In May 1997, Titan completed an agreement with Sumitomo Bank of California and Imperial Bank for a $24,000 line of credit maturing May 31, 1998, amending and replacing the previous $14,000 line with Sumitomo Bank, and replacing the existing line of credit with Crestar Bank. Titan has the option to borrow at a bank prime rate or at LIBOR plus 2%. As of December 31, 1997, there was $12,350 of borrowings outstanding under this agreement, at a weighted average interest rate of 8.02%. Titan also had commitments under letters of credit under this agreement of $1,368, which reduced availability under the line of credit to $10,282. On May 23, 1997, Titan repaid in full the line of credit agreement and equipment note with Crestar Bank. A mortgage note with a balance of $1,196 at December 31, 1997, remains outstanding with Crestar Bank. At December 31, 1997 Titan was in compliance with all financial covenants under its various debt agreements.

    Funding for the advancement of Titan's strategic goals, including continued investment in targeted commercial businesses and start-up ventures, is expected to continue in 1998. Titan plans to finance these requirements from a combination of sources, which include cash generation from Titan's core businesses and continuation and expansion of Titan's bank line of credit. Titan is negotiating to extend its current line of credit past its expiration date of May 1998. Furthermore, Titan anticipates selling its broadband communications business in 1998, and is also exploring several equity alternatives as potential sources of capital. As previously noted, one of Titan's primary strategies is the funding of growth in specific subsidiaries through spin-out transactions. If Titan is unable to implement this strategy, whether in whole or in part, then Titan may need to complete additional equity or debt financings to fund the continued expansion of its operations and potential acquisitions of new technologies. Any additional equity or convertible debt financings could, however, result in substantial dilution to Titan's stockholders. Management is continually monitoring and reevaluating its level of investment in all of its operations and the financing sources available to achieve Titan's goals in each business area.

FORWARD LOOKING INFORMATION; CERTAIN CAUTIONARY STATEMENTS

    Certain statements contained in this Management's Discussion and Analysis of Results of Operations and Financial Condition that are not related to historical results are forward looking statements based upon a number of factors, including without limitation, those described herein under "Risk Factors." Actual results may differ materially from those stated or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events which may not prove to be accurate.

                        OWNERSHIP OF TITAN'S SECURITIES

    The following table sets forth certain information as to the number of shares beneficially owned as of June 4, 1998 (a) by each person who is known to Titan to own beneficially 5% or more of the outstanding shares of any class of its voting stock, (b) by each present Titan director, and each of the Named Executive Officers (as defined below), and (c) by all Titan officers and directors as a group.

                                                                                       AMOUNT AND
                                                                                       NATURE OF
                                                                                       BENEFICIAL   PERCENT OF
IDENTITY OF OWNER OR GROUP(1)                                       TITLE OF CLASS     OWNERSHIP       CLASS
-----------------------------------------------------------------  -----------------  ------------  -----------
Wechsler & Company, Inc.(2)......................................       Common Stock     1,607,092(3)      6.59%
Charles R. Allen.................................................       Common Stock        32,467(3)      *
Joseph F. Caligiuri..............................................       Common Stock        27,250(3)      *
Daniel J. Fink...................................................       Common Stock        28,600(3)      *
Robert E. La Blanc...............................................       Common Stock        16,750(3)      *
Thomas G. Pownall................................................       Common Stock        33,832(3)      *
Gene W. Ray......................................................       Common Stock       538,999(3)      2.17%
J. S. Webb.......................................................       Common Stock       117,616(3)      *
Louis L. Fowler..................................................       Common Stock        36,820(3)      *
Ronald B. Gorda..................................................       Common Stock       127,643(3)      *
Frederick L. Judge...............................................       Common Stock        52,897(3)      *
John L. Slack....................................................       Common Stock       355,672(3)      1.46%
All Directors and Officers as a Group (15 Persons)...............       Common Stock     1,421,332(3)      5.59%

------------------------

 *  Less than 1%

(1) The address of each owner other than Mr. Wechsler is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121.

(2) Norman J. Wechsler is the sole stockholder and Chairman of the Board, President and Chief Executive Officer of Wechsler & Company, Inc., 39 Broadway, New York, NY 10006.

(3) Including (A) 16,250; 11,250; 16,250; 8,750; 10,000; 267,500; 45,000;
    19,750; 110,000; 50,000; 123,000; and 21,625 shares subject to outstanding options held by Messrs. Allen, Caligiuri, Fink, La Blanc, Pownall, Ray, Webb, Fowler, Gorda, Hensel, Judge, Slack and all directors and officers as a group, respectively, which are currently exercisable or may become exercisable within 60 days after June 4, 1998; (B) 21,428 and 14,285 shares that may be obtained upon conversion of convertible debentures held by Messrs. Ray and Judge, respectively; and (C) 85,005; 25,719; 16,957; 15,143; 2,897; and 152,231 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan for the accounts of Messrs. Ray, Webb, Fowler, Gorda, Judge, Slack and all directors and officers as a group, respectively.

    Except as otherwise indicated in the above notes, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power. However, under California law, personal property owned by a married person may be community property that either spouse may manage and control, and Titan has no information as to whether any shares shown in this table are subject to California community property law.

                  TITAN MANAGEMENT AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

    The directors and executive officers of Titan and their respective positions with Titan and ages are set forth in the following table. Biographical information on each executive officer who is not a director is set forth following the table. There are no family relationships between any director or executive officer and other director or executive officer of Titan. Executive officers serve at the discretion of the Titan Board.


                                                                                                                  YEAR IN
                                                                                                                   WHICH
                                                                                                                  HE/SHE
                                                                                                                  BECAME
                                                                                                                OFFICER OR
NAME                                                      POSITION                                    AGE        DIRECTOR
---------------------------  -------------------------------------------------------------------      ---      -------------
J.S. Webb..................  Chairman of the Board of Directors                                           78          1984

Gene W. Ray................  President and Chief Executive Officer                                        60          1985

Eric DeMarco...............  Senior Vice President and Chief Financial Officer                            34          1997

Louis L. Fowler............  Vice President and Assistant Secretary                                       59          1989

Ira Frazer.................  Senior Vice President, General Counsel and Secretary                         43          1998

Ronald B. Gorda............  Senior Vice President                                                        42          1994

Frederick L. Judge.........  Senior Vice President                                                        64          1994

John L. Slack..............  President, Titan Technologies and Information Systems Corporation            59          1998

Deanna H. Petersen.........  Corporate Controller                                                         30          1996

Charles R. Allen...........  Director                                                                     72          1989

Joseph F. Caligiuri........  Director                                                                     70          1984

Daniel J. Fink.............  Director                                                                     71          1985

Robert E. La Blanc.........  Director                                                                     64          1996

Thomas G. Pownall..........  Director                                                                     76          1992


    The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her death, resignation or removal. Officers are elected by the Titan Board annually at its first meeting following the Titan Annual Meeting of Stockholders.

    Mr. Webb served as Vice Chairman of the Board of TRW, Inc., a diversified manufacturing company, from June 1978 until December 1981 and President of TRW-Fujitsu Company, a joint venture formed to market Fujitsu's computer projects in the United States, from May 1980 until his retirement in December 1981.

    Dr. Ray was a co-founder of Titan Systems, Inc., the parent of which merged into Titan in 1985. He served as a director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of Titan since the merger.

    Mr. DeMarco has been Senior Vice President and Chief Financial Officer of Titan since January 1997. From June 1986 to January 1997 he was employed by Arthur Andersen LLP, most recently as Senior Manager.

    Mr. Fowler has been Vice President since September 1989. From March 1987 to September 1989 he served as Vice President of Titan Systems, Inc. Prior thereto, Mr. Fowler was Director of Contracts of Titan Systems, Inc. from March 1985 to March 1987.

    Mr. Frazer has been Senior Vice President, General Counsel and Secretary of Titan since February 1998. From August 1995 through January 1998 he served as General Counsel for California Steel Industries, Inc. a joint venture Japanese/Brazilian steel company. From June 1994 to August 1995 he had a private legal and consulting practice. From 1989 until June 1994 he was General Counsel and Chief Administrative Officer of Daihatsu America, Inc., an automotive distributor.

    Mr. Gorda has been Senior Vice President since February 1995 and President of the Linkabit division of Titan since June 1993. From May 1994 to February 1995 he was a Vice President at Titan. From August 1991 to June 1993 he served as Senior Vice President of the SATCOM Systems business unit of the Linkabit division. Prior thereto, he was Senior Program Manager of the SATCOM Command and Control division of Rockwell International from April 1986 to July 1991.

    Mr. Judge has been Senior Vice President since February 1994. From January 1991 to January 1994, Mr. Judge was Senior Vice President and Chief Operating Officer of Hughes Communications, Inc., a unit of GM Hughes Electronics Corp. From January 1988 to January 1991, he served as Senior Vice President of Hughes Communications, Inc.

    Mr. Slack became President of Titan Technologies and Information Systems Corporation, a wholly-owned subsidiary of Titan, in February 1998, upon the acquisition of DBA by Titan. Mr. Slack is also President and Chief Executive Officer of DBA and is a director of the DBA Board, both of which positions he has held since 1989.

    Ms. Petersen has been Corporate Controller since December 1996. From September 1993 to December 1996, Ms. Petersen was Corporate Manager of Operations Analysis at Titan. From January 1990 to September 1993 she was a Senior Auditor at Arthur Andersen LLP.

    Mr. Allen was employed by TRW, Inc., a diversified manufacturing company, from 1955 to 1986, where he held a number of executive management positions, including director from 1972 to 1986, and Executive Vice President and Chief Financial Officer from 1977 to 1986.

    Mr. Caligiuri was employed by Litton Industries, Inc., a diversified manufacturing and services company, from 1969 to 1993, where he held a number of executive management positions, including Executive Vice President from September 1981 to April 1993.

    Mr. Fink was employed by General Electric Co. from 1967 to 1982, where he held a number of executive management positions, including Senior Vice President of Corporate Planning and Development, after which he founded and has been the President of D. J. Fink Associates, Inc., a management consulting firm.

    Mr. La Blanc was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981 he was Vice Chairman of Continental Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technical consulting firm.

    Mr. Pownall was employed by Martin Marietta Corporation, a diversified manufacturing and services company, from 1963 to 1992 where he held a number of executive management positions, including director from September 1971 to April 1992, Chief Executive Officer from April 1982 to April 1988, and Chairman of the Board of Directors from January 1983 to April 1988.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Titan Board has, among others, a compensation, stock option and pension committee. The committee is comprised of Messrs. Pownall (Chairman), Allen, Caligiuri, Fink and La Blanc. No member of the Committee is a former or current officer or employee of Titan or any of its subsidiaries.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by Titan and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of Titan in 1997 (the "Named Executive Officers") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM
                                                                         ANNUAL         COMPENSATION
                                                                      COMPENSATION         AWARDS
                                                                  --------------------  -------------    ALL OTHER
                                                                   SALARY      BONUS    OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION                              YEAR      ($)(A)     ($)(B)         (#)          ($)(C)
-----------------------------------------------------  ---------  ---------  ---------  -------------  -------------
Gene W. Ray..........................................       1997    337,500    210,000      150,000        107,572
  President and Chief                                       1996    337,500          0      150,000         44,311
  Executive Officer                                         1995    328,462          0       50,000         43,886

Louis L. Fowler......................................       1997    146,000    102,000       25,000         36,284
  Vice President                                            1996    144,519     46,000       25,000         19,364
                                                            1995    138,039          0        5,000         17,322

Ronald B. Gorda......................................       1997    196,490     92,000       60,000         38,845
  Senior Vice President                                     1996    183,111     12,951       60,000         25,748
                                                            1995    173,563    176,000       25,000         25,638

Cornelius L. Hensel(D)...............................       1997    197,138     62,000       60,000         34,187
  Senior Vice President                                     1996    189,013     19,667       60,000         25,428
                                                            1995    175,219     85,200       55,000         21,918

Frederick L. Judge...................................       1997    204,326     90,000            0         19,181
  Senior Vice President                                     1996    234,001          0            0         31,857
                                                            1995    232,271          0            0         32,773


------------------------

(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(B) Amounts shown include bonus cash compensation earned by executive officers for each fiscal year whether received in the fiscal year in which it was earned or in the subsequent fiscal year.

(C) Amounts shown consist of (i) Titan's matching contribution to its 401(k) Retirement Plan; (ii) Titan's matching contribution to its Supplemental Retirement Plan for Key Executives; (iii) Titan's contribution to its Employee Stock Ownership Plan and (iv) interest earned in Titan's Supplemental Retirement Plan for Key Executives that exceeded 120% of the applicable federal long-term rate with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code). Amounts shown for fiscal year 1997 for each Named Executive Officer consist of the following elements of compensation: Dr. Ray: (i) $7,500; (ii) $33,000; (iii) $1,612; and (iv)
    $65,460; Mr. Fowler: (i) $7,300; (ii) $14,000; (iii) $618; and (iv) $14,366;
    Mr. Gorda: (i) $7,500; (ii) $18,502; (iii) $152; and (iv) $12,691; Mr.
    Hensel: (i) $7,500; (ii) $18,402; (iii) $0; and (iv) $8,285; Mr. Judge: (i)
    $7,500; (ii) $0; (iii) $0; and (iv) $11,681.


(D) Mr. Hensel resigned from Titan in January 1998.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options made during fiscal 1997 under Titan's long-term incentive program to the Named Executive Officers:

                     OPTION GRANTS IN LAST FISCAL YEAR (A)

                                                            INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                                             ------------------------------------------------    VALUE AT ASSUMED
                                                        % OF TOTAL                             ANNUAL RATES OF STOCK
                                                          OPTIONS                               PRICE APPRECIATION
                                                        GRANTED TO                                      FOR
                                              OPTIONS    EMPLOYEES    EXERCISE                    OPTION TERM (F)
                                              GRANTED    IN FISCAL      PRICE     EXPIRATION   ---------------------
NAME                                            (B)      YEAR (C)     ($/SH)(D)    DATE (E)     5% ($)     10% ($)
-------------------------------------------  ---------  -----------  -----------  -----------  ---------  ----------
Gene W. Ray................................    150,000       25.91%       5.625      7/16/07     530,630   1,344,720
Louis L. Fowler............................     25,000        4.32%       5.625      7/16/07      88,438     224,120
Ronald B. Gorda............................     60,000       10.36%       5.625      7/16/07     212,252     537,888
Cornelius L. Hensel........................     60,000       10.36%       5.625      7/16/07     212,252     537,888
Frederick L. Judge.........................     --          --           --           --          --          --

------------------------

(A) No SARs were granted to any of the Named Executive Officers during the last fiscal year.

(B) Options granted in 1997 are exercisable starting 12 months after grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(C) In 1997, employees of Titan received stock options covering a total of 579,000 shares.

(D) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(E) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(F) Present value was calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of Titan's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUE (A)

                                                                                                 VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED      IN-THE- MONEY OPTIONS AT
                                                        VALUE       OPTIONS AT FY-END (#)           FY-END ($)(C)
                                    SHARES ACQUIRED   REALIZED    --------------------------  --------------------------
NAME                                ON EXERCISE (#)    ($)(B)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Gene W. Ray.......................        --             --          230,000        300,000      636,040        520,450
Louis L. Fowler...................        --             --           13,500         47,500       27,881         85,023
Ronald B. Gorda...................        --             --           95,000        130,000      233,948        223,653
Cornelius L. Hensel...............        --             --           42,500        132,500       60,798        216,468
Frederick L. Judge................        --             --           37,500         12,500      128,925         42,975

------------------------

(A) No SARs were owned or exercised by any of the Named Executive Officers during the last fiscal year.

(B) Market value of underlying securities on date of exercise, minus the exercise or base price.

(C) Market value of underlying securities at year-end, minus the exercise or base price.

AGREEMENTS WITH EXECUTIVE OFFICERS

    Titan has entered into agreements with Gene W. Ray, Eric M. DeMarco, Ronald
B. Gorda, Frederick L. Judge and Ira Frazer (each hereinafter referred to as the "Executive") to reinforce and encourage their continued dedication without distraction arising from the possibility of a change in control of Titan. The terms of the agreements provide that, in the event of a Change in Control (as defined), and the termination of the Executive's employment at any time during the two-year period thereafter by Titan other than for cause or by the Executive for good reason, the Executive will be paid a lump sum amount equal to two times his base salary plus maximum annual bonus. Additionally, the Executive will receive a prorated bonus for the year of termination and continuation of medical and dental benefits covering the Executive and his dependents for 2 years following the termination. The payments are limited to ensure deductibility for tax purposes under Section 280G of the Internal Revenue Code.

    Under the agreements, Change in Control is deemed to have occurred in the event of (i) the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of Titan possessing 25% or more of the combined voting power of Titan's outstanding capital stock, (ii) within any two year period, the majority of the members of the Titan Board were to be comprised of individuals other than those who were members at the beginning of such period, unless the new members elected during such period were approved by two-thirds of the members of the Titan Board still in office who were members of the Titan Board at the beginning of such two-year period, (iii) all or substantially all of Titan's assets are sold as an entirety to any person or related group of persons, or (iv) Titan is merged with or into another corporation or another corporation is merged into Titan with the effect that immediately after such transaction, the stockholders of Titan immediately prior to such transaction hold less than a majority interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

                               HORIZONS BUSINESS

OVERVIEW

    Founded in San Diego, California in 1977, Horizons initially conducted computer systems analysis and software development for the DNA. Horizons' first contract was to modify the supercomputer programs used for calculating nuclear weapons effects into applications that could be run on first-generation hand-held computers. From this beginning, Horizons has been predominantly involved in providing software, computer systems integration and technical consulting services, primarily for the United States' defense establishment.

    Horizons' Systems Engineering Group ("SEG") segment was started in 1984 to address the growing defense engineering and technical services market and continues today. Another segment, the Information Systems Group ("ISG"), was formed in 1993 to convert Horizons' proprietary technologies into software products for commercial markets. In December 1997, the Horizons Board adopted a plan to wind down and exit ISG. See "Horizons Management's Discussion and Analysis of Results of Operations and Financial Condition."

    SEG is an engineering management consulting organization primarily serving agencies of the United States government. SEG is retained by various government entities to assist in the acquisition, development, testing and fielding of major defense communications, surveillance and information systems. SEG is both a prime and subcontractor, at times managing multi-million dollar contracts with large subcontractor teams. Principal clients include the United States Air Force (the "Air Force"), certain other military services; and the Federal Aviation Administration (the "FAA"). SEG presently employs 250 people at 22 offices and work sites worldwide. SEG's technical focus is on the design, development, management and support of C2 systems, including integration of these systems into an inter-operable architecture.

    Horizons has multi-disciplined technical teams that support all phases of the systems acquisition and development process, including program management, requirements analysis, system and facility engineering, testing and evaluation, integrated logistics and information systems. The technical staff includes engineers and systems integration management experts; architectural and civil engineering personnel who perform site surveys and installation preparation; computer scientists and systems analysts who configure and operate computer networks, write data reduction programs and analyze data; logistics professionals who complete system logistics tasks; and program management experts who plan and assist in the management of programs in order to meet performance, cost and schedule objectives. Horizons also performs information systems software and hardware services.

    PROGRAM MANAGEMENT

    For the past fifteen years, SEG has provided program management services to government program managers, including consulting services and software tools.

    Examples of SEG's program management support include comprehensive program management plans for the Joint Surveillance and Target Attack Radar System (the "Joint STARS") program, a technologically advanced airborne sensor C2 platform with a unique capability to see and communicate the ground battlefield picture. In addition, SEG provides services related to the United States government's Joint Tactical Information Distribution System and Automated Weather Distribution Systems. SEG also provides support in the area of technical specifications, risk assessments, industrial base analyses and manufacturing plans for the Airborne Warning and Control System ("AWACS"). Furthermore, SEG works on Advanced Entry Control Systems, Tactical Automated Security Systems and integrated Engineering programs. SEG also specializes in program planning and scheduling.

    The technical challenges of program management have changed dramatically over the past few years, particularly those relating to C2 program. Such engineering challenges focus on defining C2 architecture in place and subsequently integrating commercial "off-the-shelf" solutions consistent with the standards and specifications of the government's Defense Information Infrastructure, Common Operating Environment and the Global Command and Control System. In addition to systems engineering and systems integration, SEG provides specialized software development services necessary for the software-intensive C2 systems currently under development.

    SEG also provides financial analyses of program cost performance in order to provide management with insight into the program progress. In connection with the analysis, SEG performs cost estimates, "earned-value analysis" and analyses of the cost of operational effectiveness.

    TESTING AND EVALUATION

    SEG has broad experience in designing and conducting test programs designed to enhance technical specification compliance and the operational effectiveness of a variety of programs. SEG personnel design and conduct detailed test programs for the purpose of maximizing design specification compliance. Many of these programs involve multi-service developmental testing and joint operations on a worldwide basis.

    Horizons and the SEG staff have supported the Joint STARS government developmental testing and evaluation program of the Department of Defense (the "DoD") since 1987. SEG supports both the air and ground segments of the test program.

    SEG has also participated in the testing and evaluation of many strategic and tactical military radar communications and command center systems, as well as radar systems used in air traffic control and weather monitoring. At the Sacramento Air Logistics Center (an "ALC"), SEG engineers and analysts plan and test modifications to long-range radar, air traffic control systems and weather equipment.

    SEG also assists the DoD joint services in updating and deploying fully tested software for the Tri-Service Joint Tactical Information Distribution System. Horizons developed and staffed the central software support facility at Robins Air Force Base in Georgia and helped to achieve a Level 3 software process capability certification, as defined by the Software Engineering Institute of Carnegie Mellon University.

    SURVEILLANCE SYSTEMS

    Horizons and SEG provide systems engineering support to a wide variety of government surveillance programs. Certain C2 infrastructure relies on airborne radar technology programs developed at the Air Force's Electronic System Center, most notably Joint STARS and AWACS. SEG's staff tests radar performance and analyzes the results and SEG engineers design radar data reduction programs designed to give the Air Force rapid feedback on how well the radar meets operational requirements. Horizons also works with ground-based radar systems. Horizons' activities in this area include hardware and software design evaluation, facilities design criteria, site activation, performance testing and problem resolution.

    Horizons currently provides hardware and software engineering support, as well as facility and long-term logistics support for the FAA's/Air Force's Air Route Surveillance Radar ("ARSR-4" system). SEG currently assists the FAA's program office in the testing and evaluation of ARSR-4 installations and provides site surveys at various ARSR-4 locations within the FAA's Western Pacific region. SEG is also presently modifying and updating the AN/TPS-117 long range radar system in direct support of the Sacramento ALC. In addition, Horizons has supported, and continues to support, the Caribbean Basin Radar Network ("CBRN") program, including the installation of nine new long-range 3D radar systems in the Caribbean and the networking of these nine systems with seven existing radar systems into two regional operations control centers, in order to improve air traffic control and international relations in the Caribbean area.

    C2 SYSTEMS

    The Air Force's Theater Battle Management Core Systems ("TBMCS") program links the organizational levels of command with the automated tools necessary for air operations, thereby creating functional capabilities for planning, intelligence and operational execution. An important TBMCS subsystem is the Contingency Theater Automated Planning System ("CTAPS"). CTAPS is a hardware and software system composed of a number of workstations on a local area network ("LAN") linked with geographically remote terminals. The focus of CTAPS is the Air Tasking Order that assigns operational units to fly specified combat and combat support missions, and to maintain aircraft and aircrews at specified alert status condition.

    Horizons provides C2, TBMCS and CTAPS support worldwide in the areas of requirements, system development, software testing, training and operations. SEG personnel are on-site at Ramstein air base in Germany, Air Force headquarters at the Barksdale, Shaw and Davis-Monthan Air Force bases, sites in Alaska and Guam, as well as to the Air Force's Pacific headquarters. Horizons also supports the United States Marine Corps at each of the Marine Air Wings in the United States and Okinawa, Japan.

    Horizons provides support to these worldwide military operations by configuring, maintaining, and operating a variety of hardware systems and software applications, using workstations and servers, LAN management software, network protocols, systems and database administration and management software. SEG technical support personnel are also part of the computer security activities at CTAPS site locations.

    SEG is also involved in the development and fielding of the Air Mobility Command's (the "AMC") primary C2 tool referred to as the C2 Integrated Processing System ("C2IPS").

    AIR TRAFFIC MANAGEMENT

    SEG supports air traffic management ("ATM") projects that range from airspace and airport planning to design and engineering services for several terminal and en-route surveillance radar programs for the both FAA and the Air Force. SEG provides expertise in conducting systems analysis, development, integration, and installation of many evolving ATM system components. SEG professionals that work on such systems include systems engineers, air traffic controllers, airway facilities engineers, software engineers, communications engineers, radar engineers, meteorologists and weather system experts, financial analysts and trainers and technicians.

    PHYSICAL SECURITY

    Horizons, through its SEG team, provides integrated security systems for detection, surveillance, assessment, access control and automated response to identified and potential security threats or challenges. Horizons' engineers and technicians, through SEG, have helped the DoD develop and deploy physical security technology. In addition to its support of the DoD, SEG's staff also serves as a facility security consultant to the FAA.

    INTEGRATED LOGISTICS

    The overall objective of Air Force's Integrated Logistics Supports System ("ILS") program is the fielding of supportable and affordable support systems that meet the Air Force's performance and readiness requirements in the planned operational environment. SEG logistics and sustainment specialists participate in all phases of life cycle support activities for many Air Force C2 programs.

BACKLOG

    Horizons' backlog of unfilled orders at January 31, 1998 was approximately $17.6 million compared to $12.9 million at January 31, 1997. The backlog at January 31, 1998 consists of $16.4 million in backlog relating to government contracts and $1.2 million in commercial backlog. The January 31, 1997 backlog consists of $12.7 million in backlog relating to government contracts and $200,000 in commercial backlog. Horizons expects that all of the January 31, 1998 backlog will be converted into revenue during the fiscal year ended January 31, 1999.

    Orders are entered into backlog only when Horizons receives a definite commitment for products or services from a customer. Delivery orders received by Horizons for its government contracts are generally issued under long term contracts that have a maximum dollar ceiling. The difference between the dollar value of delivery orders received and the maximum contract dollar ceiling is considered unfunded backlog. At January 31, 1998, unfunded backlog was approximately $59 million.

    Horizons' backlog is typically subject to a number of contingencies due to various factors. Such factors include funding constraints, the cancellation or modification of government programs and changes in allocation of work between prime and subcontractors. The amount of backlog, therefore, should not be viewed as the sole determinant of Horizons' future contract revenue and consequently, the dollar amount of the backlog is not necessarily indicative of the future revenue of Horizons.

COMPETITION

    Horizons experiences competition in its target markets and competes with both large and small businesses. In the large business arena, competitors include such companies as Booz Allen Hamilton, Arthur D. Little, ARINC, Inc., Lockheed Martin, Dynamics Research Corporation and TASC. Many of those companies have far greater financial, engineering, technological, marketing, sales and distribution and customer service resources than Horizons. In addition, many of these competitors have more experience in certain of Horizons' targeted markets. Horizons and its competitors compete in their target markets often by emphasizing technical and management skills, reputation and performance record, comprehensive understanding of the Department of Defense life cycle and acquisition process, multiple locations and the capability for quick reaction customer support. Further, the ability of Horizons to compete in its target market depends to a large extent on its ability to provide technologically advanced products and services with shorter lead times and at lower prices than competitors. See "Risk Factors-- Competition."

EMPLOYEES

    As of December 31, 1997 Horizons had 293 employees. Horizons is not subject to any collective bargaining agreements with its employees.

                HORIZONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  (DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS)

    The forward-looking statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations, which reflect Horizons management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Forward-looking information provided by Horizons pursuant to the safe harbor established by recent securities legislation should be evaluated in the context of these factors.

    Horizons has incurred significant net losses and has negative working capital of approximately $5,900. Management recognizes the need to generate positive cash flows in future periods and/or to acquire additional capital from various sources. There can be no guarantee that Horizons will be successful in generating significant revenues and/or sufficient cash flows in future periods to meet its ongoing obligations. Furthermore, Horizons presently is highly dependent on its ability to find additional sources of funding in the form of debt financing or equity issuances. Horizons has entered into the Merger Agreement with Titan (See Note 10 to the accompanying financial statements); however, there is no assurance that the partner will be able to complete the Merger on terms favorable to Horizons.

    Horizons formed the SEG segment in 1984 to address the growing defense engineering and technical services market and continues today. A second segment, ISG, was formed in 1993 to convert the company's proprietary technologies into software products for commercial markets. Due to insufficient capitalization and changes in the software product markets in the mid 1990's, Horizons began a process of restructuring the ISG operations in a series of right-sizing steps.

    In December 1997, Horizons' Board of Directors adopted a plan to restructure and wind down and exit its ISG segment, in order to better focus Horizons' available resources on it's government information technology business in the Systems Engineering Group ("SEG") segment. Accordingly, the following discussion on the results of operations applies to continuing operations. References to fiscal years refer to Horizons' fiscal year ended January 31.

RESULTS OF OPERATIONS:

FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997:

    Revenues for fiscal year 1998 were approximately $26,281, a decrease of $3,270 compared to fiscal year 1997. The decrease in revenue is primarily the result of reduced "pass through" subcontract activity and lower fees on service contracts.

    Systems Engineering operating profits were $3,166 in fiscal year 1998, a decrease of $2,158 compared to fiscal year 1997. This reduction was primarily the result of lower margins.

    Interest expense for fiscal year 1998 was $519 as compared to $592 in fiscal year 1997. The decrease was the result of carrying less accounts receivable credit line debt through fiscal year 1998 than in the prior fiscal year.

    Taxes have been allocated to continuing operations at a combined federal and state income tax rate of 38%, and tax benefits related to net operating loss
(NOL) carryforwards have been reported as a benefit to the loss from discontinued operations.

FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1996:

    Revenues for fiscal year 1997 were $29,551, an increase of $3,060 from fiscal year 1996. This increase was due to expanded "pass thru" of subcontract costs and increased direct labor volume on service contracts in SEG.

    Operating Profit totaled $5,324 for fiscal year 1997. Systems Engineering operating profits increased $734 in fiscal year 1997 primarily due to improved margins on service contracts.

    Interest expense in fiscal year 1997 totaled $592, an increase of $46 over fiscal year 1996. During the fiscal year, bank accounts receivable credit line and term debt decreased from a total of approximately $8,965 to $5,855. Paydowns were made with $4,311 in proceeds from the sale of the Advanced Systems division.

    An income tax provision of $1,798, a loss from discontinued operations of $1,990 and other results described above, yielded net income of $944 for the fiscal year ended January 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    As of January 31, 1998, cash totaled $523 comprised primarily of money market funds. Trade receivables totaled $6,064, a decrease of $1,212 from January 31, 1997. The receivable decrease is primarily due to improved collections and a decline in revenues.

    At January 31, 1998, Horizon's bank debt is comprised of $5,327 against the secured accounts receivable line of credit and a $184 balance on a term note payable monthly through December 18, 2000. The interest rate on both the line and term note is 2% in excess of the bank prime lending rate, and the effective rate was 10.5% at January 31, 1998. The existing bank agreements provides for advances against the line not to exceed a balance of $7,000 and matures on May 15, 1998.

    The Company has incurred net losses of approximately $4,200 and $5,200 for the years ended January 31, 1998 and 1996, respectively. Pro forma net loss for the year ended January 31, 1997 was approximately $2,100 after excluding the one-time gain of $3,050 on sale of the net assets of ASG included in the loss from discontinued operations. At January 31, 1998, the Company had negative working capital of approximately $5,900. The working capital deficits in the years ended January 31, 1998 and 1997 were primarily related to the investments Horizons has made in its ISG business, which was discontinued in December 1997. Management recognizes the need to generate positive cash flows in future periods and/or to acquire additional capital from various sources. Management has undertaken to discontinue its commercial software business in order to reduce or eliminate future losses from operations related to this business. There can be no guarantee that the Company's remaining government business will be successful in generating significant revenues and/or sufficient cash flows in future periods to enable the Company to meet its ongoing obligations. Furthermore, the Company presently is highly dependent on its ability to find additional sources of funding in the form of debt financing or equity issuances. Management is currently engaged in a merger transaction with The Titan Corporation; however, there is no assurance that the Company will be able to complete this transaction on terms favorable to the Company. All of these factors create a substantial doubt about the Company's ability to continue as a going concern.

    During fiscal year 1998, there has been no activity related to common or preferred stock.

                       OWNERSHIP OF HORIZONS' SECURITIES

    Set forth below is information regarding beneficial ownership of Horizons' capital stock as of the Record Date, by Horizons' directors and executive officers (and the directors and officers as a group) and each person beneficially owning 5% or more of the outstanding shares of Horizons Common Stock or Horizons Series A Preferred Stock. Unless otherwise indicated, each of the stockholders listed below has sole voting and sole investing power with respect to the shares listed opposite such stockholder's name.

                                                                 AMOUNT OF
                                                                BENEFICIAL                              PERCENT OF
NAME AND ADDRESS                                                 OWNERSHIP          CLASS OF STOCK         CLASS
----------------------------------------------------------  -------------------  ---------------------  -----------
Earl A. Pontius...........................................          225,000      Common Stock                 3.0%
James T. Palmer...........................................        3,960,000      Common Stock                52.8%
J. Patrick Boyce..........................................          987,500      Common Stock                13.2%
North American Trust Co., for the HTI Retirement Plan and
  Trust...................................................          300,000      Series A Preferred          60.0%
Wells Fargo Equity Capital, Inc...........................          100,000      Series A Preferred          20.0%
All Directors and Executive Officers as a Group (3
  persons)................................................        5,172,500      Common Stock                69.0%

      COMPARISON OF RIGHTS OF TITAN STOCKHOLDERS AND HORIZONS STOCKHOLDERS

    The rights of Titan stockholders are governed by the Restated Titan Certificate of Incorporation (the "Titan Certificate"), its Bylaws (the "Titan Bylaws") and the DGCL. The rights of Horizons stockholders are currently governed by Horizons' Certificate of Incorporation (the "Horizons Certificate"), its Bylaws (the "Horizons Bylaws") and the DGCL. Upon consummation of the Merger, Horizons stockholders will become stockholders of Titan with their rights as stockholders governed by the DGCL, the Titan Certificate and the Titan Bylaws.

    The following is a summary of certain similarities and differences between the rights of Titan stockholders and Horizons stockholders under the foregoing governing documents and applicable law. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the respective corporate documents of Titan and Horizons.

    CAPITAL STOCK. The authorized capital stock of Titan consists of 45,000,000 shares of Titan Common Stock, of which 23,346,839 shares were issued and outstanding on March 6, 1998, and 2,500,000 shares of Preferred Stock, $1.00 par value, (A) 250,000 shares of which have been designated as Series A Junior Participating Preferred Stock, none of which has been issued as of the date hereof, (B) 1,068,102 shares of which have been designated as $1.00 Cumulative Convertible Preferred Stock, $1.00 par value per share, 694,872 of which have been issued and are outstanding as of the date hereof, and (C) 500,000 shares of which have been designated as Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), all of which have been issued as of the date hereof. Each outstanding share of $1.00 Cumulative Convertible Preferred Stock is convertible at any time into two-thirds (2/3) of a share of Titan Common Stock. The Series B Preferred Stock is convertible at the holder's option into shares of Titan Common Stock at a conversion price of $9.00 per share. In addition, Titan issued $34,500,000 of convertible subordinated debentures in November 1996. The debentures are convertible into common stock at a conversion price of $3.50 per share. The authorized capital stock of Horizons consists of 12,000,000 shares of Horizons Common Stock, $.01 par value, of which 7,496,953 shares were issued and outstanding on March 6, 1998, and 2,500,000 shares of Preferred Stock ($.01) par value, all of which have been designated "Series A Preferred Stock," of which 500,000 shares were issued and outstanding on March 6, 1998.

    AMENDMENT OF BYLAWS. The Titan Bylaws may be amended or repealed either by the Titan Board or by the holders of a majority in interest of the outstanding shares of Titan, except that a change in the authorized number of directors may only be effected by a vote of the majority of the outstanding shares entitled to vote.

    The Horizons Bylaws state that they may be amended, repealed or replaced with new Bylaws by the affirmative vote of a majority of the Board of Directors, provided that notice of any proposal to make, alter or repeal the Bylaws, or to adopt new Bylaws is included in the notice of the meeting of the Board of Directors at which such action takes place.

    AMENDMENT OF HORIZONS CERTIFICATE AND TITAN CERTIFICATE. The DGCL provides that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation. The Titan Certificate does not modify this provision. Pursuant to the Horizons Certificate, the Horizons certificate may only be amended by the approval of two-thirds (2/3) of Horizons' outstanding capital stock entitled to vote on, or consent to, such amendment.

    SPECIAL MEETINGS OF STOCKHOLDERS. Under the Titan Bylaws, a special meeting of stockholders may be called by the Titan Board, the Chairman of the Board of Directors, or the President. The Horizons Bylaws permit a special meeting to be called by the Chairman of the Board, if any, the President or Secretary, and only upon the request of a majority of Horizons' directors duly elected and acting directors. Notices of such special meeting must be in writing and state the purpose of the proposed meeting.

    ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS. The Titan Bylaws provide that any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Horizons Certificate provides that any action which may be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote if two-thirds (2/3) of the holders of Horizons' outstanding capital stock otherwise entitled to vote on such action sign a consent setting forth the action so taken.

    SIZE OF THE BOARD OF DIRECTORS. The Titan Bylaws currently provide that the number of directors presently authorized is seven (7). The Horizons Bylaws currently provide that the number of directors presently authorized is no less than three (3) and no more than seven (7).

    CLASSIFICATION OF BOARD OF DIRECTORS. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Neither the Titan Bylaws nor the Horizons Certificate provide for a classified board.

    CUMULATIVE VOTING. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. There is no provision for cumulative voting in either the Titan Certificate or the Horizons Certificate.

    REMOVAL OF DIRECTORS. Under the DGCL, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The Titan Bylaws provide that the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of the majority of the voting power of all the outstanding stock entitled to vote thereon subject to the provisions of the Titan Certificate. The Titan Certificate provides that the removal of a director elected by the holders of Titan's $1.00 Cumulative Convertible Preferred Stock, or elected by the directors to fill a vacancy, requires the affirmative vote of the holders of a majority of the $1.00 Cumulative Convertible Preferred Stock entitled to vote thereon.

    The Horizons Certificate contains no provisions relating to the removal of directors. The Horizons Bylaws provide that one director may be removed with or without cause at any meeting of the stockholders called expressly for such purpose, by a vote of stockholders holding a majority of shares issuable and outstanding and entitled to vote at an election of directors.

    FILLING VACANCIES IN THE BOARD OF DIRECTORS. Under the DGCL, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The DGCL further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior of any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies. The Titan Certificate does not alter this provision.

    The Horizons Bylaws provide that any vacancy on the board of directors may be filled by the majority of the remaining directors, though less than a quorum or by the sole remaining director. When one or more directors resigns, effective at a future date, a majority of directors then in office, including those who resigned, have the power to fill such vacancy or vacancies. The vote thereon to take effect after such resignation or resignations becomes effective, and each director so chosen holds office until the next annual meeting of stockholders or until his successor has been elected.

    PAYMENT OF DIVIDENDS; REDEMPTION OR REPURCHASE OF SHARES. The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The Titan Bylaws provide for the declaration of dividends in accordance with the DGCL. The Titan Bylaws also provide that the Titan Board may set aside as a reserve any funds the Titan Board believes necessary prior to the payment of dividends.

    The Horizons Bylaws provide that, subject to the provisions of the DGCL, the Board of Directors may declare dividends at any annual, regular or special meeting, and may be paid in cash, property or in shares of Horizons' stock. Horizons' Bylaws also provide that the Board of Directors, in its sole discretion, may set aside or reserve any sum, over and above the paid-in capital of Horizons for any proper purpose.

    LIMITATION OF LIABILITY OF DIRECTORS. The DGCL permits corporations to adopt a provision in their certificate of incorporation eliminating, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director. Under the DGCL, Titan may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The Titan Certificate eliminates the liability of the Titan Board to the fullest extent permissible under the DGCL. The Horizons Certificate provides that a director of Horizons is not personally liable to Horizons or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Horizons or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which provides for liability for the unlawful payment of dividends, unlawful stock purchase or unlawful stock redemption, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to further eliminate or limit the liability of a director of a corporation, then a director of Horizons, in addition to the circumstances in which a director is not personally liable as set forth in (i) to (iv) above, will not be liable to the fullest extent permitted by the DGCL as amended.

    INDEMNIFICATION. The DGCL generally permits indemnification in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The Titan Bylaws state Titan shall indemnify the Titan Board to the fullest extent provided for by the DGCL. The Horizons Certificate states that Horizons shall indemnify officers, directors, employees and agents of Horizons to the full extent of the DGCL, and if, prior to indemnification, Horizons must make certain investigations on a case-by-case basis, Horizons shall pursue such investigations with diligence. To the extent not prohibited by the DGCL, the indemnified parties shall not be liable to Horizons or its stockholders except for their own individual willful misconduct or actions taken in bad faith.

    LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES. The DGCL and the Titan Bylaws permit Titan to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when such action, in the judgment of the directors, may reasonably be expected to benefit Titan. The Horizons Bylaws contain no similar provisions.

                                    EXPERTS

    The consolidated financial statements of both The Titan Corporation and Horizons Technology, Inc. included in this Prospectus/Proxy Statement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby and the federal income tax consequences of the Merger will be passed upon for Titan by Cooley Godward LLP, San Diego, California. Certain legal matters in connection with the Merger Agreement and the federal income tax consequences of the Merger will be passed upon for Horizons by Jenkens & Gilchrist, a Professional Corporation, Washington, D.C.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
THE TITAN CORPORATION
    AUDITED FINANCIAL STATEMENTS
    Report of Independent Public Accountants...............................................................        F-2
    Consolidated Balance Sheets as of December 31, 1997 and 1996...........................................        F-3
    Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995.............        F-4
    Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1996 and 1995...        F-5
    Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995.............        F-6
    Notes to Consolidated Financial Statements.............................................................        F-7
    UNAUDITED FINANCIAL STATEMENTS
    Unaudited Consolidated Balance Sheet as of March 31, 1998..............................................       F-26
    Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1997.....       F-27
    Unaudited Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31, 1998 and
     1997..................................................................................................       F-28
    Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997.....       F-29
    Notes to Unaudited Consolidated Financial Statements...................................................       F-30

HORIZONS TECHNOLOGY, INC.
    AUDITED FINANCIAL STATEMENTS
    Report of Independent Public Accountants...............................................................       F-36
    Consolidated Balance Sheets as of January 31, 1998 and 1997............................................       F-37
    Consolidated Statements of Operations for the Years Ended January 31, 1998, 1997 and 1996..............       F-38
    Consolidated Statements of Stockholders' Equity for the Years Ended January 31, 1998, 1997 and 1996....       F-39
    Consolidated Statements of Cash Flows for the Years Ended January 31, 1998, 1997 and 1996..............       F-40
    Notes to Consolidated Financial Statements.............................................................       F-41

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE TITAN CORPORATION:

    We have audited the accompanying consolidated balance sheets of The Titan Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Titan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California


June 10, 1998

                             THE TITAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                                                                                              AS OF DECEMBER 31,
                                                                                             --------------------
                                                                                               1997       1996
                                                                                             ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents................................................................  $  10,612  $   4,751
  Investments..............................................................................      4,499      9,888
  Accounts receivable--net.................................................................     58,612     50,985
  Inventories..............................................................................     15,480     14,979
  Net assets of discontinued operation.....................................................     11,512      1,304
  Prepaid expenses and other...............................................................      2,160      2,245
  Deferred income taxes....................................................................      7,950      6,037
                                                                                             ---------  ---------
    Total current assets...................................................................    110,825     90,189

Property and equipment--net................................................................     24,432     26,445
Goodwill--net of accumulated amortization of $5,780 and $4,824.............................     20,587     21,580
Other assets--net..........................................................................      8,097     13,271
Net assets of discontinued operation.......................................................      2,286      7,264
                                                                                             ---------  ---------
Total assets...............................................................................  $ 166,227  $ 158,749
                                                                                             ---------  ---------
                                                                                             ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit...........................................................................  $  12,350  $  --
  Accounts payable.........................................................................     11,258      8,986
  Current portion of long-term debt........................................................      1,104      1,010
  Accrued compensation and benefits........................................................      8,899      8,725
  Other accrued liabilities................................................................      6,833     11,138
  Note payable to related party............................................................     --          1,000
                                                                                             ---------  ---------
    Total current liabilities..............................................................     40,444     30,859
                                                                                             ---------  ---------

Long-term debt.............................................................................     37,310     40,071
                                                                                             ---------  ---------
Other non-current liabilities..............................................................     10,573     10,359
                                                                                             ---------  ---------
Commitments and contingencies

Series B cumulative convertible redeemable preferred stock, $3,000 liquidation preference,
  6% cumulative annual dividend, 500,000 shares issued and outstanding.....................      3,000      3,000
                                                                                             ---------  ---------
Stockholders' Equity:
  Preferred stock: $1 par value, authorized 2,500,000 shares:
    Cumulative convertible, $13,897 liquidation preference:
      694,872 shares issued and outstanding................................................        695        695
    Series A junior participating, authorized 250,000 shares:
      None issued..........................................................................     --         --
Common stock: $.01 par value, authorized 45,000,000 shares, issued and outstanding:
  23,804,809 and 23,199,000 shares.........................................................        238        232
Capital in excess of par value.............................................................     50,936     49,073
Retained earnings..........................................................................     25,622     27,420
Treasury stock (971,894 and 1,106,114 shares), at cost.....................................     (2,591)    (2,960)
                                                                                             ---------  ---------
    Total stockholders' equity.............................................................     74,900     74,460
                                                                                             ---------  ---------
Total liabilities and stockholders' equity.................................................  $ 166,227  $ 158,749
                                                                                             ---------  ---------
                                                                                             ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Revenues.....................................................................  $  195,884  $  155,954  $  161,231
Costs and expenses:
  Cost of revenues...........................................................     153,269     124,477     123,914
  Selling, general and administrative expense................................      23,574      23,693      25,867
  Research and development expense...........................................       6,140       3,576       5,113
  Write-down of assets, investments and environmental accrual (Note 3).......       6,600      --          --
  Restructuring and other expense, net.......................................      --          --           6,249
                                                                               ----------  ----------  ----------
  Total costs and expenses...................................................     189,583     151,746     161,143
                                                                               ----------  ----------  ----------
Operating profit.............................................................       6,301       4,208          88
Interest expense.............................................................      (5,101)     (3,201)     (1,353)
Interest income..............................................................         869         639         392
                                                                               ----------  ----------  ----------
Income (loss) from continuing operations
  before income taxes........................................................       2,069       1,646        (873)
Income tax provision (benefit)...............................................       3,292         221        (540)
                                                                               ----------  ----------  ----------
Income (loss) from continuing operations.....................................      (1,223)      1,425        (333)
Loss from discontinued operation, net of taxes...............................        (343)     (3,642)     (1,972)
                                                                               ----------  ----------  ----------
Net income (loss)............................................................      (1,566)     (2,217)     (2,305)
Dividend requirements on preferred stock.....................................        (875)       (803)       (695)
                                                                               ----------  ----------  ----------
Net income (loss) applicable to common stock.................................  $   (2,441) $   (3,020) $   (3,000)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Basic earnings per share:
  Income (loss) from continuing operations...................................  $    (0.09) $      .03  $     (.05)
  Loss from discontinued operation...........................................       (0.02)       (.17)       (.10)
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................  $    (0.11) $     (.14) $     (.15)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Weighted average shares....................................................      22,230      21,418      19,438
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Diluted earnings per share:
  Income (loss) from continuing operations...................................  $    (0.09) $      .03  $     (.05)
  Loss from discontinued operation...........................................       (0.02)       (.17)       (.10)
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................  $    (0.11) $     (.14) $     (.15)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Weighted average shares....................................................      22,230      21,418      19,438
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


                                                CUMULATIVE
                                                CONVERTIBLE                CAPITAL IN
                                                 PREFERRED      COMMON      EXCESS OF   RETAINED   TREASURY
                                                   STOCK         STOCK      PAR VALUE   EARNINGS     STOCK      TOTAL
                                               -------------  -----------  -----------  ---------  ---------  ---------
Balances at December 31, 1994................    $     695     $     206    $  33,165   $  33,938  $  (4,604) $  63,400
  Stock issuance.............................       --            --            1,579      --            912      2,491
  Exercise of stock options and other........       --                 5        1,293         (60)      (381)       857
  Shares contributed to employee benefit
    plans....................................       --            --              583        (161)       549        971
  Income tax benefit from employee stock
    transactions.............................       --            --              344      --         --            344
  Dividends on preferred stock--
    $1 per share.............................       --            --           --            (695)    --           (695)
  Net loss...................................       --            --           --          (2,305)    --         (2,305)
                                                     -----         -----   -----------  ---------  ---------  ---------
Balances at December 31, 1995................          695           211       36,964      30,717     (3,524)    65,063
  Stock issuance for acquisition.............       --                18       10,659      --         --         10,677
  Exercise of stock options and other........       --                 3          553         (16)       (62)       478
  Shares contributed to employee benefit
    plans....................................       --            --              827        (261)       626      1,192
  Income tax benefit from employee stock
    transactions.............................       --            --               70      --         --             70
  Dividends on preferred stock--
    Cumulative Convertible, $1.00 per
      share..................................       --            --           --            (695)    --           (695)
    Series B, 6% annual......................       --            --           --            (108)    --           (108)
  Net loss...................................       --            --           --          (2,217)    --         (2,217)
                                                     -----         -----   -----------  ---------  ---------  ---------
Balances at December 31, 1996................          695           232       49,073      27,420     (2,960)    74,460
  Conversion of subordinated debt............       --                 5        1,597      --         --          1,602
  Exercise of stock options and other........       --                 1          759         (52)        37        745
  Shares contributed to employee benefit
    plans....................................       --            --               12      --            332        344
  Shares purchased from benefit plan.........       --            --             (545)     --         --           (545)
  Income tax benefit from employee stock
    transactions.............................       --            --               40      --         --             40
  Pooling of interests with DBA..............       --            --           --             695     --            695
  Dividends on preferred stock--
    Cumulative Convertible, $1.00 per
      share..................................       --            --           --            (695)    --           (695)
    Series B, 6% annual......................       --            --           --            (180)    --           (180)
  Net loss...................................       --            --           --          (1,566)    --         (1,566)
                                                     -----         -----   -----------  ---------  ---------  ---------
Balances at December 31, 1997................    $     695     $     238    $  50,936   $  25,622  $  (2,591) $  74,900
                                                     -----         -----   -----------  ---------  ---------  ---------
                                                     -----         -----   -----------  ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)


                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations......................................  $   (1,223) $    1,425  $     (333)
Adjustments to reconcile income (loss) from continuing operations to net cash used for continuing operations:
  Depreciation and amortization...............................................       7,229       6,222       5,044
  Deferred income taxes and other.............................................       1,901      (1,830)        304
  Write-off of assets, investments and environmental accrual..................       9,846      --          --
  Pooling of interests........................................................         695      --          --
  Change in operating assets and liabilities, net of effects from businesses sold and acquired:
    Accounts receivable.......................................................      (8,227)      7,060      (2,770)
    Inventories...............................................................      (1,901)     (5,144)     (3,048)
    Prepaid expenses and other assets.........................................      (2,089)        199       1,788
    Accounts payable..........................................................       2,272      (4,356)      4,051
    Income taxes payable......................................................      --            (653)     --
    Accrued compensation and benefits.........................................         175      (2,542)     (1,673)
    Restructuring activities..................................................        (815)     (4,099)       (486)
    Other liabilities.........................................................      (6,196)       (419)       (542)
                                                                                ----------  ----------  ----------
Net cash provided by (used for) continuing operations.........................       1,667      (4,137)      2,335
                                                                                ----------  ----------  ----------
Loss from discontinued operation..............................................        (343)     (3,642)     (1,972)
Changes in net assets of discontinued operation...............................      (5,230)     (4,943)     (2,894)
                                                                                ----------  ----------  ----------
Net cash used for discontinued operation......................................      (5,573)     (8,585)     (4,866)
                                                                                ----------  ----------  ----------
Net cash used for operating activities........................................      (3,906)    (12,722)     (2,531)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..........................................................      (4,202)     (5,507)     (9,101)
Proceeds, net of transaction costs, from sale of businesses...................         200       2,492       1,835
Payment for purchase of businesses, net of cash acquired......................      --          (2,679)     --
Proceeds from sale of investments.............................................      19,199       5,000      --
Purchase of investments.......................................................     (15,410)     (9,888)     (5,000)
Other.........................................................................         300         223          49
                                                                                ----------  ----------  ----------
Net cash provided by (used for) investing activities..........................          87     (10,359)    (12,217)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to debt.............................................................      12,350      37,000      13,800
Retirements of debt...........................................................      (2,065)    (15,841)     (1,426)
Deferred debt issuance costs..................................................      --          (2,035)     --
Proceeds from stock issuances.................................................         741         476       3,324
Purchase of stock from benefit plan...........................................        (471)     --          --
Dividends paid................................................................        (875)       (803)       (695)
                                                                                ----------  ----------  ----------
Net cash provided by financing activities.....................................       9,680      18,797      15,003
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................       5,861      (4,284)        255
Cash and cash equivalents at beginning of year................................       4,751       9,035       8,780
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of year......................................  $   10,612  $    4,751  $    9,035
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. The Titan Corporation provides information technology and electronic systems and services to commercial and government customers. Titan groups its businesses into four core business segments--Communications Systems, Software Systems, Information Technologies, and Medical Sterilization and Food Pasteurization--and a fifth business segment, Emerging Technologies and Businesses. Titan provides engineering, technical, management and consulting services in the areas of national security, software systems, communication systems, information systems, threat simulation/training systems, electronic control systems, advanced research and development, and medical products sterilization and food pasteurization. Titan also develops, designs, manufactures and markets satellite communications subsystems, digital imaging products, electro-optical systems, and pulsed power products including linear accelerators.

    Titan is involved in a number of start-up ventures, most notably the commercial satellite communications business in Titan's Communications Systems segment. Titan believes that the primary source of revenues for this business will be international customers in developing countries, primarily within Asia. Titan's investment in this business is reflected in the balance sheet primarily within the captions of Accounts Receivable, Inventories, and Property and Equipment and aggregates approximately $14,400 at December 31, 1997. Also at December 31, 1997, this business has non-cancelable commitments of $4,354, primarily with two contract manufacturers, for purchases through 1998 of certain components incorporated into the segment's products. While accounts receivable are generally not collateralized, Titan limits its exposure by performing ongoing credit evaluations of its customers' financial condition. To mitigate credit risk in foreign countries, Titan has a policy of requiring payment, primarily in the form of stand-by letters of credit, advance deposits, or wire transfers, prior to shipment.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of The Titan Corporation ("Titan") and its subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the 1997 presentation.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION. A majority of Titan's revenue, both commercial and government, is derived from products manufactured and services performed under cost-reimbursement and fixed-price contracts wherein revenues are generally recognized using the percentage-of-completion method, which includes revenues recognized as units are delivered. Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. Estimated contract losses are fully charged to operations when identified.

    CASH EQUIVALENTS. All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

    INVESTMENTS. Titan does not invest in securities as its primary business and does not maintain a trading account. Occasionally, however, Titan purchases financial instruments with maturities greater than three months from the date of acquisition. Such securities are classified as "available for sale" as required

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) by Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 1997 and 1996, all such investment securities owned by Titan mature in one year or less and were carried at their current market value, which approximates their cost, as required by SFAS 115.

    INVENTORIES. Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out
(FIFO) and weighted average methods, or market.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 32 years for buildings, 2 to 15 years for leasehold improvements and 3 to 10 years for machinery and equipment and furniture and fixtures. Certain machinery and equipment in Titan's medical sterilization business is depreciated based on units of production.

    GOODWILL. The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over varying lives ranging from 5 to 30 years. Titan periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to Titan's business objectives.

    CAPITALIZED SOFTWARE COSTS. Titan's policy is to amortize capitalized software costs over the shorter period of (a) the ratio that current gross revenues for a product bears to the total of current and amortized future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product, including the period being reported on. Notwithstanding the above, the maximum amortization period is four years. Included in the accompanying consolidated statement of operations for the year ended December 31, 1997 is amortization of $90, resulting in a net carrying balance of approximately $200 in the accompanying consolidated balance sheets.

    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, Titan reviews for possible impairment its long-lived assets and certain identifiable intangibles to be held and used by an entity. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly.

    STOCK BASED COMPENSATION. Titan has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, Titan will continue to account for its stock based compensation plans under the provisions of APB No. 25.

    INCOME TAXES. Titan accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    PER SHARE INFORMATION. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accountings Standards No. 128 "Earnings Per Share" (SFAS 128), which has been adopted by Titan. The statement specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS"), and is effective for periods ending after December 15, 1997. Prior year per share information is presented in accordance with the statement.


    Common shares that could result from the conversion of stock options in 1996 and 1995, and from the conversion of Titan's convertible subordinated debentures and Series B cumulative convertible redeemable preferred stock in 1996 were not included in the computation of diluted EPS in 1997, 1996 and 1995, as the effect would have been anti-dilutive.

    NEW ACCOUNTING STANDARDS. In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. Titan does not anticipate that the adoption of the accounting and disclosure provisions of SFAS 130 will have a material impact on Titan's financial statements and results of operations.

    In December 1997, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). This Statement establishes standards for reporting and disclosure of operating segments on a basis consistent with that of the management structure. In accordance with the statement, the Company restated its segments for all periods presented.

NOTE 2. MERGER AND ACQUISITION

    On February 27, 1998, Titan consummated a merger with DBA Systems, Inc. ("DBA"), in a stock-for-stock transaction. DBA is a developer and manufacturer of digital imaging products, electro-optical systems and threat simulation/training systems. DBA's products and systems are primarily used by the defense and intelligence communities; accordingly, it will become part of Titan's Information Technologies segment.

    Titan issued approximately 6,100,000 shares of common stock in exchange for all the outstanding shares of DBA stock based on an exchange ratio of approximately 1.37 shares of Titan's common stock for each share of DBA common stock. Titan also assumed and exchanged all options to purchase DBA's Stock for options to purchase approximately 441,000 shares of Titan's Common Stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. In connection therewith, DBA's June 30 fiscal year-end has been changed to coincide with Titan's year-end. Accordingly, the financial statements presented have been restated to include the combined results of operations, financial position and cash flows of DBA as if the merger had occurred at the beginning of the periods presented.

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2. MERGER AND ACQUISITION (CONTINUED)

    Prior to the merger, DBA used a fiscal year ending June 30. Accordingly, the combined results reflect the results for the Titan fiscal years ended December 31, 1997, 1996 and 1995 combined with DBA's results for the twelve months ended December 31, 1997, and for the fiscal years ended June 30, 1996 and 1995, respectively.


    The combining periods are as follows:

                                                             FISCAL YEAR 1996
                                              ----------------------------------------------
Titan.......................................  Fiscal year ended December 1996
DBA.........................................  Fiscal year ended June 1996


                                                      FISCAL 1997 QUARTERLY PERIODS
                                              ----------------------------------------------
                                                Q1 '97       Q2 '97      Q3 '97     Q4 '97
                                              -----------  -----------  ---------  ---------
Titan.......................................     March 97      June 97   Sept. 97    Dec. 97
DBA.........................................     March 97      June 97   Sept. 97    Dec. 97



    For the six months ended December 31, 1996, revenue of $11,724, costs and expenses of $10,693, operating income of $1,031 income before taxes of $1,104 and net income of $695 was reported by DBA. Such amounts are not reflected in the accompanying statements of operations as DBA's fiscal year ended June 30, 1997 was conformed to Titan's fiscal year end December 31, 1997, which resulted in such amounts being reflected in the omitted period from July 1, 1996 through December 31, 1996.



    The following schedule details the results of operations of the previously separate enterprises for the six-month period before the combination was consummated that are included in the current combined results of operations of
Titan:



                                         TITAN                                  COMBINED
                                   DECEMBER 31, 1997                        DECEMBER 31, 1997
                                   -----------------          DBA           -----------------
                                                      DECEMBER 31, 1997(A)
                                                      --------------------
                                                          (UNAUDITED)
Revenues.........................     $   171,186          $   24,698          $   195,884
Net income (loss)................           5,165              (6,731)              (1,566)


                                                TITAN             DBA           COMBINED
                                          DECEMBER 31, 1996  JUNE 30, 1996  DECEMBER 31, 1996
                                          -----------------  -------------  -----------------
Revenues................................     $   135,484      $    20,470      $   155,954
Net income..............................          (3,378)           1,161           (2,217)

                                                TITAN             DBA           COMBINED
                                          DECEMBER 31, 1995  JUNE 30, 1995  DECEMBER 31, 1995
                                          -----------------  -------------  -----------------
Revenues................................     $   131,535      $    29,696      $   161,231
Net income..............................          (3,807)           1,502           (2,305)

------------------------


(a) The net loss for the twelve months ended December 31, 1997 includes recognition of a special charge of $9,846, for the write-down of certain assets to net realizable value and accrual for certain liabilities as described in Note 3 as well as "Management's Discussion and Analysis".

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2. MERGER AND ACQUISITION (CONTINUED)

    On May 24, 1996, Titan completed the acquisition of three privately-held affiliated businesses-- Eldyne, Inc. ("Eldyne"), Unidyne Corporation ("Unidyne") and Diversified Control Systems, LLC ("DCS"). The overall transaction consideration, excluding associated transaction costs and expenses, consisted of $1 million cash, 1,779,498 shares of Titan common stock with an assigned value of $6.00 per share, the issuance of 500,000 shares of a new class of cumulative convertible redeemable preferred stock (see Note 10), assumption of indebtedness and a promissory note for $1 million issued to the principal stockholder of the acquired companies. The $1 million note was due and paid on March 15, 1997, and earned interest of 10% per annum. Titan also entered into an agreement with the principal stockholder, providing for annual payments of $.3 million, payable monthly, for 6 years beginning May 24, 1996. The net present value of this agreement ($1.5 million) was recorded as additional purchase price at the acquisition date. This obligation was settled in full on January 2, 1997. Estimated other direct costs of the acquisition were approximately $3 million.


    The acquisition has been accounted for as a purchase, and, accordingly, Titan's consolidated financial statements include the operating results of the three acquired companies since May 24, 1996. The excess of the purchase price over the estimated fair value of net assets acquired of $17,474 at December 31, 1997 is being amortized using a straight-line method over 30 years.

    Unaudited pro forma data giving effect to the purchase of Eldyne, Unidyne and DCS as if they had been acquired at the beginning of 1995 are shown below:

                                                                           1996        1995
                                                                        ----------  ----------
Revenues..............................................................  $  180,290  $  212,316
Net income (loss).....................................................        (265)        118
Net loss per share....................................................       (0.05)      (0.03)


NOTE 3. RESTATEMENT OF PREVIOUSLY FILED DBA FINANCIAL STATEMENTS



    Restatements of $9,800 were recorded during the fiscal year ended December 31, 1997 related to the write down of certain assets of DBA to net realizable value and the recognition of environmental liabilities. These restatements were recorded as follows:



    DBA has a 141,000 square foot manufacturing facility in Kissimmee, Florida which has been held for sale since June 1996, at which time the recorded book value was approximately $4.4 million. An independent appraisal of the building and land was performed in August 1996, which indicated that the property had a market value of approximately $5.0 million. Several potential buyers expressed interest in acquiring the property throughout fiscal 1997. A written offer was received in July 1997, at which time negotiations with the prospective buyer commenced for the sale of the property at an amount which management believed supported the recorded book value at that time. These negotiations eventually terminated and did not result in the sale of the property. DBA received no further offers until October 1997, at which time a written offer was received at an amount substantially below the recorded book value. Negotiations with this potential buyer took place but, again, did not result in a sale of the property. During this extended time period for which the property had been held for sale, DBA reduced ongoing maintenance and general upkeep of the property. As a result of these factors, management concluded that there has been an impairment in the carrying value of the asset. A charge of $2.0 million was recorded in

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 3. RESTATEMENT OF PREVIOUSLY FILED DBA FINANCIAL STATEMENTS (CONTINUED)


the Titan's financial statements for the year ended December 31, 1997 which reflects management's estimate of the impairment, including estimated disposal costs. Management has currently reinstated a program of ongoing maintenance (and environmental remediation--see below) and is actively marketing the property for sale through various channels. Management regularly reviews the adjusted value of this asset for further impairment, and believes that the current book value reflects an amount which approximates fair market value.



    As a part of Titan's due diligence performed in connection with its acquisition of DBA, a preliminary environmental site assessment of all DBA's land and property was performed in October 1997. This study revealed certain environmental matters at DBA's Kissimmee, Florida property discussed above. These environmental matters included, but were not limited to, soil contamination and potential asbestos and lead based paint contamination. Titan engaged these environmental consultants to perform a limited initial assessment of the potential range of costs to remediate such contamination as well as to determine whether any additional environmental exposures exist with DBA's property. An initial assessment considering pre-cleanup activities, and operation and maintenance of the remediation plan, indicates that these costs could range from approximately $3.0 million to $5.5 million (undiscounted). Such amounts represent an initial estimate, which could change significantly as more extensive studies are performed. In accordance with SFAS No. 5, "Accounting for Contingencies" and SOP 96-1, "Environmental Remediation Liabilities," DBA recorded a $3.0 million special charge, representing the low end of the estimate as no amount within the range was deemed to be a better estimate at that time. These environmental remediation actions are being undertaken at the sole discretion of management and have not been induced by threat, by government agencies, or by litigation. In the accompanying balance sheet as of December 31, 1997, approximately $.2 million is included in other current liabilities and the remaining $2.8 million is included in non-current liabilities, based upon the estimated timing of remediation work to be performed. DBA commenced its pre-clean up activities which are expected to continue through at least fiscal year 1998.



    In December 1997, DBA received verbal indication from a systems integrator for whom it had been developing special purpose mammography scanners that the integrator would likely terminate further discussions regarding its pending contract with DBA. Subsequent to December 31, 1997, DBA received written notification that the integrator was terminating discussions regarding the contract. Prior to December 31, 1997, DBA had identified several customers for fingerprint scanners, which are based on similar technology to the mammography scanners, and had entered into contracts to sell fingerprint scanners. Since the scanners could not be utilized in their intended form, management identified an impairment in the value of this inventory and recorded an adjustment of $1.3 million in the accompanying results from operations for the year ended December 31, 1997 in order to reflect these scanners at their net realizable value.



    In December 1997, DBA determined that certain test machinery and equipment which it needed to perform on a recently awarded contract was missing parts essential to its operation. Management believes that the parts may have been removed for use in other equipment, however, management is unable to determine the exact disposition and/or timing of the use of such equipment. Without these essential parts, the test machinery and equipment was of little or no value and DBA determined that replacing this test machinery and equipment appeared to be more economically advantageous than repairing it. The net book value of this equipment was approximately $.6 million at December 31, 1997. Accordingly, DBA is

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 3. RESTATEMENT OF PREVIOUSLY FILED DBA FINANCIAL STATEMENTS (CONTINUED)


recording a charge of $.6 million to write off the book value of these assets in the accompanying results of operations for the quarter ended December 31, 1997. Management believes that this resulted from a breakdown in DBA's internal controls over physical assets. Titan is in the process of critically reviewing all of DBA's internal control procedures, particularly those regarding physical assets, and will take further actions in order to align DBA's internal control policies and procedures with those of Titan.



    In September 1997, DBA invested $1.6 million by purchasing convertible preferred Series B stock in Flash Comm, Inc. ("FCI"), a start-up venture. At the time of making this investment, DBA management was led to believe that FCI would be raising significant additional debt or equity financing by December 31, 1997, which amounts would enable FCI to perform under its $10.6 million contract to purchase products from DBA. FCI to date has not raised the additional capital, has not yet generated any significant business, and to date, no products have been purchased by FCI under its contract with DBA. To management's knowledge, FCI has generated no significant revenue to date. In light of these circumstances, and the current financial condition of FCI, management presently believes that there is doubt about FCI's ability to achieve commercial success, and thus recognizes that there has been an impairment in the value of the $1.6 million investment recorded by DBA. An adjustment to write-down the investment by $1.6 million is reflected in the results of operations for the year ended December 31, 1997.



    DBA recorded approximately $.6 million in unbilled receivables in fiscal years 1991, 1992 and 1994 related to an overrun claim which is being litigated. The Company had previously entered into settlement discussions with the U.S. government. In 1992 the settlement offer of the U.S. government was rejected. Management believes that this amount should have been written off in prior reporting periods. However, the amounts were not written off until December 1997, due to a breakdown in internal controls. The $.6 million is reflected as a charge to SG&A for the year ended December 31, 1997. Management believes that the continuing recognition of this receivable by DBA represents a breakdown in DBA's internal controls. As stated above, Titan is reviewing DBA's internal control procedures.



    At December 31, 1997, DBA had inappropriately capitalized rate variances of $.7 million on its Cost Plus Fixed Fee (CPFF) contracts representing costs incurred in excess of provisional billing rates. Such variances occurred primarily in the quarter ended December 31, 1997. A charge of $.7 million was recorded against revenue at December 31, 1997 to write off these variances.



NOTE 4. DISCONTINUED OPERATION


    On April 11, 1997, Titan's Board of Directors adopted a plan to divest Titan's broadband communications business. The results of the broadband communications business have been accounted for as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30, which among other provisions, anticipates that the plan of disposal will be carried out within one year.

    Revenues for the broadband communications business were $551, $2,238 and $2,432 for the years ended December 31, 1997, 1996 and 1995, respectively. Included in the loss from discontinued operation is a tax benefit of $177, $1,876 and $625 for the years ended December 31, 1997, 1996 and 1995 respectively. Titan deferred losses from the discontinued operation of $9,271 in 1997, which primarily represented amortization and wind-down costs of the business. Included in the deferred loss is interest of $509 allocated to the discontinued operation based on the ratio of net assets to be sold to the sum of total net assets of Titan. Net current assets of discontinued operation consist primarily of accounts receivable,

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 4. DISCONTINUED OPERATION (CONTINUED)

inventory, and deferred losses from the date of discontinuance net of accounts payable, accrued compensation and other current liabilities. Net noncurrent assets of discontinued operation consist of property and equipment and intangible assets, primarily capitalized software costs. Prior year consolidated financial statements have been restated to present the broadband communications business as a discontinued operation.


NOTE 5. RESTRUCTURING


    In 1995, the Board of Directors adopted a formal plan of restructuring, which resulted in a $5,431 charge to 1995 results of operations. The restructuring plan generally provided for the dispositions of certain non-core businesses as well as severance and related costs. The planned restructuring activities were substantially accomplished in 1996.


NOTE 6. OTHER FINANCIAL DATA


    Following are details concerning certain balance sheet accounts:

                                                                            1997       1996
                                                                          ---------  ---------
Accounts Receivable:
    U.S. Government--billed.............................................  $  20,992  $  19,869
    U.S. Government--unbilled...........................................     22,107     22,564
    Trade...............................................................     15,964      8,956
    Less allowance for doubtful accounts................................       (451)      (404)
                                                                          ---------  ---------
                                                                          $  58,612  $  50,985
                                                                          ---------  ---------
                                                                          ---------  ---------

    Unbilled receivables include approximately $10,400 and $11,200 at December 31, 1997 and 1996, respectively, representing work-in-process which will be billed in accordance with contract terms and delivery schedules. Also included in unbilled receivables are amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled receivables are expected to be collected within one year. Payments to Titan for performance on certain

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 6. OTHER FINANCIAL DATA (CONTINUED)

U.S. Government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement.

                                                                           1997       1996
                                                                         ---------  ---------
Inventories:
    Materials..........................................................  $   2,285  $   2,012
    Work-in-process....................................................     11,668      9,238
    Finished goods.....................................................      1,527      3,729
                                                                         ---------  ---------
                                                                         $  15,480  $  14,979
                                                                         ---------  ---------
                                                                         ---------  ---------
Property and Equipment:
    Machinery and equipment............................................  $  39,144  $  37,909
    Furniture and fixtures.............................................      5,382      6,670
    Land, buildings and leasehold improvements.........................     14,011     13,593
    Construction in progress...........................................        406        938
                                                                         ---------  ---------
                                                                            58,943     59,110
Less accumulated depreciation and
    amortization.......................................................    (34,511)   (32,665)
                                                                         ---------  ---------
                                                                         $  24,432  $  26,445
                                                                         ---------  ---------
                                                                         ---------  ---------


    Deferred income taxes of $314 and $4,094 are included in other assets at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, respectively, other liabilities, current and non-current, include $2,570 and $1,623 related to estimated losses on contracts, $1,006 and $2,019 of customer advance payments, $3,000 and $0 for estimated environmental costs, and liabilities for post-retirement benefits for employees of previously discontinued operations of $2,436 and $2,923.



NOTE 7. SEGMENT INFORMATION


    In the fourth quarter of 1997, Titan realigned certain operations within its existing segments and added a fifth segment to better position these operations for strategic transactions pursuant to Titan's corporate strategy. This realignment conforms with the provisions of Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". All prior year segment data have been restated to conform to the 1997 presentation.

    The Communications Systems segment contains Titan's wholly owned subsidiary, Linkabit Wireless, Inc., ("Linkabit Wireless"), which develops and produces advanced satellite communications products and systems for commercial and government customers. In December 1997, Titan filed a registration statement including a preliminary prospectus with the Securities and Exchange Commission ("SEC") for an initial public offering of 2,700,000 shares of Linkabit Wireless common stock. The underwriters will be granted a 30-day option to purchase up to an additional 405,000 shares to cover over-allotments. If and when the offering is consummated, then immediately following the offering, Titan will own approximately 74% of the common stock of Linkabit Wireless.

    The Software Systems segment is a systems integrator that provides systems integration services and solutions for commercial and non-defense clients with distributed computing environments.

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 7. SEGMENT INFORMATION (CONTINUED)

    The Information Technologies segment provides information systems solutions primarily to government customers with large data management, information manipulation, information fusion, knowledge-based systems and communications requirements, and develops and manufactures digital imaging products, electro-optical systems and threat simulation/training systems primarily used by the defense and intelligence communities. This segment also supports high priority government programs by providing systems integration, information systems engineering services, development of systems and specialized products, as well as systems research, development and prototyping. Other services provided include research and development under government funded contracts for the Department of Defense (DoD) and other customers.

    The Medical Sterilization and Food Pasteurization segment provides medical product sterilization services at two Titan facilities and manufactures and sells turnkey electron beam sterilization and food pasteurization systems to customers for use in their own facilities.

    The Emerging Technologies and Businesses segment applies Titan's proprietary knowledge and core competencies to industrial and commercial opportunities.

    Substantially all operations are located in the United States. Export revenues amounted to approximately $21,365, $10,693, and $14,209 in 1997, 1996 and 1995, respectively, primarily to countries in the Far East and Western Europe. All international sales are denominated in U.S. dollars.

    The following tables summarize industry segment data for 1997, 1996 and 1995.


                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
REVENUES:
  Communications Systems.....................................................  $   48,980  $   27,850  $   25,506
  Software Systems...........................................................      17,374      18,505      33,175
  Information Technologies...................................................     112,923      94,874      90,487
  Medical Sterilization and
    Food Pasteurization......................................................       5,983       2,818       3,459
  Emerging Technologies and
    Businesses...............................................................      10,624      11,907       8,604
                                                                               ----------  ----------  ----------
                                                                               $  195,884  $  155,954  $  161,231
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------


    Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $148,095 in 1997, $122,302 in 1996, and $107,739 in
1995. Within the Software Systems segment, sales to one customer, a telephone company, totaled $4,500, $8,300 and $24,500 in 1997, 1996 and 1995, respectively. No other single customer

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 7. SEGMENT INFORMATION (CONTINUED)

accounted for 10% or more of the consolidated revenues for these years. Intersegment sales were not significant in any year.


                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
OPERATING PROFIT (LOSS):
  Communications Systems..........................................................  $   1,074  $  (4,187) $    (578)
  Software Systems................................................................      4,580       (137)     3,803
  Information Technologies........................................................      2,127      9,191      4,402
  Medical Sterilization and Food
    Pasteurization................................................................        189     (1,080)    (1,340)
  Emerging Technologies and Businesses............................................        (25)       964        151
  Corporate.......................................................................     (1,644)      (543)    (6,350)
                                                                                    ---------  ---------  ---------
                                                                                    $   6,301  $   4,208  $      88
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------


    Corporate includes corporate general and administrative expenses, certain corporate restructuring charges, and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.


                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
IDENTIFIABLE ASSETS:
  Communications Systems.....................................................  $   29,019  $   18,774  $   13,826
  Software Systems...........................................................       8,114       6,139       8,945
  Information Technologies...................................................      70,535      80,257      57,645
  Medical Sterilization and Food
    Pasteurization...........................................................      11,854      10,222      10,446
  Emerging Technologies and Businesses.......................................       7,589       7,649       5,508
  Discontinued operation, net................................................      13,798       8,568       3,558
  General corporate assets...................................................      25,318      27,140      23,596
                                                                               ----------  ----------  ----------
                                                                               $  166,227  $  158,749  $  123,524
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 7. SEGMENT INFORMATION (CONTINUED)

    General corporate assets are principally cash, prepaid expenses, property and equipment, deferred income taxes and other assets.

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Depreciation and Amortization of Property and Equipment, Goodwill, and Other Assets:
Communications Systems...............................................................  $   1,292  $     820  $     601
Software Systems.....................................................................        617      1,152      1,032
Information Technologies.............................................................      3,551      2,953      2,510
Medical Sterilization and Food Pasteurization........................................        499        510        287
Emerging Technologies and Businesses.................................................        288        374        207
Corporate............................................................................        982        413        407
                                                                                       ---------  ---------  ---------
                                                                                       $   7,229  $   6,222  $   5,044
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Capital Expenditures:
Communications Systems...............................................................  $   1,438  $   1,831  $   1,101
Software Systems.....................................................................        453        261      1,700
Information Technologies.............................................................      1,493      1,727      1,095
Medical Sterilization and Food Pasteurization........................................        429      1,024      4,183
Emerging Technologies and Businesses.................................................        270        437        668
Corporate............................................................................        119        227        354
                                                                                       ---------  ---------  ---------
                                                                                       $   4,202  $   5,507  $   9,101
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 8. INCOME TAXES


    The components of the income tax provision (benefit) from continuing operations are as follows:


                                                                                          1997       1996       1995
                                                                                        ---------  ---------  ---------
Current:
  Federal.............................................................................  $   1,211  $      85  $  (1,621)
  State...............................................................................        214     --           (164)
                                                                                        ---------  ---------  ---------
                                                                                            1,425         85     (1,785)
Deferred..............................................................................      1,867        136      1,245
                                                                                        ---------  ---------  ---------
                                                                                        $   3,292  $     221  $    (540)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------


    Following is a reconciliation of the income tax provision (benefit) from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision (benefit) on income
(loss):


                                                                                           1997       1996       1995
                                                                                         ---------  ---------  ---------
Expected Federal tax provision (benefit) on continuing operations......................  $    (415) $     560  $    (297)
State income taxes, net of Federal income tax benefit..................................        (74)      (256)       (44)
Research credit........................................................................       (324)    --         --
Goodwill amortization..................................................................        351         88        160
Environmental expenses.................................................................      1,000     --         --
Keyman life insurance..................................................................         24         36         75
Other..................................................................................      2,730       (207)      (434)
                                                                                         ---------  ---------  ---------
Actual tax provision (benefit) on continuing operations................................  $   3,292  $     221  $    (540)
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------


    The deferred tax asset as of December 31, 1997 and 1996, results from the following temporary differences:

                                                                                                 1997       1996
                                                                                               ---------  ---------
Loss carryforward............................................................................  $   5,777  $   6,973
Employee benefits............................................................................      3,807      4,644
Loss from discontinued operation.............................................................     (3,338)    --
Tax credit carryforwards.....................................................................      2,546      1,383
Inventory and contract loss reserves.........................................................      2,335      1,770
Depreciation.................................................................................     (2,420)    (4,033)
Deferred tax on foreign profit...............................................................      1,123     --
Restructuring................................................................................     --            361
Other........................................................................................       (366)       233
                                                                                               ---------  ---------
                                                                                                   9,464     11,331
Valuation allowance..........................................................................     (1,200)    (1,200)
                                                                                               ---------  ---------
Net deferred tax asset.......................................................................  $   8,264  $  10,131
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 8. INCOME TAXES (CONTINUED)

    Realization of certain components of the net deferred tax asset is dependent upon Titan generating sufficient taxable income prior to expiration of loss and credit carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are changed. Also, under Federal tax law, certain potential changes in ownership of Titan which may not be within Titan's control may limit annual future utilization of these carryforwards.

    Cash paid for income taxes was $1,117 in 1997. Net tax refunds in 1996 and 1995 were $233 and $808, respectively.


NOTE 9. DEBT


    At December 31, 1997, Titan had borrowings of $12,350 outstanding at a weighted average interest rate of 8.02% under a $24,000 line of credit maturing May 31, 1998 with two banks. This line amended and replaced the existing lines of credit. Titan had commitments under letters of credit at December 31, 1997 of $1,368, which reduced availability under the line of credit. Titan has the option to borrow at a bank prime rate or at LIBOR plus 2%. The agreement contains, among other financial covenants, provisions which require Titan to have annual net income, as defined, prohibits two consecutive quarterly losses in aggregate of greater than $500, and contains other financial covenants which require Titan to maintain stipulated levels of net worth and minimum interest coverage, and fixed charge coverage and quick ratios. Under the agreement and a subsequent amendment in contemplation of the Linkabit Wireless transaction (see
Note 6), Titan and its wholly owned subsidiaries, Eldyne and Unidyne, granted the banks a security interest in substantially all of their non-real property assets, including accounts receivable, inventory, equipment and patents, and certain limitations have been placed on transactions between Titan and Linkabit Wireless. Borrowings under Titan's lines of credit averaged $10,803, $12,315 and $6,400 at weighted average interest rates of 8.1%, 8.2% and 8.8% during 1997, 1996 and 1995, respectively.

    In November 1996, Titan issued $34,500 of 8.25% convertible subordinated debentures due 2003. The debentures are convertible into common stock of Titan at a conversion price of $3.50 per share, subject to adjustment upon the occurrence of certain events. The debentures are redeemable, on or after November 2, 1999, initially at 104.125% of principal amount and at decreasing prices thereafter to 100% of principal amount through maturity, in each case together with accrued interest. The debentures also may be repaid at the option of the holder upon a change in control, as defined in the indenture governing the debentures, at 100% of principal amount plus accrued interest. The net proceeds of the offering were used to repay borrowings under Titan's bank lines of credit and for working capital and general corporate purposes. At December 31, 1997, Other assets include $1,778 in capitalized costs related to the issuance, which are being amortized to interest expense ratably over the life of the debt.

    At December 31, 1997 and 1996, Titan had $3,328 and $5,215, respectively, outstanding under two promissory notes, secured by certain machinery and equipment, at interest rates of 8.5% and 7.42%, respectively. At December 31, 1997, $992 is due within one year. At December 31, 1996, Titan also had outstanding a mortgage note and an equipment note, collateralized by real estate and equipment, with balances of $1,244 and $122, respectively, at an interest rate of LIBOR plus 2.5%. At December 31, 1997, only the mortgage note remains, with a balance of $1,196, of which $112 is due within one year.

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 9. DEBT (CONTINUED)

    Cash paid for interest, primarily on these borrowings, was $4,703, $2,175, and $771, in 1997, 1996, and 1995, respectively. At December 30, 1997, Titan was in compliance with all financial covenants under its various debt agreements.


NOTE 10. COMMITMENTS AND CONTINGENCIES


    Titan is obligated for aggregate rentals of $34,504 under operating lease agreements, principally for facilities. These leases generally include renewal options and require minimum payments of $5,632 in 1998, $4,411 in 1999, $3,879 in 2000, $3,741 in 2001, $4,775 in 2002, and $12,066 for the years thereafter.
Rental expense under these leases was $6,691 in 1997, $8,363 in 1996 and $7,880 in 1995. Titan has entered into a long-term lease agreement for facilities which are owned by an entity in which Titan has a minority ownership interest. Rental expense in 1997, 1996 and 1995 includes $904, $884, and $868, respectively, paid under this agreement.

    On April 19, 1995 Titan was served in a lawsuit entitled DONALD P. SHAW V. TITAN CORPORATION (the "Lawsuit"). The Lawsuit was pending in the United States District Court for the Eastern District of Virginia, Alexandria Division, and sought compensatory damages in an aggregate amount of $3,000,000 and punitive damages in the amount of $1,050,000 on account of alleged wrongful termination and intentional infliction of emotional distress. The Lawsuit resulted in a verdict for the plaintiff awarding $65,000 in compensatory damages and $350,000 in punitive damages which was affirmed on appeal in February 1998. Titan believes that the outcome of the Lawsuit will not have a material adverse effect on the financial position or results of operations of Titan.

    In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, Titan and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of Titan.


NOTE 11. SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK


    Titan's Series B Preferred Stock has a par value of $1.00, accrues dividends at a rate of 6% per annum payable quarterly in arrears cumulatively, has a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Preference") and entitles the holder thereof to one vote per outstanding share, voting together as a class with the holders of shares of outstanding Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a shareholder vote. The Series B Preferred Stock is redeemable at the Series B Liquidation Preference (i) at the holder's option, after May 24, 1998 until May 24, 2001, and (ii) at Titan's option, after May 24, 2001 until May 24, 2006.


NOTE 12. CUMULATIVE CONVERTIBLE PREFERRED STOCK


    Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3 vote, annual dividends of $1 per share and is convertible at any time into 2/3 share of Titan's common stock. Common stock of 463,248 shares has been reserved for this purpose. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 13. COMMON STOCK


    At December 31, 1997, approximately 36,804,900 common shares were reserved for future issuance for conversion of convertible subordinated debentures, preferred stock, all stock incentive plans and warrants.

    In September 1995, Titan completed a private placement of 300,000 shares of its common stock, receiving net proceeds of $2,325. Treasury shares were used for the issuance. Titan's shares were placed with offshore institutional investors pursuant to Regulation S under the Securities Act of 1933, as amended.

    On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of Titan's common stock. Each Right entitles the registered holder to purchase from Titan one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by Titan's Board of Directors ("Board"), 15% or more of Titan's common stock or announces a tender offer for 15% or more of the stock.

    If a person or group acquires 15% or more of Titan's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of Titan common stock having a market value of twice the Right's exercise price. If Titan is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. Titan may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.


NOTE 14. STOCK-BASED COMPENSATION PLANS


    Titan provides stock-based compensation to officers, directors and key employees through various fixed stock option plans and to all non-executive employees through an employee stock purchase plan. Titan has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the fixed stock option or stock purchase plans. Had compensation cost for Titan's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, Titan's results of operations would have been reduced to the pro forma amounts indicated below:


                                                                                    1997       1996       1995
                                                                                  ---------  ---------  ---------
Net income (loss)...............................................  As reported     $  (1,566) $  (2,217) $  (2,305)
                                                                  Pro forma          (3,273)    (2,887)    (2,479)
Net income (loss) per share, basic and diluted..................  As reported     $    (.11) $    (.14) $    (.15)
                                                                  Pro forma            (.15)      (.17)      (.16)


    Titan currently has options available for grant under the Stock Option Plans of 1990, 1994 and 1997, The 1989 Directors' Stock Option Plan and The 1996 Directors' Stock Option and Equity Participation Plan (the "1996 Directors' Plan"). Options authorized for grant under the employee plans and under the directors' plans are 3,000,000 and 185,000, respectively. Under the 1996 Directors' Plan, a director may

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 14. STOCK-BASED COMPENSATION PLANS (CONTINUED)

elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees. Under all plans, the exercise price of each option equals the market price of Titan's stock on the date of grant. Under the employee plans, an option's maximum term is ten years. Under the directors' plans, options expire 90 days after the option holder ceases to be a director. Employee options may be granted throughout the year; directors' options are granted annually during the first two or three years as a director. All options vest in 25% increments beginning one year after the grant date.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 70% in 1997 and 87% in 1996 and 1995; and a risk free interest rate of 5.72% in 1997 and 6.57% in 1996 and 1995.

    A summary of the status of Titan's fixed stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

FIXED OPTIONS

                                              1997                           1996                            1995
                                  ----------------------------  ------------------------------  ------------------------------
                                   SHARES    WEIGHTED-AVERAGE     SHARES     WEIGHTED-AVERAGE     SHARES     WEIGHTED-AVERAGE
                                    (000)     EXERCISE PRICE       (000)      EXERCISE PRICE       (000)      EXERCISE PRICE
                                  ---------  -----------------  -----------  -----------------  -----------  -----------------
Outstanding at beginning of
  year..........................      1,993      $    4.34           1,661       $    4.60           1,845       $    3.16
Granted.........................        786           4.77             873            4.16             601            6.68
Exercised.......................       (201)          2.79            (162)           2.82            (540)           2.59
Canceled........................       (284)          3.66            (379)           5.55            (245)           5.13
                                  ---------                          -----                           -----
Outstanding at end of year......      2,294           4.69           1,993            4.34           1,661            4.60
                                  ---------                          -----                           -----
                                  ---------                          -----                           -----
Options exercisable at
  year-end......................        993                            721                             660
Weighted-average fair value of
  options granted during the
  year..........................  $    3.52                      $    3.25                       $    5.40

    The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                                   OPTIONS OUTSTANDING
                                     ------------------------------------------------       OPTIONS EXERCISABLE
                                                        WEIGHTED-                      ------------------------------
                                                         AVERAGE                          NUMBER
                                         NUMBER         REMAINING        WEIGHTED-      EXERCISABLE      WEIGHTED-
             RANGE OF                OUTSTANDING AT    CONTRACTUAL        AVERAGE           AT            AVERAGE
          EXERCISE PRICES               12/31/97          LIFE        EXERCISE PRICE     12/31/97     EXERCISE PRICE
-----------------------------------  --------------  ---------------  ---------------  -------------  ---------------
$2.63 - 3.63.......................        607,900       6.18 years      $    3.33         437,800       $    3.21
 4.00 - 5.88.......................      1,363,700             8.59           4.43         435,900            4.50
 6.25 - 9.50.......................        322,200             8.22           8.06         119,400            8.39
                                     --------------                                    -------------
                                         2,293,800             7.98           4.65         993,100            4.40
                                     --------------                                    -------------
                                     --------------                                    -------------

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 14. STOCK-BASED COMPENSATION PLANS (CONTINUED)

    Under the 1995 Employee Stock Purchase Plan, Titan is authorized to issue up to 500,000 shares of common stock to its full-time employees. Elected officers are not eligible to participate. Under the terms of the plan, employees may elect to have between 1 and 10 percent of their regular earnings, as defined in the plan, withheld to purchase Titan's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the beginning or at the end of each subscription period. A subscription period is six months, beginning January 1 and July 1 of each year. The first subscription period under the plan began January 1, 1996. Approximately 11% of eligible employees participated in the Plan in both 1997 and 1996 and purchased 110,461 and 89,865 shares of Titan stock in 1997 and 1996, respectively. The weighted-average fair value of the purchase rights granted in 1997 and 1996 was $1.06 and $1.71, respectively.

    Three of Titan's wholly-owned subsidiaries have stock option plans for the granting of subsidiary stock, which is not publicly traded. The exercise price of all options granted under these plans equals the fair value of the subsidiary stock at the date of grant as determined by the subsidiaries' board of directors. If all options available for grant in these plans were exercised, Titan's ownership in each of the subsidiaries would be diluted by no greater than 12.5%, 25% and 37.5%.


NOTE 15. BENEFIT PLANS


    Titan has various defined contribution benefit plans covering certain employees. Titan's contributions to these plans were $2,197, $2,320, and $2,594 in 1997, 1996 and 1995, respectively. Titan's discretionary contributions to its Employee Stock Ownership Plan was $290, $100 and $100 in 1997, 1996 and 1995, respectively. Discretionary contributions to a profit sharing plan covering certain employees were $175, $150 and $150 in 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995, Titan utilized treasury stock of $344, $1,092, and $871, respectively, for benefit plan contributions.

    Titan has a non-qualified executive deferred compensation plan for certain officers and key employees. Titan's expense for this plan was $821, $901, and $970 in 1997, 1996, and 1995, respectively. At December 31, 1997 and 1996, respectively, other non-current liabilities include $3,954 and $3,492 for obligations under this plan. Interest expense for the years ended December 31, 1997, 1996, and 1995 includes $527, $561, and $486, respectively, related to the plan. Titan also has performance bonus plans for certain of its employees. Related expense amounted to approximately $1,507, $1,315, and $2,516 in 1997, 1996 and 1995, respectively.

                             THE TITAN CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 15. BENEFIT PLANS (CONTINUED)

    Titan has previously provided for post-retirement benefit obligations of operations discontinued in prior years. Titan has no post-retirement benefit obligations for any of its continuing operations nor for its recently discontinued broadband communications business.


NOTE 16. SUBSEQUENT EVENT


    On February 26, 1998, Titan entered into a definitive merger agreement with Horizons Technology, Inc. ("Horizons"), a Delaware corporation, whereby, if approved by the stockholders of Horizons, Horizons will become a wholly-owned subsidiary of Titan Technologies and Information Systems Corporation, a wholly-owned subsidiary of Titan, in a stock-for-stock transaction.

    On March 31, 1998, the Company acquired all of the outstanding common stock of Validity Corporation ("Validity"), a California corporation, for $12 million in cash, and notes payable to the shareholders of Validity totaling $3 million, due and payable March 31, 1999, and bearing interest at the prime rate. The transaction has been accounted for as a purchase; therefore, Validity's results of operations will be consolidated with the Company's results of operations beginning April 1, 1998.


NOTE 17. QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
1997                                                         QUARTER    QUARTER    QUARTER    QUARTER      YEAR
----------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  49,671  $  49,352  $  47,638  $  49,223  $  195,884
Gross profit..............................................     10,424     12,192     11,664      8,335      42,615
Income (loss) from continuing operations..................      1,522      1,404     (2,279)    (1,870)     (1,223)
Net income (loss).........................................      1,179      1,404     (2,279)    (1,870)     (1,566)
Basic earnings per share:
  Income (loss) from continuing operations................        .06        .05       (.11)      (.09)       (.09)
  Net income (loss).......................................        .04        .05       (.11)      (.09)       (.11)
Diluted earnings per share:
  Income (loss) from continuing operations................        .06        .05       (.11)      (.09)       (.09)
  Net income (loss).......................................        .04        .05       (.11)      (.09)       (.11)


                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
1996                                                         QUARTER    QUARTER    QUARTER    QUARTER      YEAR
----------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  35,795  $  33,758  $  40,006  $  46,395  $  155,954
Gross profit..............................................      7,390      8,053      7,441      8,593      31,477
Income (loss) from continuing operations..................        472        632       (524)       845       1,425
Net income (loss).........................................       (605)      (532)    (1,697)       617      (2,217)
Basic earnings per share:
  Income (loss) from continuing operations................        .01        .02       (.03)       .03         .03
  Net income (loss).......................................       (.04)      (.04)      (.08)       .02        (.14)
Diluted earnings per share:
  Income (loss) from continuing operations................        .01        .02       (.03)       .03         .03
  Net income (loss).......................................       (.04)      (.03)      (.08)       .02        (.14)


    The above financial information for each quarter reflects all normal and recurring adjustments.

                             THE TITAN CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT SHARES AND PAR VALUES)


                                                                                                  AS OF
                                                                                        -------------------------
                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                                     ------------
                                                                                         MARCH 31,    (AUDITED)
                                                                                           1998
                                                                                        -----------
                                                                                        (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $   1,153    $   10,612
  Investments.........................................................................      --             4,499
  Accounts receivable--net............................................................      71,532        58,612
  Inventories.........................................................................      18,586        15,480
  Net assets of discontinued operation................................................      12,394        11,512
  Prepaid expenses and other..........................................................       2,408         2,160
  Deferred income taxes...............................................................       8,834         7,950
                                                                                        -----------  ------------
    Total current assets..............................................................     114,907       110,825
Property and equipment--net...........................................................      23,788        24,432
Goodwill--net.........................................................................      39,059        20,587
Other assets..........................................................................       8,317         8,097
Net assets of discontinued operation..................................................         393         2,286
                                                                                        -----------  ------------
    Total assets......................................................................   $ 186,464    $  166,227
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit......................................................................   $  19,900    $   12,350
  Accounts payable....................................................................      14,025        11,258
  Acquisition debt....................................................................       3,000        --
  Current portion of long-term debt...................................................       1,130         1,104
  Accrued compensation and benefits...................................................       7,616         8,899
  Other accrued liabilities...........................................................      10,925         6,833
                                                                                        -----------  ------------
    Total current liabilities.........................................................      56,596        40,444
                                                                                        -----------  ------------
Long-term debt........................................................................      36,996        37,310
Other non-current liabilities.........................................................      14,497        10,573
Series B cumulative convertible redeemable preferred stock, $3,000 liquidation
  preference, 6% cumulative annual dividend, 500,000 shares issued and outstanding....       3,000         3,000
Stockholders' equity:
  Preferred stock: $1 par value, authorized 2,500,000 shares: Cumulative convertible,
    $13,897 liquidation preference: 694,872 shares issued and outstanding.............         695           695
    Series A junior participating, authorized 250,000 shares: none issued.............      --            --
  Common stock: $.01 par value, authorized 45,000,000 shares, issued and outstanding:
    23,839,256 and 23,804,809.........................................................         238           238
  Capital in excess of par value......................................................      50,998        50,936
  Retained earnings...................................................................      25,990        25,622
  Treasury stock (954,894 and 971,894 shares), at cost................................      (2,546)       (2,591)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      75,375        74,900
                                                                                        -----------  ------------
    Total liabilities and stockholders' equity........................................   $ 186,464    $  166,227
                                                                                        -----------  ------------
                                                                                        -----------  ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                         PART I--FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                             THE TITAN CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Revenues....................................................................................  $43,979... $  49,671
                                                                                              ---------  ---------
Costs and expenses:
  Cost of revenues..........................................................................     33,836     39,247
  Selling, general and administrative expense...............................................      5,044      5,582
  Research and development expense..........................................................      1,518      1,607
  Special acquisition related charges.......................................................      1,460     --
                                                                                              ---------  ---------
    Total costs and expenses................................................................     41,858     46,436
                                                                                              ---------  ---------
Operating profit............................................................................      2,121      3,235
Interest expense............................................................................     (1,353)    (1,295)
Interest income.............................................................................        135        190
                                                                                              ---------  ---------
Income from continuing operations before income taxes.......................................        903      2,130
Income tax provision........................................................................        316        608
                                                                                              ---------  ---------
Income from continuing operations...........................................................        587      1,522
Loss from discontinued operation, net of taxes..............................................     --           (343)
                                                                                              ---------  ---------
Net income..................................................................................        587      1,179
Dividend requirements on preferred stock....................................................        219        219
                                                                                              ---------  ---------
Net income applicable to common stock.......................................................  $     368  $     960
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Basic earnings per share:
  Income from continuing operations.........................................................  $     .02  $     .06
  Loss from discontinued operation..........................................................     --           (.02)
                                                                                              ---------  ---------
  Net income................................................................................  $     .02  $     .04
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Weighted average shares...................................................................     22,864     22,129
                                                                                              ---------  ---------
Diluted earnings per share:
  Income from continuing operations.........................................................  $     .02  $     .06
  Loss from discontinued operation..........................................................     --           (.01)
                                                                                              ---------  ---------
  Net income................................................................................  $     .02  $     .04
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Weighted average shares...................................................................     23,533     22,129
                                                                                              ---------  ---------
                                                                                              ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                           CUMULATIVE                   CAPITAL
                                                           CONVERTIBLE                 IN EXCESS
                                                            PREFERRED      COMMON       OF PAR     RETAINED   TREASURY
                                                              STOCK         STOCK        VALUE     EARNINGS     STOCK      TOTAL
                                                          -------------  -----------  -----------  ---------  ---------  ---------
THREE MONTHS ENDED MARCH 31, 1998
Balances at December 31, 1997...........................    $     695     $     238    $  50,936   $  25,622  $  (2,591) $  74,900
  Exercise of stock options and other...................                                     136                     45        181
  Conversion of subordinated debentures.................                                      38                                38
  Shares contributed to employee benefit plans..........                                    (112)                             (112)
  Dividends on preferred stock--Cumulative convertible,
    $.25 per share......................................                                                (174)                 (174)
    Series B, 6% annual.................................                                                 (45)                  (45)
  Net income............................................                                                 587                   587
                                                                -----         -----   -----------  ---------  ---------  ---------
Balances at March 31, 1998..............................    $     695     $     238    $  50,998   $  25,990  $  (2,546) $  75,375
                                                                -----         -----   -----------  ---------  ---------  ---------
                                                                -----         -----   -----------  ---------  ---------  ---------
THREE MONTHS ENDED MARCH 31, 1997
Balances at December 31, 1996...........................    $     695     $     232    $  49,073   $  27,420  $  (2,960) $  74,460
  Pooling of interests..................................                                    (545)        695        545        695
  Exercise of stock options.............................                                     142                   (545)      (403)
  Shares contributed to employee benefit plans..........                                                            166        166
  Dividends on preferred stock--Cumulative convertible,
    $.25 per share......................................                                                (174)                 (174)
    Series B, 6% annual.................................                                                 (45)                  (45)
  Net income............................................                                               1,179                 1,179
                                                                -----         -----   -----------  ---------  ---------  ---------
Balances at March 31, 1997..............................    $     695     $     232    $  48,670   $  29,074  $  (2,794) $  75,878
                                                                -----         -----   -----------  ---------  ---------  ---------
                                                                -----         -----   -----------  ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)


                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                             ---------------------
                                                                                                1998       1997
                                                                                             ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations..........................................................  $      587  $   1,522
Adjustments to reconcile income from continuing operations to net cash used for continuing operations:
    Depreciation and amortization..........................................................       1,301      1,718
    Deferred income taxes and other........................................................         386        271
    Pooling of interests...................................................................      --           (211)
    Special acquisition related charges....................................................      (1,460)    --
    Changes in operating assets and liabilities, net of the effects of business acquired and business sold:
        Accounts receivable................................................................      (7,764)    (4,481)
        Inventories........................................................................      (3,106)    (1,149)
        Prepaid expenses and other assets..................................................        (569)       199
        Accounts payable...................................................................       1,085      4,380
        Accrued compensation and benefits..................................................      (1,963)    (2,259)
        Restructuring activities...........................................................      --           (815)
        Other liabilities..................................................................       1,182       (617)
                                                                                             ----------  ---------
Net cash used for continuing operations....................................................     (10,321)    (1,435)
                                                                                             ----------  ---------
Loss from discontinued operation...........................................................      --           (343)
Changes in net assets of discontinued operation............................................       1,011     (1,787)
                                                                                             ----------  ---------
Net cash provided by (used for) discontinued operation.....................................       1,011     (2,130)
                                                                                             ----------  ---------
Net cash used for operating activities.....................................................      (9,310)    (3,563)
                                                                                             ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................................................        (451)      (774)
Acquisition of business, net of cash acquired..............................................     (11,679)    --
Proceeds from sale of investments..........................................................       4,499     (2,283)
Other......................................................................................         377        178
                                                                                             ----------  ---------
Net cash used for investing activities.....................................................      (7,254)    (2,879)
                                                                                             ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to debt..........................................................................       7,550      6,963
Retirements of debt........................................................................        (250)    (1,204)
Dividends paid.............................................................................        (219)      (219)
Proceeds from stock issuances..............................................................         136         32
Other......................................................................................        (112)    --
                                                                                             ----------  ---------
Net cash provided by financing activities..................................................       7,105      5,572
                                                                                             ----------  ---------
Net increase (decrease) in cash and cash equivalents.......................................      (9,459)      (872)
Cash and cash equivalents at beginning of period...........................................      10,612      4,751
                                                                                             ----------  ---------
Cash and cash equivalents at end of period.................................................  $    1,153  $   3,879
                                                                                             ----------  ---------
                                                                                             ----------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

NOTE (1)  BASIS OF FINANCIAL STATEMENT PREPARATION

    The accompanying consolidated financial information of The Titan Corporation and its subsidiaries ("the Company" or "Titan") should be read in conjunction with the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission for the year ended December 31, 1997 and DBA Systems, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1997. The accompanying financial information includes all subsidiaries on a consolidated basis and all normal recurring adjustments which are considered necessary by the Company's management for a fair presentation of the financial position and results of operations for the periods presented. However, these results are not necessarily indicative of results for a full year. The prior year financial statements have been restated to reflect a merger in 1998 (see Note 2) and the discontinuance of an operation in 1997 (see Note 3). Additionally, certain prior year amounts have been reclassified to conform to the 1998 presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS. In January 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity. The adoption of the accounting and disclosure provisions of SFAS 130 has had no material impact on the Company's financial statements and results of operations, as comprehensive income is the same as net income for all periods presented herein.

    In March 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). This statement revises and standardizes employers' disclosures about pension and other postretirement benefit plans, but it does not change the measurement or recognition of those plans. This Statement further requires restatement of disclosures for earlier periods provided for comparative purposes. The adoption of the disclosure provisions of SFAS 132 has had no material impact on the Company's financial statements or related disclosures thereto.

    In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). This Statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software as well as assists in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company believes that the adoption of the accounting and disclosure provisions of SOP 98-1 will not have a material impact on the Company's financial statements, results of operations or related disclosures thereto.

    In April 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). This Statement provides guidance on the financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not yet determined what impact, if any, the adoption of the accounting and disclosure provisions of SOP 98-5 will have on the Company's financial statements, results of operations or related disclosures thereto.

NOTE (2)  MERGERS AND ACQUISITION

    On February 27, 1998, the Company consummated a merger with DBA Systems, Inc. ("DBA"), a Florida Corporation, in a stock-for-stock transaction. DBA is a developer and manufacturer of digital imaging products, electro-optical systems and threat simulation/training systems. DBA's products and systems are primarily used by the defense and intelligence communities; accordingly, it is included in Titan's Information Technologies segment. Titan issued approximately 6,100,000 shares of common stock for all the outstanding shares of DBA stock based on an exchange ratio of approximately 1.37 shares of Titan common stock for each share of DBA stock. The special charges of $1,460 in the quarter ended March 31, 1998 represent the costs and expenses related to this merger. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.


    Effective January 1, 1998, DBA's June 30 fiscal year-end has been changed to coincide with the Company's year-end. The 1997 financial statements presented have been restated to include the combined results of operations, financial position and cash flows of DBA as if the merger had occurred at the beginning of the periods presented.



    For fiscal 1997, the combined results reflect the results of operations, cash flows and changes in stockholders' equity for the Company's three months ended March 31, 1997 combined with DBA's corresponding activity for the three months ended March 31, 1997. The balance sheet as of December 31, 1997, reflects both Titan's and DBA's financial condition as of December 31, 1997.



    In connection with its acquisition of DBA, Titan acquired land and a building which are included in other non-current assets. DBA recorded a $2.0 million charge in its quarter ended September 30, 1997 to recognize an impairment in the value of this asset. Management is actively marketing the property for sale through various channels and believes that the carrying value of this asset, as reflected in the accompanying financial statements for the quarter ended March 31, 1998, is stated at an amount that is fully recoverable.



    DBA also recorded a $3.0 million charge in the quarter ended September 30, 1997 in recognition of certain environmental matters including, but not limited to, soil contamination and potential asbestos and lead based paint contamination at its Kissimmee, Florida property. These matters became known to DBA as a result of an environmental study performed as part of Titan's acquisition due diligence process. The accrual has been recorded in accordance with SFAS No. 5 and SOP 96-1 and represents an initial estimate which could change significantly as further studies are performed. In the accompanying balance sheet, approximately $.2 million is included in other current liabilities and the remaining $2.8 million is included in other non-current liabilities based on the estimated timing of remediation work to be performed. DBA has commenced pre-clean up activities which are expected to continue through at least fiscal 1998.



    Also, concurrent with this acquisition, DBA recorded certain special charges, in addition to those noted above, aggregating to $4.8 million, relating to the write down of certain assets to estimated net realizable value in the quarter ended December 31, 1997.

    The combining periods are as follows:

                                                                   FISCAL YEAR 1996
                                                         -------------------------------------
Titan..................................................  Fiscal year ended December 1996
DBA....................................................  Fiscal year ended June 1996


                                                      FISCAL 1997 QUARTERLY PERIODS
                                              ----------------------------------------------
                                                Q1 '97       Q2 '97      Q3 '97     Q4 '97
                                              -----------  -----------  ---------  ---------
Titan.......................................  March 97     June 97      Sept. 97   Dec. 97
DBA.........................................  March 97     June 97      Sept. 97   Dec. 97



    A pooling of interests adjustment has been made in the consolidated statements of cash flows and consolidated statements of stockholders' equity for the six months ended December 31, 1996 to reflect the activity for DBA in the six months ended December 31, 1996, as reported in DBA's Form 10-Q for the fiscal quarter ended December 31, 1996.


    The separate and combined results of Titan and DBA are as follows:


                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1997
                                                                                               -------------------
Revenues:
  Titan......................................................................................      $    43,290
  DBA........................................................................................            6,381
                                                                                                       -------
    Combined.................................................................................      $    49,671
                                                                                                       -------
                                                                                                       -------
Net income
  Titan......................................................................................      $       475
  DBA........................................................................................              704
                                                                                                       -------
    Combined.................................................................................      $     1,179
                                                                                                       -------
                                                                                                       -------


    On March 31, 1998, the Company acquired all of the outstanding common stock of Validity Corporation ("Validity"), a California corporation, for $12 million in cash, and notes payable to the shareholders of Validity totaling $3 million, due and payable March 31, 1999, and bearing interest at the prime rate. The transaction has been accounted for as a purchase; accordingly, the consolidated balance sheet includes Validity as of March 31, 1998. The excess of the purchase price over the estimated fair value of net assets acquired is approximately $18.7 million as of March 31, 1998, including $5,156 of accounts receivable and accrued liabilities, current and non-current, of $4,063 and $3,000, respectively. Validity's results of operations will be consolidated with the Company's results of operations beginning April 1, 1998.

    On February 26, 1998, Titan entered into a definitive merger agreement with Horizons Technology, Inc. ("Horizons"), a Delaware corporation, whereby, if approved by the shareholders of Horizons, Horizons will become a wholly-owned subsidiary of Titan Technologies and Information Systems Corporation, a wholly-owned subsidiary of Titan, in a stock-for-stock transaction.

NOTE (3)  DISCONTINUED OPERATION

    In April 1997, the Company's Board of Directors adopted a plan to divest the Company's broadband communications business. The results of the broadband communications business have been accounted for as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30, which among other provisions, anticipates that the plan of disposal will be carried out within one year. Management has identified several potential strategic investors with whom it is presently involved in negotiations for the sale of all or part of the business and/or technology of the broadband communications business.

    Concurrently, Titan continues to search for other potential investors. Management does not anticipate that the ultimate disposition of broadband will result in a material gain or loss. During the quarter ended March 31, 1998, the Company received approximately $2,400 as settlement of certain contingencies related to the broadband patents and intangibles as well as initial payments related to the licensing of the technology. These proceeds were applied to net current assets of discontinued operation.


    Revenues for the broadband communications business were $0 and $524 for the three months ended March 31, 1998 and 1997, respectively. Included in the loss from discontinued operation is a tax benefit of $177 for the three months ended March 31, 1997. The Company deferred losses from the discontinued operation of $9,721 in fiscal year 1997 and $3,290 in the three months ended March 31, 1998, which primarily represented amortization costs of intangible assets, and to a lesser extent, certain wind-down costs of the business. Included in the deferred losses is interest of $100 in the three months ended March 31, 1998, allocated to the discontinued operation based on the ratio of net assets to be sold to the sum of total net assets of the Company. Net current assets of the discontinued operation consist primarily of accounts receivable, inventory, and cumulative deferred losses from the date of discontinuance net of accounts payable, accrued compensation and other current liabilities. Net noncurrent assets of discontinued operation consist primarily of property and equipment. Management does not anticipate that the ultimate disposition of the broad band communications business will have a material adverse effect on the accompanying financial statement.


NOTE (4)  DEBT

    In March 1998, the Company's line of credit agreement was amended to increase the available credit to $30,000 and extend the maturity date to June 30, 1999. The Company has the option to borrow at a bank prime rate or at LIBOR plus 2%. The agreement, as amended, contains certain financial covenants, including, but not limited to, provisions prohibiting consecutive quarterly losses, and provisions requiring the Company to have annual net income, as defined, and maintain stipulated levels of net worth, and minimum fixed charge coverage and quick ratios. At March 31, 1998, borrowings outstanding under the line of credit were $19,900, at a weighted average interest rate of 8.38%. The Company also had commitments under letters of credit under this agreement of $1,183, which reduced availability under the line of credit to $8,917. At March 31, 1998, the Company was in compliance with all financial covenants under its various debt agreements.

NOTE (5)  OTHER FINANCIAL DATA


                                                                       MARCH 31,   DECEMBER 31,
                                                                         1998          1997
                                                                      -----------  ------------
Inventories:
  Materials.........................................................   $   5,123    $    2,285
  Work-in-process...................................................      13,130        11,668
  Finished goods....................................................         333         1,527
                                                                      -----------  ------------
                                                                       $  18,586    $   15,480
                                                                      -----------  ------------
                                                                      -----------  ------------

    Supplemental disclosure of cash payments is as follows:


                                                                             THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                            --------------------
                                                                              1998       1997
                                                                            ---------  ---------
Interest..................................................................  $     383  $     281
Income taxes..............................................................        666        (54)


    During the three month period ended March 31, 1997, the Company utilized treasury stock of $711 for benefit plan funding and contributions.

    The following tables summarize revenues and operating profit (loss) by industry segment for the three months ended March 31, 1998 and 1997:


                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Revenues:
  Information Technologies..............................................  $  25,488  $  30,302
  Communications Systems................................................     11,898     11,025
  Software Systems......................................................      3,491      4,039
  Medical Sterilization and Food Pasteurization.........................      1,947      1,145
  Emerging Technologies and Businesses..................................      1,155      3,160
                                                                          ---------  ---------
                                                                          $  43,979  $  49,671
                                                                          ---------  ---------
                                                                          ---------  ---------
Operating Profit (Loss):
  Information Technologies..............................................  $   2,368  $   2,963
  Communications Systems................................................        796        131
  Software Systems......................................................        648        775
  Medical Sterilization and Food Pasteurization.........................        208        (26)
  Emerging Technologies and Businesses..................................       (431)       306
                                                                          ---------  ---------
Segment operating profit before Corporate...............................      3,589      4,149
Corporate...............................................................     (1,468)      (914)
                                                                          ---------  ---------
                                                                          $   2,121  $   3,235
                                                                          ---------  ---------
                                                                          ---------  ---------


    The operating profit of the Information Technologies segment in 1998 reflects $1,460 of special charges primarily representing costs and expenses of the merger with DBA (see Note 2).

    The following data summarize information relating to the per share computations:

                                                               FOR THE THREE MONTHS ENDED
                                                                     MARCH 31, 1998
                                                       -------------------------------------------
                                                          INCOME          SHARES        PER-SHARE
                                                        (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                       -------------  ---------------  -----------
Income from continuing operations....................    $     587
Less preferred stock dividends.......................         (219)
                                                            ------          ------     -----------
Basic EPS:
Income from continuing operations available to common
  stockholders.......................................          368          22,864      $     .02
Effect of dilutive securities: Stock options.........       --                 625           (.00)
Warrants.............................................       --                  44           (.00)
                                                            ------          ------     -----------
Diluted EPS:
Income from continuing operations available to common
  stockholders plus assumed conversions..............    $     368          23,533      $     .02
                                                            ------          ------     -----------
                                                            ------          ------     -----------


                                                               FOR THE THREE MONTHS ENDED
                                                                     MARCH 31, 1997
                                                       -------------------------------------------
                                                          INCOME          SHARES        PER-SHARE
                                                        (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                       -------------  ---------------  -----------
Income from continuing operations....................    $   1,522
Less preferred stock dividends.......................         (219)
                                                            ------          ------     -----------
Basic EPS:
Income from continuing operations available to common
  stockholders.......................................        1,303          22,129      $     .06
Effect of dilutive securities:
  Stock options                                             --                  61           (.00)
                                                            ------          ------     -----------
Diluted EPS:
Income from continuing operations available to common
  stockholders plus assumed conversions..............    $   1,303          22,190      $     .06
                                                            ------          ------     -----------
                                                            ------          ------     -----------


    In 1998 and 1997, respectively, options to purchase 322,167 and 1,313,663 shares of common stock at prices ranging from $6.32 to $9.50 and $3.50 to $9.50 per share were not included in the computation of diluted EPS, as the exercise price of such options was greater than the average market price of the common shares. In 1998 and 1997, 9,391,000 and 9,857,000 shares, respectively, of common stock that could result from the conversion of the Company's convertible subordinated debentures were not included in the computation of diluted EPS, as the effect would have been anti-dilutive. In both 1998 and 1997, 463,248 shares of common stock that could result from the conversion of cumulative convertible preferred stock were not included in the computation of diluted EPS, as the effect would have been anti-dilutive.

    In 1997, 333,333 common shares that could result from the conversion of Series B Cumulative Convertible Redeemable Preferred Stock were not included in the computation of diluted EPS, as the effect would have been anti-dilutive. The conversion privilege expired in November 1997. Also anti-dilutive in 1997 were warrants outstanding for 100,000 common shares.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Horizons Technology, Inc.:

    We have audited the accompanying consolidated balance sheets of HORIZONS TECHNOLOGY, INC. (A Delaware corporation) and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizons Technology, Inc. and subsidiaries as of January 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

San Diego, California

March 9, 1998

                   HORIZONS TECHNOLOGY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                                               JANUARY 31,
                                                                                           --------------------
                                                                                             1998       1997
                                                                                           ---------  ---------
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................................  $     523  $     416
  Accounts receivable, net...............................................................      6,064      7,276
  Net assets of discontinued operation...................................................     --            358
  Prepaid expenses and other current assets..............................................        238        126
                                                                                           ---------  ---------

        Total current assets.............................................................      6,825      8,176
                                                                                           ---------  ---------
PROPERTY AND EQUIPMENT, NET..............................................................        305        700
OTHER ASSETS.............................................................................     --             79
NET ASSETS OF DISCONTINUED OPERATION.....................................................     --          1,141
                                                                                           ---------  ---------

        Total assets.....................................................................  $   7,130  $  10,096
                                                                                           ---------  ---------
                                                                                           ---------  ---------

                                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable.......................................................................  $   1,403  $   2,246
  Line of credit.........................................................................      5,327      5,855
  Accrued compensation...................................................................      2,561      1,395
  Other accrued liabilities..............................................................        119      1,945
  Net liabilities of discontinued operation..............................................      3,277     --
                                                                                           ---------  ---------

        Total current liabilities........................................................     12,687     11,441
                                                                                           ---------  ---------
LONG-TERM DEBT, LESS CURRENT PORTION.....................................................        184        146

OTHER NON-CURRENT LIABILITIES............................................................        266        295

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Preferred stock, par value $.01 per share:
    Authorized shares--2,500,000
    Issued and outstanding shares--500,000 (aggregate liquidation value $3,500,000)......          5          5
  Common stock, par value $.01 per share:
    Authorized shares--12,000,000
    Issued and outstanding shares--7,496,953.............................................         75         75
  Paid-in capital........................................................................      3,762      3,762
  Retained deficit.......................................................................     (9,849)    (5,628)
                                                                                           ---------  ---------

        Total stockholders' deficit......................................................     (6,007)    (1,786)
                                                                                           ---------  ---------

Total liabilities and stockholders' deficit..............................................  $   7,130  $  10,096
                                                                                           ---------  ---------
                                                                                           ---------  ---------

   The accompanying notes are an integral part of these consolidated balance sheets.

                   HORIZONS TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                       YEARS ENDED JANUARY 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
REVENUES.........................................................................  $  26,281  $  29,551  $  26,491
                                                                                   ---------  ---------  ---------
COSTS AND EXPENSES:
  Cost of revenues...............................................................     18,335     20,008     17,931
  Selling, general and administrative expense....................................      4,699      4,114      3,921
  Research and development expense...............................................         81        105         49
                                                                                   ---------  ---------  ---------
      Total costs and expenses...................................................     23,115     24,227     21,901
                                                                                   ---------  ---------  ---------
OPERATING PROFIT.................................................................      3,166      5,324      4,590
Interest expense.................................................................       (519)      (592)      (546)
                                                                                   ---------  ---------  ---------
Income from continuing operations before income taxes............................      2,647      4,732      4,044
Income tax provision.............................................................      1,006      1,798      1,537
                                                                                   ---------  ---------  ---------
      Income from continuing operations..........................................      1,641      2,934      2,507
Loss from discontinued operations, net of taxes..................................     (5,862)    (1,990)    (7,676)
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $  (4,221) $     944  $  (5,169)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Basic earnings per share
  Income from continuing operations..............................................  $    0.22  $    0.39  $    0.33
  Loss from discontinued operation...............................................  $   (0.78) $   (0.26) $   (1.03)
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $   (0.56) $    0.13  $   (0.70)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Weighted average shares........................................................      7,497      7,497      7,424
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Diluted earnings per share
  Income from continuing operations..............................................  $    0.22  $    0.39  $    0.33
  Loss from discontinued operation...............................................  $   (0.78) $   (0.26) $   (1.02)
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $   (0.56) $    0.13  $   (0.69)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Weighted average shares........................................................      7,510      7,542      7,542
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                   HORIZONS TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                    (IN THOUSANDS EXCEPT SHARE INFORMATION)

                                       PREFERRED STOCK            COMMON STOCK        ADDITIONAL                 TOTAL
                                   ------------------------  -----------------------    PAID-IN    RETAINED   STOCKHOLDERS'
                                    SHARES       AMOUNT        SHARES      AMOUNT       CAPITAL     DEFICIT    (DEFICIT)
                                   ---------  -------------  ----------  -----------  -----------  ---------  ------------
Balance, January 31, 1995........    500,000    $       5     7,367,544   $      74    $   3,603   $  (1,404)  $    2,278
  Issuance of common stock under
    Stock Option
    Plan.........................     --           --           129,409           1          159      --              160
  Net loss.......................     --           --            --          --           --          (5,168)      (5,168)
                                                       --
                                   ---------                 ----------         ---   -----------  ---------  ------------
Balance, January 31, 1996........    500,000            5     7,496,953          75        3,762      (6,572)      (2,730)
  Net income.....................     --           --            --          --           --             944          944
                                                       --
                                   ---------                 ----------         ---   -----------  ---------  ------------
Balance, January 31, 1997........    500,000            5     7,496,953          75        3,762      (5,628)      (1,786)
  Net loss.......................     --           --            --          --           --          (4,221)      (4,221)
                                                       --
                                   ---------                 ----------         ---   -----------  ---------  ------------
Balance, January 31, 1998........    500,000    $       5     7,496,953   $      75    $   3,762   $  (9,849)  $   (6,007)
                                                       --
                                                       --
                                   ---------                 ----------         ---   -----------  ---------  ------------
                                   ---------                 ----------         ---   -----------  ---------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                   HORIZONS TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED JANUARY 31,
                                                                                 -------------------------------
                                                                                   1998       1997       1996
                                                                                 ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income from continuing operations............................................  $   1,641  $   2,934  $   2,507
  Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
    Depreciation and amortization..............................................        134        264        102
    Changes in operating assets and liabilities, net of effects of sale of division:
      Accounts receivable......................................................      1,212       (885)    (2,168)
      Prepaid expenses and other assets........................................         33        282       (148)
      Accounts payable.........................................................       (843)      (191)       810
      Accrued compensation.....................................................      1,166       (425)       (87)
      Other liabilities........................................................     (1,559)      (172)       133
                                                                                 ---------  ---------  ---------
Net cash provided by continuing operations.....................................      1,784      1,807      1,149
                                                                                 ---------  ---------  ---------
Loss from discontinued operations..............................................     (5,862)    (1,990)    (7,676)
Changes in net assets of discontinued operation................................      4,776      3,423        511
                                                                                 ---------  ---------  ---------
Net cash used for discontinued operation.......................................     (1,086)     1,433     (7,165)
                                                                                 ---------  ---------  ---------
Net cash provided by (used for) operating activities...........................        698      3,240     (6,016)
                                                                                 ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment and improvements.......................................        (52)       (39)      (395)
                                                                                 ---------  ---------  ---------
        Net cash provided by (used for) investing activities...................        (52)       (39)      (395)
                                                                                 ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from (repayments on) line of credit.............................       (528)    (1,933)     6,388
  Proceeds from long-term debt.................................................     --         --          1,000
  Repayments of long-term debt.................................................        (11)    (1,031)    (1,358)
  Issuance of common stock.....................................................     --         --            160
                                                                                 ---------  ---------  ---------
        Net cash provided by (used for) financing activities...................       (539)    (2,964)     6,190
                                                                                 ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents...............................        107        237       (221)
Cash and cash equivalents, beginning of year...................................        416        179        400
                                                                                 ---------  ---------  ---------
Cash and cash equivalents, end of year.........................................  $     523  $     416  $     179
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Income taxes refunded........................................................  $       5  $       4  $      30
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
  Income taxes paid............................................................  $     120  $      35  $       7
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
  Interest paid................................................................  $     520  $     593  $     553
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Equipment financed under capital lease obligations...........................  $  --      $  --      $     213
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                           HORIZONS TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Horizons Technology, Inc. ("Horizons" or "the Company") provides systems integration, research and engineering analysis, and technical services primarily for the U.S. government. During fiscal years 1998, 1997 and 1996, respectively, substantially all revenues were derived under prime contracts with the federal government, or under subcontracts issued under federal prime contracts with other companies.

    RISKS AND UNCERTAINTIES

    The Company has incurred net losses of approximately $4,200 and $5,200 for the years ended January 31, 1998 and 1996, respectively. Pro forma net loss for the year ended January 31, 1997 was approximately $2,100 after excluding the one-time gain of $3,050 on sale of certain assets of a discontinued operation (Note 2). At January 31, 1998, the Company had negative working capital of approximately $5,900. Management recognizes the need to generate positive cash flows in future periods and/or to acquire additional capital from various sources. Management has undertaken to discontinue its commercial software business in order to reduce or eliminate future losses from operations related to this business (Note 2). There can be no guarantee that the Company's remaining government business will be successful in generating significant revenues and/or sufficient cash flows in future periods to enable the Company to meet its ongoing obligations. Furthermore, the Company presently is highly dependent on its ability to find additional sources of funding in the form of debt financing or equity issuances. Management is currently engaged in a merger transaction ("Merger") with The Titan Corporation ("Titan") (Note 10); however, there is no assurance that the Company will be able to complete this transaction on terms favorable to the Company. For a more complete listing of these factors see "Risk Factors" in Titan's Registration Statement on Form S-4 filed with respect to the Merger. All of these factors create a substantial doubt about the Company's ability to continue as a going concern.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Horizons and its wholly-owned subsidiaries, Horizons Services Company, Inc., Horizons Technology International, Ltd. and Horizons Technology Australia Pty Limited. All material intercompany transactions and balances have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    Cash equivalents include all highly liquid investments with original maturities of three months or less.

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and Equipment, consist principally of computer equipment, and is stated at cost. Depreciation is provided principally using the straight-line method in amounts sufficient to amortize the cost of such assets over their estimated useful lives, generally from three to ten years.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In February 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The adoption of this statement had no material effect on the Company's financial statements.

    STOCK BASED COMPENSATION

    The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, the Company will continue to account for its stock based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options of a non-public entity.

    REVENUE RECOGNITION

    Substantially all of the Company's revenue is derived from contract services performed for the U.S. Government or for other contractors engaged in performing services for the U.S. Government under a variety of contracts. Revenues on time and material contracts are recorded on the basis of hours delivered plus other direct costs as incurred. Revenues on cost-type contracts are recorded on the basis of recoverable costs incurred and fees earned. Revenues on fixed price contracts are recorded as services are performed, using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared to total estimated costs at completion. Estimated contract losses are fully charged to operations when identified.

    RESEARCH AND DEVELOPMENT

    Costs associated with research and development activities are expensed as incurred.

    INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    FISCAL YEAR

    For presentation purposes, the Company has indicated its fiscal year as ending on January 31; whereas in fact the Company operates and reports on a 52-53 week fiscal year ending on the Friday nearest of January 31 based upon business days. The fiscal years ended January 31, 1998 and 1997 contained 52 weeks; the fiscal year ended January 31, 1996 contained 53 weeks.

    NEW ACCOUNTING STANDARD

    PER SHARE INFORMATION. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accountings Standards No. 128 "Earnings Per Share" (SFAS 128), which has been adopted by Horizons. The statement specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS"), and is effective for periods ending after December 15, 1997. Prior year per share information is presented in accordance with the statement. The following data summarize information relating to the per share computations for 1998:

                                                                               FOR THE YEAR ENDED JANUARY 31, 1998
                                                                           -------------------------------------------
                                                                              INCOME          SHARES        PER-SHARE
                                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                                           -------------  ---------------  -----------
Basic EPS:
Income from continuing operations
  Available to common stockholders.......................................    $   1,641           7,497      $     .22
Effect of dilutive securities:
  Stock options..........................................................       --                  13           (.00)
                                                                                ------           -----     -----------
Diluted EPS:
Income from continuing operations
  Available to common stockholders plus assumed conversions..............    $   1,641           7,510      $     .22
                                                                                ------           -----     -----------
                                                                                ------           -----     -----------

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                               FOR THE YEAR ENDED JANUARY 31, 1997
                                                                           -------------------------------------------
                                                                              INCOME          SHARES        PER-SHARE
                                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                                           -------------  ---------------  -----------
Basic EPS:
Income from continuing operations
  Available to common stockholders.......................................    $   2,934           7,497      $     .39
Effect of dilutive securities:
  Stock options..........................................................       --                  45           (.00)
                                                                                ------           -----     -----------
Diluted EPS:
Income from continuing operations
  Available to common stockholders plus assumed conversions..............    $   2,934           7,542      $     .39
                                                                                ------           -----     -----------
                                                                                ------           -----     -----------

                                                                               FOR THE YEAR ENDED JANUARY 31, 1996
                                                                           -------------------------------------------
                                                                              INCOME          SHARES        PER-SHARE
                                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                                           -------------  ---------------  -----------
Basic EPS:
Income from continuing operations
  Available to common stockholders.......................................    $   2,507           7,424      $     .34
Effect of dilutive securities:
  Stock options..........................................................       --                 118           (.01)
                                                                                ------           -----     -----------
Diluted EPS:
Income from continuing operations
  Available to common stockholders plus assumed conversions..............    $   2,507           7,542      $     .33
                                                                                ------           -----     -----------
                                                                                ------           -----     -----------

    In 1998, warrants to purchase 158,000 shares of common stock at $3.07 per share were not included in the computation of diluted EPS for 1998, because the warrants exercise price was greater than the average market price of the common shares. In 1998 500,000 shares of common stock that would result from the conversion of convertible preferred stock were not included in the computation of diluted EPS, as the effect would be anti-dilutive.

    In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company does not anticipate that the adoption of the accounting and disclosure provisions of SFAS 130 will have a material impact on the Company's financial statements and results of operations.

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

2. DISCONTINUED OPERATIONS

    In December 1997, the Company's Board of Directors adopted a plan to wind down and exit its commercial software business (Information Systems segment), in order to focus the Company's resources entirely on its profitable government information technologies business or Systems Engineering segment. Accordingly, the Information Systems segment has been accounted for as a discontinued operation for all periods presented in accordance with Accounting Principles Board Opinion No. 30 (APB 30), which among other provisions, anticipates that the plan of disposal will be carried out within one year.

    Revenues for the ISG business were $2,737, $3,225 and $5,660 for the years ended January 31, 1998, 1997 and 1996, respectively. Included in the loss from discontinued operations is a tax benefit of $911, $2,791 and $2,694 for the years ended January 31, 1998, 1997 and 1996, respectively. During fiscal 1998, the Company recorded a charge of approximately $3,600 for costs to be incurred in future periods in connection with the winding down of this operation. Net current liabilities of discontinued operations consist primarily of accrued facility costs, warranties, and anticipated operating losses from the date of discontinuance until the estimated disposal date net of certain accounts receivable balances. Prior year consolidated financial statements have been restated to present the ISG business as a discontinued operation.

    On May 6, 1996, the Company sold substantially all of the net assets of its Advanced Systems Group and the assets of its Australian subsidiary (collectively "ASG") for cash of $4,311, which resulted in a gain of approximately $3,050. The disposal of this business has been accounted for as a discontinued operation for all periods presented, in accordance with APB 30. This gain has been included in the net loss from discontinued operations. Revenues for the ASG business were $2,128 and $10,890 for the years ended January 31, 1997 and 1996, respectively. In connection with the disposal of this business, the Company did not record a charge for costs incurred in connection with the winding down of this operation, as such costs were insignificant.

    The ASG sales agreement also provides for payments to the Company of up to a total of $2,900 through April 1999, contingent upon certain specified growth in sales of ASG, future sales of certain products, and the grant of a specified contract. These payments are to be made in cash, up to the maximum of $2,900. The maximum will be reduced by 50% (not to exceed a $2.0 million-reduction) of the amount of contracts awarded to the Company for purchases of products and services by the acquirer of ASG. No significant contingent payments have been received, through January 31, 1998.

    Included in the loss from discontinued operations is a tax benefit of $911, $1,731 and $2,179 for the years ended January 31, 1998, 1997 and 1996, respectively.

3. SALE OF TECHNOLOGY

    On January 19, 1997, the Company sold its Network product technology in exchange for a $1,300 receivable, and warrants to purchase 1,000 shares of International Data Systems Limited stock. The warrants are exercisable through February 28, 2002, at prices from $0.50 to $3.00 per share, with an average exercise price of $1.90. The Company has assigned a zero value to these warrants. During fiscal 1998, the Company received payments totaling $110 in cash from the buyer and converted the remaining receivable balance of $1,190 into a promissory note due monthly in various amounts, plus interest at 8%, through November 1997. Due to management's uncertainty regarding the ultimate recoverability of this

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

3. SALE OF TECHNOLOGY (CONTINUED)
receivable, the Company has provided a reserve against this receivable representing the possible gain on the transaction. This gain will be recognized if and when the cash is received.

4. ACCOUNTS RECEIVABLE AND CREDIT RISK

    Accounts receivable, net of allowance for doubtful accounts of $150 and $1,095 at January 31, 1998 and 1997, respectively, relates primarily to government contracts and consists of the following:

                                                                               1998       1997
                                                                             ---------  ---------
Billed.....................................................................  $   5,423  $   6,064
Unbilled...................................................................        360      1,020
Retentions.................................................................        281        192
                                                                             ---------  ---------
                                                                             $   6,064  $   7,276
                                                                             ---------  ---------
                                                                             ---------  ---------

    Unbilled accounts receivable consist primarily of costs and fees billable upon contract completion or other specific events, such as the right to bill under existing contract provisions. Unbilled accounts receivable also include costs incurred on projects for which the Company has been requested by the customer to begin work or extend the work under a present contract, but for which final contract negotiations or formal contract extensions had not taken place by year end. It is expected that such receivables will be billed during fiscal 1999. The retention balances are expected to become due and payable as follows: fiscal 1999--$84; years after fiscal 1999--$197.

5. LONG-TERM DEBT AND LINE OF CREDIT

    Long-term debt consists of the following:

                                                                                  1998       1997
                                                                                ---------  ---------
Notes payable to a bank, collateralized by substantially all of the Company's assets. Monthly payments of $7.00, including interest at 10.5% payable
  through December 2000.......................................................  $     196     --
Obligation under capital leases...............................................         70        182
                                                                                ---------  ---------
                                                                                      266        182
Less current portion..........................................................        (82)       (36)
                                                                                ---------  ---------
                                                                                $     184  $     146
                                                                                ---------  ---------
                                                                                ---------  ---------

    In January 1996, in connection with the $1,000 note payable, the Company issued warrants to the bank to purchase 17,985 shares of Common Stock at $5.56 per share (Note 7) that expire in January 1999.

    As of January 31, 1998, the Company has a revolving line of credit agreement with a bank for $7,000 which expires in May 1998. Under the terms of the bank credit agreement, borrowings are limited to qualifying receivables. Advances under the line bear interest at the prime rate (8.5% at January 31, 1998) plus 2.0%. There are no compensating cash balance requirements. Borrowings outstanding at January 31, 1998 totaled $5,327 and are collateralized by substantially all the Company's assets. The underlying bank

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

5. LONG-TERM DEBT AND LINE OF CREDIT (CONTINUED) credit agreement for the revolving line of credit provides for certain restrictive covenants which include, among other provisions, maintenance of specified liquidity and debt ratios, limitations on certain capital asset balances, and minimum profitability levels. As of January 31, 1998, the Company was not in compliance with these covenants, and has not received a waiver from the bank. Accordingly, all of the outstanding balance as of January 31, 1998 is classified as currently payable. The current bank agreement otherwise expires in May 1998.

    In connection with the line of credit agreement, the Company issued warrants to the bank to purchase 71,942 shares of Common Stock at $5.56 per share (Note
7). The warrants are exercisable in the event of an initial public offering of the Company's Common Stock and expire on April 1, 1998.

6. COMMITMENTS AND CONTINGENCIES

    The Company leases its facilities and certain equipment under noncancellable operating leases. Certain of the leases provide for annual costs of living adjustments and in some cases require the Company to pay taxes, insurance, maintenance and other operating expenses. Certain of the leases include renewal options for periods ranging from one to five years. Rent expense totaled $1,085, $1,744 and $2,187 in fiscal years 1998, 1997 and 1996, respectively.

    The Company leases certain equipment under capital lease obligations. Cost and accumulated amortization of the equipment under capital leases are as follows at January 31:

                                                                                  1998       1997
                                                                                ---------  ---------
Cost of equipment under capital leases........................................  $     107  $     213
Accumulated amortization......................................................        (32)       (31)
                                                                                ---------  ---------
Net book value of equipment under capital leases..............................  $      75  $     182
                                                                                ---------  ---------
                                                                                ---------  ---------

    Annual future minimum lease payments under operating and capital leases as of January 31, 1998 are as follows:

                                                                           OPERATING    CAPITAL
FISCAL YEAR                                                                 LEASES      LEASES
------------------------------------------------------------------------  -----------  ---------
1999....................................................................   $   1,100   $      27
2000....................................................................         692          27
2001....................................................................         713          27
2002....................................................................         225      --
2003....................................................................          57      --
                                                                          -----------  ---------
Total minimum lease payments............................................   $   2,787          81
                                                                          -----------  ---------
                                                                          -----------  ---------
Less amounts representing interest......................................                     (11)
                                                                                       ---------
                                                                                              70
Less amounts due in one year............................................                     (21)
                                                                                       ---------
Long-term portion of obligations under capital leases...................               $      49
                                                                                       ---------
                                                                                       ---------

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company periodically is a defendant in cases incidental to its business activities. Furthermore, providers of products and services to the U.S. government are generally subject to multiple levels of audit and investigation by various U.S. government agencies. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

7. STOCKHOLDERS' EQUITY (DEFICIT)

    PREFERRED STOCK

    During fiscal 1995, the Company sold 500,000 shares of Series A Preferred Stock at $5.00 to $5.25 per share. The holders of the Preferred Stock may be entitled to receive quarterly dividends commencing July 1995, at a quarterly rate of $.15 per share. Dividends will be paid if and when declared by the Company's board of directors, and are cumulative and shall accrue, whether or not declared, commencing July 1995. Cumulative unpaid dividends at January 31, 1998 and 1997 totaled $750,000 and $450,000, respectively. The Preferred Stock is convertible at any time at the option of the holder into an equal number of shares of Common Stock. The conversion ratio of Common for Preferred shares may increase in certain circumstances based upon future sale of shares of Common Stock.

    The holders of Preferred Stock and Common Stock vote together as a class on all matters to be voted on by the stockholders of the Company, with each holder of Preferred Stock entitled to one vote for each share of Common Stock which would be deliverable upon conversion. Holders of Preferred Stock have a liquidation preference of $7.00 per share less any dividends previously paid. The Company's 401(k) retirement plan purchased 300,000 shares of the Series A Preferred Stock.

    STOCK OPTIONS

    The Company has a stock option plan under which incentive or nonqualified stock options may be granted to the Company's employees, consultants and directors. Options are granted at no less than the fair market value of the Common Stock on the date of grant. The options become exercisable over various terms and expire over three or four years.

    The weighted average exercise price of all options outstanding at January 31, 1998 is $2.35; the weighted-average price of options canceled during the year was $2.13; the outstanding options expire at various dates through April 1999. At January 31, 1998, 13,700 options are exercisable through October

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
1998 and 1,225,760 shares are available for future grant. The following table summarizes stock option activity for the three years ended January 31, 1998:

                                                                              WEIGHTED AVERAGE
                                                                  NUMBER OF       PRICE PER
                                                                   SHARES           SHARE
                                                                 -----------  -----------------
Outstanding at January 31, 1994................................      594,474      $    1.30
  Granted......................................................      188,200           2.33
  Exercised....................................................     (144,132)          1.54
  Canceled or expired..........................................     (128,612)          1.54
                                                                 -----------          -----
Outstanding at January 31, 1995................................      509,930           1.54
  Granted......................................................      139,000           2.45
  Exercised....................................................     (129,409)          1.74
  Canceled or expired..........................................     (213,021)          1.74
                                                                 -----------          -----
Outstanding at January 31, 1996................................      306,500           1.74
  Canceled or expired..........................................     (230,990)          1.74
                                                                 -----------          -----
Outstanding at January 31, 1997................................       75,510           1.72
  Canceled or expired..........................................      (47,810)          1.74
                                                                 -----------          -----
Outstanding at January 31, 1998................................       27,700      $    1.70
                                                                 -----------          -----
                                                                 -----------          -----

    STOCK PURCHASE WARRANTS

    The Company has issued warrants to purchase shares of Common Stock to employees and directors. The warrants are exercisable in the event of an initial public offering of the Company's Common Stock and expire three years from the date of grant. The following summarizes warrant activity for the three years ended January 31, 1998:

                                                                               WEIGHTED AVERAGE
                                                                   NUMBER OF       PRICE PER
                                                                    SHARES           SHARE
                                                                  -----------  -----------------
Outstanding at January 31, 1994.................................      77,000       $    1.61
                                                                  -----------          -----
Outstanding at January 31, 1995.................................      77,000            1.61
  Granted.......................................................     120,430            4.01
  Forfeited.....................................................     (14,400)           3.07
                                                                  -----------          -----
Outstanding at January 31, 1996.................................     183,030            3.07
  Forfeited.....................................................     (16,000)           3.07
                                                                  -----------          -----
Outstanding at January 31, 1997.................................     167,030            3.07
  Forfeited.....................................................      (8,666)           3.07
                                                                  -----------          -----
Outstanding at January 31, 1998.................................     158,364       $    3.07
                                                                  -----------          -----
                                                                  -----------          -----

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    At January 31, 1998, the Company has reserved 686,064 shares of Common Stock for issuance upon the exercise of stock options and warrants and conversion of the Preferred Stock.

    Adjusted pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method for option pricing with the following weighted-average assumptions for 1998: risk-free interest rates of 5.29%; dividend yields of 0%; and a weighted-average expected life of the option of four years. The effect of applying the minimum value method of SFAS 123 to options granted to employees in 1998 did not result in pro forma net loss and loss per share amounts that are materially different from historical amounts reported. Therefore, such pro forma information is not presented herein. Future pro forma results of operations under SFAS 123 may be materially different from the amounts in the current year.

8. INCOME TAXES

    Income tax expense from continuing operations consists of the following:

                                                                    YEARS ENDED JANUARY 31,
                                                                -------------------------------
                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
Current:
  Federal.....................................................  $     821  $   1,530  $   1,853
  State.......................................................        157        265        333
  Foreign.....................................................         28          3     --
                                                                ---------  ---------  ---------
                                                                $   1,006  $   1,798  $   2,186
Deferred:
  Federal.....................................................     --         --           (619)
  State.......................................................     --         --            (30)
                                                                ---------  ---------  ---------
                                                                   --         --           (649)
                                                                ---------  ---------  ---------
Total income tax expense (credit).............................  $   1,006  $   1,798  $   1,537
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    A reconciliation of the provision for income taxes from continuing operations to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                        YEARS ENDED JANUARY 31,
                                                                    -------------------------------
                                                                      1998       1997       1996
                                                                    ---------  ---------  ---------
Statutory rate....................................................       35.0%      35.0%      35.0%
Research and development..........................................     --           (0.4)    --
Meals and entertainment disallowance..............................        2.0        3.0        0.5
Foreign income....................................................        5.0     --            0.5
Decrease in valuation allowance...................................       (4.0)       2.8        4.8
Other, net........................................................     --           (2.4)      (2.8)
                                                                          ---        ---        ---
                                                                         38.0%      38.0%      38.0%
                                                                          ---        ---        ---
                                                                          ---        ---        ---

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

8. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at January 31 are as follows:

                                                                             1998       1997
                                                                           ---------  ---------
Deferred tax liabilities:
  Recognition of revenue on unbilled receivables and contract
    retentions...........................................................  $     869  $     869
  Depreciation expense...................................................        119         69
  Gain on sale of technology.............................................     --            321
                                                                           ---------  ---------
        Total deferred tax liabilities...................................        988      1,259
                                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforward........................................      3,271      2,670
  Research and development credit carryforward...........................        438        438
  Capitalized research and development...................................        359        359
  Employee benefits......................................................        107        279
  Rent expense...........................................................        103        118
  Computer software costs................................................      1,322      1,278
  Other..................................................................        415        415
                                                                           ---------  ---------
        Total deferred tax assets........................................      6,015      5,557
        Valuation allowance..............................................     (5,027)    (4,298)
                                                                           ---------  ---------
        Net deferred tax asset...........................................  $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    At January 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $9,347 and $1,144, respectively. The difference between the federal and state tax loss-carryforwards is attributable to the limitations on net operating loss carrybacks and carryforwards for state tax purposes. The federal and state tax loss carryforwards will begin expiring in 2009 and 1999, respectively, unless previously utilized.

    The Company also has federal and California research and development tax credit carryforwards of approximately $300 and $211, respectively, which will begin to expire in 2009.

9. EMPLOYEE RETIREMENT PLANS

    The Company has a 401(k) defined contribution retirement plan covering substantially all employees. The Plan provides for voluntary employee salary deferrals whereby employees may elect to defer and invest a certain percentage of their base annual compensation. Employee deferrals of 1% or 2% are matched at a 50% rate and employee deferrals of 3% of each such participating employee's compensation are matched dollar for dollar. The Plan also provides for additional Company contributions to be funded at the discretion of the Board of Directors. Participants vest in Company contributions over 6 years at a rate of 10% in each of the first two years and 20% for each remaining year of service. The Company's matching

                           HORIZONS TECHNOLOGY, INC.

                                JANUARY 31, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

9. EMPLOYEE RETIREMENT PLANS (CONTINUED) contributions under this Plan amounted to approximately $303, $412 and $540 for fiscal 1998, 1997 and 1996, respectively.

    Effective January 1, 1992, the Company established an Employee Stock Ownership Plan for substantially all employees. The Company may, at the discretion of the Board of Directors, make contributions to the Plan in cash, in Common Stock of the Company, or in a combination of cash and stock. Participants vest in Company contributions after 5 years of service. The Company's contributions under this plan amounted to approximately $82, $20 and $25 for fiscal years 1998, 1997 and 1996, respectively. During fiscal 1996, the plan purchased 41,000 shares of Common Stock from existing shareholders. At January 31, 1998, the Plan held 321,322 shares of the Company's Common Stock.

10. SUBSEQUENT EVENT

    On February 26, 1998, the Company signed a definitive merger agreement with The Titan Corporation ("Titan") in which Titan will acquire all of the outstanding shares of the Company in exchange for approximately $19 million of Titan common stock in a tax-free exchange. Approval by the Stockholders of the Company is required in order for the merger to be consummated.

                                   APPENDIX A
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:
                             THE TITAN CORPORATION,
                            a Delaware corporation;
                         SUNRISE ACQUISITION SUB, INC.
                            a Delaware corporation;
                           HORIZONS TECHNOLOGY, INC.,
                            a Delaware corporation;
                                      and
               CERTAIN STOCKHOLDERS OF HORIZONS TECHNOLOGY, INC.

                            ------------------------

                         DATED AS OF FEBRUARY 26, 1998
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                ---------
SECTION 1.          DESCRIPTION OF TRANSACTION................................................................          2
      1.1           Merger of Merger Sub into the Company.....................................................          2
      1.2           Effect of the Merger......................................................................          2
      1.3           Closing; Effective Time...................................................................          2
      1.4           Certificate of Incorporation and Bylaws; Directors and Officers...........................          2
      1.5           Payment and Conversion of Shares..........................................................          3
      1.6           Employee Stock Options and Company Warrants...............................................          4
      1.7           Closing of the Company's Transfer Books...................................................          5
      1.8           Exchange of Certificates..................................................................          5
      1.9           Dissenting Shares.........................................................................          6
      1.10          Tax Consequences..........................................................................          7
      1.11          Accounting Treatment......................................................................          7
      1.12          Further Action............................................................................          7
SECTION 2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................          7
      2.1           Due Organization; Subsidiaries; Etc.......................................................          7
      2.2           Certificate of Incorporation and Bylaws; Records..........................................          8
      2.3           Capitalization, Etc.......................................................................          9
      2.4           Financial Statements......................................................................         10
      2.5           Absence of Changes........................................................................         11
      2.6           Title to Assets...........................................................................         11
      2.7           Bank Accounts; Receivables................................................................         11
      2.8           Equipment; Leasehold......................................................................         11
      2.9           Proprietary Assets........................................................................         12
      2.10          Contracts.................................................................................         13
      2.11          Liabilities...............................................................................         17
      2.12          Compliance with Legal Requirements........................................................         17
      2.13          Governmental Authorizations...............................................................         17
      2.14          Tax Matters...............................................................................         18
      2.15          Employee and Labor Matters; Benefit Plans.................................................         19
      2.16          Environmental Matters.....................................................................         21
      2.17          ESOP Matters..............................................................................         22
      2.18          Insurance.................................................................................         23
      2.19          Related Party Transactions................................................................         23
      2.20          Legal Proceedings; Orders.................................................................         24
      2.21          Authority; Binding Nature of Agreement....................................................         24
      2.22          Non-Contravention; Consents...............................................................         24
      2.23          Full Disclosure...........................................................................         25
      2.24          Accounting Matters........................................................................         26
      2.25          Brokers...................................................................................         26
SECTION 3.          REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED STOCKHOLDERS.............................         26
      3.1           Representations and Warranties............................................................         26
SECTION 4.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...................................         27
      4.1           Due Organization; Etc.....................................................................         27
      4.2           Certificate of Incorporation and By-Laws..................................................         27
      4.3           Capitalization, Etc.......................................................................         28
      4.4           SEC Filings; Financial Statements.........................................................         28
      4.5           Absence of Certain Changes or Events......................................................         29
      4.6           Compliance with Legal Requirements........................................................         29
      4.7           Governmental Authorizations...............................................................         29

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                  PAGE
                                                                                                                ---------
      4.8           Legal Proceedings; Orders.................................................................         29
      4.9           Authority; Binding Nature of Agreement....................................................         30
      4.10          Valid Issuance............................................................................         30
      4.11          Non-Contravention; Consents...............................................................         30
      4.12          Full Disclosure...........................................................................         31
      4.13          Government Contracts; Government Bids.....................................................         32
      4.14          Accounting Matters........................................................................         32
      4.15          Brokers...................................................................................         32
SECTION 5.          CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS..........................         32
      5.1           Access and Investigation..................................................................         32
      5.2           Operation of the Company's Business.......................................................         33
      5.3           Notification; Updates to Company Disclosure Schedule......................................         35
      5.4           No Negotiation............................................................................         35
      5.5           ESOP Covenants............................................................................         36
SECTION 6.          CERTAIN COVENANTS OF PARENT...............................................................         37
      6.1           Access and Investigation..................................................................         37
      6.2           Notification; Updates to Parent Disclosure Schedule.......................................         37
SECTION 7.          ADDITIONAL COVENANTS OF THE COMPANY AND PARENT............................................         38
      7.1           Filings and Consents......................................................................         38
      7.2           Company Stockholders' Meeting.............................................................         38
      7.3           Public Announcements......................................................................         38
      7.4           Pooling of Interests......................................................................         38
      7.5           Affiliate Agreements......................................................................         38
      7.6           Best Efforts..............................................................................         39
      7.7           Registration Statement; Proxy Statement...................................................         39
      7.8           Regulatory Approvals......................................................................         39
      7.9           Tax Matters...............................................................................         40
      7.10          FIRPTA Matters............................................................................         40
      7.11          Release...................................................................................         40
      7.12          Treatment of Employee Plans and Benefits..................................................         40
      7.13          "Post-Closing" Insurance..................................................................         40
      7.14          Directors' and Officers' Indemnification and Insurance....................................         41
      7.15          Earnings Release..........................................................................         41
SECTION 8.          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB..............................         41
      8.1           Accuracy of Representations...............................................................         41
      8.2           Performance of Covenants..................................................................         42
      8.3           Stockholder Approval......................................................................         42
      8.4           Consents..................................................................................         42
      8.5           Agreements and Documents..................................................................         42
      8.6           FIRPTA Compliance.........................................................................         43
      8.7           Compliance With the Securities Act........................................................         43
      8.8           Listing...................................................................................         43
      8.9           No Restraints.............................................................................         43
      8.10          Effectiveness of Registration Statement...................................................         43
      8.11          No Legal Proceedings......................................................................         43
      8.12          HSR Act...................................................................................         44
      8.13          Average Sales Price.......................................................................         44
      8.14          Stock Voting Agreement....................................................................         44

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                  PAGE
                                                                                                                ---------
      8.15          Tax Representation Letters................................................................         44
      8.16          Representation and Warranty Insurance.....................................................         44
SECTION 9.          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY........................................         44
      9.1           Accuracy of Representations...............................................................         44
      9.2           Performance of Covenants..................................................................         44
      9.3           Documents.................................................................................         45
      9.4           Listing...................................................................................         45
      9.5           No Restraints.............................................................................         45
      9.6           Effectiveness of Registration Statement...................................................         45
      9.7           HSR Act...................................................................................         45
      9.8           Average Sales Price.......................................................................         45
SECTION 10.         TERMINATION...............................................................................         46
      10.1          Termination Events........................................................................         46
      10.2          Termination Procedures....................................................................         46
      10.3          Termination Fees..........................................................................         47
      10.4          Effect of Termination.....................................................................         47
SECTION 11.         SURVIVAL OF REPRESENTATIONS, ETC.; INDEMNIFICATION, ETC...................................         47
      11.1          Survival of Representations, Etc..........................................................         47
      11.2          Indemnification...........................................................................         48
      11.3          Limits on Indemnification and Liability...................................................         48
      11.4          Interest..................................................................................         48
      11.5          Defense of Third Party Claims.............................................................         49
      11.6          Exercise of Remedies by Indemnitees Other Than Parent.....................................         49
SECTION 12.         MISCELLANEOUS PROVISIONS..................................................................         49
      12.1          Further Assurances........................................................................         49
      12.2          Fees and Expenses.........................................................................         49
      12.3          Attorneys' Fees...........................................................................         50
      12.4          Notices...................................................................................         50
      12.5          Confidentiality...........................................................................         51
      12.6          Time of the Essence.......................................................................         51
      12.7          Headings..................................................................................         51
      12.8          Counterparts..............................................................................         51
      12.9          Governing Law.............................................................................         51
      12.10         Successors and Assigns....................................................................         52
      12.11         Remedies Cumulative; Specific Performance.................................................         52
      12.12         Waiver....................................................................................         52
      12.13         Amendments................................................................................         52
      12.14         Severability..............................................................................         53
      12.15         Parties in Interest.......................................................................         53
      12.16         Entire Agreement..........................................................................         53
      12.17         Construction..............................................................................         53

                               TABLE OF CONTENTS
                                  (CONTINUED)

LIST OF EXHIBITS:

EXHIBIT A          --      DESIGNATED STOCKHOLDERS
EXHIBIT B          --      CERTAIN DEFINITIONS
EXHIBIT C          --      DIRECTORS AND OFFICERS OF SURVIVING CORPORATION
EXHIBIT D-1        --      FORM OF AFFILIATE AGREEMENT
EXHIBIT D-2        --      PERSONS TO EXECUTE AFFILIATE AGREEMENTS
                   --      FORM OF TAX REPRESENTATION LETTER OF COOLEY GODWARD LLP
EXHIBIT E
                   --      FORM OF TAX REPRESENTATION LETTER OF JENKENS &
                             GILCHRIST, P.C.
EXHIBIT F
EXHIBIT G          --      FORM OF RELEASE
EXHIBIT H          --      FORM OF LEGAL OPINION OF JENKENS & GILCHRIST, P.C.
EXHIBIT I          --      FORM OF LEGAL OPINION OF COOLEY GODWARD LLP

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of February 26, 1998, by and among: THE TITAN CORPORATION, a Delaware corporation ("Parent"); SUNRISE ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); HORIZONS TECHNOLOGY, INC., a Delaware corporation (the "Company"); and the parties identified on Exhibit A (the "Designated Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

    C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

    D. The Designated Stockholders own a total of 5,172,500 shares of the Common Stock (with par value $.01) of the Company ("Company Common Stock") and no other shares of capital stock of the Company. Each Designated Stockholder has executed and delivered to Parent a Stock Voting Agreement dated on or about the date hereof (the "Stock Voting Agreement").

                                   AGREEMENT

    The parties to this Agreement agree as follows:

    Section 1.  DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent, 3033 Science Park Road, San Diego, California 92121, on March 31, 1998, or at such other time and date as the Parties agree, but in no event later than the second business day after the date that all of the conditions set forth in Sections 8 and 9 have been satisfied or waived (the "Closing Date" and, unless and until the Closing has occurred, the "Scheduled Closing Time"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed Certificate of Merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

    1.4  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND
OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

        (a) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation as of the Effective Time;

        (b) the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation as of the Effective Time; and

        (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

    1.5  PAYMENT AND CONVERSION OF SHARES.

        (a) Subject to Sections 1.8(d) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

            (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the "Applicable Fraction" (as defined in Section 1.5(b)(i)) of a share of the common stock (par value $.01 per share) of Parent ("Parent Common Stock");

            (ii) each share of the Company's Series A Preferred Stock (with par value $.01) (the "Series A Preferred Stock"), if any, outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $5.00 and (B) having a denominator equal to the Designated Parent Stock Price (as defined in Section 1.5(b)(iv)); and

           (iii) each share of the common stock (with par value $.01) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        (b) For purposes of this Agreement:

            (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount by which (x) $23,850,000, minus the "Balance Sheet Deduction," plus $65,240 (which the Company represents to be a good faith estimate of the aggregate exercise prices of all of the Company Options), exceeds (y) the "Aggregate Preferred Stock Valuation" and (B) having a denominator equal to the amount determined by multiplying (1) the "Adjusted Company Share Amount" by (2) the "Designated Parent Stock Price".

            (ii) The "Aggregate Preferred Stock Valuation" shall be the amount determined by multiplying (A) $5.00 by (B) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

           (iii) The "Adjusted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

            (iv) The "Designated Parent Stock Price" shall be (A) the average of the closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange for each of the twenty consecutive trading days immediately preceding the Closing Date (the "Average Sales Price"), if the Average Sales Price is less than or equal to $8.00 per share and greater than or equal to $6.00 per share; (B) $8.00 if the Average Sales Price is greater than $8.00 per share; or (C) $6.00 if the Average Sales Price is less than $6.00 per share.

            (v) The "Balance Sheet Deduction" shall be (A) $4,500,000 plus or minus, as described below, (B) the amount by which the Company's Working Capital (determined prior to the Closing as set forth in Section 1.5(c) below) is less than (in which case such amount shall be added to the amount determined in (A) above) or greater than (in which case such amount shall be subtracted from the amount determined in (A) above) negative $2,150,000; provided, however, no such adjustment shall be made unless the Company's Working Capital is at least $200,000 less than or greater than, as the case may be, negative $2,150,000 (and in such case such adjustment shall be made with respect to the entire amount less than or greater than, as appropriate, negative $2,150,000).

        (c) As soon as practicable, and prior to March 15, 1998, or at such other time as the parties may agree, the Company shall provide to Parent a certificate (the "Estimated Deduction Certificate") executed by the Company's Chief Executive Officer, which shall set forth the Company's good faith best estimate of the Balance Sheet Deduction (determined using the Company's unaudited balance sheet as of January 31, 1998, and as provided in
    Section 1.5(b)(v) above), and such estimate shall be used for purposes of determining the Applicable Fraction; provided, however, that if Parent determines that the Estimated Deduction Certificate underestimates the Balance Sheet Deduction (as determined by the Parent's audit of the Company's records to be completed within 15 days following delivery of such Estimated Deduction Certificate), Parent and the Company shall cooperate to mutually determine the appropriate Applicable Fraction consistent with the foregoing provisions (and any disagreement between them shall be resolved via arbitration).

    1.6 EMPLOYEE STOCK OPTIONS AND COMPANY WARRANTS. At the Effective Time, each stock option that is then outstanding under the Company's 1988 Amended Stock Option Plan, whether vested or unvested (a "Company Option"), and each warrant to purchase shares of Company Common Stock ("Company Warrants") that does not by its terms terminate in connection with the Merger, shall be assumed (or substituted in the case of Company Warrants) by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1988 Amended Stock Option Plan and the stock option agreement by which such Company Option is evidenced, or the Company Warrant (as applicable). All rights with respect to Company Common Stock under outstanding Company Options and such surviving Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option and Company Warrant assumed (as substituted in the case of Company Warrants) by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option and Company Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Option or Company Warrant (as applicable) immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option and Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option or Company Warrant (as applicable), as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option and Company Warrant shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option or Company Warrant (as applicable) shall otherwise remain unchanged; provided, however, that each such assumed Company Option and Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's 1988 Amended Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

    1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

    1.8  EXCHANGE OF CERTIFICATES.

        (a) At or as soon as practicable after the Effective Time, Parent, or a transfer agent designated by Parent (the "Transfer Agent") will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent or the Transfer Agent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
    Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

        (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

        (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

        (d) Parent and the Surviving Corporation (or the Transfer Agent on their behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law (or, in the alternative, Parent or the Transfer Agent, at Parent's option may request tax information and other documentation to ensure no withholding is necessary). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9  DISSENTING SHARES.

        (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of applicable law, shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to applicable law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

        (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to applicable law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to applicable law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

    1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

    Section 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule prepared by the Company and delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

    2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

        (a) Each of the Company and its majority-owned subsidiaries (including any subsidiaries of such subsidiaries) (each of the Company and such subsidiaries is individually referred to herein as "Acquired Corporation" and collectively as the "Acquired Corporations") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
    (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts. For purposes of this Agreement, a company's "subsidiaries" shall mean and include all Entities in which such company owns a majority interest or has the power to vote a majority of the interests.

        (b) Since January 1, 1993, except as set forth in Part 2.1 of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name or other name, other than the name "Horizons Technology, Inc."

        (c) Each of the Acquired Corporations is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where so required under applicable law, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Acquired Corporation. Each of the Acquired Corporations is in good standing as a foreign corporation in each of such jurisdictions.

        (d) Part 2.1 of the Company Disclosure Schedule accurately sets forth
    (i) the names of each of the Acquired Corporations, (ii) the names of the members of each of the Acquired Corporations' board of directors, (iii) the names of the members of each committee of each of the Acquired Corporations' board of directors, and (iv) the names and titles of each of the Acquired Corporations' officers.

        (e) Except for the equity interests identified in Part 2.1 of the Company Disclosure Schedule, each of the Acquired Corporations does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Each of the Acquired Corporations has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Each of the Acquired Corporations has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns any equity interest.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered or made available to Parent accurate and complete copies of: (1) the Company's Certificate of Incorporation and bylaws, including all amendments thereto, and all charter documents and bylaws and amendments thereto relating to the other Acquired Corporations; (2) the stock records of each of the Acquired Corporations, and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent) of the stockholders of each of the Acquired Corporations, the board of directors of each of the Acquired Corporations and all committees of the board of directors of each of the Acquired Corporations. There have been no formal meetings (or other proceedings required under applicable law to be reflected in the Company's minute book) of the stockholders of any of the Acquired Corporations, the board of directors of any of the Acquired Corporations or any committee of the board of directors of any of the Acquired Corporations that are not accurately reflected in such minutes or other records. There has not been any violation of any of the provisions of the Certificate of Incorporation or bylaws or other charter documents of any of the Acquired Corporations, and each of the Acquired Corporations has not taken any action that is inconsistent in any material respect with any resolution adopted by the its stockholders, its board of directors or any committee of its board of directors. The stock records and minute books of the Acquired Corporations are accurate, up-to-date and complete in all material respects.

    2.3  CAPITALIZATION, ETC.

        (a) The authorized capital stock of the Company consists of: (i) 12,000,000 shares of Common Stock (with par value $.01), of which 7,496,953 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,500,000 shares of Preferred Stock (with par value $.01), all of which have been designated "Series A Preferred Stock," of which 500,000 shares have been issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3 of Company Disclosure Schedule, each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. The Company has made available to Parent an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject as well as any obligation by the Company to pay dividends on any of its stock.

        (b) The Company has reserved 1,225,760 shares of Company Common Stock for issuance under its 1988 Amended Stock Option Plan, of which options to purchase 27,700 shares are outstanding as of the date of this Agreement. The Company has reserved 158,364 shares of Company Common Stock for issuance under outstanding warrants to purchase Company Common Stock. Part 2.3 of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Warrant and the number of shares of Company Common Stock with respect to which such Company Option or Company Warrant is immediately exercisable; (iii) the date on which such Company Option or Company Warrant was granted and the term of such Company Option or Company Warrant; (iv) the exercise schedule or period, as applicable, for such Company Option or Company Warrant; (v) the exercise price per share of Company Common Stock purchasable under such Company Option or Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth above and in Part 2.3 of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
    (iv) to the best of the knowledge (as defined in Exhibit B hereto) of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All of the Company Warrants except the Company Warrants issued to Imperial Bank shall terminate and be of no further force and effect as of the Closing.

        (c) All outstanding shares of Company Common Stock and Series A Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (d) Except as set forth in Part 2.3 of the Company Disclosure Schedule, since January 31, 1993, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

            (i) 321,322 shares of the Company Common Stock, and no other securities of the Company, have been issued to and are held by the Company's Employee Stock Ownership Plan and Trust (the "Company ESOP") and 300,000 Shares of the Company's Series A Preferred Stock, and no other securities of the Company, have been issued and are held by the Company's Retirement Plan.

            (ii) All of the outstanding shares of capital stock of each of the subsidiaries of the Company are validly issued (in compliance with all applicable securities laws and other Legal Requirements and applicable Company Contracts), fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrance.

    2.4  FINANCIAL STATEMENTS

        (a) The Company has delivered or made available to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

            (i) the balance sheets of the Company as of January 31, 1997 and 1996, and the related statements of operations, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto.

            (ii) the unaudited balance sheet of the Company as of January 2, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eleven months then ended.

        (b) The Company Financial Statements are accurate and complete in all material respects except as adjusted per agreement with Parent and present fairly the financial position of the Company and the other Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company and the other Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes).

    2.5 ABSENCE OF CHANGES. Since December 31, 1997 there has not been (a) any change, or any development or combination of developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, or (b) any material damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

    2.6  TITLE TO ASSETS

        (a) Each of the Acquired Corporations owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Company Disclosure Schedule and all of its rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule; and (iii) all other assets reflected in its books and records as being owned by such Acquired Corporation. Except as set forth in Part 2.6 of the Company Disclosure Schedule, all of said assets are owned by the Acquired Corporations free and clear of any liens or other Encumbrances, except for any lien for current taxes not yet due and payable.

        (b) Part 2.6 of the Company Disclosure Schedule identifies all material assets that are material to the business of the Acquired Corporations and that are being leased or licensed to any of the Acquired Corporations.

    2.7  BANK ACCOUNTS; RECEIVABLES

        (a) The Company has provided to Parent accurate records for each account (including account numbers) maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution.

        (b) The Company has provided to Parent accurate records reflecting a breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Corporations as of December 31, 1997. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1997 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and to the best knowledge of the Company will be collected in full when due, without any counterclaim or set off (net of a reasonable allowance for doubtful accounts).

    2.8  EQUIPMENT; LEASEHOLD

        (a) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Acquired Corporations' businesses, in the manner in which such businesses are currently being conducted.

        (b) None of the Acquired Corporations own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.10 of the Company Disclosure Schedule.

    2.9  PROPRIETARY ASSETS

        (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body,
    (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other material Company Proprietary Assets owned by the Company or any other Acquired Corporation. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each material Proprietary Asset licensed to the Company or any other Acquired Corporation by any Person (except for any Proprietary Asset that is licensed to the Company or any other Acquired Corporation under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company or any other Acquired Corporation. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule the Company (or any other Acquired Corporation, as appropriate) has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right (contractual or otherwise) to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, no Acquired Corporation is obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in
    Part 2.9(a)(vi) of the Company Disclosure Schedule, no Acquired Corporation has developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

        (b) The Acquired Corporations have taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except

    Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

        (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. None of the Acquired Corporations is infringing, misappropriating or making any unlawful use of, and the Acquired Corporations have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

        (d) Except as set forth in Part 2.9(d) of the Company Disclosure
    Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation and performance standard provided with respect thereto by or on behalf of any Acquired Corporation; and (ii) there has not been any material claim by any customer or other Person alleging that any Company Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of any Acquired Corporation, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Acquired Corporations may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

        (e) The Company Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable the Acquired Corporations to conduct their businesses in the manner in which such businesses have been and are being conducted. Except as set forth in Part 2.9(e) of the Company Disclosure Schedule, (i) the Acquired Corporations have not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Acquired Corporations have not entered into any covenant not to compete or Contract limiting the ability to exploit fully any Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (f) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, (i) all current and former employees of the Acquired Corporations have executed and delivered to the Acquired Corporations an agreement that is substantially identical to the standard form of Confidential Information and Invention Assignment Agreement or similar agreement used by the Company and previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations have executed and delivered to the Acquired Corporations an agreement that is substantially identical to the standard form of Consultant Confidential Information and Invention Assignment Agreement or similar agreement used by the Company and previously delivered to Parent.

    2.10  CONTRACTS

        (a) Part 2.10 of the Company Disclosure Schedule identifies each Contract of the Company or any of the other Acquired Corporations material to the Acquired Corporations, considered as a whole (each a "Material Company Contract"), including the following (to the extent material):

            (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

            (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any Proprietary Asset;

           (iii) each Company Contract imposing any material restriction on any Acquired Corporation's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business with any other Person, or (C) develop or distribute any technology;

            (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

            (v) each Company Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Corporations;

            (vi) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

           (vii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (viii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

            (ix) any other Company Contract that was entered into by any Acquired Corporation outside the ordinary course of business or was inconsistent with any such Acquired Corporation's past practices;

        (b) The Acquired Corporations have delivered or made available to Parent accurate and complete copies of all written Contracts identified in Part
    2.10 of the Company Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10 of the Company Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Acquired Corporations in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (c) Except as set forth in Part 2.10 of the Company Disclosure Schedule:

            (i) none of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Contract;

            (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Company Contract, or (D) give any Person the right to cancel, terminate or modify any Material Company Contract;

           (iii) since January 31, 1997, none of the Acquired Corporations has received any notice or other communication regarding any material violation or breach of, or default under, any Company Contract; and

            (iv) none of the Acquired Corporations has waived any of its material rights under any Material Company Contract.

        (d) No Person is renegotiating any amount paid or payable to the Company under any Material Company Contract or any other material term or provision of any Material Company Contract.

        (e) The Contracts identified in Part 2.10 of the Company Disclosure Schedule collectively constitute all of the Contracts reasonably necessary to enable the Acquired Corporations to conduct their businesses in the manner in which they are currently being conducted.

        (f) The Company has made available to Parent all material documentation regarding any bid, offer, award, written proposal or term sheet which has been submitted or received by the Acquired Corporations since January 31, 1997.

        (g) The Company has made available to Parent all material documentation regarding the Acquired Corporations' current backlog under Company Contracts.

        (h) Since January 1, 1992, except as set forth in Part 2.10(h) of the Company Disclosure Schedule:

            (i) none of the Acquired Corporations has had any determination of noncompliance or entered into any consent order;

            (ii) each of the Acquired Corporations has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

           (iii) none of the Acquired Corporations has, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

            (iv) all facts set forth in or acknowledged by any of the Acquired Corporations in any certification, representation or disclosure statement submitted by it with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

            (v) neither the Acquired Corporations nor any of their current employees (while, or to the best of the Company's knowledge, prior to becoming an employee) has been debarred or suspended from doing business with any Governmental Body, and, to the best of the knowledge of the Company, no circumstances exist that would sustain a debarment or suspension of any of the Acquired Corporations or any employee of any of the Acquired Corporations;

            (vi) no negative determinations of responsibility have been issued against any of the Acquired Corporations in connection with any Government Contract or Government Bid;

           (vii) no material direct or indirect costs incurred by any Acquired Corporation have been questioned (by written document or formal proceeding) or disallowed as a result of a finding or determination of any kind by any Governmental Body;

          (viii) Since January 1, 1997, no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;

            (ix) none of the Acquired Corporations is undergoing or has undergone any audit, and the Company has no knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

            (x) except as set forth in Part 2.10 of the Company Disclosure Schedule none of the Acquired Corporations has entered into any financing arrangement with respect to the performance of any Government Contract;

            (xi) no payment has been made by any Acquired Corporation, or to the best knowledge of the Company, to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

           (xii) each of the Acquired Corporations' cost accounting system has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

          (xiii) each of the Acquired Corporations has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets, except where any failure to do so has not and would not reasonably be expected to have a Material Adverse Effect on the Company;

           (xiv) in each case in which any Acquired Corporation has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with any Government Contract, such Acquired Corporation has taken reasonable measures to mark such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company Proprietary Asset;

           (xv) each of the Acquired Corporations has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for 1991, 1992, and 1993, and those years are closed;

           (xvi) none of the Acquired Corporations is nor will they be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.11 LIABILITIES. Each of the Acquired Corporations has no material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), not otherwise reflected in the Company Financial Statements or provided in the Company Disclosure Schedule.

    2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since December 31, 1993, each of the Acquired Corporations has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.

    2.13  GOVERNMENTAL AUTHORIZATIONS.  Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by each of the Acquired Corporations. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted except where any failure to have such Governmental Authorizations has not had and will not have a Material Adverse Effect on the Company. Each of the Acquired Corporations is, and at all times since December 31, 1993 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Company Disclosure Schedule. Since December 31, 1993, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.14  TAX MATTERS

        (a) All Tax Returns required to be filed by or on behalf of any Acquired Corporation with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since December 31, 1990 which have been requested by Parent.

        (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

        (c) Except as set forth in Part 2.14 of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return since December 31, 1990. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which it has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted and no such extension or waiver has been requested from any Acquired Corporation.

        (d) Except as set forth in Part 2.14 of the Company Disclosure Schedule, since January 31, 1993 no material claim or Proceeding is pending or has been threatened against or with respect to any Acquired Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by any such Acquired Corporation and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any Acquired Corporation except liens for current Taxes not yet due and payable. Each of the Acquired Corporations has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Each of the Acquired Corporations has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any Acquired Corporation that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Each of the Acquired Corporations is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.15  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS

        (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, or termination pay plan (collectively, the "Compensation Plans"), and each hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, including the Company ESOP, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any Acquired Corporation for the benefit of any employee of any Acquired Corporation ("Employee"), except for Plans which would not require the Acquired Corporations to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

        (b) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the Acquired Corporations do not maintain, sponsor or contribute to, and, to the best of the knowledge of Company, have not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

        (c) Each of the Acquired Corporations maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

        (d) With respect to each Plan, the Company has delivered to Parent:

            (i) an accurate and complete copy of such Plan (including all amendments thereto);

            (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

           (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

            (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

            (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and

            (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

        (e) No Acquired Corporation is required to be, and, to the best of the knowledge of the Company, has ever been required to be, treated as a single employer with any other Person under

    Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. No Acquired Corporation has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Acquired Corporations have never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

        (f) The Acquired Corporations do not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

        (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
    Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

        (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

        (i) Each of the Compensation Plans and the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

        (j) Each of the Compensation Plans and the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, the Company is not aware of any reason why any such determination letter should be revoked.

        (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any Acquired Corporation (whether or not under any Plan), or materially increase the benefits payable under any Compensation Plan or Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

        (l) The Company has provided to Parent documentation showing all salaried employees of the Acquired Corporations, and correctly reflecting, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Acquired Corporations are not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

       (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

        (n) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

        (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, each of the Acquired Corporations has good labor relations, and the Company has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on any Acquired Corporation's labor relations, or
    (ii) any Acquired Corporation's employee(s) intend(s) to terminate his or her employment with the Acquired Corporation

    2.16 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Each of the Acquired Corporations has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body or citizens group, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Acquired Corporations' compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. All Governmental Authorizations currently held by each of the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.17  ESOP MATTERS

        (a) The Company ESOP is duly organized and existing under applicable law, is a stock bonus plan qualified under Section 401(a) of the Code and is an "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code. The Company ESOP was formed and is, and at all times has been, maintained primarily for the benefit of the Company ESOP participants and beneficiaries, within the meaning of Section 4975(d)(3)(A) of the Code, Treasury Regulations Section 54.4975-7 and Section 408(b)(3) of ERISA. The shares of each Acquired Corporation's stock held by the Company ESOP (the "ESOP Shares") constitute "employer securities" within the meaning of
    Section 409(l) of the Code. The Company has heretofore delivered to Parent accurate and complete copies of all documents (and all amendments, modifications and supplements thereto) material to the creation of the Company ESOP and ESOP Trust and the ESOP Transactions, including, but not limited to, (a) the Company ESOP plan document and trust agreement, (b) each request heretofore filed with the IRS requesting the issuance of a favorable determination letter with respect to the qualified status or continuing qualified status of the Company ESOP, including all supporting documentation filed herewith, (c) any request filed with the IRS under the Voluntary Compliance Resolution Program ("VCR") or the Closing Agreement Program ("CAP"), (d) documentation of any correction of Company ESOP defects under the IRS' Administrative Program Regarding Self Correction ("APRSC").

        (b) Except as set forth in Part 2.17(b) of the Company Disclosure Schedule, (a) as of the Closing Date, no ESOP Transaction has occurred and no ESOP Loan exists with respect to the Company

    ESOP and (b) as of the Closing Date no ESOP Loan or ESOP Transaction is under negotiation and neither the Company nor any Acquired Corporation have any plan or commitment to enter into an ESOP Transaction or an ESOP Loan. No ESOP Transaction was, or has resulted in, or will result in a prohibited transaction under Section 4975(c) of the Code, Sections 406 or 407 of ERISA, or the regulations thereunder. Any ESOP Loans and any related guarantees constitutes an "exempt loan" under Treasury Regulation Section 54.4975-7(b)(1)(iii). The use of the proceeds of any ESOP Loans by the Acquired Corporations and the Company ESOP, respectively, and the pledge of the ESOP Shares as security for the ESOP Loans, did not and does not constitute or result in a violation of the provisions of the Code or ERISA or any regulations thereunder.

        (c) All ESOP Loans have been fully paid, and no further amounts are due thereunder. Neither any of the Acquired Corporations nor the Company ESOP is or has been in breach or violation of any ESOP Transaction Document, there are no remaining unperformed obligations of the Acquired Corporations or the Company ESOP under any ESOP Transaction Document, and there are no amounts as to which any Acquired Corporation or the Company ESOP are or may be liable under any ESOP Transaction Documents.

        (d) At the Closing Date, there have been no transactions under Internal Revenue Code Section 1042 with respect to the Company ESOP.

        (e) All Legal Requirements applicable to any Acquired Corporation and/or to the ESOP Trustee requiring prudence of fiduciaries, including, without limitation, as to valuation matters and other similar matters relating to discretionary judgments not involving legal judgments, have been complied with, and the Acquired Corporations are not and shall not be subject to any liability as a fiduciary or co-fiduciary under ERISA with respect to matters arising prior to and through the Closing Date in connection with the Company ESOP. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein or any other agreement between or among the parties to this Agreement, or the performance of the terms hereof or thereof, will conflict with, violate, or result in a breach of the Company ESOP plan document, any ESOP Transaction Documents or any agreement or other instrument by which the Acquired Corporations, the Company ESOP, the ESOP Trustee or the ESOP Trust may be bound, and will not constitute a breach by any Person acting as a fiduciary, within the meaning of ERISA, with respect to the Company ESOP of any fiduciary responsibility or similar duty or obligation owed by such Person to the participants of the Company ESOP under ERISA or otherwise.

    2.18 INSURANCE. Part 2.18 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Corporations and identifies any material claims made thereunder, and the Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Company Disclosure Schedule is in full force and effect. Since January 31, 1993, each of the Acquired Corporations has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

    2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 31, 1995 had, any direct or indirect interest in any material asset used in or otherwise relating to the businesses of the Acquired Corporations; (b) no Related Party is, or has at any time since January 31, 1995 been, indebted to any of the Acquired Corporations; (c) since January 31, 1995, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Company Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party is competing, or has at any time since January 31, 1995 competed, directly or indirectly, with any of the Acquired Corporations; and (e) no

Related Party has any claim or right against any of the Acquired Corporations (other than rights under Company Options or Company Warrants and rights to receive compensation for services performed as an employee of any of the Acquired Corporations). (For purposes of this Section 2.19 each of the following shall be deemed to be a "Related Party": (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time since January 31, 1995 been, an officer any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Corporations) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest. No Related Party shall have any liability or obligation to Parent with respect to this Section 2.19.)

    2.20  LEGAL PROCEEDINGS; ORDERS

        (a) Except as set forth in Part 2.20 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations or (to the best knowledge of the Company) any Person whose liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 2.20 of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        (b) Except as set forth in Part 2.20 of the Company Disclosure Schedule, no material Legal Proceeding has been commenced by or has been pending against any of the Acquired Corporations since January 1, 1997.

        (c) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to any such Acquired Corporation's business.

    2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. Subject to the approval of the stockholders of the Company, the Company has the absolute and unrestricted right and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of each of the Company's board of directors;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any material Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by any of the Acquired Corporations, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to any of the Acquired Corporations' business or to any of the assets owned or used by any of the Acquired Corporations;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

        (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any such Acquired Corporation).

    Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Acquired Corporations are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.23  FULL DISCLOSURE

        (a) This Agreement (including the Company Disclosure Schedule) does not
    (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

        (b) The information supplied by the Company for inclusion in the S-4 Registration Statement (as defined in Section 7.7) will not, as of the date the S-4 Registration Statement becomes effective or as of the date of the Company Stockholders' Meeting (as defined in Section 7.2), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

    2.24 ACCOUNTING MATTERS To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

    2.25 BROKERS. No broker, finder or financial adviser retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement; except the Company has retained the Slavitt Ellington Group to give fairness opinions and valuations in connection with the Merger for a fee not to exceed $50,000.

    Section 3.  REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED STOCKHOLDERS.

    3.1 REPRESENTATIONS AND WARRANTIES. The Designated Stockholders represent and warrant to and for the benefit of the Parent that to the best of their actual knowledge, and based upon review of relevant information and records of the Company as deemed appropriate by the Designated Stockholders, the representations and warranties of the Company contained herein (as qualified by the Company Disclosure Schedule) are true and correct in all material respects, and do not set forth facts that are false or misleading in any material respect, nor do they omit to set forth facts the absence of which would make such representations and warranties materially false or misleading. Notwithstanding the generality of the foregoing, the Designated Stockholders represent and warrant to the best of their actual knowledge, and based upon review of relevant information and records of the Company as deemed appropriate by the Designated Stockholders, as follows:

        (a) The Company has made available to Parent the Company Financial Statements and the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company and the other Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company and the other Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

        (b) Except as set forth in Part 2.12 of the Company Disclosure Schedule, to the best knowledge of the Designated Stockholders, each of the Acquired Corporations is, and has at all times since January 31, 1993 been in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.

        (c) Except as would not have a Material Adverse Effect on the Company, each of the Acquired Corporations owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Company Disclosure Schedule and all of its rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule; and (iii) all other assets reflected in its books and records as being owned by such Acquired Corporation. Except as set forth in
    Part 2.6 of the Company Disclosure Schedule, all of said assets are owned by the Acquired Corporations free and clear of any liens or other Encumbrances, except for any lien for current taxes not yet due and payable.

        (d) None of the Acquired Corporations has materially violated or breached or committed any material default under, any Material Company Contract.

    Section 4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub (each of the Parent and Merger Sub is individually referred to herein as "Acquiring Corporation" and collectively as the "Acquiring Corporations") jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule prepared by the Parent and delivered by the Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"):

    4.1  DUE ORGANIZATION; ETC

        (a) Each of the Acquiring Corporations is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
    (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Company Contracts by which it is bound.

        (b) Each of the Acquiring Corporations is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where so required under applicable law, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Acquiring Corporation. Each of the Acquiring Corporations is in good standing as a foreign corporation in each of such jurisdictions.

    4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, correct and complete copies of the Certificates of Incorporation and By-laws, each as amended to date, of Parent and Merger Sub have been made available to the Company. The Certificates of Incorporation and By-laws of Parent and each of the other Acquiring Corporations are in full force and effect. Neither Parent nor any of the other Acquiring Corporations is in violation of any provision of its Certificate of Incorporation or By-laws.

    4.3 CAPITALIZATION, ETC. The authorized capital stock of Parent consists of: (i) 45,000,000 shares of Common Stock, $.01 par value per share, 16,725,179 shares were issued and are outstanding as of January 30, 1998, and (ii) 2,500,000 shares of Preferred Stock, (A) 250,000 shares of which have been designated as Series A Junior Participating Preferred Stock, none of which has been issued, (B) 1,068,102 shares of which have been designated as $1.00 Cumulative Convertible Preferred Stock, $1.00 par value per share, 694,872 of which were issued and are outstanding as of January 30, 1998, and (C) 500,000 shares of which have been designated as Series B Cumulative Convertible Redeemable Preferred Stock, all of which were issued as of January 30, 1998. Each outstanding share of $1.00 Cumulative Convertible Preferred Stock is convertible at any time into two-thirds (2/3) of a share of Parent's common stock. The Series B Preferred Stock is convertible at the holder's option into shares of Parent's common stock at a conversion price of $9.00 per share. In November 1996, Parent issued $34,500,000 of convertible subordinated debentures. The debentures are convertible into common stock at a conversion price of $3.50 per share. All of the outstanding shares of Parent capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option or restriction on transfer other than restrictions imposed by federal or state securities laws. All outstanding shares of Parent capital stock have been issued in compliance with all applicable securities laws and other applicable Legal Requirements, and all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of Merger Sub are owned beneficially and of record by Parent, free and clear of any Encumbrances and were issued in compliance with all applicable securities laws and other applicable Legal Requirements. Parent has outstanding options to purchase 1,860,598 shares of common stock as of the date hereof, with exercise prices ranging between $2.625 to $9.50. In addition, Parent has issued 100,000 warrants to acquire common stock at an exercise price of $3.50 per share. The shares of Parent Common Stock to be issued to the Company's shareholders in the Merger, when issued by Parent in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and, except for the restrictions imposed by applicable federal and state securities laws, will be free and clear of any Encumbrances created or imposed, directly or indirectly, by Parent (subject to the terms of Affiliate Agreements entered into as contemplated by this Agreement).

    4.4  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1997 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements contained in the Parent SEC
    Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, there has not been (a) any change, or any development or combination of developments, that has had or would reasonably be expected to have a Material Adverse Effect on Parent, or (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

    4.6 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquiring Corporations is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent. Except as set forth in Part 4.6 of the Parent Disclosure Schedule, since December 31, 1993, each of the Acquiring Corporations has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent.

    4.7 GOVERNMENTAL AUTHORIZATIONS. The Governmental Authorizations held by the Acquiring Corporations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquiring Corporations to conduct its business in the manner in which its business is currently being conducted except where any failure to have such Governmental Authorizations has not had and will not have a Material Adverse Effect on Parent. Each of the Acquiring Corporations is in substantial compliance with the terms and requirements of such Governmental Authorizations.

    4.8  LEGAL PROCEEDINGS; ORDERS.

        (a) Except as set forth in Part 4.8 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Acquiring Corporations) no Person has threatened to commence any Legal Proceeding that has had or would reasonably be expected to have a Material Adverse Effect on Parent: (i) that involves any of the Acquiring Corporations or any of the assets owned or used by any of the Acquiring Corporations or (to the best knowledge of the Company) any Person whose liability any of the Acquiring Corporations has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 4.8 of the Parent Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        (b) Except as set forth in Part 4.8 of the Parent Disclosure Schedule, no material Legal Proceeding has ever been commenced by or has ever been pending against any of the Acquiring Corporations since January 1, 1997.

        (c) There is no order, writ, injunction, judgment or decree to which any of the Acquiring Corporations, or any of the assets owned or used by any of the Acquiring Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of any of the Acquiring Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to any such Acquiring Corporation's business.

    4.9 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    4.10 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, as described herein.

    4.11 NON-CONTRAVENTION; CONSENTS. Except as set forth in 4.11 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Acquiring Corporations' Certificates of Incorporation or bylaws, or (ii) any resolution adopted by either Acquiring Corporations' stockholders, board of directors or any committee of either of the Acquiring Corporation's board of directors;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any material Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by any of the Acquiring Corporations, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquiring Corporations or that otherwise relates to any of the Acquiring Corporations' business or to any of the assets owned or used by any of the Acquiring Corporations;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract material to the Acquiring Corporations, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, or (iii) cancel, terminate or modify any such Contract; or

        (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquiring Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any such Acquiring Corporation). Except as set forth in Part 4.11 of the Parent Disclosure Schedule, and except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the HSR Act and the New York Stock Exchange Rules and Regulations, the Acquiring Corporations are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    4.12  FULL DISCLOSURE.

        (a) This Agreement (including the Parent Disclosure Schedule) does not
    (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

        (b) The information supplied by the Acquiring Corporations for inclusion in the S-4 Registration Statement (as defined in Section 7.7) will not, as of the date the S-4 Registration Statement becomes effective, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

    4.13  GOVERNMENT CONTRACTS; GOVERNMENT BIDS.  Except as set forth in Part
4.13 of the Parent Disclosure Schedule:

        (a) None of the Acquiring Corporations have had any determination of noncompliance or entered into any consent order;

        (b) the Acquiring Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

        (c) the Acquiring Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the FAR or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

        (d) neither the Acquiring Corporations nor any of their current respective employees (while, or to the best of Parent's knowledge prior to becoming an employee) have been debarred or suspended from doing business with any Governmental Body, and, to the best of the knowledge of Parent, no circumstances exist that would sustain a debarment or suspension of any Acquiring Corporation or any employee of any Acquiring Corporation; and

    4.14 ACCOUNTING MATTERS. To the knowledge of Parent, Parent has not taken and has not agreed, and does not plan, and will not take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interest."

    4.15 BROKERS. No broker, finder or financial adviser retained by Parent and Merger Sub is entitled to any brokerage, finder's or other fee or commission from Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

    Section 5.  CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS

    5.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

    5.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period, except pursuant to prior written consent of Parent, the Company shall, and shall cause each of the other Acquired Corporations to:

        (a) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

        (b) in each case, in all material respects use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with it;

        (c) use reasonable efforts to keep in full force all insurance policies identified in Part 2.18 of the Company Disclosure Schedule;

        (d) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

        (e) not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options or Company Warrants, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

        (f) not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company's 1988 Amended Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrants, or (iii) any provision of any restricted stock purchase agreement;

        (g) except as otherwise provided herein, not amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; to which each of the Designated Stockholders also covenants;

        (h) not form any subsidiary or acquire any equity interest or other interest in any other Entity;

        (i) not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $150,000 in the aggregate;

        (j) not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Company Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Company Contract;

        (k) except in compliance with the limits of subsection (i) above, not
    (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Acquired Corporations pursuant to Contracts that are not Material Company Contracts;

        (l) not (i) lend money to any Person or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Imperial Bank);

       (m) except as set forth in the Company Disclosure Schedule, not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except for items accrued and approved by Parent or pursuant to agreements in effect on the date hereof, or in accordance with the Company's past practices, or (iii) hire any new indirect employee whose aggregate annual compensation from the Company is expected to exceed $40,000;

        (n) not change any of its methods of accounting or accounting practices in any material respect; and, with respect to determinations of Working Capital, not change any of its methods of accounting or accounting practices whatsoever, except the Company shall change its methods of accounting or accounting practices with respect to determinations of Working Capital to the extent reasonably requested by Parent to ensure compliance with Generally Accepted Accounting Principles, consistently applied ("GAAP");

        (o) not make any Tax election;

        (p) not commence or settle any material Legal Proceeding; and

        (q) not agree or commit to take any of the actions described in clauses "(d)" through "(p)" above.

    5.3  NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

        (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

            (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement;

            (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

           (iii) any breach of any covenant or obligation of the Company (and each Designated Stockholder shall promptly notify Parent in writing of any breach of any covenant or obligation of such Designated Stockholder set forth herein); and

            (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 or
       Section 9 impossible or unlikely.

        (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Stockholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 8 has been satisfied; provided, however, that if Closing occurs, the Company Disclosure Schedule shall be deemed to be modified at such time by such update.

    5.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Designated Stockholders shall, directly or indirectly:

        (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

        (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or afford access to the properties, books or records of Company to any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

        (c) consider, entertain or accept (subject to Section 10.1(e)) any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

    The parties acknowledge that any breach of the foregoing provisions by any officer, director or agent (including any employee of the Company acting as agent) of any of the Acquired Corporations shall be deemed a breach by the Company.

    This Section 5.4 does not prohibit the Company from furnishing information regarding the Company or entering into discussions with any Person in response to an unsolicited bona fide written proposal or offer relating to a possible Acquisition Transaction submitted by such Person if the Board of Directors of the Company concludes in good faith, after consultation with outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law.

    The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Designated Stockholders during the Pre-Closing Period.

    5.5  ESOP COVENANTS

        (a) The Company shall take such action as is necessary to ensure that the requirements of Section 409(e) of the Code and the fiduciary provisions of ERISA are satisfied in connection with the voting of the ESOP Shares upon the Merger at the Company Stockholders' Meeting.

        (b) The Company agrees to take, during the Pre-Closing Period and thereafter, such actions, if any, as Parent deems reasonably necessary in Parent's discretion to obtain assurances satisfactory to Parent as to (i) the qualification of the Company ESOP under Section 401(a) and 4975(e)(7) of the Code and (ii) the compliance by the Company, the Company ESOP and the ESOP Trust with applicable Legal Requirements, including ERISA and the Code, in connection with the establishment, operation and maintenance of the Company ESOP and the availability of the intended benefits and consequences associated with the Company ESOP and the ESOP Transactions. No such actions taken by Parent or the Company shall in any way limit or diminish the rights of any Indemnitees under this Agreement to recover or be indemnified for Indemnitee Damages, as defined herein.

    Section 6.  CERTAIN COVENANTS OF PARENT

    6.1 ACCESS AND INVESTIGATION. During the pre-closing period, Parent shall, and shall cause its Representatives to: (a) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (b) provide the Company and the Company's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

    6.2  NOTIFICATION; UPDATES TO PARENT DISCLOSURE SCHEDULE.

        (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

            (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

            (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

           (iii) any breach of any covenant or obligation of Parent; and

            (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 or
       Section 9 impossible or unlikely.

        (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.2(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or
    (ii) determining whether any of the conditions set forth in Section 9 has been satisfied.

    Section 7.  ADDITIONAL COVENANTS OF THE COMPANY AND PARENT

    7.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

    7.2 COMPANY STOCKHOLDERS' MEETING. The Company shall, in accordance with its Certificate of Incorporation and By-laws, the applicable requirements of the Delaware General Corporation Law and SEC requirements with respect to preparation and mailing of the Prospectus/Proxy Statement, call and hold a special meeting of its stockholders (or if agreed upon by the Company and Parent, solicit the vote of its stockholders by way of written consent) as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (for purposes of this Agreement, such meeting, or the time at which the Company shall have received such written consent from the stockholders of the Company shall be referred to as the "Company Stockholders' Meeting"). As soon as permissible under the rules of the Delaware General Corporation Law, the Company shall solicit the vote of its stockholders with respect to the Merger and the transactions contemplated hereby.

    7.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Stockholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, which shall not be unreasonably withheld, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

    7.4 POOLING OF INTERESTS. During the Pre-Closing Period, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

    7.5 AFFILIATE AGREEMENTS. Each Designated Stockholder shall execute and deliver to Parent, and the Company shall use all commercially reasonable efforts to cause each other Person identified on Exhibit D-2 (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit D-1.

    7.6 BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Designated Stockholders shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis.

    7.7  REGISTRATION STATEMENT; PROXY STATEMENT.

        (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC a registration statement on Form S-4 covering the Parent Common Stock to be issued to the Company stockholders in the Merger (the "S-4 Registration Statement"), in which a Prospectus/Proxy Statement will be included as a prospectus (the "Prospectus/ Proxy Statement"), and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Prospectus/Proxy Statement) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this
    Section 7.7. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

        (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote upon this Agreement and the Merger as provided herein; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

    7.8 REGULATORY APPROVALS. In addition to the obligations of the parties set forth in the preceding section, the Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

    7.9 TAX MATTERS. Prior to Closing and prior to the filing of the S-4 Registration Statement, and as soon as practicable after the execution of this Agreement, Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Jenkens & Gilchrist, P.C., tax representation letters in substantially the form of Exhibit E and Exhibit F, respectively (which will be relied upon in connection with the legal opinions contemplated by Sections 8.5(e) and 9.3(b)).

    7.10 FIRPTA MATTERS. At the Closing (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(l)(i) of the United States Treasury Regulations, and (b) the Company may deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

    7.11 RELEASE. At the Closing, each of the Designated Stockholders shall execute and deliver to the Company a Release in the form of Exhibit G.

    7.12 TREATMENT OF EMPLOYEE PLANS AND BENEFITS. Except as otherwise agreed to by Parent and the Company, Parent shall ensure that upon the Closing, the benefit plans and benefit arrangements of employees of the Company will remain unchanged. By year end, benefits will be reviewed in consonance with Parent benefit plans and arrangements, applicable law and marketplace factors.

    7.13 "POST-CLOSING" INSURANCE. The parties hereto will cooperate and otherwise use best efforts to ensure that, prior to the Closing, either Company, Parent or Merger Sub shall obtain a one (1) year (subject to the timing requirements of Section 10 and 11 hereof) insurance policy (with an aggregate coverage limit in excess of $5 million) effective no later than the Effective Time, covering, pursuant to terms reasonably acceptable to Parent and the Designated Stockholders, the representations and warranties of the Designated Stockholders set forth in Section 4 hereof (the "Representation and Warranty Insurance"). The parties hereto agree to comply with the provisions of the Representation and Warranty Insurance and to not take action that would limit its availability or effectiveness.

    7.14  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

        (a) Parent and the Company agree to provide indemnification in favor of any director or officer of the Company and its Subsidiaries (the "Indemnified Parties"), as currently provided in their respective certificates of incorporation or by-laws, or in an agreement between an Indemnified Party and the Company or one of its Subsidiaries set forth in
    Part 7.15 of the Company Disclosure Schedule, and rights to indemnification shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim shall continue until final disposition of such claim.

        (b) Parent agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for one year after the Effective Time a policy of directors' and officers' liability insurance covering the directors and officers of the Company (as of immediately prior to the Effective Time) in their capacity as such; and Parent shall secure such policy prior to the Closing.

    7.15 EARNINGS RELEASE. Parent shall use best efforts to, as soon as practicable following the Closing, issue a press release disclosing, or otherwise publish as contemplated by applicable rules and regulations relating to "pooling of interests" accounting, thirty days' operations of the Surviving Corporation; which disclosure shall be no later than the time of filing of Parent's report on Form 10-Q for the quarter next ended following the date that is 30 days following the Closing.

    Section 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving double effect to any update to the Company Disclosure Schedule not consented to in writing by Parent, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

    8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Designated Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects at or prior to Closing.

    8.3 STOCKHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved at the Company Stockholders' Meeting as necessary for approval under the Delaware General Corporation Law

(at least a majority of the Company Common Stock, voting as a class, and two-thirds (2/3) of the Series A Preferred Stock, voting as a class); and the holders of not more than 10% of the outstanding shares of the Company shall have exercised dissenters rights as described in Section 1.9.

    8.4 CONSENTS. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

    8.5 AGREEMENTS AND DOCUMENTS. Parent and the Company, as provided herein, shall have received the following agreements and documents, each of which shall be in full force and effect:

        (a) Affiliate's Agreements in the form of Exhibit D-1 executed by any Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

        (b) a Release in the form of Exhibit G, executed by the Designated Stockholders;

        (c) to the extent reasonably requested by Parent, confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Company and by all consultants and independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Company Disclosure Schedule);

        (d) a legal opinion of Jenkens & Gilchrist, P.C., dated as of the Closing Date, in the form of Exhibit H;

        (e) a legal opinion of Cooley Godward LLP dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 7.9);

        (f) a letter from Arthur Andersen LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

        (g) a certificate executed by the Company's Chief Executive Officer (solely in his capacity as such and not in his capacity as a Designated Stockholder) and containing the representation and warranty that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.4 have been duly satisfied (the "Company Closing Certificate"); and

        (h) if requested by Parent, written resignations of all officers and directors of the Acquired Corporations and the Company ESOP Trustees and 401(k) Trustees, effective as of the Effective Time, except as otherwise provided herein or otherwise agreed by Parent and the Company.

    8.6 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 7.10(b).

    8.7 COMPLIANCE WITH THE SECURITIES ACT. All applicable requirements of the Securities Act and state securities laws shall have been satisfied.

    8.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

    8.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    8.10 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued or threatened by the SEC with respect to the S-4 Registration Statement.

    8.11 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

    8.12 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act (if applicable) shall have expired or been terminated.

    8.13 AVERAGE SALES PRICE. The Average Sales Price shall be less than or equal to $8.75 per share.

    8.14 STOCK VOTING AGREEMENT. The Stock Voting Agreement shall be in full force and effect and enforceable against each Designated Stockholder.

    8.15 TAX REPRESENTATION LETTERS. Each of Parent and the Company shall have executed and delivered a tax representation letter as set forth in Section 7.9.

    8.16 REPRESENTATION AND WARRANTY INSURANCE. The Representation and Warranty Insurance shall have been purchased and shall be in full force and effect.

    Section 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    9.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Company in connection herewith, shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Materially Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained in such representations and warranties).

    9.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    9.3  DOCUMENTS.  The Company shall have received the following documents:

        (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit I;

        (b) a legal opinion of Jenkens & Gilchrist, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 7.9); provided, however, that if such counsel does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to the Company if Cooley Godward LLP renders such opinion to the Company; and

        (c) a certificate executed by Parent's Chief Executive Officer and containing the representation and warranty that each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 9.1 and 9.2 have been duly satisfied (the "Parent Closing Certificate"); and

    9.4 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

    9.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    9.6 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    9.7 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act (if applicable) shall have expired or been terminated.

    9.8 AVERAGE SALES PRICE. The Average Sales Price shall be greater than or equal to $5.25 per share.

    Section 10.  TERMINATION

    10.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing without either party (except as provided in Section 10.1(e)) incurring any termination fee:

        (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 8 (other than as related to the Company Stockholders' Meeting covered by Section 7.2) has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

        (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 9 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

        (c) by Parent if the Closing has not taken place on or before June 30, 1998 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

        (d) by the Company if the Closing has not taken place on or before June 30, 1998 (other than as a result of the failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

        (e) by the Company (at any time prior to stockholder approval of this Agreement, the Merger and the transactions contemplated hereby) if, pursuant to and in compliance with Section 5.4, the Company and its Board of Directors conclude in good faith that the Company must accept an unsolicited bona fide written proposed Acquisition Transaction which could reasonably be expected to result in a transaction that is more favorable to the Company's stockholders than the Merger (any such more favorable proposed Acquisition Transaction being referred to in this Agreement as a "Superior Proposal"); PROVIDED, HOWEVER, that if this Agreement is terminated pursuant to this
    Section 10.1(e), the Company shall pay to Parent a nonrefundable fee of $250,000 in cash (and no additional fee will be required under Section 10.3) upon the Company's (or its Board of Directors') election to accept such Superior Proposal. In reaching such conclusion, the Board of Directors shall consult with outside legal counsel(and other advisors as appropriate);

        (f) by the mutual consent of Parent and the Company; or

        (g) by Parent as provided in Section 10.3.

    10.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 10.1(a), Section 10.1(c) or Section 10.1(f), Parent shall deliver to the Company prompt written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1(b), Section 10.1(d) or Section 10.1(e), the Company shall deliver to Parent prompt written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

    10.3  TERMINATION FEES.

        (a) Parent may terminate this Agreement immediately (unless already terminated as provided in subsection (iii) below) and the Company shall pay to Parent a termination fee of $250,000, payable upon termination of this Agreement, if (i) at any time prior to the Closing Date, Company accepts a third party proposal or offer relating to a possible Acquisition Transaction that it determines is more favorable than the proposal or offer by Parent;
    (ii) the Company fails to complete the Company Stockholders' Meeting as required herein or if the stockholders of the Company fail to approve the Merger and this Agreement at the Company Stockholders' Meeting; or (iii) the Company terminates this Agreement other than pursuant to Section 10.1.

        (b) Parent shall pay to the Company a termination fee of $250,000, payable upon termination of this Agreement, if Parent terminates this Agreement other than pursuant to Section 10.1 or this Section 10.3.

    10.4  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement or any obligation to pay a termination fee as set forth in Section 10.3; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 7.3.

    Section 11.  SURVIVAL OF REPRESENTATIONS, ETC.; INDEMNIFICATION, ETC.

    11.1  SURVIVAL OF REPRESENTATIONS, ETC.

        (a) Subject to the indemnification limitations set forth in Section 11.2, the representations and warranties made by the Designated Stockholders in Section 3 shall survive the Closing and shall expire on the first anniversary of the Closing Date (the "Claim Deadline"); provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to any of the Designated Stockholders or the appropriate Person under the terms of the Representation and Warranty Insurance, a written notice asserting a claim for recovery under Section 11.2, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent, Merger Sub and the Company shall terminate and expire as of the Effective Time, and any liability of Parent, Merger Sub, or Company with respect to such representations and warranties shall thereupon cease.

        (b) The representations, warranties, covenants and obligations of the parties hereto, and (except as provided herein) the rights and remedies that may be exercised pursuant hereto, shall not be limited or otherwise affected by or as a result of any information furnished to or any investigation made by or knowledge of (except as provided herein or in the Company Disclosure Schedule), any of the parties or any of their Representatives.

        (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

    11.2  INDEMNIFICATION.

        (a) From and after the Effective Time (but subject to Section 10.1(a)), Indemnitees shall be held harmless and indemnified under the terms of the Representation and Warranty Insurance from and against, and shall be compensated and reimbursed out of the Representation and Warranty Insurance for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Designated Stockholders set forth in
    Section 3; (ii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 11.

        (b) The Parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Designated Stockholders set forth in
    Section 3, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

    11.3 LIMITS ON INDEMNIFICATION AND LIABILITY. The only liability of the Designated Stockholders under Sections 11.2, 11.4 and 11.5 shall be limited to the amount actually recovered by the Indemnitee(s) under the Representation and Warranty Insurance.

    11.4  INTEREST.  Any Indemnitee provided indemnification pursuant to this
Section 11 with respect to any Damages shall also be entitled to receive interest on the amount of such Damages (for the period commencing as of the date of a claim for recovery by such Indemnitee and ending on the date on which the liability to such Indemnitee is fully satisfied pursuant hereto) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

    11.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to payment pursuant to this Section 11, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

        (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively out of the Representation and Warranty Insurance;

        (b) the parties shall use reasonable efforts to make available to Parent any documents and materials in their possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

        (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding as permitted under the terms of the Representation and Warranty Insurance.

    11.6 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

    Section 12.  MISCELLANEOUS PROVISIONS.

    12.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    12.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, and Parent shall bear the filing fees associated with the printing and filing of the S-4 Registration Statement and forms and notifications required to be filed by the Company or Parent under the HSR Act; provided, further, that any fees associated with the filing of any notifications required to be filed by any Company stockholder under the HSR Act shall be borne exclusively by the Company.

    12.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled.

    12.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent:

           The Titan Corporation
           Attn: Legal Department
           3033 Science Park Road
           San Diego, CA 92121
           Telephone: (619) 552-9500
           Facsimile: (619) 552-9759

    with a copy to:

           Cooley Godward LLP
           Attn: M. Wainwright Fishburn, Esq.
           4365 Executive Drive, Suite 1100

           San Diego, California 92121
           Telephone: (619) 550-6000
           Facsimile: (619) 453-3555

    if to the Company:

           Horizons Technology, Inc.
           Attn: Chief Executive Officer
           3990 Ruffin Road
           San Diego, CA 92123
           Telephone: (619) 292-8331
           Facsimile: (619) 292-9439

    with a copy to:

           Jenkens & Gilchrist, P.C.
           Attn: Donald M. Barnes
           Andrew L. Lynch
           1919 Pennsylvania Avenue, N.W., Ste. 600
           Washington, D.C. 20006-3404
           Telephone: (202) 326-1500
           Facsimile: (202) 326-1555

    if to the Designated Stockholders (respectively):

           J.P. (Pat) Boyce
           111 West Quince Street
           San Diego, CA 92103

           Dr. James T. Palmer
           6157 Calle Vera Cruz
           La Jolla, CA 92037

           Earl A. Pontius
           444 Old Stonebrook
           Nagog Woods, MA 01718

    12.5 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 7.3, on and at all times after the Closing Date, each Designated Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Stockholder's possession that relates to the business of the Company or Parent; provided, however, agreement among the parties with respect to confidentiality and proprietary information shall remain in full force and effect, unaffected by the execution of this Agreement or by the Merger.

    12.6  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

    12.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    12.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    12.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws), except to the extent the Delaware General Corporation Law governs.

    12.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options and Company Warrants (to the extent set forth in Section 1.6); the Designated Stockholders; Parent; Merger Sub; the other Indemnitees (subject to Section 11.2); and the respective successors and assigns (if any) of the foregoing. Parent may not assign any or all of its rights under this Agreement to an unrelated Entity, in whole or in part, without obtaining the prior written consent of the Company; and neither the Company nor any Designated Stockholder may assign any or all of its rights hereunder, in whole or in part, without obtaining the prior written consent of Parent.

    12.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    12.12  WAIVER.

        (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    12.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

    12.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    12.15 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6 and 11, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

    12.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that any agreement with respect to confidentiality or proprietary information executed on behalf of Parent and the Company prior to the date hereof shall not be superseded by this Agreement and shall remain in effect in accordance with its terms and until the earlier of (a) the Effective Time, or (b) the date on which such agreement is terminated in accordance with its terms.

    12.17  CONSTRUCTION.

        (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    The parties hereto have caused this Agreement to be executed and delivered as of February 26, 1998.

                                THE TITAN CORPORATION,
                                A DELAWARE CORPORATION

                                By:             /s/ ERIC M. DEMARCO
                                     -----------------------------------------
                                                  Eric M. DeMarco,
                                              CHIEF FINANCIAL OFFICER

                                SUNRISE ACQUISITION SUB, INC,
                                A DELAWARE CORPORATION

                                By:        /s/ CHERYL F. BARR, SECRETARY
                                     -----------------------------------------
                                     -----------------------------------------
                                               [Print Name and Title]

                                HORIZONS TECHNOLOGY, INC.,
                                A DELAWARE CORPORATION

                                By:           /s/ JAMES T. PALMER, CEO
                                     -----------------------------------------
                                     -----------------------------------------
                                               [Print Name and Title]

                                The Designated Stockholders:

                                                /s/ J.P. (PAT) BOYCE
                                     -----------------------------------------
                                                  J.P. (Pat) Boyce

                                              /s/ DR. JAMES T. PALMER
                                     -----------------------------------------
                                                Dr. James T. Palmer

                                                /s/ EARL A. PONTIUS
                                     -----------------------------------------
                                                  Earl A. Pontius

                                   EXHIBIT A
                            DESIGNATED STOCKHOLDERS

James T. Palmer
J. Patrick Boyce
Earl A. Pontius

                                   EXHIBIT B
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit B):

    ACQUIRED CORPORATION. "Acquired Corporation" and "Acquired Corporations"{ shall have the meanings set forth in Section 2.1.

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any material Contract: (a) to which the Company or any other Acquired Corporation is a party; (b) by which the Company or any other Acquired Corporation or any assets of any of them is or may become bound or under which the Company or any other Acquired Corporation has, or may become subject to, any obligation; or (c) under which the Company or any other Acquired Corporation has or may acquire any right or interest.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

        (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

        (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

        (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

    COMMERCIAL CONTRACT. "Commercial Contract" shall mean any customer Contract [relating to the Company's commercial division] entered into by the Company that contemplates or includes (A) the payment or delivery of cash or other consideration in an amount of having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

    COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or any other Acquired Corporation or otherwise used by the Company or any other Acquired Corporation.

    COMPANY STOCKHOLDERS' MEETING. "Company Stockholders' Meeting" shall have the meaning set forth in Section 7.2.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    ESOP LENDER. "ESOP Lender" shall mean the lender with respect to any loan arrangement by and between the Company and such ESOP Lender ("ESOP Outside Loan Agreement").

    ESOP LOANS. "ESOP Loans" shall mean any loan from an ESOP Lender to the Company pursuant to an ESOP Outside Loan Agreement and any loan from the Company to the Company ESOP ("ESOP Inside Loan Agreement").

    ESOP SHARES. "ESOP Shares" shall mean any equity securities of any Acquired Corporation held beneficially or of record by the Company ESOP.

    ESOP STOCK PURCHASE AGREEMENT. "ESOP Stock Purchase Agreement" shall any stock agreement relating to the ESOP Shares.

    ESOP TRANSACTION DOCUMENTS. "ESOP Transaction Documents" shall mean any and all of the ESOP Stock Purchase Agreement, ESOP Outside Loan Agreement, ESOP Inside Loan Agreement and such other agreements entered into in connection with the transactions contemplated thereby or the consummation thereof or performance thereunder, and all amendments, modifications and supplements thereto.

    ESOP TRANSACTIONS. "ESOP Transactions" shall mean the transactions contemplated by the ESOP Transaction Documents and such other transactions entered into in connection with the consummation thereof or performance thereunder.

    ESOP TRUST. "ESOP Trust" shall mean the trust established pursuant to the Company ESOP to hold the assets of the Company ESOP.

    ESOP TRUSTEE. "ESOP Trustee" shall mean the trustee(s) of the ESOP Trust pursuant to the Company ESOP.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

    GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest; and shall constitute a Contract as determined herein.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    INDEMNITEES. "Indemnitees" shall mean Parent and any other insured party under the Representation and Warranty Insurance.

    KNOWLEDGE. An individual will be deemed to have "knowledge" of a particular fact or other matter if:

        (a) such individual is actually aware of such fact or other matter; or

        (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

    A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has knowledge of such fact or other matter.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Acquired Corporations, considered as a whole.

    MATERIAL COMPANY CONTRACT. "Material Company Contract" shall have the meaning set forth in Section 2.10(a).

    NYSE.  "NYSE" shall mean the New York Stock Exchange.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    RELATED PARTY. "Related Party" shall mean (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time since January 31, 1995 been, an officer any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Corporations) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

    S-4 REGISTRATION STATEMENT. "S-4 Registration Statement" shall have the meaning set forth in Section 7.7(a).

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    STOCKHOLDERS. "Stockholders" shall mean all stockholders of the Company immediately prior to the Closing whose shares of Company Common Stock are converted into shares of Parent Common Stock at the Closing as a result of the Merger, and shall include the Designated Stockholders.

    SUPERIOR PROPOSAL.  "Superior Proposal" shall have the meaning set forth in
Section 10.1(e).

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    WORKING CAPITAL. "Working Capital" shall mean tangible current assets less current liabilities, excluding any intercompany payables and receivables, prepaid salaries and notes receivable from affiliated parties, as determined in accordance with GAAP; provided, however, that, consistent with the Company's presentation with respect to working capital set forth in Appendix 2.4(a)(ii) to the Company Disclosure Schedule, current liabilities shall not include accrued rent for any period subsequent to January 31, 1998, "reserves" of $100,000 or up to $175,000 of costs and expenses ("Merger Expenses") of the Company associated with the Merger. Notwithstanding the foregoing, the Merger Expenses shall include financial advisor costs and expenses not in excess of $25,000. Further, $50,000 in premiums for insurance policies obtained pursuant to the terms of this Agreement shall be included as current liabilities as part of the Working Capital calculation.

                                   EXHIBIT C
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

DIRECTORS
-----------------
Earl A. Pontius

Gene W. Ray

John L. Slack

J. S. Webb

OFFICERS                  TITLE
------------------------  ----------------------------------------------------------------------------------------
J. S. Webb                Chief Executive Officer

Earl A. Pontius           President, Chief Operating Officer

Eugene B. Haignere        Vice President

David C. Clapp            Vice President

Richard G. Galloway       Vice President

William A. Hillmer        Assistant Treasurer

Lisabeth A. Marinelli     Assistant Vice President

Judy F. McLaughlin        Assistant Vice President, Corporate Secretary

John E. Pettigrew         Vice President

Rick J. Pope              Vice President

Robert L. Vaughan         Vice President/Group Controller

Gunars Vinkels            Vice President

Sue E. Wood               Assistant Secretary

                                  EXHIBIT D-1
                              AFFILIATE AGREEMENT

    This Affiliate Agreement (this "Agreement") is entered into as of
            , 1998, by and between THE TITAN CORPORATION, a Delaware corporation ("Parent"), and the undersigned officer ("Officer") of HORIZONS TECHNOLOGY, INC., a Delaware corporation (the "Company").

    A. Pursuant to that certain Agreement and Plan of Merger and Reorganization
(the "Merger Agreement"), dated as of February   , 1998, by and among Parent;
SUNRISE ACQUISITION SUB, INC. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent; the Company; and certain stockholders of the Company; Merger Sub will merge with and into the Company (the "Merger").

    B. As a result of the Merger and certain related transactions, the stockholders of the Company will receive shares (the "Shares") of Parent Common Stock (as defined in the Merger Agreement). Officer understands the definitions of an "affiliate" of the Company as such term is defined in paragraphs (c) and
(d) of Rule 145 ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and the Securities and Exchange Commission Accounting Series Release Nos. 130 and 135 (the "Pooling Rules"), as amended.

    C. Officer understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, Merger Sub and the Company, and their respective counsel and accounting firms.

    NOW, THEREFORE, Officer hereby certifies and agrees as follows:

    1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

    2.  Officer certifies and agrees that:

    1.1 Officer has full power and capacity to execute and deliver this Agreement.

    1.2 Officer has discussed with counsel the requirements, limitations and restrictions on his ability to sell, transfer or otherwise dispose of the Shares he may receive and understands the requirements, limitations and restrictions this Agreement places upon Officer's ability to transfer, sell or otherwise dispose of such Shares.

    1.3 Officer will not, publicly or privately, sell, transfer or otherwise dispose of, or reduce Officer's interest in or risk relating to, any Shares held by Officer until such time as the financial results covering at least 30 days of post-Closing combined operations of the Company and Parent have been published by Parent (within the meaning of the Pooling Rules).

    1.4 Until the earlier of (i) the Closing Date or (ii) the termination of the Merger Agreement, Officer will not sell, transfer or otherwise dispose of, or reduce Officer's interest in or risk relating to, any Company Common Stock and/or Series A Preferred Stock held by Officer.

    1.5 Subject to Section 2(c) above, Officer will not sell, pledge, transfer or otherwise dispose of any of the Shares held by Officer unless at such time as such transfer shall be in conformity with the provisions of Rule 145(d) (or any successor rule then in effect), to the extent such Rule is applicable to Officer.

    3. Officer further certifies that he is the beneficial owner of the Company Common Stock and/or Series A Preferred Stock set forth below, or, if not set forth below, that he is not the beneficial owner of any Company Common Stock and/or Series A Preferred Stock.

    4. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Parent if Officer fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Parent will not have an adequate remedy at law or damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure; provided however, each party shall use reasonable efforts to notify the other in the event of a breach of this Agreement.

    5. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California.

    6. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties named herein and their respective successors; this Agreement may not be assigned by any party without the prior written consent of Parent. Any attempted assignment not in compliance with this Section 7 shall be void and have no effect.

    7. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          THE TITAN CORPORATION

                                          By:
                                          --------------------------------------
                                          --------------------------------------
                                             [Print Name and Title]

                                          OFFICER

                                          --------------------------------------
                                          --------------------------------------

                                                       [Print Name]

                                          Address:
 -------------------------------------------------------------------------------
                                          --------------------------------------
                                          --------------------------------------

                                          Shares of Company Common Stock
                                              Beneficially Owned:

                                          Shares of Series A Preferred Stock
                                              Beneficially Owned:

                                  EXHIBIT D-2
                    PERSONS TO EXECUTE AFFILIATE AGREEMENTS

James T. Palmer
J. Patrick Boyce
Earl A. Pontius

                                   EXHIBIT E
                       FORM OF TAX REPRESENTATION LETTER
                    TO BE EXECUTED BY PARENT AND MERGER SUB

Cooley Godward, LLP                            Jenkens & Gilchrist, P.C.
One Maritime Plaza, 20th Fl.                   1919 Pennsylvania Ave. N.W., Ste. 600
San Francisco, California 94111-3580           Washington, D.C. 20006-3404

RE:  MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE
     "REORGANIZATION AGREEMENT") DATED FEBRUARY   , 1998, AMONG THE TITAN
     CORPORATION, A DELAWARE CORPORATION ("PARENT"), SUNRISE ACQUISITION SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), HORIZONS TECHNOLOGY, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND CERTAIN STOCKHOLDERS OF THE COMPANY AND THE RELATED CERTIFICATE OF MERGER BETWEEN MERGER SUB AND THE COMPANY (THE "CERTIFICATE OF MERGER").

Gentlemen:

    This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement. The Reorganization Agreement and the Certificate of Merger, including exhibits and schedules attached thereto, are collectively referred to as the "AGREEMENTS."

    After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant:

    1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Sub or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred from Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "PRE-MERGER PERIOD"); (ii) assets used by the Company or Merger Sub to pay stockholders perfecting appraisal rights or other expenses or liabilities incurred in connection with the Merger; and (iii) assets used to make distribution, redemption or other payments in respect of stock of the Company or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

    2. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

    3. Prior to the Merger, Parent will be in "CONTROL" of Merger Sub. As used in this letter, "CONTROL" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

    4. In the Merger, shares of stock of the Company representing Control of the Company will be exchanged solely for shares of Parent Common Stock. For purposes of this paragraph, shares of stock of the Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights, if any, or in lieu of fractional shares of Parent Common Stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of Parent Common Stock;

    5. Parent has no plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

    6. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

    7. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4), Parent has no plan or intention to: (a) liquidate the Company; (b) merge the Company with or into another corporation including Parent or its affiliates; (c) sell, distribute or otherwise dispose of the stock of the Company, to cause the Company to sell or otherwise dispose of the stock of the Company; or (d) cause the Company to sell or otherwise dispose of any of its assets or of any assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger;

    8. In the Merger, Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreements;

    9. Parent intends that, following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

    10. During the past five (5) years, none of the outstanding shares of capital stock of the Company, including the right to acquire or vote any such shares have, directly or indirectly, been owned by Parent or affiliates of Parent;

    11. Parent is not an investment Company within the meaning of Section 368(a)(F)(iii) and (iv) of the Code;

    12. No stockholder of the Company is acting as agent for Parent in connection with the Merger or the approval thereof; Parent will not reimburse any stockholder of the Company for any stock of the Company such stockholder may have purchased or for other obligations such stockholder may have incurred;

    13. Neither Parent nor Merger Sub is, or will be at the Effective Time of the Merger, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

    14. Except for repurchases or redemptions of Parent Common Stock that are consistent with past practices and pursuant to pre-existing purchase programs that were not created or modified in connection with the Merger, neither Merger Sub nor Parent nor any "RELATED PERSON" of Merger Sub or Parent (as such term is defined by Treasury Regulation Section 1.368-1(e)(3)) will repurchase or redeem any of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger;

    15. Except with respect to (i) payments of cash to stockholders of the Company perfecting appraisal rights and (ii) payments of cash to stockholders of the Company in lieu of fractional shares of Parent Common Stock, one hundred percent (100%) of the stock of the Company outstanding immediately prior to the Merger will be exchanged solely for Parent Common Stock. Thus, except as set forth in the preceding sentence, Merger Sub and Parent intend that no consideration be paid or received (directly or indirectly, actually or constructively) for stock of the Company other than Parent Common Stock;

    16. The total fair market value of all consideration other than Parent Common Stock received by stockholders of the Company in the Merger (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights) will be less than ten percent (10%) of the aggregate fair market value of stock of the Company outstanding immediately prior to the Merger;

    17. The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the stock of the Company surrendered in exchange therefor, and the aggregate consideration received by stockholders of the Company in exchange for their stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

    18. Each of Merger Sub, Parent, the Company and each stockholder of the Company will each pay separately his, her or its own expenses relating to the Merger;

    19. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount as a result of the Merger, and Parent will assume no liabilities of the Company or any stockholder of the Company in connection with the Merger;

    20. The terms of the Reorganization Agreement and the agreements related thereto are the product of arm's length negotiations;

    21. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent Common Stock received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any stockholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

    22. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company stockholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Company stockholders in exchange for their shares of Company capital stock. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock;

    23. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "STOCKHOLDER") during the Pre-Merger Period (a "STOCK PURCHASE"): (i) the Stock Purchase was made by such Stockholder on its own behalf and not as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's length negotiations, was funded by such Stockholder's own assets, was not advanced, and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such Stockholder or any other party required or obligated to surrender to Parent the Company capital stock acquired in the Stock Purchase, and neither such Stockholder nor any other party will be required to surrender to Parent the Parent Common Stock for which such shares of stock of the Company will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger and was entered into solely to satisfy the separate interests of such Stockholder and the seller; and

    24. Parent and Merger Sub are authorized to make all of the representations set forth herein.

    The undersigned recognize that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreements and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

    The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          THE TITAN CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          SUNRISE ACQUISITION SUB, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   EXHIBIT F
                       FORM OF TAX REPRESENTATION LETTER
                         TO BE EXECUTED BY THE COMPANY

Cooley Godward LLP                             Jenkens & Gilchrist, P.C.
One Maritime Plaza, 20th Fl.                   1919 Pennsylvania Ave. N.W., Suite 600
San Francisco, California CA 94111-3580        Washington, D.C. 20006-3404

RE:  MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE
     "REORGANIZATION AGREEMENT") DATED FEBRUARY   , 1998, AMONG THE TITAN
     CORPORATION, A DELAWARE CORPORATION ("PARENT"), SUNRISE ACQUISITION SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), HORIZONS TECHNOLOGY, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND CERTAIN STOCKHOLDERS OF THE COMPANY AND THE RELATED CERTIFICATE OF MERGER BETWEEN MERGER SUB AND THE COMPANY (THE "CERTIFICATE OF MERGER").

Gentlemen:

    This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or the Certificate of Merger. The Reorganization Agreement and the Certificate of Merger, including exhibits and schedules attached thereto, are collectively referred to as the "AGREEMENTS."

    After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant:

    1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Sub or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred from Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "PRE-MERGER PERIOD"); (ii) assets used by the Company or Merger Sub to pay stockholders perfecting appraisal rights or other expenses or liabilities incurred in connection with the Merger; and (iii) assets used to make distribution, redemption or other payments in respect of stock of the Company or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

    2. Other than in the ordinary course of business or pursuant to its obligations under the Agreements, the Company has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period;

    3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

    4. On the Effective Time of the Merger, the Company will have no outstanding equity interests other than those disclosed in Section 2.3 of the Reorganization Agreement. At the time of the Merger, except as specified in the Reorganization Agreement, the Company will have no outstanding warrants, options, or convertible securities or any other type of right outstanding pursuant to which any person could acquire shares of the Company capital stock or any other equity interest in the Company, other than those disclosed in
Section 2.3 of the Reorganization Agreement or the Disclosure Schedule with respect thereto;

    5. In the Merger, shares of stock of the Company representing "CONTROL" of the Company will be exchanged solely for shares of voting stock of Parent. At the Effective Time of the Merger, there will exist no rights to acquire the Company capital stock or to vote (or restrict or otherwise control the vote of) shares of stock of the Company which, if exercised, would affect Parent's acquisition and retention of control of the Company. For purposes of this paragraph, shares of the stock of Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights, if any, or in lieu of fractional shares of Parent Common Stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. As used in this letter, "CONTROL" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

    6. The total fair market value of all consideration other than shares of Parent Common Stock received by stockholders of the Company in the Merger (including, without limitation, cash paid to Company stockholders perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock) will be less than ten percent (10%) of the aggregate fair market value of shares of stock of the Company outstanding immediately prior to the Merger;

    7. The Company has no plan or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

    8. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4), the Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub in the Merger except for dispositions made in the ordinary course of business or to pay expenses incurred by the Company pursuant to the Merger;

    9. The Company intends to continue its historic business or use a significant portion of its historic business assets in a business following the Merger;

    10. The liabilities of the Company have been incurred by the Company in the ordinary course of its business;

    11. The fair market value of the Company's assets will, on the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

    12. The Company is not and will not be on the Effective Time of the Merger an "INVESTMENT COMPANY" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code;

    13. The Company is not and will not be on the Effective Time of the Merger under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

    14. The Company has made no extraordinary distributions within the meaning of Temporary Federal Treasury Regulation Section 1.368-1T(e) with respect to its stock, prior to and in connection with the Merger;

    15. The Company has not redeemed and no "RELATED PERSON" with respect to the Company, as such term is defined by Treasury Regulation Section 1.368-1(e)(3), (without regard to Section 1.368-1(e)(3)(i)(a)), has purchased any Company capital stock prior to and in connection with the Merger;

    16. Except with respect to (i) payments of cash to stockholders of the Company in lieu of fractional shares of Parent Common Stock, and (ii) payments of cash to stockholders of the Company perfecting appraisal rights, one hundred percent (100%) of the shares of stock of the Company outstanding immediately prior to the Merger will be exchanged solely for shares of Parent Common Stock. Thus, except as set forth in the preceding sentence, the Company intends that no consideration be paid or received (directly or indirectly, actually or constructively) for shares of stock of the Company other than shares of Parent Common Stock;

    17. The fair market value of the shares of Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the shares of stock of the Company surrendered in exchange therefor and the aggregate consideration received by stockholders of the Company in exchange for their shares of stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

    18. Each of Merger Sub, Parent, the Company and each stockholder of the Company will each pay separately his, her or its own expenses relating to the Merger;

    19. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger; Parent will assume no liabilities of the Company or any stockholder of the Company in connection with the Merger;

    20. The terms of the Reorganization Agreement and the other agreements relating thereto are the product of arm's length negotiations;

    21. None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent Common Stock received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any stockholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

    22. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "STOCKHOLDER") during the Pre-Merger period (a "STOCK PURCHASE"): (i) to the best knowledge of the Company, (A) the Stock Purchase was made by such Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent, (B) the Stock Purchase was entered into solely to satisfy the separate interests of such Stockholder and the seller, and (C) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's length negotiations; and
(ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger; and

    23. The Company is authorized to make all of the representations set forth herein.

    The undersigned recognizes that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreements and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

    Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger.

    The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          HORIZONS TECHNOLOGY, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   EXHIBIT G
                           ACKNOWLEDGMENT AND RELEASE

    THIS ACKNOWLEDGMENT AND RELEASE ("Release") is being executed and delivered
as of            , 1998, by             ("Releasor") in favor of, and for the
benefit of, HORIZONS TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), THE TITAN CORPORATION, a Delaware corporation ("Parent"), and the other Releasees (as defined in Section 2).

                                    RECITALS

    A. Contemporaneously with the execution and delivery of this Release, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of
February   , 1998, among the Corporation, Parent, Sunrise Acquisition Sub.,
Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and certain other stockholders of the Corporation (the "Merger Agreement"), Merger Sub is merging into the Corporation (the merger of Merger Sub into the Corporation being referred to in this Release as the "Merger"). As a result of the Merger, the Corporation's stockholders are receiving shares of common stock of Parent in exchange for their shares of common stock of the Corporation, and the Corporation will survive as a wholly owned subsidiary of Parent.

    B. Parent has required, as a condition to consummating the Merger and the other transactions contemplated by the Merger Agreement, that Releasor execute and deliver this Release.

                                   AGREEMENT

    In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Releasor), Releasor hereby covenants and agrees as follows:

    1. RELEASE. Releasor, for himself and for each of his Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 2) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2).

    2.  DEFINITIONS.

    (a) The term "Associated Parties," when used herein with respect to Releasor, shall mean and include: (i) Releasor's predecessors, successors, executors, administrators, assigns, heirs and estate; and (ii) each entity of which Releasor owns, at least 50% of the outstanding voting interests.

    (b) The term "Releasees" shall mean and include: (i) Parent; (ii) the Corporation; (iii) each of the subsidiaries of Parent; and (iv) the past and present directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iii)" of this sentence, other than Releasor.

    (c) The term "Released Claims" shall mean and include each and every claim that has arisen or arises out of any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Release PROVIDED, HOWEVER, that the Released Claims shall not include:

        (i) Releasor's rights, if any, against Parent under the Merger
    Agreement;

        (ii) Releasor's rights against the Corporation under any other agreement being entered into by Releasor and the Corporation contemporaneously with the execution and delivery of this Release; or based upon obligations of the Corporation to make payments under existing compensation or benefit plans or as required under applicable law; or

       (iii) any right of indemnification Releasor may have against the Corporation under the Corporation's Certificate of Incorporation or otherwise in his capacity as an officer or director of the Corporation as such rights shall survive the Merger as expressly set forth in the Merger Agreement.

    3.  REPRESENTATIONS AND WARRANTIES.  Releasor represents and warrants that:

    (a) Releasor has not assigned, transferred, conveyed or otherwise disposed of any claim against any of the Releasees, or any direct or indirect interest in any such claim, in whole or in part;

    (b) to the best of Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

    (c) this Release has been duly and validly executed and delivered by Releasor;

    (d) this Release is a valid and binding obligation of Releasor and Releasor's Associated Parties, and is enforceable against Releasor and each of his Associated Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

    (e) neither the execution and delivery of this Release nor the performance hereof will result in any violation or breach of any agreement or other instrument to which Releasor is a party or by which Releasor is bound;

    4. NOTICES. Any notice or other communication required or permitted to be delivered to Releasor, the Corporation or Parent under this Release shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number of the party to receive the notice.

    5. SEVERABILITY. If any provision of this Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent and (b) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each part of each provision of this Release is separable from every other part of such provision.

    6. GOVERNING LAW; WAIVER OF SECTION 1542 AND RELATED STATUTES. This Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws). Notwithstanding the foregoing, Releasor expressly waives and relinquishes all rights and benefits that may be afforded by Section 1542 of the Civil Code of the State of California and any similar statute applicable to this Release (including, without limitation, any applicable statute, rule or regulation of the State of Minnesota), and does so understanding and acknowledging the significance of this specific waiver of such statute(s).
Section 1542 of the Civil Code of the State of California states as follows:

           A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

    7. WAIVER. No failure on the part of any Releasee to exercise any power, right, privilege or remedy under this Release, and no delay on the part of any Releasee in exercising any power, right, privilege or remedy under this Release, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Releasee shall be deemed to have waived any claim arising out of this Release, or any power, right, privilege or remedy under this Release, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    8. CAPTIONS. The captions contained in this Release are for convenience of reference only, shall not be deemed to be a part of this Release and shall not be referred to in connection with the construction or interpretation of this Release.

    9. ENTIRE AGREEMENT. This Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

    10. AMENDMENTS. This Release may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Releasor, Parent and the Corporation.

    11. BINDING NATURE. This Release will be binding upon Releasor and Releasor's Associated Parties and will inure to the benefit of each of the Releasees.

    12.  CONSTRUCTION.

    (a) For purposes of this Release, whenever the context requires: the singular number shall include the plural, and vice versa.

    (b) As used in this Release, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (c) Except as otherwise indicated, all references in this Release to "Sections" are intended to refer to Sections of this Release.

    Releasor has executed this Release as of the date first above written.
                                          ______________________________________

                                                        [Releasor]
                                          Name:_________________________________
                                          Address:______________________________
                                                             ___________________

                                   EXHIBIT H
                    SUBSTANTIVE PROVISIONS OF THE OPINION OF
                           JENKENS & GILCHRIST, P.C.

    [Capitalized terms defined as in the Merger Agreement]

    13. Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Acquired Corporations has the corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Acquired Corporations is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Corporations.

    14. The authorized capital stock of the Company consists (i) 12,000,000 shares of Common Stock, $.01 par value, of which [7,996,953] shares have been issued and are outstanding as of the date hereof and (ii) 2,500,000 shares of Preferred Stock (with par value $.01, all of which have been designated "Series A Preferred Stock"), of which 500,000 shares have been issued and are outstanding as of the date hereof. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock or other securities of the Acquired Corporations have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company.

    15. To the best of our knowledge, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Company or any Acquired Corporation is a party or by which the Company or any Acquired Corporation is bound obligating the Company or any Acquired Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or any Acquired Corporation or securities convertible into or exchangeable for shares of capital stock of the Company or any Acquired Corporation, or obligating the Company or any Acquired Corporation to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement, other than as described in the Merger Agreement or the Company Disclosure Schedule.

    16. The Company has the requisite corporate power and authority to perform its obligations under the Merger Agreement and documents executed by the Company in connection therewith (collectively, the "Agreements"). The execution, delivery and performance of the Agreements by the Company have been duly authorized by all necessary action on the part of the Company's stockholders and board of directors. The Agreements have been duly and validly executed and delivered by the Company. The Company Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to (i) general equity principles and limitations on availability of equitable relief, including specific performance, and (ii) limitations on the availability of indemnity under applicable laws.

    17. Neither the execution and delivery of the Agreements by the Company nor the consummation by the Company of the transactions provided for therein (including, without limitation, the Merger) nor the performance by the Company of its obligations thereunder, will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) constitute a material default (or with the provision of notice or the passage of time would constitute a material default) under the provisions of any material agreement to which the Company is a party or by which it is bound (as set forth in the Company Disclosure Schedule), or (c) violate any governmental statute, rule or regulation applicable to the Company, order, writ, injunction, decree or arbitration award applicable to the Company or its assets, excluding in the case of subclauses (b) and (c) such defaults and violations (A) which would not have a Material Adverse Effect on the Acquired Corporations and (B) would not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

    18. No governmental consent, approval, authorization, registration, declaration or filing, or any other Governmental Authorization, is required for the execution and delivery of the Merger Agreement on behalf of the Company or for the Merger except for such consents, approvals or filings where the failure to obtain such consent or approval or make such filing (A) would not have a Material Adverse Effect on the Acquired Corporations and (B) would not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

    19. To the best of our knowledge, there is no action, proceeding or investigation pending or threatened against the Company before any court or administrative agency that challenges or seeks to prohibit the consummation of the transactions contemplated in the Agreements or that, if determined adversely to the Company, may reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    20. Assuming that all necessary corporate actions in respect of the Merger have been duly and validly taken by Parent and Merger Sub, then upon the consummation of the transactions contemplated by the Merger Agreement and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as contemplated by the Merger Agreement, the Merger will have been validly effected in accordance with Delaware Law.

                                   EXHIBIT I

               , 1998
Ladies and Gentlemen:

    We have acted as counsel for The Titan Corporation, a Delaware corporation ("Parent"), in connection with the merger of Sunrise Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, with and into Horizon Technology, Inc., a Delaware corporation (the "Company"), pursuant to an Agreement and Plan of Merger and Reorganization, amended as of
February   , 1998 among Parent, Merger Sub and the Company (the "Merger
Agreement"). We are rendering this opinion pursuant to Section 8.5(f) of the Merger Agreement. Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

    In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Merger Agreement and the agreements entered into in connection therewith (collectively, the "Agreements") by the various parties, and originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

    In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by Parent and Merger Sub of the Agreements) where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to execute and deliver such documents; that the Company has received all documents that the Company was to receive under the Agreements; that the Agreements are binding upon the Company; that the Company has filed any required state franchise or income tax returns and has paid any required state franchise or income taxes; and that there are no extrinsic agreements or understandings among any of the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder.

    Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion: (i) as to compliance with, or the effects upon obligations arising under the Agreements of, any law, rule or regulation relating to securities or to the sale or issuance thereof; (ii) as to compliance with, or the effects upon obligations arising under the Agreements of, any law, rule or regulation relating to antitrust, trade regulation or unfair competition; or (iii) as to the enforceability of any of the agreements attached as exhibits to the Merger Agreement.

    With regard to our opinion in paragraph 4 below, our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of California; with respect to our opinion regarding the violation of any order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub, we have relied solely upon inquiries of officers of Parent and Merger Sub and have made no further investigation.

    On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

    1. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

    2. Each of Parent and Merger Sub has the requisite corporate power and authority to perform its obligations under the Merger Agreement. The execution, delivery and performance of the Merger Agreement by Parent have been duly authorized by all necessary action on the part of Parent's stockholders and Parent's board of directors. The execution, delivery and performance of the Merger Agreement by Merger Sub have been duly authorized by all necessary action on the part of Merger Sub's sole director and stockholder. The Merger Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub.

    3. The Merger Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to (i) general equity principles and limitations on availability of equitable relief, including specific performance, and (ii) limitations on the availability of indemnity under applicable laws.

    4. Neither the execution and delivery of the Agreements by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub, as applicable, of the transactions provided for therein nor the performance by Parent and Merger Sub, as applicable, of their respective obligations thereunder, will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (b) to our knowledge violate any governmental statute, rule or regulation applicable to Parent, order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub or their respective assets, excluding in the case of subclause (b) such defaults and violations (A) which would not have a Material Adverse Effect on Parent or Merger Sub and (B) would not adversely effect the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreements.

    5. The Parent Common Stock to be issued in connection with the Merger will be, upon issuance pursuant to the terms of the Merger Agreement, validly issued, fully paid and nonassessable.

    This opinion letter and the opinions expressed herein are intended for your benefit and are not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

Very truly yours,
COOLEY GODWARD LLP

                                   APPENDIX B

February 26, 1998

The Board of Directors of Horizons Technology, Inc.
  c/o Mr. Pat Boyce, Senior Vice President
Horizons Technology, Inc.
3990 Ruffin Road
San Diego, California 92123-1826

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the common shares and the Series A Preferred Shares (collectively the "Shareholders") of Horizons Technology, Inc. ("HTI" or the "Company"), of the consideration to be received in connection with a merger between the Company and The Titan Corporation ("Titan"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the plan of merger ("Proposed Transaction").

    We understand that under the Proposed Transaction, HTI will merge with and into Titan and each issued and outstanding share of HTI common stock and HTI preferred stock will be exchanged for Titan common stock. The number of shares of Titan common stock to be received by the Shareholders will based upon the Applicable Fraction, as defined in the merger agreement dated February 26, 1998, by and among HTI and Titan (the "Merger Agreement").

    The Applicable Fraction pertaining to each preferred share shall be the fraction having the numerator equal to $5.00 per share and the denominator equal to the "Designated Parent Stock Price," as defined in the Merger Agreement.

    The Applicable Fraction pertaining to HTI common stock shall be the fraction
(A) having the numerator equal to the amount by which (x) $23,850,000 minus the "Balance Sheet Deduction" plus $65,240 exceeds (y) the Average Preferred Stock Valuation and (B) having a denominator equal to the amount determined by multiplying (1) the "Adjusted Company Share Amount" by (2) the Designated Parent Stock Price.

    The "Balance Sheet Deduction" shall be (A) $4,500,000 plus or minus, as described below, (B) the amount by which the Company's Working Capital (determined prior to the Closing as set forth in the Merger Agreement) is less than (in which case such amount shall be added to the amount determined in (A) above) or greater than (in which case such amount shall be subtracted from the amount determined in (A) above) negative $2,150,000; provided, however, no such adjustment shall be made unless the Company's Working Capital is at least $200,000 less than or greater than, as the case may be, negative $2,150,000 (and in such case such adjustment shall be made with respect to the entire amount less than or greater than, as appropriate, negative $2,150,000).

    The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

    In connection with this opinion, we have, among other things:

    - Reviewed the Merger Agreement and related documents;

    - Reviewed certain publicly available information concerning Titan which we believe to be relevant to our analysis;

    - Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    - Analyzed certain financial assumptions prepared by the Company;

    - Conducted discussions with members of management of the Company and Titan concerning current and future business operations;

    - Reviewed the reported prices and trading activity for the common stock of Titan;

    - Reviewed the historical market prices and trading activity for Titan's shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and Titan;

    - Compared the results of operations and present financial condition of the Company and Titan with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and Titan, respectively;

    - Performed certain financial analyses with respect to the Company's projected future operating performance, including discounted cash flow analyses;

    - Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

    In preparing our opinion, THE SLAVITT ELLINGTON GROUP has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or that was supplied or otherwise made available to us by the Company and Titan. We have not been engaged to, and therefore we have not, verified the accuracy or completeness of any such information.

    With respect to the financial forecasts for the years 1998 through 2002, we have assumed that the assumptions provided by management have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management. In arriving at our opinion, we have not conducted an extensive physical inspection of the properties or facilities of the Company or Titan. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Titan. Our opinion is necessarily based upon market, economic and other conditions as they exist and can only be evaluated as of the date of this letter.

    In performing its analyses, THE SLAVITT ELLINGTON GROUP made numerous assumptions with respect to the defense communications and information technology industry, the various commercial industries in which the Company and Titan operate, general business and economic conditions and government regulations, which are beyond the control of the Company. The analyses performed by THE SLAVITT ELLINGTON GROUP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of THE SLAVITT ELLINGTON GROUP'S analysis of the fairness, from a financial point of view, to the Shareholders, of the consideration paid pursuant to the Agreement. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

    In rendering our opinion, THE SLAVITT ELLINGTON GROUP assumed the planned initial public offering of Linkabit Wireless, Inc., a wholly-owned subsidiary of Titan, would be completed at terms which are fair to Titan's shareholders and therefore would not materially impact the Titan's intrinsic or stock market valuation. Given the assumed fairness of pricing and the inherent uncertainty of the prospects for completion of the offering as well as the pricing thereof, the pro forma impact of the offering was not included in our financial analysis.

    In rendering our opinion, THE SLAVITT ELLINGTON GROUP has also assumed that the Proposed Transaction will be accounted for as a "pooling-of-interests" business combination in accordance with Generally Accepted Accounting Principles and that the Proposed Transaction will be consummated on the terms contained in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

    Our opinion is necessary based on economic, market and other conditions in effect on, and the information made available to us as of the date of our opinion. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the Shareholders, of the consideration to be received by the Shareholders pursuant to the Merger Agreement. We have received a fee for the analysis supporting our opinion of fairness which is not contingent on our findings, or the consummation of the transaction. We have performed valuations of the Company in prior years for a different purpose. We have considered those prior valuations in connection with this opinion.

    It is understood that this letter is for the information of the Board of Directors of the Company and does not constitute a recommendation as to how the Shareholders should vote with respect to the Proposed Transaction. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent, except that this opinion may be included in its entirety in the proxy materials to be distributed to the Shareholders regarding the Proposed Transaction.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the consideration to be received for the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Shareholders.

    This opinion is for the use and benefit of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement distributed in connection with the Merger.

Very truly yours,
THE SLAVITT ELLINGTON GROUP
By: /s/ CHRISTOPHER A. KRAMER
   ------------------------------------
   Christopher A. Kramer
   Managing Director

                        STATEMENT OF LIMITING CONDITIONS

    In accordance with recognized professional ethics, the fee for this service is not contingent upon our opinion, and neither THE SLAVITT ELLINGTON GROUP nor any of its employees has a present or intended financial interest in the Company or Titan.

    We have relied upon the Company's audited and internally prepared interim financial statements and other information provided by Management or its representatives in the course of this investigation, without further independent verification, as correctly reflecting the Company's business conditions and operating results for the respective periods.

    We have relied upon the Company's audited financial statements prepared by the Company's Certified Public Accountants and on their opinion, without further independent verification, that the consolidated financial statements of the Company present fairly in all material respects the financial position of the Company and subsidiaries as of January 31, 1998, and that the results of their operations and their cash flows for the year then ended are in conformity with generally accepted accounting principles. Additionally, we have had been provided with an internally generated forecast summary that was prepared by the management of Titan and we have relied upon management's representation as to its accuracy without further verification.

    We have relied upon the Company management's representation that since January 31, 1998, there has been no material, adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the operating results of the Company, and that to the Company's management's knowledge there is no fact relating to the Company which would reasonably be expected to result in a material, adverse effect upon the Company that has not already been disclosed to us.

    We have relied upon Titan's SEC filed financial statements prepared by Titan's Certified Public Accountants and on their opinion, without further independent verification, that the consolidated financial statements of Titan present fairly in all material respects the financial position of Titan and subsidiaries as of the last filing date (September 30, 1997), and that the results of their operations and their cash flows for the quarter then ended are in conformity with generally accepted accounting principles.

    We have relied upon management's representation that since September 30, 1997, there has been no material, adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the operating results of the Titan, and that to the Company's management's knowledge there is no fact relating to Titan which would reasonably be expected to result in a material, adverse effect upon the Company that has not already been disclosed to us.

    All public financial and statistical information used is from sources we deem reliable. We make no representation as to our sources' accuracy or completeness and have accepted their information without further independent verification. We have had no access to the management of companies other than the Company and Titan, and have based our comparisons and evaluations of these other companies on information available to the public, without further verification.

    The conclusions are based upon the assumption that present Company management and Titan management would continue to maintain the character and integrity of the enterprise throughout any sale, reorganization, or reduction of the owner's equity interest, and that Titan will continue to be operated as a going concern after any sale, reorganization, or reduction of the owner's equity interest in connection with the Company.

    Our opinion is valid only for the stated purpose and date of this fairness opinion. It is our understanding that this opinion will be used by the Board to access the fairness, from a financial point of view, to the shareholders of the Company, of the consideration to be received in connection with a merger between the Company and Titan. The fairness opinion, as determined within our opinion letter, shall not be used for any other purposes. Though some similarities may exist between the opinion as set forth for this purpose and others, it would be incorrect to use this opinion for any other purpose due to specific timing, performance, and marketability issues that arise in evaluation of a company. Accordingly, any use of the opinion as determined within this opinion letter for other purposes would be inaccurate and possibly misleading.

    Our opinion does not constitute a recommendation to any Shareholder as to how the Shareholder should vote on the Proposed Transaction. SEG has not expressed an opinion as to the prices at which any security of Titan might trade in the future.

    Future services regarding the subject matter of our opinion, including, but not limited to, testimony or attendance in court shall not be required of THE SLAVITT ELLINGTON GROUP unless further arrangements have been made in writing.

    Neither all nor any part of the contents of this opinion letter shall be conveyed to the public through advertising, public relations, news, sales, mail, direct transmittal, or other media without the prior written consent and approval of THE SLAVITT ELLINGTON GROUP.

                                   APPENDIX C

February 26, 1998

The Board of Directors of Horizons Technology, Inc.
  c/o Mr. Pat Boyce, Senior Vice President]el Horizons Technology, Inc. 3990 Ruffin Road
San Diego, California 92123-1826

Ladies and Gentlemen:

    In accordance with your instructions, we have made a determination of the fair market value of the Series A Preferred Shares of Horizons Technology, Inc. (the "Company") as of February 26, 1998. It is our understanding that this appraisal will be used by the Board of Directors of Horizons Technology, Inc. (the "Board") in connection with a propsed merger between the Company and the Titan Corporation. The fair market value, as determined within our opinion, shall not be used for any other purposes.

    The term "fair market value" is defined as the amount at which the capital stock of a business enterprise would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well informed about the business enterprise and its surrounding market.

    The scope of our engagement included discussions with Management regarding the history and nature of the business enterprise, its expected future operations, a review of financial statements bearing upon historical operations, and the review of all other factors that we deemed necessary under the circumstances.

    All financial statements and other records and documents were provided by and are the responsibility of the Company. This information has been accepted, without additional verification, as correctly reflecting the history and nature of the business enterprise and the results of operations and financial condition of the Company.

    Based upon our investigation, premises and analyses performed, and subject to the attached Statement of Limiting Conditions, it is our opinion that the fair market value of the Series A Preferred Shares of Horizons Technology, Inc. as of February 26, 1998, is reasonably stated in the amount of:

                   FIVE AND 00/100 DOLLARS ($5.00) PER SHARE.

    We retain a copy of this letter in our files, together with field data from which it was prepared. These records are considered confidential by us, and will not be released except as appropriate in the performance of this engagement or as required by law or legal process.

Respectfully submitted,
THE SLAVITT ELLINGTON GROUP

                        STATEMENT OF LIMITING CONDITIONS

    In accordance with recognized professional ethics, the fee for this service is not contingent upon our conclusion of value, and neither THE SLAVITT ELLINGTON GROUP nor any of its employees has a present or intended financial interest in the Company.

    We have relied upon the Company's audited and internally prepared interim financial statements and other information provided by Management or its representatives in the course of this investigation, without further independent verification, as correctly reflecting the Company's business conditions and operating results for the respective periods.

    We have relied upon the Company's audited financial statements prepared by the Company's Certified Public Accountants and on their opinion, without further independent verification, that the consolidated financial statements of the Company present fairly in all material respects the financial position of the Company and subsidiaries as of January 31, 1998, and that the results of their operations and their cash flows for the year then ended are in conformity with generally accepted accounting principles.

    We have relied upon the Company's management's representation that since January 31, 1998, there has been no material, adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the operating results of the Company, and that to the Company's management's knowledge there is no fact relating to the Company which would reasonably be expected to result in a material, adverse effect upon the Company that has not already been disclosed to us.

    All public financial and statistical information used is from sources we deem reliable. We make no representation as to our sources' accuracy or completeness and have accepted their information without further independent verification.

    The conclusions are based upon the assumption that present Management would continue to maintain the character and integrity of the enterprise throughout any sale, reorganization, or reduction of the owner's equity interest, and that the Company will continue to be operated as a going concern.

    Our opinion of value in this opinion letter is valid only for the stated purpose and date of the appraisal. It is our understanding that this appraisal will be used by the Board to meet the requirement of a qualified plan and for general corporate planning purposes. The fair market value, as determined within our opinion, shall not be used for any other purposes. Though some similarities may exist between value as set forth for this purpose and others, it would be incorrect to use the price per share as determined within our opinion for any other purpose due to specific timing, performance, and marketability issues that arise in evaluating the fair market value of a company. Accordingly, any use of the value as determined within this opinion for other purposes would be inaccurate and possibly misleading.

    Our determination of fair market value as reported herein does not represent investment advice of any kind to any person and does not constitute a recommendation as to the purchase or sale of shares of the Company or as to any other course of action.

    Future services regarding the subject matter of our opinion, including, but not limited to, testimony or attendance in court shall not be required of THE SLAVITT ELLINGTON GROUP unless further arrangements have been made in writing.

    Neither all nor any part of the contents of this opinion letter shall be conveyed to the public through advertising, public relations, news, sales, mail, direct transmittal, or other media without the prior written consent and approval of THE SLAVITT ELLINGTON GROUP.

                                                                      APPENDIX D

                            DELAWARE CODE ANNOTATED
                COPYRIGHT (C) 1975-1997 BY THE STATE OF DELAWARE
                              ALL RIGHTS RESERVED.
          *** THIS SECTION IS CURRENT THROUGH THE 1997 SUPPLEMENT ***
          *** (1997 REGULAR SESSION OF THE 139TH GENERAL ASSEMBLY) ***
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                          8 DEL. C. SECTION 262 (1997)

Section 262. Appraisal rights

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    The Bylaws of Titan contain a provision to limit the personal liability of the directors of Titan for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to Titan or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Titan or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The Bylaws of Titan provide that Titan shall indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    In addition, Titan has entered into indemnity agreements with its executive officers and directors whereby Titan obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of Titan.

    Titan maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with Titan and insures Titan for liabilities it may incur to indemnify its officers and directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Merger and Reorganization by and among the
         Registrant, Sunrise Acquisition Sub, Inc. (Sunrise Sub) and Horizons
         Technology, Inc. (Horizons), dated as of February 26, 1998.*(1)

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  3.1  Titan's Restated Certificate of Incorporation dated as of November 6,
         1986, which was Exhibit 3.1 to Registrant's 1987 Annual Report on Form
         10-K is incorporated herein by this reference. Titan's Certificate of
         Amendment of Restated Certificate of Incorporation dated as of June 30,
         1987, which was Exhibit 3.2 to Registrant's 1987 Annual Report on Form
         10-K is incorporated herein by this reference.

  3.2  Titan's By-laws, as amended, which was Exhibit 6(a)(3) to Registrant's
         Quarterly Report on Form 10-Q dated November 13, 1995, is incorporated herein by this reference.

  3.3  Certificate of Incorporation of Sunrise Sub.(1)

  3.4  Bylaws of Sunrise Sub.(1)

  3.5  Certificate of Incorporation of Horizons.(1)

  3.6  Bylaws of Horizons.(1)

  4.1  Warrant to Purchase Common Stock of Registrant issued to Corporate
         Property Associates 9, L.P., a Delaware limited partnership, which was
         Exhibit 4.1 to Registrant's Form 8-K dated July 11, 1991, is incorporated herein by this reference.

  4.2  Amendment to Warrant dated December 3, 1996, between the Registrant and
         Corporate Property Associates 9, L.P. which was Exhibit 4.2 to
         Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

  4.3  Warrant to Purchase Common Stock of Registrant issued to Corporate
         Property Associates 10 Incorporated, a Maryland corporation, which was
         Exhibit 4.2 to Registrant's Form 8-K dated July 11, 1991, is incorporated herein by this reference.

  4.4  Amendment to Warrant dated December 3, 1996, between the Registrant and
         Corporate Property Associates 10, Incorporated which was Exhibit 4.4 to
         Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

  4.5  Rights Amendment, dated as of August 21, 1995, between The Titan
         Corporation and American Stock Transfer and Trust Company, which was
         Exhibit 1 to Registrant's Form 8-A dated September 5, 1995, is incorporated herein by this reference.

  4.6  Certificate of Designations of Series B Cumulative Convertible Redeemable
         Preferred Stock which was Exhibit 4.1 to Registrant's Registration
         Statement on Form S-3 (No. 333-10919) is incorporated herein by this reference.

  4.7  Registration Rights Agreement, dated May 24, 1996, which was Exhibit 2 to
         Schedule 13D filed on behalf of Mr. Jack D. Witt on June 5, 1996, is incorporated herein by this reference.

  4.8  Stockholders Agreement, dated May 24, 1996, which was Exhibit 1 to
         Schedule 13D filed on behalf of Mr. Jack D. Witt on June 5, 1996, is incorporated herein by this reference.

  4.9  Form of Indenture relating to the Registrant's 8 1/4% Convertible
         Subordinated Debentures due November 1, 2003, which was Exhibit 4.1 to
         Amendment No. 1 to Registrant's Registration Statement on Form S-3 (No.
         333-10695) is incorporated herein by this reference.

  5.1  Opinion of Cooley Godward LLP.

  8.1  Tax Opinion of Cooley Godward LLP.

  8.2  Tax Opinion of Jenkens & Gilchrist, a Professional Corporation.

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 10.1  Stock Option Plan of 1983, as amended though January 1, 1987, which was
         Exhibit 10.2 to Registrant's 1987 Annual Report on Form 10-K is
         incorporated herein by this reference.

 10.2  Stock Option Plan of 1986, as amended through January 1, 1987, which was
         Exhibit 10.3 to Registrant's 1987 Annual Report on Form 10-K is incorporated herein by this reference.

 10.3 Stock Option Plan of 1990, which was filed in the 1990 definitive proxy statement and was Exhibit 10.11 to Registrant's 1989 Annual Report on
         Form 10-K is incorporated herein by this reference.

 10.4 Stock Option Plan of 1994, which was filed in the 1994 definitive proxy statement and was Exhibit 10.17 to Registrant's 1993 Annual Report on
         Form 10-K is incorporated herein by this reference.

 10.5 1989 Directors' Stock Option Plan which was filed in the 1990 definitive proxy statement and was Exhibit 10.12 to Registrant's 1989 Annual Report on Form 10-K is incorporated herein by this reference.

 10.6 1992 Directors' Stock Option Plan which was filed in the 1993 definitive proxy statement and was Exhibit 10.14 to Registrant's 1992 Annual Report on Form 10-K is incorporated herein by this reference.

 10.7 1996 Directors' Stock Option and Equity Participation Plan which was filed in the 1996 definitive proxy statement and was Exhibit 10.7 to Registrant's 1995 Annual Report on Form 10-K is incorporated herein by this reference.

 10.8 Supplemental Retirement Plan for Key Executives which was filed in the 1990 definitive proxy statement and was Exhibit 10.13 to Registrant's
         1989 Annual Report on Form 10-K is incorporated herein by this reference.

 10.9  1995 Employee Stock Purchase Plan, which was Exhibit 4 to Registrant's
         Form S-8 dated December 18, 1995, is incorporated herein by this reference.

 10.10 Lease Agreement dated as of July 9, 1991, by and between Torrey Pines
         Limited Partnership, a California limited partnership, as landlord, and Registrant, as tenant, which was Exhibit 10.1 to Registrant's Form 8-K dated July 11, 1991 is incorporated herein by this reference.

 10.11 Agreement and Plan of Reorganization of Eldyne, Inc. dated as of April 19,
         1996, by and among Eldyne, Inc., Jack Witt, ELD Acquisition Sub, Inc.
         and Registrant, which was Exhibit 2.1 to Registrant's Form 8-K dated May
         24, 1996, is incorporated herein by this reference.

 10.12 Agreement and Plan of Reorganization of Unidyne Corporation dated as of April 19, 1996, by and among Unidyne Corporation, Jack Witt, UNI
         Acquisition Sub, Inc. and Registrant, which was Exhibit 2.2 to
         Registrant's Form 8-K dated May 24, 1996, is incorporated herein by this reference.

 10.13 Asset Purchase Agreement as of March 5, 1994, by and between Registrant and Cubic Corporation which was Exhibit 2 to Registrant's Form 8-K dated
         March 5, 1994, is incorporated herein by this reference.

 10.14 Line of Credit Agreement dated as of August 8, 1994, by and between Sumitomo Bank of California and Registrant, which was Exhibit 10.16 to
         Registrant's 1994 Annual Report on Form 10-K, is incorporated herein by this reference.

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 10.15 Executive Severance Plan entered into by Titan with Gene W. Ray, Eric M.
         DeMarco, Philip J. Englund, Ronald B. Gorda, Cornelius L. Hensel,
         Frederick L. Judge and Ira Frazer, which was Exhibit 6(a)(10) to
         Registrant's Quarterly Report on Form 10-Q dated November 13, 1995, is incorporated herein by this reference.

 10.16 First Amendment to Commercial Loan Agreement dated May 25, 1995, by and between Registrant and Sumitomo Bank of California, which was Exhibit
         10.15 to Registrant's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.17 Second Amendment to Commercial Loan Agreement dated December 29, 1995, by and between Registrant and Sumitomo Bank of California, which was
         Exhibit 10.16 to Registrant's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.18 Third Amendment to Commercial Loan Agreement dated May 9, 1996, by and between Registrant and Sumitomo Bank of California which was Exhibit
         10.18 to Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.19 Fourth Amendment to Commercial Loan Agreement dated September 6, 1996, by and between Registrant and The Sumitomo Bank of California, which was
         Exhibit 10.1 to Titan's Registration Statement on Form S-3/A No.
         333-10919, is incorporated herein by this reference.

 10.20 Security Agreement dated September 6, 1996, made by Registrant in favor of
         The Sumitomo Bank of California, which was Exhibit 10.19 to Titan's
         Registration Statement on Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.21 Pledge Agreement executed as of September 6, 1996, by Registrant in favor of The Sumitomo Bank of California, which was Exhibit 10.3 to Titan's
         Registration Statement on Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.22 Patent Collateral Assignment made and entered into as of September 6, 1996, by Registrant in favor of The Sumitomo Bank of California, which was Exhibit 10.4 to Titan's Registration Statement on Form S-3/A No.
         333-10919, is incorporated herein by this reference.

 10.23 Security Agreement dated as of September 6, 1996, made by Titan
         Information Systems Corporation in favor of The Sumitomo Bank of
         California, which was Exhibit 10.5 to Titan's Registration Statement on
         Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.24 Patent Collateral Assignment made and entered into as of September 6, 1996, by Titan Information Systems Corporation in favor of The Sumitomo
         Bank of California, which was Exhibit 10.6 to Titan's Registration
         Statement on Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.25 Continuing Guaranty executed as of September 6, 1996, by Titan Information
         Systems Corporation in favor of The Sumitomo Bank of California, which was Exhibit 10.7 to Titan's Registration Statement on Form S-3/A No.
         333-10919, is incorporated herein by this reference.

 10.26 Fifth Amendment to Commercial Loan Agreement dated October 18, 1996, by and between Registrant and Sumitomo Bank of California which was Exhibit
         10.26 to Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 10.27 Loan and Security Agreement, dated December 29, 1995, by and between
         Registrant and Capital Associates International, Inc., which was Exhibit
         10.17 to Registrant's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.28 Rider dated August 13, 1996, to Loan and Security Agreement dated December
         29, 1995 by and between Registrant and Capital Associates International,
         Inc. which was Exhibit 10.28 to Registrant's 1996 Annual Report on Form
         10-K, is incorporated herein by this reference.

 10.29 Loan and Security Agreement dated January 31, 1996, by and between
         Registrant and Sanwa General Equipment Leasing, a division of Sanwa
         Business Credit Corporation, which was Exhibit 10.18 to Registrant's
         1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.30 Amended and Restated Loan and Security Agreement dated May 24, 1996, by and between Crestar Bank and Eldyne, Inc., Unidyne Corporation and DCS
         Acquisition Sub, Inc. which was Exhibit 10.28 to Registrant's 1996
         Annual Report on Form 10- K, is incorporated herein by this reference.

 10.31 Formal modification dated December 23, 1996, of the Amended and Restated
         Loan and Security Agreement dated May 24, 1996, by and between Crestar
         Bank and Eldyne, Inc., Unidyne Corporation and DCS Acquisition Sub, Inc.
         which was Exhibit 10.31 to Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.32 Lease dated July 22, 1994 between Horizons and Ruffin Tech Center Ltd.(1)

 21.1  Subsidiaries of Registrant.(1)

 23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.

 23.2  Consent of Arthur Andersen LLP, Independent Public Accountants.

 23.3  Consent of The Slavitt Ellington Group. (The relevant consent of The
         Slavitt Ellington Group with respect to its opinion regarding the fairness, from a financial point of view, of the consideration to be received in the Merger, to the stockholders of Horizons, is set forth in the last paragraph of that consent, which is included as Appendix B to the Prospectus/Proxy Statement).(1)

 24.1  Power of Attorney (included in Part II of the Registration Statement).(1)

 99.1  Form of Proxy Card for Horizons Meeting--Holders of Horizons Common Stock.

 99.2  Form of Proxy Card for Horizons Meeting--Holders of Horizons Series A
         Preferred Stock.

 99.3  Form of Proxy Card for Horizons Meeting--Participants of the Horizons
         ESOP.

------------------------

* Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the Commission. Registrant undertakes to furnish such schedules to the Commission supplementally upon request.


(1) Previously filed with the Registrant's Registration Statement on Form S-4 (File No. 333-47633) dated March 10, 1998 (the "S-4 Registration Statement").

ITEM 22.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendments financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3."

(g) (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 ("the Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference to the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (5) Insofar as indemnification for liabilities arising under the Act, as may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, such or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

    (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, The Titan Corporation has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on June 9, 1998.


                                THE TITAN CORPORATION

                                By:             /s/ ERIC M. DEMARCO
                                     -----------------------------------------
                                                  Eric M. DeMarco,
                                     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
        /s/ J.S. WEBB*
------------------------------  Chairman of the Board of        June 9, 1998
          J.S. Webb               Directors

                                President and Chief
       /s/ GENE W. RAY*           Executive Officer
------------------------------    (Principal Executive          June 9, 1998
         Gene W. Ray              Officer) and Director

                                Senior Vice President and
     /s/ ERIC M. DEMARCO          Chief Financial Officer
------------------------------    (Principal Financial and      June 9, 1998
       Eric M. DeMarco            Accounting Officer)

    /s/ CHARLES R. ALLEN*
------------------------------  Director                        June 9, 1998
       Charles R. Allen

   /s/ JOSEPH F. CALIGIURI*
------------------------------  Director                        June 9, 1998
     Joseph F. Caligiuri

     /s/ DANIEL J. FINK*
------------------------------  Director                        June 9, 1998
        Daniel J. Fink

   /s/ ROBERT E. LA BLANC*
------------------------------  Director                        June 9, 1998
      Robert E. La Blanc

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ THOMAS G. POWNALL*
------------------------------  Director                        June 9, 1998
      Thomas G. Pownall


*By:       /s/ IRA FRAZER
      -------------------------
             Ira Frazer
          Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Merger and Reorganization by and among the
         Registrant, Sunrise Acquisition Sub, Inc. (Sunrise Sub) and Horizons
         Technology, Inc. (Horizons), dated as of February 26, 1998.(1)

  3.1  Titan's Restated Certificate of Incorporation dated as of November 6,
         1986, which was Exhibit 3.1 to Registrant's 1987 Annual Report on Form
         10-K is incorporated herein by this reference. Titan's Certificate of Amendment of Restated Certificate of Incorporation dated as of June 30,
         1987, which was Exhibit 3.2 to Registrant's 1987 Annual Report on Form
         10-K is incorporated herein by this reference.

  3.2  Titan's By-laws, as amended, which was Exhibit 6(a)(3) to Registrant's
         Quarterly Report on Form 10-Q dated November 13, 1995, is incorporated herein by this reference.

  3.3  Certificate of Incorporation of Sunrise Sub.(1)

  3.4  Bylaws of Sunrise Sub.(1)

  3.5  Certificate of Incorporation of Horizons.(1)

  3.6  Bylaws of Horizons.(1)

  4.1  Warrant to Purchase Common Stock of Registrant issued to Corporate
         Property Associates 9, L.P., a Delaware limited partnership, which was
         Exhibit 4.1 to Registrant's Form 8-K dated July 11, 1991, is incorporated herein by this reference.

  4.2  Amendment to Warrant dated December 3, 1996, between the Registrant and
         Corporate Property Associates 9, L.P. which was Exhibit 4.2 to
         Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

  4.3  Warrant to Purchase Common Stock of Registrant issued to Corporate
         Property Associates 10 Incorporated, a Maryland corporation, which was
         Exhibit 4.2 to Registrant's Form 8-K dated July 11, 1991, is incorporated herein by this reference.

  4.4  Amendment to Warrant dated December 3, 1996, between the Registrant and
         Corporate Property Associates 10, Incorporated which was Exhibit 4.4 to
         Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

  4.5  Rights Amendment, dated as of August 21, 1995, between The Titan
         Corporation and American Stock Transfer and Trust Company, which was
         Exhibit 1 to Registrant's Form 8-A dated September 5, 1995, is incorporated herein by this reference.

  4.6  Certificate of Designations of Series B Cumulative Convertible Redeemable
         Preferred Stock which was Exhibit 4.1 to Registrant's Registration
         Statement on Form S-3 (No. 333-10919) is incorporated herein by this reference.

  4.7  Registration Rights Agreement, dated May 24, 1996, which was Exhibit 2 to
         Schedule 13D filed on behalf of Mr. Jack D. Witt on June 5, 1996, is incorporated herein by this reference.

  4.8  Stockholders Agreement, dated May 24, 1996, which was Exhibit 1 to
         Schedule 13D filed on behalf of Mr. Jack D. Witt on June 5, 1996, is incorporated herein by this reference.

  4.9  Form of Indenture relating to the Registrant's 8 1/4% Convertible
         Subordinated Debentures due November 1, 2003, which was Exhibit 4.1 to
         Amendment No. 1 to Registrant's Registration Statement on Form S-3 (No.
         333-10695) is incorporated herein by this reference.

  5.1  Opinion of Cooley Godward LLP.

  8.1  Tax Opinion of Cooley Godward LLP.

  8.2  Tax Opinion of Jenkens & Gilchrist, a Professional Corporation.

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EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
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
 10.1  Stock Option Plan of 1983, as amended though January 1, 1987, which was
         Exhibit 10.2 to Registrant's 1987 Annual Report on Form 10-K is
         incorporated herein by this reference.

 10.2  Stock Option Plan of 1986, as amended through January 1, 1987, which was
         Exhibit 10.3 to Registrant's 1987 Annual Report on Form 10-K is incorporated herein by this reference.

 10.3 Stock Option Plan of 1990, which was filed in the 1990 definitive proxy statement and was Exhibit 10.11 to Registrant's 1989 Annual Report on
         Form 10-K is incorporated herein by this reference.

 10.4 Stock Option Plan of 1994, which was filed in the 1994 definitive proxy statement and was Exhibit 10.17 to Registrant's 1993 Annual Report on
         Form 10-K is incorporated herein by this reference.

 10.5 1989 Directors' Stock Option Plan which was filed in the 1990 definitive proxy statement and was Exhibit 10.12 to Registrant's 1989 Annual Report on Form 10-K is incorporated herein by this reference.

 10.6 1992 Directors' Stock Option Plan which was filed in the 1993 definitive proxy statement and was Exhibit 10.14 to Registrant's 1992 Annual Report on Form 10-K is incorporated herein by this reference.

 10.7 1996 Directors' Stock Option and Equity Participation Plan which was filed in the 1996 definitive proxy statement and was Exhibit 10.7 to Registrant's 1995 Annual Report on Form 10-K is incorporated herein by this reference.

 10.8 Supplemental Retirement Plan for Key Executives which was filed in the 1990 definitive proxy statement and was Exhibit 10.13 to Registrant's
         1989 Annual Report on Form 10-K is incorporated herein by this reference.

 10.9  1995 Employee Stock Purchase Plan, which was Exhibit 4 to Registrant's
         Form S-8 dated December 18, 1995, is incorporated herein by this reference.

 10.10 Lease Agreement dated as of July 9, 1991, by and between Torrey Pines
         Limited Partnership, a California limited partnership, as landlord, and Registrant, as tenant, which was Exhibit 10.1 to Registrant's Form 8-K dated July 11, 1991 is incorporated herein by this reference.

 10.11 Agreement and Plan of Reorganization of Eldyne, Inc. dated as of April 19,
         1996, by and among Eldyne, Inc., Jack Witt, ELD Acquisition Sub, Inc.
         and Registrant, which was Exhibit 2.1 to Registrant's Form 8-K dated May
         24, 1996, is incorporated herein by this reference.

 10.12 Agreement and Plan of Reorganization of Unidyne Corporation dated as of April 19, 1996, by and among Unidyne Corporation, Jack Witt, UNI
         Acquisition Sub, Inc. and Registrant, which was Exhibit 2.2 to
         Registrant's Form 8-K dated May 24, 1996, is incorporated herein by this reference.

 10.13 Asset Purchase Agreement as of March 5, 1994, by and between Registrant and Cubic Corporation which was Exhibit 2 to Registrant's Form 8-K dated
         March 5, 1994, is incorporated herein by this reference.

 10.14 Line of Credit Agreement dated as of August 8, 1994, by and between Sumitomo Bank of California and Registrant, which was Exhibit 10.16 to
         Registrant's 1994 Annual Report on Form 10-K, is incorporated herein by this reference.

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EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 10.15 Executive Severance Plan entered into by Titan with Gene W. Ray, Eric M.
         DeMarco, Philip J. Englund, Ronald B. Gorda, Cornelius L. Hensel,
         Frederick L. Judge and Ira Frazer, which was Exhibit 6(a)(10) to
         Registrant's Quarterly Report on Form 10-Q dated November 13, 1995, is incorporated herein by this reference.

 10.16 First Amendment to Commercial Loan Agreement dated May 25, 1995, by and between Registrant and Sumitomo Bank of California, which was Exhibit
         10.15 to Registrant's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.17 Second Amendment to Commercial Loan Agreement dated December 29, 1995, by and between Registrant and Sumitomo Bank of California, which was
         Exhibit 10.16 to Registrant's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.18 Third Amendment to Commercial Loan Agreement dated May 9, 1996, by and between Registrant and Sumitomo Bank of California which was Exhibit
         10.18 to Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.19 Fourth Amendment to Commercial Loan Agreement dated September 6, 1996, by and between Registrant and The Sumitomo Bank of California, which was
         Exhibit 10.1 to Titan's Registration Statement on Form S-3/A No.
         333-10919, is incorporated herein by this reference.

 10.20 Security Agreement dated September 6, 1996, made by Registrant in favor of
         The Sumitomo Bank of California, which was Exhibit 10.19 to Titan's
         Registration Statement on Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.21 Pledge Agreement executed as of September 6, 1996, by Registrant in favor of The Sumitomo Bank of California, which was Exhibit 10.3 to Titan's
         Registration Statement on Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.22 Patent Collateral Assignment made and entered into as of September 6, 1996, by Registrant in favor of The Sumitomo Bank of California, which was Exhibit 10.4 to Titan's Registration Statement on Form S-3/A No.
         333-10919, is incorporated herein by this reference.

 10.23 Security Agreement dated as of September 6, 1996, made by Titan
         Information Systems Corporation in favor of The Sumitomo Bank of
         California, which was Exhibit 10.5 to Titan's Registration Statement on
         Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.24 Patent Collateral Assignment made and entered into as of September 6, 1996, by Titan Information Systems Corporation in favor of The Sumitomo
         Bank of California, which was Exhibit 10.6 to Titan's Registration
         Statement on Form S-3/A No. 333-10919, is incorporated herein by this reference.

 10.25 Continuing Guaranty executed as of September 6, 1996, by Titan Information
         Systems Corporation in favor of The Sumitomo Bank of California, which was Exhibit 10.7 to Titan's Registration Statement on Form S-3/A No.
         333-10919, is incorporated herein by this reference.

 10.26 Fifth Amendment to Commercial Loan Agreement dated October 18, 1996, by and between Registrant and Sumitomo Bank of California which was Exhibit
         10.26 to Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.27 Loan and Security Agreement, dated December 29, 1995, by and between
         Registrant and Capital Associates International, Inc., which was Exhibit
         10.17 to Registrant's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

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EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 10.28 Rider dated August 13, 1996, to Loan and Security Agreement dated December
         29, 1995 by and between Registrant and Capital Associates International,
         Inc. which was Exhibit 10.28 to Registrant's 1996 Annual Report on Form
         10-K, is incorporated herein by this reference.

 10.29 Loan and Security Agreement dated January 31, 1996, by and between
         Registrant and Sanwa General Equipment Leasing, a division of Sanwa
         Business Credit Corporation, which was Exhibit 10.18 to Registrant's
         1995 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.30 Amended and Restated Loan and Security Agreement dated May 24, 1996, by and between Crestar Bank and Eldyne, Inc., Unidyne Corporation and DCS
         Acquisition Sub, Inc. which was Exhibit 10.28 to Registrant's 1996
         Annual Report on Form 10- K, is incorporated herein by this reference.

 10.31 Formal modification dated December 23, 1996, of the Amended and Restated
         Loan and Security Agreement dated May 24, 1996, by and between Crestar
         Bank and Eldyne, Inc., Unidyne Corporation and DCS Acquisition Sub, Inc.
         which was Exhibit 10.31 to Registrant's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

 10.32 Lease dated July 22, 1994 between Horizons and Ruffin Tech Center Ltd.(1)

 21.1  Subsidiaries of Registrant.(1)

 23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.

 23.2  Consent of Arthur Andersen LLP, Independent Public Accountants.

 23.3  Consent of The Slavitt Ellington Group. (The relevant consent of The
         Slavitt Ellington Group with respect to its opinion regarding the fairness, from a financial point of view, of the consideration to be received in the Merger, to the stockholders of Horizons, is set forth in the last paragraph of that consent, which is included as Appendix B to the Prospectus/Proxy Statement).(1)

 24.1  Power of Attorney (included in Part II of the Registration Statement).(1)

 99.1  Form of Proxy Card for Horizons Meeting--Holders of Horizons Common Stock.

 99.2  Form of Proxy Card for Horizons Meeting--Holders of Horizons Series A
         Preferred Stock.

 99.3  Form of Proxy Card for Horizons Meeting--Participants of the Horizons
         ESOP.

------------------------


(1) Previously filed with the Registrant's Registration Statement on Form S-4 (File No. 333-47633) dated March 10, 1998 (the "S-4 Registration Statement").